Exhibit 4.1

Execution Version

Dated 5 March 2015

ZIGGO SECURED FINANCE B.V.

as SPV Borrower

ZIGGO SECURED FINANCE PARTNERSHIP

as US SPV Borrower

THE PERSONS LISTED IN PART 1 OF SCHEDULE 1

as Original Guarantors

CREDIT SUISSE AG, LONDON BRANCH

DEUTSCHE BANK AG, LONDON BRANCH

and

NOMURA INTERNATIONAL PLC

as Global Coordinators, Bookrunners,

and Mandated Lead Arrangers

THE BANK OF NOVA SCOTIA

as Facility Agent

DEUTSCHE TRUSTEE COMPANY LIMITED

as SPV Security Trustee

and

THE ORIGINAL LENDER

SENIOR FACILITIES AGREEMENT

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

THIS AGREEMENT is dated 5 March 2015.

BETWEEN:

(1)	ZIGGO SECURED FINANCE B.V. as an Original Borrower and an Original Guarantor incorporated in The Netherlands (the “SPV Borrower”);

(2)	ZIGGO SECURED FINANCE PARTNERSHIP as an Original Borrower and an Original Guarantor incorporated in the United States (the “US SPV Borrower”);

(3)	THE PERSONS LISTED IN PART 1 OF SCHEDULE 1 as original guarantors (the “Original Guarantors”);

(4)	CREDIT SUISSE AG, LONDON BRANCH, DEUTSCHE BANK AG, LONDON BRANCH, and NOMURA INTERNATIONAL PLC (each a “Global Coordinator” and together, the “Global Coordinators”, Bookrunners);

(5)	CREDIT SUISSE AG, LONDON BRANCH, DEUTSCHE BANK AG, LONDON BRANCH, and NOMURA INTERNATIONAL PLC (each a “Bookrunner” and together, the “Bookrunners”);

(6)	CREDIT SUISSE AG, LONDON BRANCH, DEUTSCHE BANK AG, LONDON BRANCH, and NOMURA INTERNATIONAL PLC (each a “Mandated Lead Arranger” and together, the “Mandated Lead Arrangers”);

(7)	THE BANK OF NOVA SCOTIA as facility agent for an on behalf of the Finance Parties (the “Facility Agent”);

(8)	DEUTSCHE TRUSTEE COMPANY LIMITED as security agent for and on behalf of the Finance Parties (the “SPV Security Trustee”);

(9)	Upon its accession on or after the SPV Structure Termination Date, the Security Agent as security agent for and on behalf of the Finance Parties; and

(10)	THE ORIGINAL LENDER (as defined below).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

“80% Security Test” means the requirement that, save as otherwise provided in Clause 24.13 (Further Assurance), members of the Bank Group generating not less than 80% of Pro Forma EBITDA of the Bank Group (excluding for the purposes of this calculation, any Pro Forma EBITDA attributable to any Joint Venture) have acceded to the Covenant Agreement as Obligors (as defined therein) and the Proceeds Loan Agreement as Obligors (as defined therein) or, after the SPV Structure Termination Date, to this Agreement as Guarantors and, in each case, subject to the Agreed Security Principles, granted Security (or procured the granting of Security) securing the liabilities under the Proceeds Loan Finance Documents or, after the SPV

Structure Termination Date, the liabilities under the Finance Documents pursuant to the Security Documents over:

(a)	prior to the Asset Security Release Date:

(i)	all of the shares in the Covenant Parties (other than the Company);

(ii)	all of the rights of the relevant creditors in relation to, prior to the Existing Credit Agreement Termination Date, any Subordinated Funding (as defined in the Existing Credit Agreement) and, on and after the Existing Credit Agreement Termination Date, any Subordinated Shareholder Loans; and

(iii)	all or substantially all of the assets of the Covenant Parties,

(b)	on or after the Asset Security Release Date:

(i)	all of the shares in the Covenant Parties (other than the Company); and

(ii)	all of the rights of the relevant creditors in relation to, prior to the Existing Credit Agreement Termination Date, any Subordinated Funding (as defined in the Existing Credit Agreement) and, on and after the Existing Credit Agreement Termination Date, any Subordinated Shareholder Loans;

(iii)	all of the rights of the Company in relation to any intercompany loan from the Company to any other member of the Bank Group or any Unrestricted Subsidiary; and

(iv)	all of the rights of UPC NL Holdco in relation to any intercompany loan from UPC NL Holdco to any other member of the Bank Group or any Unrestricted Subsidiary,

as tested by reference to each set of annual financial information relating to the Bank Group delivered to the Facility Agent pursuant to, prior to the SPV Structure Termination Date, Section 4.03 of Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Section 4.03 of Schedule 22 (Post Fold-In Covenants).

“Acceding Borrower” means any member of the Bank Group which at any time on or after the SPV Structure Termination Date has complied with the requirements of Clause 28.1 (Acceding Borrowers).

“Acceding Group Company” means a member of the Bank Group that is an Acceding Borrower or an Acceding Guarantor, as the context may require.

“Acceding Guarantor” means any member of the Bank Group which at any time on or after the SPV Structure Termination Date has complied with the requirements of Clause 28.2 (Acceding Guarantors).

“Acceding Obligors” means the Acceding Borrowers and the Acceding Guarantors.

“Acceleration Date” means the date on which a written notice has been served under Clause 25.2 (Acceleration).

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Facility Agent (in consultation with the Company).

“Accession Notice” means a duly completed notice of accession substantially in the form of Schedule 6 (Form of Accession Notice) with such changes as may be agreed between the Company and the Facility Agent from time to time.

“Accounting Period” has the meaning given to such term in Clause 23.2 (Financial Definitions).

“Accrued Amounts” has the meaning given to such term in Clause 26.15 (Pro Rata Interest Settlement).

“Additional Collateral Sharing Agreement” has the meaning given to such term in Section 4.23 (Additional Collateral Sharing Agreement; Additional Intercreditor Agreements) of Schedule 18 (Covenants).

“Additional Facility” has the meaning given to such term in Clause 2.4 (Additional Facilities).

“Additional Facility Accession Deed” means an agreement substantially in the form of Part 1 of Schedule 8 (Form of Additional Facility Accession Deed) with such changes as may be agreed between the Company and the relevant Lender.

“Additional Facility AJ” means “Facility AJ” as defined in the Additional Facility AJ Accession Agreement.

“Additional Facility AJ Accession Agreement” means the additional facility AJ accession agreement dated 13 February 2015 between, among others, the Additional Facility AJ Lenders, UPC Financing, UPC Broadband Holding B.V. and the Original Lender pursuant to which a euro denominated additional facility was made available to UPC Financing under the UPC Broadband Credit Agreement.

“Additional Facility AJ Lenders” has the meaning given to that term in the Additional Facility AJ Accession Agreement.

“Additional Facility Availability Period” means, in relation to an Additional Facility, the availability period specified in the Additional Facility Accession Deed for that Additional Facility.

“Additional Facility Borrower” means any Borrower which becomes a Borrower under any Additional Facility.

“Additional Facility Commencement Date” means, in relation to an Additional Facility, the effective date of that Additional Facility which shall be the later of:

(a)	the date specified in the relevant Additional Facility Accession Deed; and

(b)	the date on which the conditions set out in paragraph (c) of Clause 2.4 (Additional Facilities) are satisfied.

“Additional Facility Lender” means a person which becomes a Lender under any Additional Facility in accordance with the terms of this Agreement.

“Additional Facility Margin” means, in relation to any Additional Facility, the margin specified in and, if applicable, adjusted in accordance with the relevant Additional Facility Accession Deed.

“Additional Facility Outstandings” means, at any time, the aggregate principal amount of any Additional Facility Advances outstanding under this Agreement.

“Additional Priority Agreement” has the meaning given in, prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“Advance” means:

(a)	when designated “EUR B1 Facility”, the principal amount of each advance made or to be made under the EUR B1 Facility or arising in respect of the EUR B1 Facility under Clause 16.3 (Consolidation and Division of Term Facility Advances);

(b)	when an Additional Facility is designated as a “Revolving Facility”, the principal amount of each advance made or to be made under that Revolving Facility (but excluding for the purposes of this definition, any utilisation of that Revolving Facility by way of Ancillary Facility or Documentary Credit);

(c)	when designated “Additional Facility” (other than an Additional Facility designated as a Revolving Facility), the principal amount of each advance made or to be made under an Additional Facility or arising in respect of an Additional Facility under Clause 16.3 (Consolidation and Division of Term Facility Advances); or

(d)	without any such designation, the “Additional Facility Advance” and/or “EUR B1 Facility Advance” as the context requires,

in each case as from time to time reduced by repayment or prepayment.

“Affected Documentary Credit” has the meaning given to such term in Clause 21.2 (Illegality in Relation to an L/C Bank).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Affiliate Covenant Party” has the meaning given to that term in Clause 28.3 (Affiliate Covenant Parties).

“Agent” means the Facility Agent, (prior to the SPV Structure Termination Date) the SPV Security Trustee or (on and from the SPV Structure Termination Date) the Security Agent (or one or more of them), as the context requires.

“Agreed Security Principles” means the security principles set out in Schedule 13 (Agreed Security Principles).

“Alternative Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Alternative Reference Banks:

(a)	in relation to LIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Alternative Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(ii)	if different, as the rate (if any and applied to the relevant Alternative Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in relation to EURIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Alternative Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(ii)	if different, as the rate (if any and applied to the relevant Alternative Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Alternative Reference Banks” means, in relation to any Advance, the principal London offices of Bank of America Merrill Lynch, Nomura International plc and Société Générale, London Branch or such other entities as may be appointed by the Facility Agent with the consent of the Company.

“Ancillary Facility” means any:

(a)	overdraft, automated payment, cheque drawing or other current account facility;

(b)	forward foreign exchange facility;

(c)	derivatives facility;

(d)	guarantee, bond issuance, documentary or stand-by letter of credit facility;

(e)	performance bond facility; and/or

(f)	such other facility or financial accommodation as may be required in connection with the Business of the Bank Group and which is agreed in writing between the relevant Borrower and the relevant Ancillary Facility Lender.

“Ancillary Facility Commitment” means, in relation to an Ancillary Facility Lender at any time after the SPV Structure Termination Date, and save as otherwise provided in this Agreement, the maximum Euro Amount to be made available under an Ancillary Facility granted by it, to the extent not cancelled or reduced or transferred pursuant to the terms of such Ancillary Facility or under this Agreement.

“Ancillary Facility Documents” means the documents and other instruments pursuant to which an Ancillary Facility is made available and the Ancillary Facility Outstandings under it are evidenced.

“Ancillary Facility Lender” means any Lender which after the SPV Structure Termination Date has notified the Facility Agent that it has agreed to its nomination in a Conversion Notice to be an Ancillary Facility Lender in respect of an Ancillary Facility granted pursuant to the terms of this Agreement.

“Ancillary Facility Outstandings” means (without double counting), at any time with respect to an Ancillary Facility Lender and each Ancillary Facility provided by it, the aggregate of:

(a)	all amounts of principal then outstanding under any overdraft, automated payment, cheque drawing or other current account facility (determined in accordance with the applicable terms) as at such time (net of any Available Credit Balance); and

(b)	in respect of any other facility or financial accommodation, such other amount as fairly represents the aggregate potential exposure of that Ancillary Facility Lender with respect to it under its Ancillary Facility, as reasonably determined by that Ancillary Facility Lender from time to time in accordance with its usual banking practices for facilities or accommodation of the relevant type (including without limitation, the calculation of exposure under any derivatives facility by reference to the mark-to-market valuation of such transaction at the relevant time).

“Ancillary Facility Termination Date” has the meaning given to such term in paragraph (g) of Clause 8.1 (Utilisation of Ancillary Facilities).

“Anti-Terrorism Law” means each of:

(a)	Executive Order No. 13224 on Terrorist Financing - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism issued 23 September 2001, as amended by Order 13268 (as so amended, the Executive Order);

(b)	the Patriot Act;

(c)	the Money Laundering Control Act of 1986 18 U.S.C, section 1956; and

(d)	any updates or replacements to the laws listed above in paragraphs (a) to (c) which are enacted in the United States subsequent to the date of this Agreement.

“Arrangers” means the Global Coordinators and the Mandated Lead Arrangers and “Arranger” means any of them.

“Asset Security Release Date” means the date on which the Security granted by the Covenant Parties over their assets (other than any Security granted by a Covenant Party over the shares in another Covenant Party and any rights of the Company and UPC NL Holdco in relation to any intercompany loan from it to any other member of the Bank Group or any Unrestricted Subsidiary) is released in accordance with Clause 24.16 (Asset Security Release).

“Associated Company” of a person means:

(a)	any other person which is directly or indirectly Controlled by, under common Control with or Controlling such person; or

(b)	any other person owning beneficially and/or legally directly or indirectly 10 per cent. or more of the equity interest in such person or 10 per cent. of whose equity is owned beneficially and/or legally directly or indirectly by such person.

In this definition:

“Control” means the power of a person:

(a)	by means of the holding of shares or the possession of voting power in or in relation to any other person; or

(b)	by virtue of any powers conferred by the articles of association or other documents regulating any other person,

to direct or cause the direction of the management and policies of that other person, and “Controlled” and “Controlling” have a corresponding meaning.

“Auditors” means a leading firm of independent and internationally recognised accountants appointed by the Company as its auditors for the purposes of preparing the accounts of the Company delivered under this Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period”:

(a)	means in respect of the EUR B1 Facility, the period from and including the Signing Date to and including the Rollover Date; and

(b)	in respect of any Additional Facility, has the meaning given to that term in the relevant Additional Facility Accession Deed.

“Available Additional Facility Commitment” means, in relation to a Lender and an Additional Facility (other than an Additional Facility designated as a Revolving Facility), at any time and save as otherwise provided in this Agreement, its Additional Facility Commitment in relation to that Additional Facility at such time less the amount of its share of the Additional Facility Advances made under that Additional Facility (converted into the currency of that Additional Facility Commitment at the Facility Agent’s Spot Rate of Exchange at that time if required), adjusted to take account of:

(a)	any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any Additional Facility Commitment in relation to that Additional Facility, in each case, pursuant to the terms of this Agreement; and

(b)	in the case of any proposed Advance under that Additional Facility, the amount of its share of such Additional Facility Advance (converted into the currency of that Additional Facility Commitment at the Facility Agent’s Spot Rate of Exchange at that time if required) which, pursuant to any other Utilisation Request is to be made on or before the proposed Utilisation Date, provided always that such amount shall not be less than zero.

“Available Ancillary Facility Commitment” means, in relation to an Ancillary Facility Lender and an Ancillary Facility granted by it at any time, and save as otherwise provided in this Agreement or in the applicable Ancillary Facility Documents, its Ancillary Facility Commitment at such time, less the Euro Amount of the relevant Ancillary Facility Outstandings at such time, provided always that such amount shall not be less than zero.

“Available Commitment” means, in relation to a Lender, its Available Additional Facility Commitments, its Available EUR B1 Facility Commitments, its Available Revolving Facility Commitments and its Available Ancillary Facility Commitments, or, in the context of a particular Facility, its Available Additional Facility Commitments, its Available EUR B1 Facility Commitments, its Available Revolving Facility Commitments or its Available Ancillary Facility Commitments, as the context may require.

“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Facility Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.

“Available EUR B1 Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its EUR B1 Facility Commitment at such time less the Euro Amount of its share of the EUR B1 Facility Advances made under this Agreement, adjusted to take account of any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any EUR B1 Facility Commitment, in each case, pursuant to the terms of this Agreement provided always that such amount shall not be less than zero.

“Available Facility” means, in relation to a Facility, at any time, the aggregate amount of the Available Commitments in respect of that Facility at that time.

“Available Revolving Facility” means, at any time, the aggregate amount of the Available Revolving Facility Commitments.

“Available Revolving Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its Revolving Facility Commitment at such time, less the Euro Amount of its share of the Revolving Facility Outstandings, adjusted to take account of:

(a)	any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any Revolving Facility Commitment, in each case, pursuant to the terms of this Agreement; and

(b)	in the case of any proposed Utilisation, the Euro Amount of its share of (i) such Revolving Facility Advance and/or Documentary Credit which pursuant to any other Utilisation Request is to be made, or as the case may be, issued, and (ii) any Revolving Facility Advance and/or Documentary Credit which is due to be repaid, prepaid or expire (as the case may be), in each case, on or before the proposed Utilisation Date, and provided always that such amount shall not be less than zero.

“Bank Group” means the Company, UPC NL Holdco, any Affiliate Covenant Party, any Successor Parent and each Restricted Subsidiary.

“Bank Levy” means the bank levy which is imposed under section 73 of, and schedule 19 to, the Finance Act 2011 (the “UK Bank Levy”) and any levy or Tax of an equivalent nature imposed in any jurisdiction in a similar context or for a similar reason to that in and/or which the UK Bank Levy has been imposed by reference to the equity and liability of a financial institution or other person carrying out financial transactions, including the Dutch bankenbelasting as set out in the Dutch bank levy act (Wet bankenbelasting).

“Beneficiary” means a beneficiary in respect of a Documentary Credit.

“Borrowers” means the Original Borrowers and any Acceding Borrower unless it has ceased to be a Borrower in accordance with Clause 26.19 (Resignation of a Borrower).

“Break Costs” means:

(a)	the amount (if any) by which:

(i)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period or Term in respect of that Advance or Unpaid Sum, had the amount so received been paid on the last day of that Interest Period or Term;

exceeds:

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of such Advance or Unpaid Sum received or recovered by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following such receipt or recovery and ending on the last day of the current Interest Period or Term; or

(b)	for the purposes of Clause 13.4 (Notice of Prepayment or Cancellation), the loss suffered by any Lender as a result of having to unwind any funding contract for reinvestment of proceeds which it had entered into or initiated upon receipt of the notice of prepayment and/or cancellation referred to in Clause 13.4 (Notice of Prepayment or Cancellation).

“Business” means the provision of broadband and communications services, including, without limitation:

(a)	residential telephone, mobile telephone, cable television and Internet services, including wholesale Internet access solutions to Internet service providers;

(b)	data, voice and Internet services to large businesses, public sector organisations and small and medium sized enterprises;

(c)	national and international communications transport services to communications companies;

(d)	the provision of Content;

(e)	any business or provision of services substantially the same or similar to that of any member of the Wider Group on the Signing Date;

(f)	that comprises being a Holding Company of one or more persons engaged in such business; and

(g)	any related ancillary or complementary business or business that supports or is incidental to any of the services described above,

and references to “business” or “ordinary course of business” shall be similarly construed.

“Business Day” means a day (other than a Saturday or Sunday):

(a)	on which banks generally are open for business in London and Amsterdam;

(b)	if such reference relates to a date for the payment or purchase of any sum denominated in euro, which is a TARGET Day;

(c)	if such reference relates to a date for the payment or purchase of any sum denominated in US$, on which banks generally are open for business in New York; and

(d)	if such reference relates to a date for the payment or purchase of any sum denominated in an Optional Currency (other than euro or US$), the principal financial centre of the country of that currency.

“Captive Insurance Company” means any captive insurance company for the Wider Group (or any part thereof, which includes the Bank Group).

“Centre of Main Interests” has the meaning given to such term in Article 3(1) of Council Regulation (EC) NO 1346/2000 of 29 May 2000 on Insolvency Proceedings.

“Capital Stock” has the meaning given to it in, prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“Certain Funds Acquisition” means the acquisition, whether by one or a series of transactions, (including, without limitation, by purchase, subscription or otherwise) of all or any part of the share capital or equivalent of any company or other person (including, without limitation, any partnership or joint venture) or any asset or assets of any company or other person (including, without limitation, any partnership or joint venture) by a member of the Bank Group which is permitted by this Agreement and where the relevant vendor requires, or it is commercially advantageous in connection with any competitive bid process that, such acquisition is completed on a certain funds basis.

“Change of Control” has the meaning given to it in, prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“Code” means the US Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code, as in effect at the Signing Date and any subsequent provisions of the Code, amendatory of it, supplemental to it or substituted therefor.

“Commitments” means:

(a)	when designated “Additional Facility” (other than an Additional Facility designated as a Revolving Facility) in relation to a Lender and an Additional Facility at any time and save as otherwise provided in this Agreement:

(i)	the amount set out opposite its name in the Additional Facility Accession Deed in relation to that Additional Facility and the amount of any other Additional Facility Commitment in relation to that Additional Facility transferred to it under this Agreement;

(ii)	the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a party to this Agreement; and

(iii)	any amount of that Additional Facility assumed by it in accordance with Clause 2.2 (Increase);

(b)	when designated “EUR B1 Facility” in relation to a Lender and a EUR B1 Facility at any time and save as otherwise provided in this Agreement:

(i)	in relation to the Original Lender, the amount set out opposite its name in the relevant column of Schedule 1 and any amount of any other EUR B1 Facility Commitment transferred to it under this Agreement or the amount assumed by it in accordance with Clause 2.2 (Increase); and

(ii)	in relation to any other Lender, the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a party to this Agreement and any amount of any other EUR B1 Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase);

(c)	when an Additional Facility is designated as a “Revolving Facility” save as otherwise provided in this Agreement:

(i)	the amount set out opposite its name in an Additional Facility Accession Deed in relation to an Additional Facility that designates that Additional Facility as a Revolving Facility for the purposes of this Agreement and the amount of any other Revolving Facility Commitment in relation to that Revolving Facility transferred to it under this Agreement;

(ii)	the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a party to this Agreement; and

(iii)	any amount of that Revolving Facility assumed by it in accordance with Clause 2.2 (Increase),

in each case to the extent:

(a)	not cancelled, reduced or transferred by it under this Agreement; and

(b)	without any such designation, means “Additional Facility Commitment”, “EUR B1 Facility Commitment” and “Revolving Facility Commitment”, as the context requires, and any “Commitment” means either each or any of the foregoing, as the context requires.

“Company” means Amsterdamse Beheer-En Consultingmaatschappij B.V.

“Company Affiliate” means each of the Affiliates of the Company, UPC NL Holdco, any Affiliate Covenant Party, any trust of which the Company, UPC NL Holdco, any Affiliate Covenant Party or any of their Affiliates is a trustee, any partnership of which the Company, UPC NL Holdco, any Affiliate Covenant Party or any of their

Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Company, UPC NL Holdco, any Affiliate Covenant Party or any of their Affiliates.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of either the LMA or the LSTA or in any other form agreed between the Company and the Facility Agent.

“Consolidated Net Leverage Ratio” has the meaning given to such term in Clause 23.2 (Financial Definitions).

“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an Internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).

“Conversion Notice” has the meaning given to such term in paragraph (a) of Clause 8.1 (Utilisation of Ancillary Facilities).

“Cost” means the cost estimated in good faith by the relevant member of the Bank Group to have been incurred or to be received by that member of the Bank Group in the provision or receipt of the relevant service, facility or arrangement, including, without limitation, a proportion of any material employment, property, information technology, administration, utilities, transport and materials or other costs incurred or received in the provision or receipt of such service, facility or arrangement, but excluding costs which are either not material or not directly attributable to the provision or receipt of the relevant service, facility or arrangement.

“Covenant Agreement” means the covenant agreement dated on or about the Signing Date between, among others, members of the Bank Group as Obligors (as defined therein), the SPV Borrower and the US SPV Borrower each as a lender under the Proceeds Loan Agreement and the Facility Agent pursuant to which, inter alia, the Obligors (as defined therein) agree to give the representations, and be bound by covenants, in each case, in this Agreement applicable to them.

“Covenant Party” means:

(a)	prior to the SPV Structure Termination Date, a person that has acceded to the Covenant Agreement as an Obligor (as defined therein) and the Proceeds Loan Agreement as an Obligor (as defined therein); and

(b)	on and from the SPV Structure Termination Date, an Obligor as defined in this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period or the giving of notice) be an Event of Default.

“Defaulting Lender” means any Lender (other than a Lender which is or becomes a member of the Wider Group):

(a)	which has failed to make its participation in an Advance available or has notified the Facility Agent that it will not make its participation in an Advance available by the Utilisation Date of that Advance in accordance with Clause 4.3 (Lenders’ Participations) or has failed to provide cash collateral (or has notified an L/C Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash Collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event,

and payment is made within two Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Designated Gross Amount” has the meaning given to such term in Clause 8.1(b) (Utilisation of Ancillary Facilities).

“Designated Net Amount” has the meaning given to such term in Clause 8.1(b) (Utilisation of Ancillary Facilities).

“Designated Party” means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)	in any successor list to either of the foregoing.

“Designated Website” has the meaning given to such term in Clause 41.3(a) (Use of Websites/E-mail).

“Disputes” has the meaning given to such term in Clause 49.1 (Courts).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a material disruption (of a technical or systems-related nature) to the treasury or payments operations of a Finance Party to this Agreement preventing that, or any other Finance Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Documentary Credit” means a letter of credit, bank guarantee, indemnity, performance bond or other documentary credit issued or to be issued by an L/C Bank pursuant to Clause 4.1 (Conditions to Utilisation).

“Dutch Civil Code” means the Burgerlijk Wetboek.

“Effective Date” has the meaning given to such term in paragraph (a) of Clause 8.1 (Utilisation of Ancillary Facilities).

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person, entity, trade or business, whether or not incorporated, that would be treated as a single employer with any member of the Bank Group under section 414 of the Code. When any provision of this Agreement relates to a past event, the term “ERISA Affiliate” includes any person that was an ERISA Affiliate of a member of the Bank Group at the time of that past event.

“Escrow Deed” means the escrow deed dated 13 February 2015 between, among others, The Bank of Nova Scotia as escrow agent, the Facility Agent, UPC Nederland, UPC Financing and the SPV Borrower.

“EUR B1 Facility” means a term loan facility granted to the SPV Borrower pursuant to Clause 2 (The Facilities).

“EUR B1 Facility Margin” means 3.75 per cent. per annum.

“EUR B1 Facility Outstandings” means, at any time, the aggregate principal amount of the EUR B1 Facility Advances outstanding under this Agreement.

“EURIBOR” means, in relation to any Advance under this Agreement in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period or Term of that Advance; or

(b)	as otherwise determined pursuant to Clause 17.1 (Unavailability of Screen Rate),

and, in relation to the EUR B1 Facility only, if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

“Euro Amount” means at any time:

(a)	in relation to an Advance denominated in euro, the amount thereof, and in relation to any other Advance, the euro equivalent of the amount specified in the Utilisation Request (as at the date thereof) for that Advance, in each case, as adjusted, if necessary, in accordance with the terms of this Agreement and to reflect any repayment, consolidation or division of that Advance;

(b)	in relation to a Documentary Credit, (i) if such Documentary Credit is denominated in euro, the Outstanding L/C Amount in relation to it at such time or (ii) if such Documentary Credit is not denominated in euro, the equivalent in euro of the Outstanding L/C Amount at such time, calculated as at the later of (1) the date which falls 2 Business Days before its issue date or any renewal date or (2) the date of any revaluation pursuant to Clause 7.5 (Revaluation of Documentary Credits);

(c)	in relation to any Ancillary Facility granted by a Lender, the amount of its Revolving Facility Commitment converted to provide its Ancillary Facility Commitment as at the time of such conversion; and

(d)	in relation to any Outstandings, the aggregate of the Euro Amounts (calculated in accordance with paragraphs (a), (b) and (c) above) of each outstanding Advance and/or Outstanding L/C Amount, made under the relevant Facility or Facilities (as the case may be) and/or in relation to Ancillary Facility Outstandings, (i) if such Outstandings are denominated in euro, the aggregate amount of such Outstandings at such time and (ii) if such Outstandings are not denominated in euro, the euro equivalent of the aggregate amount of such Outstandings at such time.

“European Interbank Market” means the interbank market for euro operating in Participating Member States.

“Event of Default” means any of the events or circumstances described as such in Clause 25 (Events of Default).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Ancillary Facility” means the ancillary facility in an aggregate amount of up to €50,000,000 under the current account facility agreement dated 6 September 2011 between, among others, the Company and Rabobank.

“Existing Credit Agreement” means the senior facilities agreement dated 27 January 2014 between, among others, Amsterdamse Beheer-En Consultingmaatschappij B.V. as parent, The Bank of Nova Scotia as facility agent and ING Bank N.V. as security agent (as amended and amended and restated from time to time).

“Existing Credit Agreement Termination Date” means the date on which all amounts outstanding under the Existing Credit Agreement have been repaid or prepaid in full and all of the commitments under the Existing Credit Agreement have been cancelled in full.

“Expiry Date” means, in relation to any Documentary Credit granted under this Agreement, the date stated in it to be its expiry date or the latest date on which demand may be made under it being a date falling on or prior to the Final Maturity Date in respect of the relevant Revolving Facility.

“Facilities” means any Additional Facility, the EUR B1 Facility, any Revolving Facility, any Ancillary Facility and any Documentary Credit granted to the Borrowers under this Agreement, and “Facility” means any of them, as the context may require.

“Facility Agent’s Spot Rate of Exchange” means, in relation to two currencies, the Facility Agent’s spot rate of exchange for the purchase of the first-mentioned currency with the second-mentioned currency in the London foreign exchange market at the Specified Time on a particular day.

“Facility Office” means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement or in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fallback Interest Period” means 1 Month.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“Fee Letter” means any letter signed by a Borrower which sets out any of the fees payable under Clause 18 (Commission and Fees).

“Final Maturity Date” means:

(a)	in respect of the EUR B1 Facility, 31 March 2021; and

(b)	in respect of an Additional Facility, as agreed by the Company and the relevant Additional Facility Lenders in the relevant Additional Facility Accession Deed, but subject to Clause 2.4 (Additional Facilities).

“Finance Documents” means:

(a)	this Agreement;

(b)	any Accession Notice;

(c)	the Fee Letters;

(d)	each Additional Facility Accession Deed;

(e)	each Utilisation Request;

(f)	any Resignation Letter;

(g)	any Selection Notice;

(h)	any Documentary Credit;

(i)	any Ancillary Facility Documents;

(j)	prior to the SPV Structure Termination Date:

(i)	the SPV Security Documents;

(ii)	the SPV Collateral Sharing Agreement;

(iii)	the Additional Collateral Sharing Agreement;

(iv)	the Covenant Agreement; and

(v)	the Proceeds Loan Agreement;

(k)	on and after the SPV Structure Termination Date:

(i)	the Security Documents;

(ii)	the Intercreditor Agreement; and

(iii)	any Additional Priority Agreement; and

(l)	any other agreement or document designated a “Finance Document” in writing by the Facility Agent and the Company.

“Finance Parties” means the Facility Agent, the Arrangers, the Bookrunners, the Lenders and prior to the SPV Structure Termination Date, the SPV Security Trustee or, on and after the SPV Structure Termination Date, the Security Agent and “Finance Party” means any of them.

“Financial Quarter” means the period commencing on the day immediately following any Quarter Date in each year, and ending on the next succeeding Quarter Date.

“Fitch” means Fitch Ratings or any successor thereof.

“Funding Rate” means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of Clause 17.4 (Cost of funds).

“GAAP” means accounting principles generally accepted in the United States.

“Group Structure Chart” means the structure chart of the Bank Group showing the corporate ownership structure of the Bank Group and the ownership of the Borrowers prepared as of the Signing Date in the form delivered to the Facility Agent on or prior to the Signing Date.

“Guarantors” means the Original Guarantors and any Acceding Guarantors and “Guarantor” means any one of them as the context requires, provided that in either case, such person has not been released from its rights and obligations as a Guarantor in accordance with the terms of this Agreement.

“Hedging Agreement” means any agreement in respect of an interest rate swap, currency swap, commodity hedging transaction, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination of it or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Historic Screen Rate” means, in relation to any Advance, the most recent applicable Screen Rate for the currency of that Advance and for a period equal in length to the Interest Period or Term of that Advance and which is as of a day which is no more than 30 days before the Quotation Date.

“Holding Company” has the meaning given in, prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness” has the meaning given in, prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Finance Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event,

and payment is made within 3 Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).

“Increase Lender” has the meaning set out in Clause 2.2 (Increase).

“Increased Cost” means:

(a)	any reduction in the rate of return from a Facility or on a Finance Party’s (or an Affiliate’s) overall capital;

(b)	any additional or increased cost; or

(c)	any reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having agreed to make available its Commitment or having funded or performed its obligations under any Finance Document.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above.

“Instructing Group” means at any time, Lenders the aggregate of whose Available Commitments and participations in outstanding Advances exceeds 50.00 per cent. of the aggregate Available Commitments and outstanding Advances of all of the Lenders provided that, in relation to a Facility, the “Instructing Group” means at any time, Lenders the aggregate of whose Available Commitments under that Facility and participations in outstanding Advances under that Facility exceeds 50.00 per cent. of the aggregate Available Commitments under that Facility and outstanding Advances under that Facility of all of the Lenders, in each case, calculated in accordance with the provisions of Clause 44.12 (Calculation of Consent).

“Intellectual Property Rights” means all know-how, patents, trade marks, designs and design rights, trading names, copyrights (including any copyright in computer software), database rights and other intellectual property rights anywhere in the world (in each case whether registered or not and including all applications for the same).

“Intercreditor Agreement” means the priority agreement dated 12 September 2006, as amended and restated on 6 October 2006, 17 November 2006, 28 March 2013 and 14 November 2014 and otherwise amended from time to time between, among others, certain of the Covenant Parties, other members of the Bank Group and the applicable Finance Parties.

“Interest Period” means, save as otherwise provided in this Agreement, any of those periods mentioned in Clause 16.1 (Interest Periods for Term Facility Advances).

“Interpolated Historic Screen Rate” means, in relation to any Advance, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period or Term of that Advance; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period or Term of that Advance,

each for the currency of that Advance and each of which is as of a day which is no more than 30 days before the Quotation Date.

“Interpolated Screen Rate” means, in relation to any Advance, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period or Term of that Advance; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period or Term of that Advance,

each as of the Specified Time for the currency of that Advance.

“Joint Venture” means any joint venture, partnership or similar arrangement between any member of the Bank Group and any other person that is not a member of the Bank Group.

“Joint Venture Group” means any Joint Venture and its Subsidiaries from time to time.

“Law” means:

(a)	common or customary law;

(b)	any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction; and

(c)	any directive, regulation, practice, requirement which has the force of law and which is issued by any governmental body or any central bank or other fiscal, monetary, regulatory or administrative authority.

“L/C Bank” means any Lender which has been appointed as an L/C Bank in accordance with Clause 7.11 (Appointment and Change of L/C Bank) and which has not resigned in accordance with paragraph (c) of Clause 7.11 (Appointment and Change of L/C Bank).

“L/C Bank Accession Certificate” means a duly completed accession certificate substantially in the form set out in Schedule 10 (Form of L/C Bank Accession Certificate).

“L/C Lender” has the meaning set out in Clause 7.8(b) (Documentary Credit Indemnities).

“L/C Proportion” means, in relation to a Lender in respect of any Documentary Credit and save as otherwise provided in this Agreement, the proportion (expressed as a percentage) borne by such Lender’s Available Revolving Facility Commitment to the Available Revolving Facility immediately prior to the issue of such Documentary Credit.

“Legal Opinions” means any of the legal opinions referred to in paragraph 3 of Schedule 1 (Rollover CP Documents) of the Escrow Deed and paragraph 2 of Schedule 7 (Accession Documents) or any other legal opinion delivered under this Agreement.

“Lender” means:

(a)	the Original Lender;

(b)	a person (including each L/C Bank and each Ancillary Facility Lender) which has become a party to this Agreement as a Lender in accordance with the provisions of Clause 26 (Assignments and Transfers);

(c)	a person which becomes a Lender in respect of the EUR B1 Facility pursuant to a novation or assignment of Commitments by the Original Lender pursuant to a Rollover Transfer Document (as defined in the Escrow Deed); and

(d)	a person which has become a party to this Agreement as a Lender by executing an Additional Facility Accession Deed,

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Advance:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Advance and for a period equal in length to the Interest Period or Term of that Advance; or

(b)	as otherwise determined pursuant to Clause 17.1 (Unavailability of Screen Rate).

“Licence” means each approval, consent, authorisation and licence from, and all filings, registrations and agreements with any governmental or regulatory authority, in each case granted, issued, made or entered into pursuant to any Telecommunications, Cable and Broadcasting Laws necessary in order to enable each member of the Bank Group to carry on its business as may be permitted by the terms of this Agreement.

“Margin” means the EUR B1 Facility Margin and the Additional Facility Margin as applicable and, if applicable, adjusted in accordance with the Additional Facility Accession Deed.

“Margin Regulations” means Regulation T, Regulation U and Regulation X.

“Margin Stock” means “margin stock” or “margin securities” as defined in the Margin Regulations.

“Material Adverse Effect” means any event or circumstance which has a material adverse effect on the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents.

“Maturing Advance” has the meaning given to such term in Clause 10.2 (Rollover Advances).

“Moody’s” means Moody’s Investor Services, Inc. or any successor thereof.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any member of the Bank Group or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which any member of the Bank Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.

“Necessary Authorisations” means all material approvals, consents, authorisations and licences (other than the Licences) from, all rights granted by and all filings, registrations and agreements with, any government or other regulatory authority necessary in order to enable each member of the Bank Group to carry on its business as may be permitted by the terms of this Agreement as carried on by it at the relevant time.

“New Equity” means a subscription for capital stock of the Company, UPC NL Holdco or any Affiliate Covenant Party or any other form of equity contribution to a member of the Bank Group, in each case, where such subscription or contribution does not result in a Change of Control and is provided by a member of the Wider Group which is not a member of the Bank Group.

“New Lender” has the meaning given to such term in Clause 26.2 (Conditions of assignment or transfer).

“Non-Acceptable L/C Lender” means a Lender under any Revolving Facility which the Facility Agent has determined:

(a)	is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” (other than a Lender which each L/C Bank has agreed is acceptable to it notwithstanding that fact or any Lender to whom a participation from the Original Lender is transferred within 7 Business Days of the date of this Agreement); or

(b)	is a Defaulting Lender; or

(c)	has failed to make (or has notified the Facility Agent that it will not make) a payment to be made by it under Clause 32.10 (Lender’s Indemnity) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (i)-(ii) of the definition of Defaulting Lender.

“Non-Consenting Lender” is a Lender which does not agree to a consent to an amendment to, or a waiver of, any provision of the Finance Documents where:

(a)	the Company or the Facility Agent has requested the Lenders to consent to an amendment to, or waiver, of any provision of the Finance Documents;

(b)	the consent or amendment in question requires the agreement of the Lenders affected thereby pursuant to Clause 44.2 (Consents) (and such Lender is one of the Lenders affected thereby);

(c)	Lenders representing not less than 80% of the Commitments or Outstandings, as the case may be, of the Lenders affected thereby have agreed to such consent or amendment; and

(d)	the Company has notified the Lender it will treat it as a Non-Consenting Lender.

“Non-Funding Lender” is either:

(a)	a Lender which fails to comply with its obligation to participate in any Advance where:

(i)	all conditions to the relevant Utilisation (including without limitation, delivery of a Utilisation Request) have been satisfied or waived by the Instructing Group in accordance with the terms of this Agreement;

(ii)	Lenders representing not less than 80% of the relevant Commitments have agreed to comply with their obligations to participate in such Advance; and

(iii)	the Company has notified the Lender that it will treat it as a Non-Funding Lender;

(b)	a Lender which has given notice to a Borrower or the Facility Agent that it will not make, or it has disaffirmed or repudiated any obligation to participate in, an Advance; or

(c)	a Defaulting Lender.

“Obligors” means the Borrowers and the Guarantors and “Obligor” means any of them.

“Obligors’ Agent” means:

(a)	prior to the SPV Structure Termination Date, the SPV Borrower in its capacity as agent for the Obligors pursuant to Clause 32.17 (Obligors’ Agent); or

(b)	on and after the SPV Structure Termination Date, the Company in its capacity as agent for the Obligors pursuant to Clause 32.17 (Obligors’ Agent).

“Optional Currency” means, in relation to any Advance, any currency other than euro or Dollars which:

(a)	is readily available to banks in the London interbank market, and is freely convertible into euro on the Quotation Date and the Utilisation Date for the relevant Advance; and

(b)	has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request.

“Original Borrowers” means the SPV Borrower and the US SPV Borrower.

“Original Financial Statements” means:

(a)	consolidated financial statements of UPC Nederland prepared in accordance with US GAAP for the financial year ended 31 December 2013 (audited) and the nine-months ended 30 September 2014 (unaudited);

(b)	consolidated financial statements of Ziggo Bond Company B.V. prepared in accordance with IFRS for the financial year ended 31 December 2013 (audited) and the nine months ended 30 September 2014 (unaudited); and

(c)	unaudited condensed pro forma combined financial statements of Ziggo Group Holding B.V. for the financial year ended 31 December 2013 and as of and for the nine months ended 30 September 2014.

“Original Proceeds Loan” means the loan advanced by the SPV Borrower as lender under the Proceeds Loan Agreement with the proceeds of the EUR B1 Facility Advance.

“Original Obligors” means the Original Borrowers and the Original Guarantors.

“Original Lender” means Liberty Global Holding B.V.

“Original Security Documents” means the security documents listed in Schedule 9 (Original Security Documents).

“Original SPV Security Documents” means the following security documents:

(a)	a first ranking Dutch law governed deed of pledge of shares dated on or about the Rollover Date between Ziggo Bond Finance B.V. as security provider and the SPV Security Trustee as security agent creating Security Interests over the shares in the SPV Borrower;

(b)	a first ranking Dutch law governed deed of pledge of shares dated on or about the Rollover Date between the SPV Borrower as security provider and the SPV Security Trustee as security agent creating Security Interests over the shares in Ziggo Secured Finance II B.V.;

(c)	an English law governed assignment agreement dated on or about the Rollover Date between the SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V as security providers and the SPV Security Trustee as security agent in relation to the rights of the SPV Borrower and the US SPV Borrower under the Proceeds Loan Agreement; and

(d)	a first-ranking charge over all bank accounts of the SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V.

“Outstanding L/C Amount” means:

(e)	each sum paid or payable by an L/C Bank to a Beneficiary pursuant to the terms of a Documentary Credit; and

(f)	all liabilities, costs (including, without limitation, any costs incurred in funding any amount which falls due from an L/C Bank under a Documentary Credit), claims, losses and expenses which an L/C Bank (or any of the L/C Lenders) incurs or sustains in connection with a Documentary Credit, in each case which has not been reimbursed or in respect of which cash cover has not been provided by or on behalf of a relevant Borrower.

“Outstandings” means, at any time, the Term Facility Outstandings, any Revolving Facility Outstandings, the Additional Facility Outstandings and any Ancillary Facility Outstandings.

“Paper Form Lender” has the meaning given to such term in Clause 41.3(b) (Use of Websites/E-mail).

“Participating Member State” means any member state of the European Union that at the relevant time has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Patriot Act” has the meaning given to such term in Clause 41.7 (Patriot Act).

“Paying Lender” has the meaning given to such term in Clause 8.6(g) (Adjustment for Ancillary Facilities upon acceleration).

“Permitted Tax Combination” has the meaning given to that term, in prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“Permitted Transaction” means:

(a)	any disposal required, Indebtedness incurred, guarantee, indemnity or Security given, or other transaction arising, under the Senior Secured Finance Documents (as defined in the Intercreditor Agreement);

(b)	the solvent liquidation or reorganisation of any member of the Bank Group which is not a Covenant Party so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Bank Group;

(c)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Indebtedness) conducted in the ordinary course of trading on arm’s length terms;

(d)	the Post-Closing Reorganisation;

(e)	the Spin-Off; and

(f)	any transaction with the prior consent of the Instructing Group.

“Plan” means an employee benefit plan as defined in section 3(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute by) any member of the Bank Group or an ERISA Affiliate, and each such plan for the 5 year period immediately following the latest date on which any member of the Bank Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Post-Closing Reorganisation” has the meaning given to that term, in prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“Proceedings” has the meaning given to such term in Clause 49.1 (Courts).

“Proceeds Loans” means the Original Proceeds Loan and any other loan financed by any Facility or any facility under any other agreement borrowed by an Original Borrower or any issuance of notes by an Original Borrower and made by an Original Borrower as lender to any member of the Bank Group as borrower under the Proceeds Loan Agreement.

“Proceeds Loan Agreement” means the proceeds loan agreement dated on or about the Signing Date entered into by, among others, the Original Borrowers as Proceeds Loan lenders and UPC Nederland as original borrower.

“Proceeds Loan Finance Documents” has the meaning given to that term in the Proceeds Loan Agreement.

“Pro Forma EBITDA” has the meaning given to that term in, prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“Proportion” in relation to a Lender, means:

(a)	in relation to an Advance to be made under this Agreement, the proportion borne by such Lender’s Available Commitment in respect of the relevant Facility, the relevant Borrowers and the relevant currency to the relevant Available Facility;

(b)	in relation to an Advance or Advances outstanding under this Agreement, the proportion borne by such Lender’s share of the Euro Amount of such Advance or Advances to the total Euro Amount thereof;

(c)	if paragraph (a) above does not apply and there are no Outstandings, the proportion borne by the aggregate of such Lender’s Available Commitment to the Available Facilities (or if the Available Facilities are then zero, by its Available Commitment to the Available Facilities immediately prior to their reduction to zero); and

(d)	if paragraph (b) above does not apply and there are any Outstandings, the proportion borne by such Lender’s share of the Euro Amount of the Outstandings to the Euro Amount of all the Outstandings for the time being.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December in each financial year of the Company.

“Quotation Date” means, in relation to any currency and any period for which an interest rate is to be determined:

(e)	if the relevant currency is USD, the first day of that period;

(f)	if the relevant currency is euro, 2 TARGET Days before the first day of that period; or

(g)	in relation to any other currency, 2 Business Days before the first day of that period,

provided that if market practice differs in the Relevant Interbank Market for a currency, the Quotation Date for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Date will be the last of those days).

“Ratio Period” has the meaning given to it in Clause 23.2 (Financial Definitions).

“Recipient” has the meaning given to it in Clause 19.6 (Value Added Tax).

“Recovering Finance Party” has the meaning given to such term in Clause 37.1 (Payments to Finance Parties).

“Reference Bank Quotation” means any quotation supplied to the Facility Agent by a Reference Bank or an Alternative Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks:

(a)	in relation to LIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(ii)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in relation to EURIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(ii)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Reference Banks” means the principal London offices of Deutsche Bank AG, London Branch, ING Bank N.V. and The Bank of Nova Scotia or such other entities as may be appointed by the Facility Agent with the consent of the Company.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Relevant Interbank Market” means, in relation to euro, the European Interbank Market and in relation to any other currency, the London interbank market.

“Renewal Request” means, in relation to a Documentary Credit, a Utilisation Request therefor, in respect of which the proposed Utilisation Date stated in it is the Expiry Date of an existing Documentary Credit and the proposed Euro Amount is the same or less than the Euro Amount of that existing Documentary Credit.

“Repayment Date” means:

(a)	in relation to any Revolving Facility Advance, the last day of its Term;

(b)	in respect of the Additional Facility Outstandings (other than in relation to a Revolving Facility) and the EUR B1 Facility Outstandings, the relevant Final Maturity Date,

provided that if any such day is not a Business Day in the relevant jurisdiction for payment, the Repayment Date will be the next succeeding Business Day in the then current calendar month (if there is one) or the preceding Business Day (if there is not).

“Repeating Representations” means the representations and warranties which are repeated as set out in Clause 22.29(a) (Times for Making Representations and Warranties).

“Reportable Event” means:

(a)	an event specified as such in section 4043 of ERISA or any regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)	a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

“Resignation Letter” means a letter substantially in the form set out in Schedule 14 (Form of Resignation Letter).

“Restricted Guarantor” means any Guarantor that accedes to this Agreement pursuant to Clause 28.2 (Acceding Guarantors), which is (i) incorporated, created or organised under the laws of the United States or any State of the United States (including the District of Columbia) and is a “United States person” (as defined in Section 7701(a)(30) of the Code); or (ii) treated for US federal income tax purposes as a disregarded entity that is a branch of a Guarantor described in sub-paragraph (i) hereof.

“Restricted Person” means the Ultimate Holdco (or any successor thereof), any other company (not being a member of the Bank Group) which is a Subsidiary of, or an Associated Company of, the Ultimate Holdco (or any successor thereof) (other than Associated Companies of the Ultimate Holdco which are its Associated Companies by virtue of controlling the Ultimate Holdco (or any successor thereof) or owning beneficially and/or legally directly or indirectly 10 per cent. or more of the equity interests in the Ultimate Holdco (or any successor thereof)).

“Restricted Subsidiary” has the meaning given to that term in, prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“Revolving Facility” means an Additional Facility that is a revolving loan facility which is designated in the relevant Additional Facility Accession Deed as a “Revolving Facility” (including any Ancillary Facility and the Documentary Credit facility) for the purposes of this Agreement provided that such Additional Facility Accession Deed is entered into by any member of the Bank Group after the SPV Structure Termination Date.

“Revolving Facility Outstandings” means, at any time in relation to a Revolving Facility, the aggregate outstanding amount of each Revolving Facility Advance and of each Revolving Lenders Participation in an Outstanding L/C Amount.

“Rollover Advance” has the meaning given to such term in Clause 10.2 (Rollover Advances).

“Rollover Date” has the meaning given to that term in the Escrow Deed.

“Screen Rate” means:

(a)	in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of, at the election of the Obligor’s Agent, the Thomson Reuters screen or the Bloomberg screen (or any replacement Thomson Reuters or Bloomberg page which displays that rate); and

(b)	in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of, at the election of the Obligor’s Agent, the Thomson Reuters screen or the Bloomberg screen (or any replacement Thomson Reuters or Bloomberg page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters or Bloomberg. If such page or service ceases to be available, the Facility Agent may (following consultation with the Company and the Lenders) specify another page or service displaying the relevant rate.

“SEC” means the United States Securities and Exchange Commission.

“Security” means the Security Interests created or purported to be created pursuant to the Security Documents.

“Security Agent” means the “Security Agent” as defined in the Intercreditor Agreement.

“Security Agent Accession Deed” means an accession deed substantially in the form set out in Schedule 26 (Security Agent Accession Deed).

“Security Documents” means:

(a)	each of the Original Security Documents;

(b)	any security documents required to be delivered by a Covenant Party pursuant to Clause 24.20 (SPV Structure Termination) and by an Acceding Obligor pursuant to Clauses 28.1 (Acceding Borrowers) and 28.2 (Acceding Guarantors);

(c)	any document executed at any time by any member of the Bank Group or by a member of the Wider Group conferring or evidencing any Security Interest for or in respect of any of the obligations of the Debtors as defined in the Intercreditor Agreement whether or not specifically required by this Agreement; and

(d)	any other document executed at any time pursuant to Clause 24.13 (Further Assurance) or any similar covenant in any of the Security Documents referred to in paragraphs (a) to (c) above,

in each case, to the extent the Security in relation to any Security Document has not been released.

“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind securing any obligation of any person or any other arrangement having the effect of conferring rights of retention or other disposal rights over an asset (including without limitation title transfer and/or retention arrangements having a similar effect or a deposit of money with the primary intention of affording a right of set-off) and includes any agreement to create any of the foregoing but does not include (a) liens arising in the ordinary course of business by operation of law and not by way of contract and (b) any grant of indefeasible rights of use or equivalent arrangements with respect to network capacity, communications, fibre capacity or conduit.

“Sharing Payment” has the meaning given to such term in Clause 37.1(c) (Payments to Finance Parties).

“Significant Subsidiary” has the meaning given to it in, prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“Signing Date” means the date of this Agreement.

“Specified Time” means a day or time determined in accordance with Schedule 15 (Timetable).

“Spin-Off” has the meaning given to that term in, prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“SPV Collateral Sharing Agreement” means the senior secured collateral sharing agreement dated on or about the Signing Date between, among others, the SPV Borrower, the US SPV Borrower, the Lenders, the Facility Agent and the SPV Security Trustee.

“SPV Security Documents” means:

(a)	each of the Original SPV Security Documents;

(b)	any document executed at any time prior to the SPV Structure Termination Date by any person conferring or evidencing any Security Interest for or in respect of any of the obligations of the Obligors under the Finance Documents (other than the Proceeds Loan Agreement and the Covenant Agreement) whether or not specifically required by this Agreement; and

(c)	any other document executed at any time pursuant to Clause 24.19 (SPV Security Further Assurance) or any similar covenant in any of the SPV Security Documents referred to in paragraphs (a) to (b) above, in each case to the extent the Security Interests in relation to any SPV Security Document have not been released.

“SPV Structure Termination” means the earlier to occur of either:

(a)	the SPV Borrower and the US SPV Borrower becoming members of the Bank Group by acquisition, merger or otherwise at the election of the Company; or

(b)	the SPV Borrower and the US SPV Borrower resigning as Borrowers under this Agreement in accordance with Clause 26.19 (Resignation of a Borrower) following the repayment in full of all outstanding amounts under the Proceeds Loans and one or more members of the Bank Group acceding to this Agreement as a Borrower in accordance with Clause 28.1 (Acceding Borrowers).

“SPV Structure Termination Date” means the later to occur of:

(a)	the date on which the SPV Structure Termination occurs; and

(b)	the date on which the Facility Agent, the SPV Security Trustee and the Security Agent notifies the Company that each of the conditions set out in Clause 24.20 (SPV Structure Termination) have been satisfied (in form and substance satisfactory to them (acting reasonably)) or waived.

“Standard & Poor’s” means Standard & Poor’s Ratings Group or any successor thereof.

“Subject Party” has the meaning given to it in Clause 19.6 (Value Added Tax).

“Subordinated Shareholder Loans” has the meaning given in, prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“Subsidiary” has the meaning given in, prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“Successor Company” has the meaning given to that term, in prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“Successor Parent” has the meaning given to that term, in prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilise a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Telecommunications, Cable and Broadcasting Laws” means all laws, statutes, regulations and judgments relating to broadcasting or telecommunications or cable television or broadcasting applicable to any member of the Bank Group, and/or the business carried on by, any member of the Bank Group (for the avoidance of doubt, not including laws, statutes, regulations or judgments relating solely to consumer credit, data protection or intellectual property).

“Term” means:

(a)	in relation to a Revolving Facility Advance, the period for which such Advance is borrowed as specified in the relevant Utilisation Request; and

(b)	in relation to any Documentary Credit, the period from the date of its issue until its Expiry Date.

“Term Facilities” means each Additional Facility (other than any Additional Facility that is designated as a Revolving Facility) and the EUR B1 Facility and “Term Facility” means any of them, as the context requires.

“Term Facility Advance” means any Additional Facility Advance (other than any Additional Facility Advance under any Additional Facility which is designated as a Revolving Facility) and any EUR B1 Facility Advance and “Term Facility Advances” shall be construed accordingly.

“Term Facility Outstandings” means, at any time, the aggregate of the Additional Facility Outstandings (other than any Additional Facility Outstandings under any Additional Facility which is designated as a Revolving Facility) and the EUR B1 Facility Outstandings at such time.

“Termination Date” means:

(a)	in relation to each Ancillary Facility, the relevant Ancillary Facility Termination Date; and

(b)	in relation to each Additional Facility (including an Additional Facility that is designated as a Revolving Facility), the “Termination Date” as specified in the relevant Additional Facility Accession Deed.

“Testing Time” has the meaning given to such term in Clause 24.13 (Further Assurance).

“Total Commitments” means the aggregate of the Commitments as the same may be increased in accordance with Clause 2.2 (Increase) or Clause 2.4 (Additional Facilities) or reduced in accordance with this Agreement.

“Transaction Security Documents” has the meaning given to the term Security Documents in the Existing Credit Agreement as in force on the Signing Date.

“Transfer Agreement” means a duly completed assignment and assumption substantially in the form set out in Schedule 5 (Form of Transfer Agreement).

“Transfer Date” means, in relation to any Transfer Deed or any Transfer Agreement, the effective date of such transfer as specified in such Transfer Deed or such Transfer Agreement.

“Transfer Deed” means a duly completed deed of transfer and accession substantially in the form set out in Schedule 4 (Form of Transfer Deed) whereby an existing Lender seeks to transfer to a New Lender all or a part of such existing Lender’s rights, benefits and obligations under this Agreement as contemplated in Clause 26 (Assignments and Transfers) and such New Lender agrees to accept such transfer and to be bound by this Agreement and to accede to the Intercreditor Agreement.

“Transferor” has the meaning given to such term in Clause 26.5 (Transfer Agreements).

“Ultimate Holdco” means Liberty Global plc, together with its successors.

“United States” or “US” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“Unpaid Sum” means any sum due and payable by an Obligor under any Finance Document (other than any Ancillary Facility Document) but unpaid.

“Unrestricted Subsidiary” has the meaning given to that term in, prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“UPC Broadband Credit Agreement” means a senior secured credit facility agreement dated 16 January 2004 as amended from time to time between UPC Broadband Holding B.V. as borrower and The Bank of Nova Scotia as facility agent.

“UPC Financing” means UPC Financing Partnership, a general partnership formed under the laws of Delaware, United States with its principal place of business at 4643 South Ulster Street, Suit 1300, Denver, Colorado 80237, USA.

“UPC Nederland” means UPC Nederland B.V.

“UPC NL Holdco” means UPC Nederland Holding II B.V.

“US Borrower” means a Borrower incorporated or formed under the laws of the United States or any State of the United States (including the District of Columbia) or that resides or has a domicile in the United States.

“US Guarantor” means any Guarantor that is a US Obligor.

“US Obligor” means any Obligor, any Significant Subsidiary or any member of the Bank Group which is a partnership, or a partner of any partnership, that is incorporated or formed under the laws of the United States or any State of the United States (including the District of Columbia) in the United States.

“Utilisation” means the utilisation of a Facility under this Agreement, whether by way of an Advance, the issue of a Documentary Credit or the utilisation of any Ancillary Facility.

“Utilisation Date” means:

(a)	in relation to an Advance, the date on which such Advance is (or is requested) to be made;

(b)	in relation to a utilisation by way of Ancillary Facility, the date on which such Ancillary Facility is established; and

(c)	in relation to a utilisation by way of Documentary Credit, the date on which such Documentary Credit is to be issued, in each case,

in accordance with the terms of this Agreement.

“Utilisation Request” means:

(a)	in relation to an Advance a duly completed notice substantially in the form set out in Part 1 to Schedule 3 (Form of Utilisation Request (Advances)); or

(b)	in relation to a Documentary Credit, a duly completed notice substantially in the form set out in Part 2 to Schedule 3 (Form of Utilisation Request (Documentary Credits)).

“VAT” means:

(a)	value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature imposed in compliance with the Council Directive 2006/112/EC on the common system of value added tax as implemented by a member state of the European Union; and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Website Lenders” has the meaning given to such term in Clause 41.3(a) (Use of Websites/E-mail).

“Wider Group” means the Ultimate Holdco and its Subsidiaries from time to time (other than a member of the Bank Group).

1.2	Construction

Unless a contrary indication appears, any reference in this Agreement to:

(a)	the “Company”, “UPC Nederland”, “UPC NL Holdco”, a “Borrower”, a “Guarantor”, any “Affiliate Covenant Party”, the “Facility Agent”, the “Global Coordinator”, a “Mandated Lead Arranger”, a “Bookrunner”, the “Security Agent”, the “SPV Security Trustee”, an “L/C Bank”, an “Ancillary Facility Lender” or a “Lender” shall be construed so as to include their respective and any subsequent successors, transferees and permitted assigns in accordance with their respective interests;

(b)	any reference in this Agreement to the “Company” or “UPC NL Holdco” or any “Affiliate Covenant Party” shall, following a Permitted Tax Combination, include any Successor Parent;

(c)	“agreed form” means, in relation to any document, in the form agreed by or on behalf of the Facility Agent and the Company on or prior to the Signing Date;

(d)	“assets” includes present and future properties, revenues and rights of every description;

(e)	a Borrower providing “cash cover” for a Documentary Credit or an Ancillary Facility means that Borrower paying an amount in the currency of the Documentary Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account in the name of that Borrower and the following conditions being met:

(i)	the account is with the Security Agent or with the L/C Bank or Ancillary Facility Lender for which that cash cover is to be provided;

(ii)	subject to paragraph (b) of Clause 7.9 (Cash Cover by Borrower), until no amount is or may be outstanding under that Documentary Credit or Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Documentary Credit or Ancillary Facility; and

(iii)	that Borrower has executed a security document over that account, in form and substance satisfactory to the Security Agent or the L/C Bank or Ancillary Facility Lender, each acting reasonably, with which that account is held, creating a first ranking security interest over that account;

(f)	“company” includes any body corporate;

(g)	“determines” or “determined” means, save as otherwise provided herein, a determination made in the absolute discretion of the person making the determination;

(h)	the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the second currency at the Facility Agent’s Spot Rate of Exchange at the Specified Time on the relevant date for the purchase of the first currency with the second currency or for the purposes of determining any amounts testing any covenant or determining whether an Event of Default has occurred under this Agreement:

(i)	in the case of any basket or threshold amount qualifying a covenant:

(A)	in order to determine how much of such basket or threshold has been used at any time, for each transaction entered into in reliance upon the utilisation of such basket or in reliance upon such threshold not being reached prior to such time, the date upon which such transaction was entered into; and

(B)	in order to determine the permissibility of a proposed transaction, on the date upon which the permissibility of that transaction is being tested for the purposes of determining compliance with that covenant; and

(ii)	in the case of any basket or threshold amount relating to an Event of Default, the date on which the relevant event is being assessed for the purposes of determining whether such Event of Default has occurred, provided that in the case of Indebtedness proposed to be incurred to refinance other Indebtedness denominated in a currency other than euro or other than the currency in which such refinanced Indebtedness is denominated, if such refinancing would cause any applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro denominated restriction shall be deemed not to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced in the applicable currency at the then current exchange rate;

(i)	“guarantee” means (other than in Clause 31 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(j)	“month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (provided that in any reference to “months” only the last month in a period shall be construed in the aforementioned manner);

(k)	a Lender’s “participation” in relation to a Documentary Credit, shall be construed as a reference to the relevant amount that is or may be payable by that Lender in relation to that Documentary Credit;

(l)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(m)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, department or of any regulatory or other authority;

(n)	a “repayment” shall include a “prepayment” and references to “repay” or “prepay” shall be construed accordingly;

(o)	“wholly-owned Subsidiary” of a company shall be construed as a reference to any company which has no other members except that other company and that other company’s wholly-owned Subsidiaries or nominees for that other company or its wholly-owned Subsidiaries;

(p)	the “winding-up”, “dissolution” or “administration” of a company shall be construed so as to include any equivalent or analogous proceedings under the Law of the jurisdiction in which such company is incorporated, established or organised or any jurisdiction in which such company carries on business, including the seeking of liquidation, winding up, reorganisation, dissolution, administration, arrangement, adjustment, protection from creditors or relief of debtors;

(q)	a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived;

(r)	a Borrower “repaying” or “prepaying” a Documentary Credit or Ancillary Facility Outstandings means:

(i)	that Borrower providing cash cover for that Documentary Credit or in respect of the Ancillary Facility Outstandings;

(ii)	the maximum amount payable under the Documentary Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the relevant L/C Bank or Ancillary Facility Lender being satisfied that it has no further liability under that Documentary Credit or Ancillary Facility, and the amount by which a Documentary Credit is, or Ancillary Facility Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction;

(s)	an amount “borrowed” includes any amount utilised by way of Documentary Credit or under an Ancillary Facility;

(t)	a Lender funding its participation in a Utilisation includes a Lender participating in a Documentary Credit;

(u)	an “outstanding amount” of a Documentary Credit at any time is the maximum amount that is or may be payable by a Borrower in respect of that Documentary Credit at that time; and

(v)	when determining the euro equivalent amount for the purposes of the “Instructing Group” and/or “Non-Consenting Lender” and for all other purposes other than under Clause 23 (Financial Covenant), the Facility Agent shall determine the amount of:

(i)	any undrawn commitments denominated in Dollars or any other Optional Currency on the basis of the Facility Agent’s Spot Rate of Exchange on the date of this Agreement (in the case of the EUR B1 Facility) or on the date of the relevant Additional Facility Accession Deed (in the case of an Additional Facility); and

(ii)	any participations in Utilisations denominated in euro or Dollars or any other Optional Currency on the basis of the Facility Agent’s Spot Rate of Exchange on the date of receipt by the Facility Agent of the Utilisation Request for the relevant Advance.

1.3	Other defined terms

(a)	Any capitalised words and expressions used in this Agreement and not otherwise defined in this Clause 1 (Definitions and Interpretation) shall bear the meanings ascribed to them in the Intercreditor Agreement, and with respect to capitalised words and expressions used in:

(i)	Schedule 18 (Covenants), Schedule 19 (Events of Default) and Schedule 20 (Releases), the meanings ascribed to them in Schedule 21 (Definitions); and

(ii)	Schedule 22 (Post Fold-In Covenants), Schedule 23 (Post Fold-In Events of Default) and Schedule 24 (Post Fold-In Releases), the meanings ascribed to them in Schedule 25 (Post Fold-In Definitions),

in each case, if not otherwise defined in this Clause 1 (Definitions and Interpretation).

(b)	In the event of any conflict between the provisions of this Clause 1 (Definitions and Interpretation) (for the avoidance of doubt, taking into account those words and expressions defined in the Intercreditor Agreement and incorporated by reference herein) and Schedule 21 (Definitions) or Schedule 25 (Post Fold-In Definitions), this Clause 1 (Definitions and Interpretation) will prevail.

1.4	Currency

“EUR”, “€” and “euro” denote the lawful currency of each Participating Member State and “US$”, “$” and “Dollars” denote the lawful currency of the United States.

1.5	Statutes

Any reference in this Agreement to a statute or a statutory provision shall, save where a contrary intention is specified, be construed as a reference to such statute or statutory provision as the same shall have been, or may be, amended or re enacted.

1.6	Time

Any reference in this Agreement to a time shall, unless otherwise specified, be construed as a reference to London time.

1.7	Rates

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period or Term shall disregard any inconsistency arising from the last day of that Interest Period or Term being determined pursuant to the terms of this Agreement.

1.8	References to Agreements

Unless otherwise stated, any reference in this Agreement to any agreement, indenture or any other document (including any reference to this Agreement) shall be construed as a reference to:

(a)	such agreement, indenture or any other document as amended, varied, novated or supplemented from time to time;

(b)	any other agreement, indenture or any other document whereby such agreement or document is so amended, varied, supplemented or novated; and

(c)	any other agreement, indenture or any other document entered into pursuant to or in accordance with any such agreement or document.

1.9	No Personal Liability

No personal liability shall attach to any director, officer or employee of any member of the Bank Group or Wider Group for any representation or statement made by that member of the Bank Group or Wider Group in a certificate signed by such director, officer or employee.

1.10	Intercreditor Agreement

(a)	Following the SPV Structure Termination Date, this Agreement is deemed to be entered into subject to, and with the benefit of, the terms of the Intercreditor Agreement.

(b)	Following the SPV Structure Termination Date, notwithstanding anything to the contrary in this Agreement, the terms of the Intercreditor Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of the Intercreditor Agreement.

1.11	SPV Collateral Sharing Agreement

(a)	Prior to the SPV Structure Termination Date, this Agreement is entered into subject to, and with the benefit of, the terms of the SPV Collateral Sharing Agreement.

(b)	Prior to the SPV Structure Termination Date, notwithstanding anything to the contrary in this Agreement, the terms of the SPV Collateral Sharing Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of the SPV Collateral Sharing Agreement.

1.12	Intercreditor Agreement Terms

Following the SPV Structure Termination Date, for the purposes of the Intercreditor Agreement:

(a)	“Accession Deed” means an Accession Notice;

(b)	“Additional Lender Accession Deed” means an Additional Facility Accession Deed or an Increase Confirmation;

(c)	“Agent” means the Facility Agent;

(d)	“Ancillary Document” means an Ancillary Facility Document;

(e)	“Ancillary Lender” means an Ancillary Facility Lender;

(f)	“Assignment Agreement” means a Transfer Agreement;

(g)	“Issuing Bank” means and L/C Bank;

(h)	“Legal Reservations” means any relevant reservations or qualifications as to matters of law contained in any Legal Opinion;

(i)	“Letter of Credit” means a Documentary Credit;

(j)	“Majority Lenders” means the Instructing Group; and

(k)	“Transaction Security Documents” means the Security Documents.

1.13	Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a “necessary actions to authorise” where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive or neutral advice (advies) from the competent works council(s).

(b)	a “Security Interest” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(c)	a “winding-up”, “administration” or “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(d)	a “moratorium” includes surseance van betaling and “granted a moratorium” includes surseance verleend;

(e)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(f)	a “trustee in bankruptcy” includes a curator;

(g)	an “administrator” includes a bewindvoerder;

(h)	an “attachment” includes a beslag;

(i)	“gross negligence” means grove schuld;

(j)	“negligence” means schuld;

(k)	“wilful misconduct” means opzet; and

(l)	a “merger” means a fusie.

1.14	UPC NL Holdco and Affiliate Covenant Party Designation

(a)	Any obligation in this Agreement of the Company, UPC NL Holdco, any Affiliate Covenant Party or any Successor Parent to procure that members of the Bank Group comply with any covenant shall be construed such that the Company, UPC NL Holdco, any Affiliate Covenant Party or any Successor Parent shall be obliged to procure that only their respective Subsidiaries that are members of Bank Group comply with that obligation.

(b)	To the extent:

(i)	any representation in this Agreement is stated to be given by the Company in respect of a member of the Bank Group or its Subsidiaries that are members of the Bank Group; and/or

(ii)	any covenant in this Agreement applies to the Company only or requires that the Company only procures that a member of the Bank Group or its Subsidiaries that are members of the Bank Group comply with any such covenant,

(A)	in the case of UPC NL Holdco, such representations shall be given by, or such covenant shall be construed as applying to (as applicable) UPC NL Holdco rather than the Company;

(B)	in the case of an Affiliate Covenant Party, such representations shall be given by, or such covenant shall be construed as applying to (as applicable) that Affiliate Covenant Party rather than the Company; and

(C)	in the case of an Successor Parent, such representations shall be given by, or such covenant shall be construed as applying to (as applicable) that Successor Parent rather than the Company.

2.	THE FACILITIES

2.1	The Facilities

The Lenders grant upon the terms and subject to the conditions of this Agreement, to the SPV Borrower only, a euro term loan facility in a maximum amount of the aggregate EUR B1 Facility Commitments (being an amount of €689,209,924.06 on the date of this Agreement) (“EUR B1 Facility”).

2.2	Increase

(a)	Notwithstanding Clause 2.1 (The Facilities) above, and in addition to paragraph (b) below, a Borrower or the Company may with the prior consent of a Lender, any bank, financial institution, trust, fund or any other entity selected by a Borrower or the Company (each an “Increase Lender”) and by giving 5 Business Days prior notice to the Facility Agent, increase the Commitments under any Facility by including any new Commitments of any Increase Lender provided that:

(i)	no Event of Default is continuing;

(ii)	it shall be a condition to any Utilisation of any new Commitment that the Company shall certify in the relevant Utilisation Request that the Utilisation is not prohibited by, prior to the SPV Structure Termination Date, Section 4.09 of Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Section 4.09 of Schedule 22 (Post Fold-In Covenants), (taking into account such drawing and the use of proceeds of such drawing);

(iii)	each Increase Lender confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume as if it had originally been a Party as a Lender by executing an Increase Confirmation.

(b)	A Borrower or the Company may by giving prior notice to the Facility Agent by no later than the date falling 30 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 12.5 (Right of Cancellation in Relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 21 (Illegality),

request that the Commitments relating to any Facility be increased (and the Commitments under that Facility shall be so increased) in an aggregate amount in the relevant currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled and the increased Commitments will be assumed by one or more Increase Lenders each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume as if it had originally been a Party as a Lender by executing an Increase Confirmation.

(c)	Each Increase Lender shall become a party to this Agreement as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender originally been a Party as a Lender.

(d)	The Commitments of the other Lenders shall continue in full force and effect.

(e)	An increase in the Commitments relating to a Facility shall take effect on the date specified by a Borrower or the Company in any relevant notice referred to in paragraph (a) or (b) above (as applicable) or any later date on which the conditions set out in paragraph (f) below are satisfied.

(f)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to (1) prior to the SPV Structure Termination Date, the SPV Collateral Sharing Agreement or (2) on or after the SPV Structure Termination Date, the Intercreditor Agreement; and

(B)	the performance by the Facility Agent of all necessary “know your client” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Company, the Increase Lender and each L/C Bank.

(g)	A Borrower may pay to any Increase Lender a fee in the amount and at the times agreed between that Borrower and the Increase Lender.

(h)	Each Increase Lender, by executing an Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(i)	The execution by the Company of an Increase Confirmation constitutes confirmation by each Guarantor that its obligations under Clause 31 (Guarantee and Indemnity) shall continue unaffected except that those obligations shall extend to the Total Commitments as increased by the addition of the new Commitments of any Increase Lender and shall be owed to each Finance Party including the relevant Lender.

(j)	Clause 26.6 (Limitation of Responsibility of Transferor) shall apply mutatis mutandis in this Clause 2.2 (Increase) in relation to any Increase Lender as if references in that Clause to:

(i)	a “Transferor” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Purpose

(a)	The EUR B1 Facility shall be applied towards financing the Original Proceeds Loan from the SPV Borrower to UPC Nederland which shall, in turn, use the proceeds to make an intercompany loan to UPC Financing for the purposes of repayment in full of Additional Facility AJ.

(b)	The Borrowers shall apply all amounts borrowed under the EUR B1 Facility in or towards satisfaction of the purposes referred to in paragraphs (a) and (b) above (as applicable) and none of the Finance Parties shall be obliged to concern themselves with such application.

(c)	UPC Nederland shall, in accordance with the terms of the Proceeds Loan Agreement, novate its rights and obligations under the Original EUR Proceeds Loan to UPC Nederland Holding III B.V.

2.4	Additional Facilities

(a)	The execution by the Borrower and any Additional Facility Borrower of an Additional Facility Accession Deed constitutes confirmation by each Guarantor that its obligations under Clause 31 (Guarantee and Indemnity) shall continue unaffected except that those obligations shall extend to the Total Commitments as increased by the addition of the relevant Lender’s Commitment and shall be owed to each Finance Party including the relevant Lender.

(b)	The Company may notify the Facility Agent by no less than 2 Business Days notice that it wishes to establish one or more additional facilities (each an “Additional Facility”) by delivery to the Facility Agent of a duly completed Additional Facility Accession Deed, duly executed by the Company, each Additional Facility Lender for the Additional Facility and each Additional Facility Borrower for the relevant Additional Facility, provided, in respect of each Additional Facility, that:

(i)	in relation to a Certain Funds Acquisition, no Event of Default is continuing under, prior to the SPV Structure Termination Date, clauses (a)(1),(2), (5), (9), (11) and (12) of Schedule 19 (Events of Default) and, on and after the SPV Structure Termination Date, clauses (a)(1), (2), (5), (9), (11) and (12) of Schedule 23 (Post Fold-In Events of Default);

(ii)	other than in relation to a Certain Funds Acquisition, no Event of Default is continuing;

(iii)	in relation to a Certain Funds Acquisition, the terms of that Additional Facility provide that no Utilisation may be made if, at the time of such Utilisation, an Event of Default is continuing or would result from such Utilisation under clauses (a)(1), (2), (4), (5) and (11) of Schedule 19 (Events of Default) and, on and after the SPV Structure Termination Date, clauses (a)(1), (2), (4), (5) and (11) of Schedule 23 (Post Fold-In Events of Default);

(iv)	other than in relation to a Certain Funds Acquisition, the terms of that Additional Facility provide that no Utilisation may be made if, at the time of such Utilisation, an Event of Default is continuing or would result from such Utilisation;

(v)	it shall be a condition to any Utilisation of any Additional Facility that the Company shall certify in the relevant Utilisation Request that the Utilisation is not prohibited by, prior to the SPV Structure Termination Date, Section 4.09 of Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Section 4.09 of Schedule 22 (Post Fold-In Covenants) (taking into account such drawing and the use of proceeds of such drawing);

(vi)	each Additional Facility Borrower for that Additional Facility is an Obligor;

(vii)

the principal amount, interest rate, interest periods, Final Maturity Date, use of proceeds, repayment schedule, availability, fees, incorporation of relevant clauses relating to, or in connection with, any Additional Facility which is designated as a Revolving Facility and related provisions and the currency of that Additional Facility shall be agreed by the relevant Additional Facility Borrowers and the relevant

Additional Facility Lenders (and, in the case of currency and incorporation of the relevant clauses relating to, or in connection with, any Additional Facility which is designated as a Revolving Facility, the Facility Agent) and set out in the relevant Additional Facility Accession Deed;

(viii)	the relevant Additional Facility Accession Deed shall specify whether that Additional Facility is in form of a term loan or a revolving loan (provided that an Additional Facility that provides for revolving loans shall be designated as a Revolving Facility);

(ix)	the proceeds of any Utilisation of any Additional Facility made available to the SPV Borrower or the US SPV Borrower at any time prior to the SPV Structure Termination Date shall be used for the purposes of financing one or more Proceeds Loans to one or more members of the Bank Group which are to be used for working capital requirements, general corporate purposes (including, without limitation, acquisitions) or the refinancing of Indebtedness of one or more members of the Bank Group; and

(x)	subject to paragraph (v) above, the general terms of that Additional Facility shall be consistent in all material respects with the terms of this Agreement.

(c)	An increase in the Total Commitments pursuant to an Additional Facility under this Clause 2.4 (Additional Facilities) will only be effective on:

(i)	the execution by the Facility Agent of an Additional Facility Accession Deed which has been duly executed by each other relevant party thereto; and

(ii)	in relation to an Additional Facility Lender which is not a Lender immediately prior to the relevant Additional Facility becoming effective:

(A)	the Additional Facility Lender entering into the documentation required for it to accede as a party to the (1) prior to the SPV Structure Termination Date, the SPV Collateral Sharing Agreement or (2) on or after the SPV Structure Termination Date, the Intercreditor Agreement; and

(B)	the performance by the Facility Agent of all necessary “know your client” or other similar checks under all applicable laws and regulations in relation to the Additional Facility Commitments, the completion of which the Facility Agent shall promptly notify to the Borrower and the Company and the Additional Facility Lender.

(d)

Subject to the conditions in this Clause 2.4 (Additional Facilities) being met, from the relevant Additional Facility Commencement Date for an Additional Facility, the Additional Facility Lenders for that Additional Facility shall make available the Additional Facility in a maximum aggregate amount not exceeding the aggregate Additional Facility Commitments in respect of that Additional Facility as set out in the relevant Additional Facility Accession Deed.

(e)	Each Additional Facility Lender, by executing an Additional Facility Accession Deed, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver to any Finance Document that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the Additional Facility becomes effective.

(f)	The Company may pay to any Additional Facility Lender a fee in the amount and at the times agreed between the Company and that Additional Facility Lender.

(g)	Each Additional Facility Lender shall become a party to this Agreement and be entitled to share in:

(i)	prior to the SPV Structure Termination Date, the Security Interests created by the SPV Security Documents in accordance with the terms of the SPV Collateral Sharing Agreement and the SPV Security Documents pari passu with the Lenders under the other Facilities provided that the Additional Facility Borrowers and the relevant Additional Facility Lender may agree that an Additional Facility shares in such Security Interests on a junior basis to the other Facilities which, if so agreed, shall be set out in the relevant Additional Facility Accession Deed; and

(ii)	on and after the SPV Structure Termination Date, the Security in accordance with the terms of the Intercreditor Agreement and the Security Documents pari passu with the Lenders under the other Facilities provided that the Additional Facility Borrowers and the relevant Additional Facility Lender may agree that an Additional Facility shares in the Security on a junior basis to the other Facilities which, if so agreed, shall be set out in the relevant Additional Facility Accession Deed.

(h)	Each party to this Agreement (other than each proposed Additional Facility Lender, the Borrower and each Additional Facility Borrower) irrevocably authorises and instructs the Facility Agent to execute on its behalf any Additional Facility Accession Deed which has been duly completed and signed on behalf of each proposed Additional Facility Lender, the Company and each proposed Additional Facility Borrower and each Obligor agrees to be bound by such accession.

(i)	On the Additional Facility Commencement Date:

(i)	each Additional Facility Lender party to that Additional Facility Accession Deed, each other Finance Party and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had each Additional Facility Lender originally been a Party as a Lender, with the rights and/or obligations assumed by it as a result of that accession and with the Commitment specified by it as its Additional Facility Commitment; and

(ii)	each Additional Facility Lender shall become a party to this Agreement as an “Additional Facility Lender”.

(j)	With the prior written consent of the Borrower, the Facility Agent is authorised and instructed to enter into such documentation as is reasonably required to amend this Agreement and any other Finance Document (in accordance with the terms of this Clause 2.4 (Additional Facilities)) to reflect the terms of each Additional Facility without the consent of any Lender other than each applicable Additional Facility Lender.

(k)	Clause 26.6 (Limitation of Responsibility of Transferor) shall apply mutatis mutandis in this Clause 2.4 (Additional Facilities) in relation to any Additional Facility Lender as if references in that Clause to:

(i)	a “Transferor” were references to all the Lenders immediately prior to the relevant Additional Facility becoming effective ;

(ii)	the “New Lender” were references to that “Additional Facility Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.5	Finance Parties’ Rights and Obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	CONDITIONS

3.1	[Deliberately left blank]

3.2	Further Conditions Precedent

The Lenders will only be obliged to comply with Clause 4.3 (Lenders’ Participations) in relation to any Utilisation if, on the proposed Utilisation Date and, if applicable, the date of any Conversion Notice:

(a)	other than in the case of a Rollover Advance or a Documentary Credit which is being renewed pursuant to Clause 7.2 (Renewal of Documentary Credits) and subject to the proviso below:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations made by the persons identified as making those representations (including, to the extent applicable, by the Covenant Parties pursuant to the terms of the Covenant Agreement) are true in all material respects by reference to the circumstances then existing; and

(b)	in the case of a Rollover Advance or a Documentary Credit which is being renewed pursuant to Clause 7.2 (Renewal of Documentary Credits), the Facility Agent shall not have received instructions from an Instructing Group of Lenders under a Revolving Facility requiring the Facility Agent to refuse such rollover or renewal of a Documentary Credit by reason of the Acceleration Date having occurred, provided that the foregoing shall not be conditions to the Utilisation of the EUR B1 Facility as contemplated by Clause 4.1 (Deemed Utilisations) and, in relation to an Additional Facility, the Additional Facility Lenders may agree to amend or waive any of the conditions in sub-paragraph (a) above in relation to any Utilisation under that Additional Facility in relation to a Certain Funds Acquisition other than an Event of Default that has arisen under, prior to the SPV Structure Termination Date, clauses (a)(1), (2), (4), (5) and (11) of Schedule 19 (Events of Default) and, on and after the SPV Structure Termination Date, clauses (1), (2), (4), (5) and (11) of Schedule 23 (Post Fold-In Events of Default).

4.	UTILISATION

4.1	Deemed Utilisations

(a)	In accordance with the terms of the Escrow Deed, on the Rollover Date, the EUR B1 Facility Advance shall, without any requirement to deliver a Utilisation Request or satisfy any further conditions under this Agreement, be deemed to have been advanced to the SPV Borrower by the Lenders under the EUR B1 Facility pro rata in accordance with each Lender’s Proportion of the Available EUR B1 Facility Commitments and applied on a cashless basis in accordance with the terms of the Escrow Deed.

(b)	The first Interest Period in relation to the EUR B1 Facility Advance shall commence on the Rollover Date and shall end on the day that the interest period on the Rollover Date for the Facility AJ Advance is due to end. Each Lender, in its capacity as an Additional Facility AJ Lender, agrees and acknowledges that it shall not demand or make any claim for any Break Costs (as defined in the UPC Broadband Credit Agreement) arising as a result of the repayment in full of Additional Facility AJ in accordance with the terms of the Escrow Deed. The Contracts (Rights of Third Parties) Act 1999 applies to this paragraph (b) but only for the benefit of UPC Financing and UPC Broadband Holding B.V.

(c)	The provisions set out in this Clause 4.1 shall apply notwithstanding any other provisions of this Agreement.

(d)	The Lenders agree and acknowledge that the Rollover Documents (as defined in the Escrow Deed) are each in form and substance satisfactory to them and that the Facility Agent is deemed have been authorised to issue the Rollover CP Satisfaction Notice (as defined in the Escrow Deed) in accordance with the terms of the Escrow Deed.

4.2	Conditions to Utilisation

Save as otherwise provided in this Agreement, an Advance will be made by the Lenders to a Borrower or a Documentary Credit will be issued by an L/C Bank at a Borrower’s request if:

(a)	in the case of an Advance, the Facility Agent has received from such Borrower a duly completed Utilisation Request in the relevant form, and in the case of a Documentary Credit, both the Facility Agent and the relevant L/C Bank have received from a Borrower a duly completed Utilisation Request in the relevant form, in each case, no earlier than the day which is 10 Business Days prior to the requested Utilisation Date and, unless otherwise agreed with the Facility Agent (and, in relation to a Documentary Credit only, the L/C Bank) no later than the Specified Time, receipt of which shall oblige such Borrower to utilise the amount requested on the Utilisation Date stated therein upon the terms and subject to the conditions contained in this Agreement;

(b)	the proposed Utilisation Date is a Business Day for the proposed currency of the Advance or Documentary Credit, as the case may be, which is within the Availability Period and is or precedes the relevant Termination Date;

(c)	in the case of a Utilisation by way of Documentary Credit, the proposed Euro Amount (or its equivalent) of such Documentary Credit is equal to or more than €1,000,000 or such lesser amount as the relevant L/C Bank may agree (acting reasonably);

(d)	in the case of a Utilisation by way of a Documentary Credit, the proposed Term of the Documentary Credit ends on or before the Final Maturity Date in respect of a Revolving Facility and immediately after the making of such Utilisation there will be no more than 25 Documentary Credits then outstanding; and

(e)	in the case of a Utilisation by way of a Documentary Credit which is not substantially in the form set out in Schedule 11 (Form of Documentary Credit), the relevant L/C Bank shall have approved the terms of such Documentary Credit (acting reasonably).

4.3	Lenders’ Participations

(a)	Each Lender will participate through its Facility Office in each Advance made pursuant to Clause 4.1 (Conditions to Utilisation) in its respective Proportion.

(b)	The Agent shall determine the Euro Amount of each Revolving Facility Advance which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Euro Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 35.1 (Payment to the Facility Agent) by the Specified Time.

5.	DELIBERATELY LEFT BLANK

6.	DELIBERATELY LEFT BLANK

7.	DOCUMENTARY CREDITS

7.1	Issue of Documentary Credits

(a)	Each L/C Bank shall issue Documentary Credits pursuant to Clause 4.1 (Conditions to Utilisation) by:

(i)	completing the issue date and the proposed Expiry Date of any Documentary Credit to be issued by it; and

(ii)	executing and delivering such Documentary Credit to the relevant Beneficiary on the relevant Utilisation Date.

(b)	The Facility Agent shall notify each L/C Lender and the relevant L/C Bank of the details of any requested Documentary Credit (including the Euro Amount of it, and, if such Documentary Credit is not to be denominated in euro, the relevant currency in which it will be denominated and the amount of it) and its participation in that Documentary Credit.

7.2	Renewal of Documentary Credits

(a)	Each Borrower may request that a Documentary Credit issued on its behalf be renewed by delivering to the Facility Agent and the relevant L/C Bank a Renewal Request which complies with Clause 4.1 (Conditions to Utilisation).

(b)	The terms of each renewed Documentary Credit shall be the same as those of the relevant Documentary Credit immediately prior to its renewal, except that (as stated in the Renewal Request therefor):

(i)	its amount may be less than the amount of such Documentary Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of that Documentary Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(c)	If the conditions set out in this Clause 7.2 (Renewal of Documentary Credits)) have been met, the relevant L/C Bank shall amend and re-issue the relevant Documentary Credit pursuant to a Renewal Request.

7.3	Reduction of a Documentary Credit

(a)	If, on the proposed Utilisation Date of a Documentary Credit, any of the Lenders under any relevant Revolving Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the relevant L/C Bank in accordance with Clause 7.4 (Cash Collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover); and

(ii)	either:

(A)	the relevant L/C Bank has not required the relevant Borrower which requested the Documentary Credit to provide cash cover pursuant to Clause 7.9 (Cash Cover by Borrower); or

(B)	the relevant Borrower which requested the Documentary Credit has failed to provide cash cover to the relevant L/C Bank in accordance with Clause 7.9 (Cash Cover by Borrower),

the relevant L/C Bank may reduce the amount of that Documentary Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Documentary Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the relevant L/C Bank) in respect of that Documentary Credit for the purposes of the Finance Documents.

(b)	The relevant Borrower shall notify the Facility Agent (with a copy to the relevant L/C Bank) of each reduction made pursuant to this Clause 7.3 (Reduction of a Documentary Credit).

(c)	This Clause 7.3 (Reduction of a Documentary Credit) shall not affect the participation of each other Lender in that Documentary Credit.

7.4	Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover

(a)

If, at any time, a Lender under any relevant Revolving Facility is a Non-Acceptable L/C Lender, the relevant L/C Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling 3 Business Days after the request by such L/C Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Documentary Credit issued by such L/C Bank and in the currency of that Documentary Credit to an interest-bearing account held in the name of that Lender with such L/C Bank.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the relevant L/C Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the L/C Bank in respect of that Documentary Credit.

(c)	Until no amount is or may be outstanding under that Documentary Credit, withdrawals from the account specified in paragraph (a) above may only be made to pay to the relevant L/C Bank amounts due and payable to the relevant L/C Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Documentary Credit.

(d)	Each Lender under any relevant Revolving Facility shall notify the Facility Agent and the Company:

(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 26 (Assignments and Transfers) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in a Transfer Deed, a Transfer Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (i) to the Facility Agent and, upon delivery in accordance with Clause 26.12 (Copy of Transfer Deed, Transfer Agreement or Increase Confirmation to Company), to the Company.

(e)	Any notice received by the Facility Agent pursuant to paragraph (d) above shall constitute notice to each L/C Bank of that Lender’s status and the Facility Agent shall, upon receiving each such notice, promptly notify each L/C Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 7.4 (Cash Collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover):

(i)	ceases to be a Non-Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Documentary Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the relevant L/C Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Documentary Credit

(together with any accrued interest) standing to the credit of the relevant account held with that L/C Bank be returned to it and that L/C Bank shall pay that amount to the Lender within 3 Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

7.5	Revaluation of Documentary Credits

(a)	If any Documentary Credit is denominated in a currency other than euro, the Facility Agent shall at six monthly intervals after the date of the Documentary Credit recalculate the Euro Amount of that Documentary Credit by notionally converting into euro, the outstanding amount of that Documentary Credit on the basis of the Facility Agent’s Spot Rate of Exchange on the date of calculation.

(b)	The relevant Borrower shall, if requested by the Facility Agent within 2 days of any calculation under paragraph (a) above, ensure that within 3 Business Days sufficient Revolving Facility Outstandings are repaid (subject to Break Costs, if applicable, but otherwise without penalty or premium which might otherwise be payable), to prevent the Euro Amount of the Revolving Facility Outstandings exceeding the aggregate amount of all of the Revolving Facility Commitments adjusted to reflect any cancellations or reductions, following any adjustment under paragraph (a) above.

7.6	Immediately Payable

(a)	If a Documentary Credit or any amount outstanding under a Documentary Credit becomes immediately payable under this Agreement, the relevant Borrower that requested (or on behalf of which the Company requested) the issue of that Documentary Credit shall repay or prepay that Documentary Credit or that amount within 3 Business Days of demand.

(b)	Each L/C Bank shall promptly notify the Facility Agent of any demand received by it under and in accordance with any Documentary Credit (including details of the Documentary Credit under which such demand has been received and the amount demanded). The Facility Agent shall promptly notify the Company, the relevant Borrower for whose account the Documentary Credit was issued and each of the Lenders under the relevant Revolving Facility.

7.7	Claims under a Documentary Credit

(a)	Each Borrower irrevocably and unconditionally authorises each L/C Bank to pay any claim made or purported to be made under a Documentary Credit requested by it (or by the Company on its behalf) and which appears on its face to be in order (a “claim”).

(b)	Each Borrower shall within 3 Business Days of demand pay to the Facility Agent for the account of the relevant L/C Bank an amount equal to the amount of any claim under that Documentary Credit.

(c)	On receipt of any demand or notification under Clause 7.6 (Immediately Payable), the relevant Borrower shall (unless the Company notifies the Facility Agent otherwise) be deemed to have delivered to the Facility Agent a duly completed Utilisation Request requesting a Revolving Facility Advance:

(i)	in an amount and currency equal to the amount and currency of the relevant claim (if applicable, net of any available cash cover);

(ii)	for a Term of three months or such other period of up to six months as notified by the relevant Borrower to the relevant L/C Bank promptly following such demand or notification; and

(iii)	with a Utilisation Date on the date of receipt of the relevant demand or notification.

The proceeds of any such Revolving Facility Advance shall be used to pay the relevant claim.

(d)	Each Borrower acknowledges that each L/C Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of each Borrower under this Clause 7.7 (Claims under a Documentary Credit) will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

(f)	Without prejudice to any other matter contained in this Clause 7.7 (Claims under a Documentary Credit), the relevant L/C Bank shall notify the relevant Borrowers as soon as reasonably practicable after receiving a claim.

7.8	Documentary Credit Indemnities

(a)	The relevant Borrower shall within 3 Business Days of demand indemnify an L/C Bank against any cost, loss or liability incurred by such L/C Bank (otherwise than by reason of such L/C Bank’s gross negligence, wilful misconduct or wilful breach of the terms of this Agreement) in acting as an L/C Bank under any Documentary Credit requested by such Borrower.

(b)

Each Lender having a Revolving Facility Commitment (an “L/C Lender”) shall (according to its L/C Proportion) promptly on demand indemnify an L/C Bank against any cost, loss or liability incurred by such L/C Bank (otherwise than by reason of such L/C Bank’s gross negligence, wilful misconduct or wilful breach of the terms of this Agreement) in acting as an L/C Bank under any Documentary Credit (except to the extent that such L/C Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any L/C Lender is not permitted (by its constitutional documents or any applicable Law) to comply with paragraph (b) above, then that L/C Lender will not be obliged to comply with paragraph (b) above and shall instead be deemed to have taken, on the date the relevant Documentary Credit is issued (or if later, on the date that L/C Lender’s participation in the Documentary Credit is transferred or assigned to that L/C Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Documentary Credit in an amount equal to its L/C Proportion of that Documentary Credit. On receipt of demand from the Facility Agent, that L/C Lender shall pay to the Facility Agent (for the account of the relevant L/C Bank) an amount equal to its L/C Proportion of the amount demanded under paragraph (b) above.

(d)	The Borrower which requested the Documentary Credit shall within 3 Business Days of demand reimburse any L/C Lender for any payment it makes to an L/C Bank under this Clause 7.8 (Documentary Credit Indemnities) in respect of that Documentary Credit unless such Lender or an Obligor has already reimbursed such L/C Bank in respect of that payment.

(e)	The obligations of each L/C Lender and Borrower under this Clause 7.8 (Documentary Credit Indemnities) are continuing obligations and will extend to the ultimate balance of sums payable by that L/C Lender in respect of any Documentary Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any L/C Lender or Borrower under this Clause 7.8 (Documentary Credit Indemnities) will not be affected by any act, omission, matter or thing which, but for this Clause 7.8 (Documentary Credit Indemnities) would reduce, release or prejudice any of its obligations under this Clause 7.8 (Documentary Credit Indemnities) (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Documentary Credit or any other person;

(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Bank Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Documentary Credit or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Documentary Credit or any other person;

(v)	any amendment or restatement (however fundamental) or replacement of a Finance Document, any Documentary Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Documentary Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.9	Cash Cover by Borrower

(a)	If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the relevant L/C Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash Collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) and that L/C Bank notifies the Obligors’ Agent (with a copy to the Facility Agent) that it requires the relevant Borrower of the relevant Documentary Credit or proposed Documentary Credit to provide cash cover to an account with that L/C Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Documentary Credit and in the currency of that Documentary Credit then that Borrower shall do so within 5 Business Days after the notice is given.

(b)	Notwithstanding paragraph (e) of Clause 1.2 (Construction), the relevant Borrower shall be entitled to withdraw amounts up to the level of that cash cover from the account if:

(i)	the relevant L/C Bank is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or

(ii)	the relevant Lender’s obligations in respect of the relevant Documentary Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Documentary Credit.

(c)	To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 7.9 (Cash Cover by Borrower), the relevant Lender’s L/C Proportion in respect of that Documentary Credit will remain (but that Lender’s obligations in relation to that Documentary Credit may be satisfied in accordance with paragraph (d)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Documentary Credit fee in relation to the relevant Documentary Credit to the Facility Agent (for the account of that Lender) in accordance with Clause 18 (Commission and Fees) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant L/C Bank shall promptly notify the Facility Agent of the extent to which the relevant Borrower provides cash cover pursuant to this Clause 7.9 (Cash Cover by Borrower) and of any change in the amount of cash cover so provided.

7.10	Rights of Contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7 (Documentary Credits).

7.11	Appointment and Change of L/C Bank

(a)	The Company, with the prior written consent of the relevant Lender, may designate any Lender with a Revolving Facility Commitment as an L/C Bank or as a replacement therefor, but not with respect to Documentary Credits already issued by any other L/C Bank.

(b)	Any Lender so designated shall become an L/C Bank under this Agreement by delivering to the Facility Agent an executed L/C Bank Accession Certificate.

(c)	An L/C Bank may resign as issuer of further Documentary Credits at any time if (i) the Company and the Instructing Group consent to such resignation or so require; (ii) there is, in the reasonable opinion of each L/C Bank, an actual or potential conflict of interest in it continuing to act as L/C Bank; or (iii) its Revolving Facility Commitment is reduced to zero, provided that an L/C Bank shall not resign until a replacement L/C Bank is appointed.

8.	ANCILLARY FACILITIES

8.1	Utilisation of Ancillary Facilities

(a)	Each Borrower may, subject to paragraph (b) below, at any time at least 35 days prior to the Termination Date in respect of a Revolving Facility by delivery of a notice (a “Conversion Notice”) to the Facility Agent, request an Ancillary Facility to be established (or, in the case of the Existing Ancillary Facility, designate such Existing Ancillary Facility as established) by the conversion of any Lender’s Available Revolving Facility Commitment (or any part of it) into an Ancillary Facility Commitment with effect from the date (in this Clause 8 (Ancillary Facilities), the “Effective Date”) specified in the Conversion Notice (being, other than in relation to the Existing Ancillary Facility, a date not less than 5 Business Days after the date such Conversion Notice is received by the Facility Agent).

(b)	Each Conversion Notice shall specify:

(i)	the proposed Borrower(s) (or any Affiliate of the Borrower(s) that is a member of the Bank Group) which may use the Ancillary Facility;

(ii)	the nominated Ancillary Facility Lender;

(iii)	the type of Ancillary Facility and the currency or currencies in which the relevant Borrower wishes such Ancillary Facility to be available;

(iv)	the proposed Euro Amount of the original Ancillary Facility Commitment, being an amount (i) equal to the Available Revolving Facility Commitment of the nominated Ancillary Facility Lender or, if less, (ii) equal to or more than €1,000,000;

(v)	the Effective Date and expiry date for the Ancillary Facility (such expiry date not to extend beyond the Final Maturity Date in respect of the relevant Revolving Facility);

(vi)	if the Ancillary Facility is an overdraft facility comprising more than one account, its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(vii)	such other details as to the nature, amount, fees for and operation of the proposed Ancillary Facility as the Facility Agent and the nominated Ancillary Facility Lender may reasonably require.

(c)	The Facility Agent shall promptly notify the Company, the nominated Ancillary Facility Lender and the Lenders of each Conversion Notice received pursuant to paragraph (a) above.

(d)	Any Lender nominated as an Ancillary Facility Lender which has notified the Facility Agent of its consent to such nomination shall be authorised to make the proposed Ancillary Facility available in accordance with the Conversion Notice (as approved by the Facility Agent) with effect on and from the Effective Date. No other Lender shall be obliged to consent to the nomination of the Ancillary Facility Lender.

(e)	Any material variation from the terms of the Ancillary Facility or any proposed increase or reduction or extension of the Ancillary Facility Commitment shall be effected on and subject to the provisions of this Clause 8 (Ancillary Facilities) mutatis mutandis as if such Ancillary Facility were newly requested (including, for the avoidance of doubt, that such newly requested Ancillary Facility shall only take effect from a date not less than 5 Business Days after the date the Facility Agent has received notice of the modification or variation or extension), provided that the Euro Amount of the Ancillary Facility Outstandings under each Ancillary Facility provided by an Ancillary Facility Lender shall at no time exceed the Available Revolving Facility Commitment of that Ancillary Facility Lender.

(f)

Each relevant Borrower may (subject to compliance with the applicable terms of the relevant Ancillary Facility) at any time by giving written notice to the Facility Agent and the relevant Ancillary Facility Lender cancel any Ancillary Facility Commitment pursuant to and in accordance with Clause 12.1 (Voluntary Cancellation), provided that on the date of such cancellation, that part of such Ancillary Facility Commitment as shall have been so cancelled shall be converted back into a Revolving Facility Commitment of the relevant Lender unless the relevant Revolving Facility Commitments are also cancelled on such date.

(g)	The Ancillary Facility Commitment of any Ancillary Facility Lender shall terminate and be cancelled on the date agreed therefor between the relevant Ancillary Facility Lender and the relevant Borrower, provided such date shall be no later than the Termination Date in respect of the relevant Revolving Facility (the “Ancillary Facility Termination Date”). Any Ancillary Facility Outstandings on the applicable Ancillary Facility Termination Date shall be repaid in full by the relevant Borrower on such date.

(h)	The Revolving Facility Commitment of each Lender at any time shall be reduced by the amount of any Ancillary Facility Commitment of such Lender at such time but such reduced Commitment shall, subject to any other provisions of this Agreement, automatically be increased by the amount of any portion of its Ancillary Facility Commitment which ceases to be made available to the relevant Borrowers for any reason (other than as a result of Utilisation of it) in accordance with the terms of such Ancillary Facility or is cancelled pursuant to paragraphs (f) or (g) above.

8.2	Operation of Ancillary Facilities

(a)	Subject to paragraph (b) below, the terms governing the operation of any Ancillary Facility (including the rate of interest (including default interest), fees, commission and other remuneration in respect of such Ancillary Facility) shall be those determined by agreement between the Ancillary Facility Lender and the relevant Borrower, provided that such terms shall be based upon the normal commercial terms and market rates of the relevant Ancillary Facility Lender.

(b)	In the case of any inconsistency or conflict between the terms of any Ancillary Facility, the applicable Ancillary Facility Documents and this Agreement, the terms and provisions of the applicable Ancillary Facility Document shall prevail unless the contrary intention is expressly provided for in this Agreement.

(c)	Each relevant Borrower and Ancillary Facility Lender will promptly upon request by the Facility Agent, supply the Facility Agent with such information relating to the operation of each Ancillary Facility (including without limitation details of the Ancillary Facility Outstandings and the Euro Amount thereof) as the Facility Agent may from time to time reasonably request (and each relevant Borrower consents to such documents and information being provided to the Facility Agent and the other Lenders).

8.3	DELIBERATELY LEFT BLANK

8.4	DELIBERATELY LEFT BLANK

8.5	Continuation of Ancillary Facilities

(a)	A Borrower and an Ancillary Facility Lender may, as between themselves only, agree to continue to provide the same banking facilities following the Termination Date applicable to a Revolving Facility or, as the case may be, following the cancellation of the relevant Revolving Commitments under this Agreement.

(b)	If any arrangement contemplated in paragraph (a) above is to occur, the relevant Borrower and the Ancillary Facility Lender shall each confirm that to be the case in writing to the Facility Agent. Upon such Termination Date or, as the case may be, date of cancellation, any such facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Finance Documents. Save for any rights and obligations against any Finance Party under the Finance Documents prior to such Termination Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility shall, as between the Finance Parties, continue and the Security shall not support any such facility in respect of any matters that arise after such Termination Date or, as the case may be, date of cancellation.

8.6	Adjustment for Ancillary Facilities upon acceleration

(a)	If a default occurs under any Ancillary Facility, no Ancillary Facility Lender may demand repayment of any monies or demand cash cover for any Ancillary Facility Outstandings, or take any analogous action in respect of any Ancillary Facility, until the Acceleration Date.

(b)	If an Acceleration Date occurs, the claims of each Lender with a Revolving Facility Commitment and each Ancillary Facility Lender in respect of amounts outstanding to them under a Revolving Facility and Ancillary Facilities respectively shall be adjusted in accordance with this Clause 8.6 (Adjustment for Ancillary Facilities upon acceleration) by making all necessary transfers of such portions of such claims such that following such transfers the Revolving Facility Outstandings and Ancillary Facility Outstandings (together with the rights to receive interest, fees and charges in relation thereto) of (i) each Lender with a Revolving Facility Commitment and (ii) each Ancillary Facility Lender, in each case as at the Acceleration Date shall be an amount corresponding pro rata to the proportion that the sum of such Lender’s Revolving Facility Commitment and/or (as the case may be) Ancillary Facility Commitment bears to the sum of all of the Revolving Facility Commitments and the Ancillary Commitments, each as at the Acceleration Date.

(c)	No later than the third Business Day following the Acceleration Date each of the Ancillary Facility Lenders shall notify the Facility Agent in writing of the Euro Amount of its Ancillary Facility Outstandings as at the close of business on the Acceleration Date, such amount to take account of any clearing of debits which were entered into the clearing system of such Ancillary Facility Lenders prior to the Acceleration Date and any amounts credited to the relevant accounts prior to close of business on the Acceleration Date.

(d)	On receipt of the information referred to in paragraph (a) above, the Facility Agent will promptly determine what adjustment payments (if any) are necessary as between the Lenders participating in a Revolving Facility and each Ancillary Facility Lender in order to ensure that, following such adjustment payments, the requirements of paragraph (b) above are complied with.

(e)	The Facility Agent will notify all the Lenders as soon as practicable of its determinations pursuant to paragraph (d) above, giving details of the adjustment payments required to be made. Such adjustment payments shall be payable by the relevant Lenders and shall be made to the Facility Agent within 5 Business Days following receipt of such notification from the Facility Agent. The Facility Agent shall distribute the adjustment payments received, among the Ancillary Facility Lenders and the Lenders participating in a Revolving Facility in order to satisfy the requirements of paragraph (b) above.

(f)	If at any time following the Acceleration Date, the amount of Revolving Facility Outstandings of any Lender or Ancillary Facility Outstandings of any Ancillary Facility Lender used in the Facility Agent’s calculation of the adjustments required under paragraph (d) above should vary for any reason (other than as a result of currency exchange fluctuation or other reason which affects all relevant Lenders equally), further adjustment payments shall be made on the same basis (mutatis mutandis) provided for in this Clause 8.3 (Adjustment for Ancillary Facilities upon acceleration).

(g)	In respect of any amount paid by any Lender (a “Paying Lender”) pursuant to either of paragraphs (e) or (f) above, as between a relevant Borrower and the Paying Lender, the amount so paid shall be immediately due and payable by such relevant Borrower to the Paying Lender and the payment obligations of such relevant Borrower to the Lender(s) which received such payment shall be treated as correspondingly reduced by the amount of such payment.

(h)	Each Lender shall promptly supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of giving effect to this Clause 8.6 (Adjustment for Ancillary Facilities upon acceleration).

(i)	If an Ancillary Facility Lender has the benefit of any Security Interest securing any of its Ancillary Facilities, the realisations from such security when enforced will be treated as an amount recovered by such Ancillary Facility Lender in its capacity as a Lender which is subject to the sharing arrangements in Clause 37 (Sharing among the Finance Parties) to the intent that such realisation should benefit all Lenders pro rata.

(j)	Prior to the application of the provisions of paragraph (b) above, an Ancillary Facility Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(k)	All calculations to be made pursuant to this Clause 8.3 shall be made by the Facility Agent based upon information provided to it by the Lenders and Ancillary Lenders and using the Euro Amount equivalent where applicable.

(l)	This Clause 8.6 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in euro or where the Borrower is not an existing Borrower under the applicable Revolving Facility (excluding that Ancillary Facility).

8.7	Repayment of Ancillary Facilities

(a)	No Ancillary Facility Lender may demand repayment or prepayment of any amounts under its Ancillary Facility unless:

(i)	the relevant Revolving Facility Commitments have been cancelled in full, or the Facility Agent has declared all Outstandings under the relevant Revolving Facility immediately due and payable; or

(ii)	the Ancillary Facility Outstandings under that Ancillary Facility can be repaid by a Revolving Facility Advance (and not less than 7 Business Days notice is given to the relevant Borrower before payment becomes due).

(b)	For the purposes of repaying Ancillary Facility Outstandings (so long as paragraph (a)(i) above does not apply) a Revolving Facility Advance may be borrowed irrespective of whether a Default is outstanding or any other applicable condition precedent not satisfied.

(c)	The share of the Ancillary Facility Lender in a Revolving Facility Advance being used to refinance that Ancillary Facility Lender’s Ancillary Facility will be that amount which will result (so far as possible) in:

(i)	the proportion which its share of all Outstandings under the relevant Revolving Facility bears to the aggregate amount of the Outstandings under the relevant Revolving Facility, being equal to:

(ii)	the proportion which its Available Commitment with respect to the relevant Revolving Facility bears to the aggregate of the Available Commitments with respect to the relevant Revolving Facility,

in each case, assuming the repayment of the relevant Ancillary Facility has taken place. The share of the other Lenders in any such Revolving Facility Advance will be adjusted accordingly.

8.8	Affiliates of Lenders as Ancillary Lenders

(a)

Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Facility Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender’s name in Part 1 (Lenders and Commitments) of Schedule 1 and/or the amount of any Revolving Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment with respect to a Revolving Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)	The Company shall specify any relevant Affiliate of a Lender in any Conversion Notice delivered by the Company to the Facility Agent pursuant to Clause 8.1 (Utilisation of Ancillary Facilities).

(c)	An Affiliate of a Lender which becomes an Ancillary Facility Lender shall accede to this Agreement as an Ancillary Facility Lender, and the Intercreditor Agreement as a Senior Lender.

(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (in accordance with Clause 26 (Assignments and Transfers), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Facility Document.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Facility Lender and the relevant Ancillary Facility Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

8.9	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate of a Borrower that is a member of the Bank Group may with the approval of the relevant Ancillary Facility Lender become a Borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of the Borrower in any Conversion Notice delivered by the Company to the Facility Agent pursuant to Clause 8.1 (Utilisation of Ancillary Facilities).

(c)	If any Borrower ceases to be a Borrower under this Agreement in accordance with Clause 26.19 (Resignation of a Borrower), any of its Affiliates that are not Affiliates of another Borrower shall cease to have any rights under this Agreement or any Ancillary Facility Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Facility Document.

9.	OPTIONAL CURRENCIES

9.1	Selection of Currency

Each Borrower under a Revolving Facility or an Additional Facility shall select the currency of a Revolving Facility Advance or an Additional Facility Advance made to it (which shall be Dollars, euro or an Optional Currency) in the Utilisation Request relating to the relevant Revolving Facility Advance or Additional Facility Advance.

9.2	Unavailability of Optional Currency

(a)	If before the Specified Time on the Quotation Date for the relevant Revolving Facility Advance or an Additional Facility Advance:

(i)	a Lender notifies the Facility Agent that the relevant Optional Currency is not readily available to it in the amount required; or

(ii)	a Lender notifies the Facility Agent that compliance with its obligation to participate in a Revolving Facility Advance or Additional Facility Advance in the proposed Optional Currency would contravene a Law or regulation applicable to it, the Facility Agent will give notice to the relevant Borrower to that effect by the Specified Time. In this event, any Lender that gives notice pursuant to this Clause 9.2 will be required to participate in the relevant Revolving Facility Advance in euro (in an amount equal to that Lender’s Proportion of the Euro Amount of the relevant Revolving Facility Advance or, in respect of a Rollover Advance, an amount equal to that Lender’s Proportion of the Euro Amount of any amount that the Lenders are actually required to advance in accordance with Clause 10.2 (Rollover Advances)), and its participation will be treated as a separate Advance denominated in euro during that Term.

(b)	Any part of a Revolving Facility Advance or Additional Facility Advance treated as a separate Advance under this Clause 9 (Optional Currencies) will not be taken into account for the purposes of any limit on the number of Advances or currencies outstanding at any one time.

10.	REPAYMENT OF REVOLVING FACILITY OUTSTANDINGS

10.1	Repayment of Revolving Facility Advances

The Borrower shall (subject to Clause 10.2 (Rollover Advances)) repay the full amount of each Revolving Facility Advance drawn by it on its Repayment Date.

10.2	Rollover Advances

Without prejudice to each Borrower’s obligation to repay the full amount of each Revolving Facility Advance made to it on the applicable Repayment Date, where, on the same day on which such Borrower is due to repay a Revolving Facility Advance

(a “Maturing Advance”) such Borrower has also requested that one or more Revolving Facility Advances in the same currency as and in an amount which is equal to or less than the Maturing Advance be made to it (a “Rollover Advance”), subject to the Lenders being obliged to make such Rollover Advance under Clause 4.1 (Conditions to Utilisation), the aggregate amount of the Rollover Advance shall be treated as if applied in or towards repayment of the Maturing Advance so that:

(a)	if the amount of the Maturing Advance exceeds the aggregate amount of the Rollover Advance:

(i)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(ii)	each Lender’s participation (if any) in the Rollover Advance shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the Maturing Advance and that Lender will not be required to make its participation in the Rollover Advance available in cash; and

(b)	if the amount of the Maturing Advance is equal to or less than the aggregate amount of the Rollover Advance:

(i)	the relevant Borrower will not be required to make any payment in cash; and

(ii)	each Lender will be required to make its participation in the Rollover Advance available in cash only to the extent that its participation (if any) in the Rollover Advance exceeds that Lender’s participation (if any) in the Maturing Advance and the remainder of that Lender’s participation in the Rollover Advance shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the Maturing Advance.

10.3	Cash Collateralisation of Documentary Credits

(a)	If not previously repaid in accordance with paragraph (b) below, each Borrower must repay each Documentary Credit issued on its behalf in full on the date stated in that Documentary Credit to be its Expiry Date.

(b)	A Borrower may give the Facility Agent not less than 5 Business Days prior written notice of its intention to repay all or any portion of a Documentary Credit requested by it prior to its stated Expiry Date and, having given such notice, shall procure that the relevant Outstanding L/C Amount in respect of such Documentary Credit is reduced in accordance with such notice by providing cash cover therefor in accordance with Clause 1.2(e) (Construction) (in each case) or by reducing the Outstanding L/C Amount of such Documentary Credit or by cancelling such Documentary Credit and returning the original to the relevant L/C Bank or the Facility Agent on behalf of the Lenders.

10.4	Final Repayment

The Company shall procure that all amounts outstanding under a Revolving Facility shall be repaid in full on its Final Maturity Date.

11.	REPAYMENT OF TERM FACILITY OUTSTANDINGS

11.1	Repayment of EUR B1 Facility Outstandings

The Borrowers under the EUR B1 Facility shall repay (or procure the repayment of) the aggregate outstanding principal amount of the EUR B1 Facility Advance respectively, in full in one instalment on the applicable Final Maturity Date.

11.2	No Reborrowing of Facility Advances

No Borrower may reborrow any part of any EUR B1 Facility Advance which is repaid.

11.3	Repayment of Additional Facility Outstandings

The Borrowers under each Additional Facility shall repay (or procure the repayment of) the aggregate outstanding principal amount of the Additional Facility Advances under that Additional Facility on the Final Maturity Date applicable to such Additional Facility.

12.	CANCELLATION

12.1	Voluntary Cancellation

The Borrower may, by giving to the Facility Agent not less than 3 Business Days prior written notice to that effect (unless the Instructing Group under the relevant Facility has given its prior consent to a shorter period) cancel any Available Facility in whole or any part (but if in part, in an amount that reduces the Euro Amount of such Facility by a minimum amount of €5,000,000 and an integral multiple of €1,000,000) and any such cancellation shall (subject to the provisions of Clause 8.1(f) (Utilisation of Ancillary Facilities)), reduce the relevant Available Commitments of the Lenders rateably.

12.2	Notice of Cancellation

Any notice of cancellation given by the Borrower pursuant to Clause 12.1 (Voluntary Cancellation) shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

12.3	Cancellation of Available Commitments

(a)	At the end of the Availability Period, any Available Commitments in respect of EUR B1 Facility shall automatically be cancelled and the Available EUR B1 Facility Commitment of each Lender shall automatically be reduced to zero.

(b)	On each Termination Date any Available Commitments in respect of the Facility to which such Termination Date relates shall automatically be cancelled and the Commitment of each Lender in relation to such Facility shall automatically be reduced to zero.

(c)	No Available Commitments which have been cancelled under this Agreement may thereafter be reinstated.

12.4	Right of Repayment and Cancellation in relation to a Single Lender

(a)	If:

(i)	any sum payable to any Lender, Ancillary Facility Lender or L/C Bank by an Obligor is required to be increased under Clause 19.2 (Tax Gross-up);

(ii)	any Lender, Ancillary Facility Lender or L/C Bank claims indemnification from a Borrower under Clause 19.3 (Tax Indemnity) or the Company under Clause 20 (Increased Costs); or

(iii)	any Lender, Ancillary Facility Lender or L/C Bank invokes Clause 17.3 (Market Disruption), then, subject to paragraph (c) below:

(A)	if the circumstance relates to a Lender, the Company may:

(1)	arrange for the transfer or assignment in accordance with this Agreement of the whole (but at par only) of that Lender’s Commitment and participation in the Utilisations to a new or existing Lender willing to accept that transfer or assignment; or

(2)	give the Facility Agent notice of cancellation of that Lender’s Commitment and the Company’s intention to procure the repayment of that Lender’s participation in the Utilisation, whereupon the Commitment of that Lender shall immediately be reduced to zero;

(B)	if the circumstance relates to an Ancillary Facility Lender, the Company may give the Facility Agent notice of cancellation of that Ancillary Facility Lender’s Ancillary Commitment and the Company’s intention to procure the repayment of the utilisations of any Ancillary Facility granted by that Ancillary Facility Lender, whereupon the Ancillary Commitment of that Ancillary Facility Lender shall immediately be reduced to zero; and

(C)

if the circumstance relates to an L/C Bank, the Company may give the Facility Agent notice of repayment of any outstanding Documentary Credit issued by such L/C Bank and cancellation of the appointment of such L/C Bank as an L/C

Bank under this Agreement in relation to any Documentary Credit to be issued in the future or the provision of full cash cover in respect of such L/C Bank’s maximum contingent liability under each outstanding Documentary Credit.

(b)	On the last day of each Interest Period or Term which ends after the Company has given notice under paragraph (a)(iii)(A)(2), (a)(iii)(B) or (a)(iii)(C) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation or utilisation of an Ancillary Facility is outstanding shall repay that Lender’s participation in that Utilisation or the utilisation of the Ancillary Facility granted by that Ancillary Facility Lender (together with all interest and other amounts accrued under the Finance Documents) or, as the case may be, provide full cash cover in respect of any Documentary Credit issued by that L/C Bank or any contingent liability under an Ancillary Facility.

(c)	The Company may only exercise its rights under paragraph (a) above if:

(i)	in the case of paragraphs (a)(i) and (a)(ii) above, the circumstance giving rise to the requirement or indemnification continues or, in the case of (a)(iii) no more than 90 days have elapsed since the relevant invoking of Clause 17.3 (Market Disruption); and

(ii)	it gives the Facility Agent and the relevant Lender not less than 5 Business Days prior notice.

(d)	The replacement of a Lender pursuant to paragraph (a)(iii)(A)(1) above shall be subject to the following conditions:

(i)	no Finance Party shall have any obligation to find a replacement Lender;

(ii)	any replaced Lender shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by that replaced Lender under any Finance Document; and

(iii)	any replacement of a Lender which is the Facility Agent shall not affect its role as the Facility Agent.

(e)	Prepayments made pursuant to this Clause 12.4 (Right of Repayment and Cancellation in relation to a Single Lender) shall be applied against the outstanding Advances pro rata.

12.5	Right of Cancellation in Relation to a Defaulting Lender

Without prejudice to the Company’s rights under Clause 2.2 (Increase):

(a)	if any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 3 Business Days notice of cancellation of each Available Commitment of that Lender;

(b)	on the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero; and

(c)	the Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

13.	VOLUNTARY PREPAYMENT

13.1	Voluntary Prepayment

(a)	Any Borrower may, by giving to the Facility Agent not less than 5 Business Days prior written notice to that effect (unless the Instructing Group under the relevant Facility has given its prior consent to a shorter period) repay any EUR B1 Facility Advance drawn by it under the EUR B1 Facilities in whole or in part (but if in part, in an amount that reduces the Euro Amount of the EUR B1 Facility Advance by a minimum amount of €5,000,000 and an integral multiple of €1,000,000), together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable).

(b)	Any Additional Facility Borrower may, by giving to the Facility Agent not less than 5 Business Days prior written notice to that effect (unless the Instructing Group under the relevant Facility has given its prior consent to a shorter period), repay any Additional Facility Advance by such minimum amount as is agreed by that Borrower and the relevant Additional Facility Lender.

(c)	Any Borrower may by giving to the Facility Agent not less than 5 Business Days prior written notice to that effect (unless an Instructing Group of Lenders under the relevant Revolving Facility has given its prior consent to a shorter period) repay a Revolving Facility Advance drawn by it in whole or in part (but if in part, in an amount that reduces the Euro Amount of a Revolving Facility Advance by a minimum amount of €5,000,000 and an integral multiple of €1,000,000 together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable).

13.2	Application of Repayments

Any voluntary prepayment made under Clause 13.1 (Voluntary Prepayment) shall be applied in repayment of any of the Term Facility Outstandings, any Revolving Facility Outstandings, in whole or in part, as selected by the Company at its discretion.

13.3	Release from Obligation to Make Advances

A Lender for whose account a repayment is to be made under Clause 12.4 (Right of Repayment and Cancellation in Relation to a Single Lender) shall not be obliged to participate in the making of Advances (including Revolving Facility Advances) or in the issue or counter-guarantee in respect of Documentary Credits or in the provision of Ancillary Facilities on or after the date upon which the Facility Agent receives the relevant notice of intention to repay such Lender’s share of the Outstandings, on which date all of such Lender’s Available Commitments shall be cancelled and all of its Commitments shall be reduced to zero.

13.4	Notice of Prepayment or Cancellation

Any notice of prepayment given by a Borrower pursuant to Clause 13.1 (Voluntary Prepayment) or Clause 12.4 (Right of Repayment and Cancellation in Relation to a Single Lender) and a notice of cancellation pursuant to Clause 12.2 (Notice of Cancellation) shall be irrevocable, shall specify the date upon which such prepayment is to be made and the amount of such prepayment and shall oblige that Borrower to make such prepayment on such date, provided that a notice or prepayment or cancellation may be conditional and not irrevocable provided that the Company or a Borrower shall within 10 Business Days’ notice from the Facility Agent indemnify any Lender in respect, and in the amount, of such Lender’s Break Costs as specified in such notice should cancellation or prepayment not occur on the date specified in the notice of cancellation or prepayment.

13.5	Restrictions on Repayment

No Borrower may repay all or any part of any Advance (including, at any time, a Revolving Facility Advance) except at the times and in the manner expressly provided for in this Agreement.

13.6	Cancellation upon Repayment

No amount repaid under this Agreement may subsequently be reborrowed other than any amount of a Revolving Facility Advance repaid in accordance with Clauses 10.1 (Repayment of Revolving Facility Advances) or 13.1(c) (Voluntary Prepayment) or any Documentary Credit repaid in accordance with this Agreement on or prior to the Final Maturity Date in respect of the relevant Revolving Facility and upon any repayment (other than in respect of a Revolving Facility Advance, as aforesaid) the Commitment of each Lender in relation to the relevant Facility shall be cancelled in an amount equal to each Lender’s Proportion of the amount repaid. For the avoidance of doubt, unless expressly agreed to the contrary in the relevant Ancillary Facility Documents, this Clause 13.6 (Cancellation upon Repayment) shall not apply to any Ancillary Facility.

14.	MANDATORY PREPAYMENT AND CANCELLATION

14.1	Change of Control

Upon becoming aware of a Change of Control:

(a)	the Company or a Borrower shall promptly notify the Facility Agent; and

(b)	if the Instructing Group so require, the Facility Agent shall, by not less than 30 Business Days’ notice to the Company and the Borrowers, cancel each Facility and declare all outstanding Advances, together with accrued interest and all other relevant amounts accrued under the Finance Documents immediately due and payable, whereupon each Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

14.2	Miscellaneous Provisions

(a)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any other amounts due under this Agreement in respect of that prepayment and, subject to Clause 33.2 (Break Costs), without premium or penalty.

(b)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(c)	Any prepayment in part of any Advance shall be applied against the participations of the Lenders in that Advance pro rata.

15.	INTEREST ON REVOLVING FACILITY ADVANCES

15.1	Duration

The duration of the Term for each Revolving Facility Advance shall, save as otherwise provided in this Agreement, be a period of any number of days from and including 1 day to and including 30 days or 1, 2, 3 or 6 months or such other period of up to 12 months as all the Lenders having a Revolving Facility Commitment may agree with the Borrower prior to submission of the relevant Utilisation Request provided that such period shall end on or before the Final Maturity Date in respect of the relevant Revolving Facility, in each case, as the Borrower may select in the relevant Utilisation Request.

15.2	Interest Payment Date for Revolving Facility Advances

On each Repayment Date (and, if the Term of any Revolving Facility Advance exceeds 6 months, on the expiry of each period of 6 months during such Term), the relevant Borrowers shall pay accrued interest on each Revolving Facility Advance made to it.

15.3	Interest Rate for Revolving Facility Advances

The rate of interest applicable to each Revolving Facility Advance during its Term shall be the rate per annum which is the sum of the Additional Facility Margin for the Revolving Facility and, in relation to any Revolving Facility Advance denominated in euro, EURIBOR, or in relation to any Revolving Facility Advance denominated in any other currency, LIBOR, for the relevant Term.

16.	INTEREST ON TERM FACILITY ADVANCES

16.1	Interest Periods for Term Facility Advances

The period for which a Term Facility Advance is outstanding shall be divided into successive periods (each an “Interest Period”) each of which (other than the first) shall start on the last day of the preceding such period.

16.2	Duration

The duration of each Interest Period shall, save as otherwise provided in this Agreement, be 1, 2, 3 or 6 months in respect of each Term Facility, or, in each case, such other period of up to 12 months as all the Lenders holding Commitments (in the case of the first Interest Period for a Term Facility Advance, and thereafter, Outstandings) under the relevant Facility may agree with the Borrower, in each case, as the Borrower may select by no later than 9:30 a.m. on the date falling 3 Business Days before the first day of the relevant Interest Period, provided that:

(a)	if such Borrower fails to give such notice of selection in relation to an Interest Period, the duration of that Interest Period shall, subject to the other provisions of this Clause 16 (Interest on Term Facility Advances), be 3 months; and

(b)	any Interest Period that would otherwise end during the month preceding or extend beyond a Repayment Date relating to the Term Facility Outstandings shall be of such duration that it shall end on that Repayment Date if necessary to ensure that there are Advances under the relevant Term Facility with Interest Periods ending on the relevant Repayment Date in a sufficient aggregate amount to make the repayment due on that Repayment Date.

16.3	Consolidation and Division of Term Facility Advances

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Term Facility Advances under the same Term Facility made to the same Borrower in the same currency; and

(ii)	end on the same date,

those Term Facility Advances will, unless that Borrower (or the Company on its behalf) specifies to the contrary for the next Interest Period, be consolidated into, and treated as, a single Term Facility Advance on the last day of the Interest Period.

(b)	Subject to the requirements of Clause 16.2 (Duration), a Borrower (or the Company on its behalf) may, by no later than 9:30 a.m. on the date falling 3 Business Days before the first day of the relevant Interest Period, direct that any Term Facility Advance borrowed by it shall, at the beginning of the next Interest Period relating to it, be divided into (and thereafter, save as otherwise provided in this Agreement, be treated in all respects as) 2 or more Advances in such amounts (equal in aggregate to the Euro Amount of the Term Facility Advance being so divided) as shall be specified by that Borrower or the Company in such notice provided that no such direction may be made if:

(i)	as a result of so doing, there would be more than 10 Advances outstanding under the relevant Term Facility; or

(ii)	any Term Facility Advance thereby coming into existence would have a Euro Amount of less than €25,000,000.

16.4	Payment of Interest for Term Facility Advances

On the last day of each Interest Period (or if such day is not a Business Day, on the immediately succeeding Business Day in the then current month (if there is one) or the preceding Business Day (if there is not)), and if the relevant Interest Period exceeds 6 months, on the expiry of each 6 month period during that Interest Period, the relevant Borrower shall pay accrued interest on the Term Facility Advance to which such Interest Period relates.

16.5	Interest Rate for Term Facility Advances

The rate of interest applicable to a Term Facility Advance at any time during an Interest Period relating to it shall be the rate per annum which is the sum of the Margin and, in relation to any relevant Advance denominated in euro, EURIBOR, or in relation to any relevant Advance denominated in any other currency, LIBOR, for such Interest Period.

16.6	Interest on Additional Facilities

The rate of interest on any Additional Facility and the timing of payment of such interest shall be regulated by the relevant Additional Facility Accession Deed.

16.7	Notification

(a)	The Facility Agent shall promptly notify the relevant Borrowers and the Lenders of each determination of LIBOR, EURIBOR, and any change to the proposed length of a Term or Interest Period or any interest rate occasioned by the operation of Clause 17 (Market Disruption and Alternative Interest Rates).

(b)	The Facility Agent shall promptly notify the relevant Borrower (or the Company) of each Funding Rate relating to a Loan.

17.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

17.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR for the Interest Period or Term of an Advance, the applicable LIBOR or EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Advance.

(b)	Shortened Interest Period: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR for:

(i)	the currency of an Advance; or

(ii)	the Interest Period or Term of an Advance and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of that Advance shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable LIBOR or EURIBOR for that shortened Interest Period shall be determined pursuant to the definition of “LIBOR” or “EURIBOR” as applicable.

(c)	Shortened Interest Period and Historic Screen Rate: If the Interest Period of an Advance is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for LIBOR or, if applicable EURIBOR for:

(i)	the currency of that Advance; or

(ii)	the Interest Period or Term of that Advance and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR or EURIBOR shall be the Historic Screen Rate for that Advance.

(d)	Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period or Term of that Advance, the applicable LIBOR or EURIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period or Term of that Advance.

(e)	Reference Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period or Term of that Advance shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable LIBOR or EURIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Advance and for a period equal in length to the Interest Period or Term of that Advance.

(f)	Alternative Reference Bank Rate: If paragraph (e) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period or Term the applicable LIBOR or EURIBOR shall be the Alternative Reference Bank Rate as of the Specified Time for the currency of that Advance and for a period equal in length to the Interest Period or Term of that Advance .

(g)	Cost of funds: If paragraph (f) above applies but no Alternative Reference Bank Rate is available for the relevant currency or Interest Period or Term there shall be no LIBOR or EURIBOR for that Advance and Clause 17.4 (Cost of funds) shall apply to that Advance for that Interest Period or Term.

17.2	Calculation of Reference Bank Rate and Alternative Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR or EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Date none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period or Term.

(c)	Subject to paragraph (d) below, if LIBOR or EURIBOR is to be determined on the basis of an Alternative Reference Bank Rate but an Alternative Reference Bank does not supply a quotation by the Specified Time, the Alternative Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Alternative Reference Banks.

(d)	If before close of business in London on the date falling one Business Day after the Quotation Date none or only one of the Alternative Reference Banks supplies a quotation, there shall be no Alternative Reference Bank Rate for the relevant Interest Period or Term.

17.3	Market disruption

(a)	If LIBOR or, if applicable, EURIBOR is determined otherwise than on the basis of an Alternative Reference Bank Rate and before close of business in London on the Quotation Date for the relevant Interest Period or Term, the Facility Agent receives notifications from a Lender or Lenders (whose participations in an Advance exceed 40 per cent. of that Advance) that the cost to it of funding its participation in that Advance from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR then the applicable LIBOR or EURIBOR shall be the Alternative Reference Bank Rate as of the Specified Time for the currency of the Advance and for a period equal in length to the Interest Period or Term of that Advance and if no Alternative Reference Bank Rate is available for the relevant currency or Interest Period or Term there shall be no LIBOR or EURIBOR for that Advance and Clause 16.4 (Cost of funds) shall apply to that Advance for the relevant Interest Period or Term.

(b)	If LIBOR or, if applicable, EURIBOR is determined on the basis of an Alternative Reference Bank Rate and before close of business in London on the date falling 1 Business Day after the Quotation Date for the relevant Interest Period or Term of the Advance the Facility Agent receives notifications from a Lender or Lenders (whose participations in an Advance exceed 40 per cent. of that Advance) that the cost to it of funding its participation in that Advance from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR then Clause 16.4 (Cost of funds) shall apply to that Advance for the relevant Interest Period or Term.

17.4	Cost of funds

(a)	If this Clause 17.4 applies, the rate of interest on each Lender’s share of the relevant Advance for the relevant Interest Period or Term shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event within 1 Business Day of the first day of that Interest Period (or, if earlier, on the date falling 5 Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Advance from whatever source it may reasonably select.

(b)	If this Clause 17.4 applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 17.4 applies pursuant to Clause 17.3 (Market disruption): and

(i)	a Lender’s Funding Rate is less than LIBOR or, in relation to any Advance in euro, EURIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Advance for that Interest Period or Term shall be deemed, for the purposes of paragraph (a) above, to be LIBOR or, in relation to an Advance in euro, EURIBOR.

(e)	If this Clause 17.4 applies pursuant to Clause 17.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

17.5	Notification to Company

If Clause 17.4 (Cost of funds) applies or if LIBOR or, if applicable, EURIBOR is to be determined on the basis of an Alternative Reference Bank Rate the Facility Agent shall, as soon as is practicable, notify the Company.

18.	COMMISSION AND FEES

18.1	Commitment Fees

(a)	The Company shall pay (or procure the payment of) to the Facility Agent for the account of each relevant Lender (other than an Ancillary Facility Lender) a commitment fee on the aggregate amount of such Lender’s Available Revolving Facility Commitment as set out in the Additional Facility Accession Deed in relation to a Revolving Facility.

(b)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Revolving Facility Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

18.2	Arrangement, Ticking and Underwriting Fee

Prior to the SPV Structure Termination Date, the SPV Borrower and on and after the SPV Structure Termination Date, the Company shall pay (or procure the payment of) to any Additional Facility Lenders the fees specified in the relevant Additional Facility Accession Deed at the times and in the amounts specified in such Additional Facility Accession Deed.

18.3	Agency Fee

(a)	Prior to the SPV Structure Termination Date, the SPV Borrower shall pay (or procure the payment of) to the Facility Agent and the SPV Security Trustee for their own account the fees specified in the letter dated on or about the date of this Agreement between the Facility Agent, the SPV Security Trustee and the SPV Borrower at the times and in the amounts specified in such letter.

(b)	On and after the SPV Structure Termination Date, the Company shall pay (or procure the payment of) to the Facility Agent and the Security Agent for their own account the fees specified in any letter between the Facility Agent and/or the Security Agent and the Company at the times and in the amounts specified in such letter.

18.4	Documentary Credit Fee

Each Borrower shall, in respect of each Documentary Credit issued on its behalf pay (or procure the payment of) to the Facility Agent for the account of each L/C Lender (for distribution in proportion to each L/C Lender’s L/C Proportion of such Documentary Credit) a documentary credit fee in the currency in which the relevant Documentary Credit is denominated at a rate equal to the applicable Additional Facility Margin for a Revolving Facility applied on the Outstanding L/C Amount in relation to such Documentary Credit (less any amount which has been repaid or prepaid). Such documentary credit fee shall be paid in arrears on each Quarter Date during the Term of the relevant Documentary Credit and on the relevant Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier) for that Documentary Credit.

18.5	L/C Bank Fee

Each relevant Borrower shall pay (or procure the payment of) to any other L/C Bank a fronting fee in respect of each Documentary Credit requested by it and issued by that L/C Bank, in the amount and at the times agreed in any letter entered into between such L/C Bank and such Borrower.

18.6	Prepayment Fee

If on or prior to the date falling 6 months after the Signing Date any Borrower:

(a)	makes any prepayment of a EUR B1 Facility Advance (each or together a “TL Facility Advance”) in connection with any Repricing Transaction; or

(b)	effects any amendment of this Agreement resulting in a Repricing Transaction,

such Borrower shall, in each case, pay to the Facility Agent, for the account of each applicable Lender,

(c)	in the case of paragraph (a) above, a prepayment fee equal to 1.00 per cent. flat on the amount of that Lender’s TL Facility Advance which is prepaid; and

(d)	in the case of paragraph (b) above, a prepayment equal to 1.00 per cent. flat on the aggregate amount of the TL Facility Advances of each Lender that shall have been the subject of a mandatory assignment under the circumstances described in Clause 44.14 (Replacement of Lenders) following the failure of such Lender to consent to such amendment and on or prior to the date falling 6 months after the Signing Date.

In this Clause:

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the TL Facility Advances with any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the TL Facility Advances and having an effective interest cost or weighted average yield (as determined by the Facility Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Facility Agent (acting reasonably) on the same basis) of the TL Facility Advances, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the TL Facility Advances.

19.	TAX GROSS-UP AND INDEMNITIES

19.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than (i) a FATCA Deduction or (ii) a deduction or withholding for or on account of any Bank Levy (or otherwise attributable to, or arising as a consequence of, a Bank Levy).

“Tax Payment” means either the increase in a payment made by a Borrower to a Finance Party under Clause 19.2 (Tax Gross-up) or a payment under Clause 19.3 (Tax Indemnity).

Unless a contrary indication appears, in this Clause 19 a reference to “determines” or “determined” means a determination made in the discretion of the person making the determination acting reasonably and in good faith.

19.2	Tax Gross-up

(a)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law or by a binding decision of a tax authority or court.

(b)	Each Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the relevant Borrower.

(c)	If a Tax Deduction is required by law to be made by a Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	In the case of a Tax Deduction made by a Borrower, that Borrower shall furnish, if reasonably possible, to the Facility Agent on behalf of the Finance Party concerned, within the period for payment permitted by the relevant law, either:

(i)	an official receipt of the relevant taxation or other authorities involved in respect of Tax Deduction; or

(ii)	if such receipts are not issued by the taxation or other authorities concerned on payment to them in respect of the Tax Deduction, a certificate of deduction or equivalent evidence of the relevant Tax Deduction.

(f)	Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FACTA Deduction.

19.3	Tax Indemnity

(a)	A Borrower shall (within ten Business Days of written demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party reasonably determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a payment of that Borrower under the Finance Documents. The Protected Party shall within five Business Days’ of request by that Borrower provide to that Borrower reasonable written details explaining the loss, liability or cost and the calculation of the amount claimed by the Protected Party.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 19.2 (Tax Gross-up);

(B)	relates to a FATCA Deduction required to be made by a Party; or

(C)	is suffered or incurred by a Finance Party in respect of a Bank Levy.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from a Borrower under this Clause 19.3, notify the Facility Agent.

19.4	Tax Credit

(a)

If and to the extent that a Borrower pays any additional amount under Clause 19.2 (Tax Gross-up) or makes a payment under Clause 19.3 (Tax Indemnity) and any Finance Party receives and retains the benefit of a refund of Tax or credit against Tax, including any relief, remission for, or repayment of any Tax which is identified by the Finance Party determines as attributable to the tax that was withheld or deducted (a “Tax Credit”), then that Finance Party shall reimburse to that Borrower such amount as it shall determine so as to leave that Finance Party after that reimbursement, in the same after-Tax position as in no better or worse position than it would have been in if payment of the relevant additional amount or payment had not been required. Each Finance Party shall have absolute discretion as to whether to claim any

Tax Credit and, if it does so claim, the extent, order and manner in which it does so and which reliefs and credits are to be regarded as used for these purposes. Such reimbursement shall be made as soon as reasonably practicable after such Finance Party shall have made any such determination. No Finance Party shall be obliged to disclose any information regarding its tax affairs or computations to the Borrowers.

(b)	If a Finance Party has made a payment to the Company or an Obligor pursuant to this Clause 19.4 (Tax Credit) on account of a Tax Credit and it subsequently transpires that that Finance Party did not receive that Tax Credit, or received a reduced Tax Credit, either the Company or such Obligor, as the case may be, shall, on demand, pay to that Finance Party the amount which that Finance Party determines, acting reasonably and in good faith, will put it (after that payment is received) in the same after-tax position as it would have been in had no such payment or a reduced payment been made to the Company or such Obligor.

(c)	No Finance Party shall be obliged to make any payment under this Clause 19.4 (Tax Credit) if, by doing so, it would contravene the terms of any applicable Law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

19.5	Stamp Taxes

The Borrowers shall pay and, within 10 Business Days of demand, indemnify each Secured Party and Mandated Lead Arranger against any cost, loss or liability that Secured Party or Mandated Lead Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document save for any such Taxes payable in respect of an assignment, transfer or sub-participation of a Lender’s interests in respect of a Finance Document.

19.6	Value Added Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT and no Party shall exercise any potential option for waiving a VAT exemption. Subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT, unless the VAT charge is caused by the Finance Party’s option to waive a VAT exemption, and in either case concurrently against the issue of an appropriate invoice.

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) in connection with a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), (i) if the Supplier is required to account to the relevant tax authority for the VAT, the Subject Party must also pay to the Supplier and, (ii)

if the Recipient is required to account to the relevant tax authority for the VAT the Subject Party must pay to the Recipient, (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. Where paragraph (i) applies, the Recipient must promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of the VAT chargeable on that supply. Where paragraph (ii) applies, the Subject Party must only pay to the Recipient an amount equal to the amount of such VAT to the extent that the Recipient reasonably determines that it is not entitled to a credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party for the full amount of such costs and expenses including such costs that represent VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(d)	Any reference in this Clause 19.6 to any Party shall, at any time when such Party is treated as a member of a group including but not limited to any fiscal unities for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or in the relevant legislation of any jurisdiction having implemented Council Directive 2006/112/EC on the common system of value added tax).

(e)	If VAT is chargeable on any supply made by a Finance Party to any Party under a Finance Document and if reasonably requested by such Finance Party, that Party must give the Finance Party details of its VAT registration number and any other information as is reasonably requested in connection with the Finance Party’s reporting requirements for the supply and at such time that the Finance Party may reasonably request it.

Where a Borrower is required to make a payment under paragraph (b) above, such amount shall not become due until the relevant Borrower has received a formal invoice detailing the amount to be paid.

19.7	Tax Administration Formalities

(a)	The Finance Parties and the Borrowers shall co-operate in good faith in completing any procedural steps (including, but not limited to, giving any required confirmation or providing any relevant information) necessary for the Borrowers to make payments to the Finance Party without any withholding or deduction for any Taxes. In particular, each Borrower agrees to provide such information in respect of itself as may be reasonably requested by the Finance Parties in writing in order for the Finance Parties to comply with any administrative formalities required for the Finance Parties to be exempt from withholding or deduction for any Taxes under any applicable international treaty.

(b)	Similarly, each Finance Party undertakes to provide any tax certificate or other document as may be reasonably requested by the Borrower in writing in order for the Borrowers to be exempt from or subject to a reduced rate of withholding or deduction for any Taxes under any applicable international treaty.

(c)	Each Finance Party shall confirm whether it is entitled to receive payments under the Finance Documents free from withholding under FATCA and shall provide any documentation, forms and other information relating to its status under FATCA reasonably requested by the Facility Agent or a Borrower sufficient for the Facility Agent and the Borrowers to comply with their obligations under FATCA and to determine whether such Finance Party has complied with such applicable reporting requirements. If any documentation, forms and other information relating to a Finance Party’s status under FATCA are or become materially inaccurate or incomplete, that Finance Party shall promptly update and provide such documentation, forms and other information relating to a Finance Party’s status under FATCA to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Finance Party shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

20.	INCREASED COSTS

20.1	Increased Costs

Subject to Clause 20.3 (Exceptions), the Company shall, within 3 Business Days of a demand by the Facility Agent, pay (or procure the payment of) for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result (direct or indirect) of:

(a)	the introduction or implementation of or any change in (or any change in the interpretation, administration or application of) any Law, regulation, practice or concession or any directive, requirement, request or guideline (whether or not having the force of law but where such law, regulation, practice, concession, directive, requirement, request or guideline does not have the force of law, it is one with which banks or financial institutions subject to the same are generally accustomed to comply) of any central bank, including the European Central Bank, the Financial Services Authority or any other fiscal, monetary, regulatory or other authority after the date of this Agreement; or

(b)	compliance with any Law, regulation, practice, concession or any such directive, requirement, request or guideline made after the date of this Agreement.

20.2	Increased Costs Claims

(a)	A Finance Party intending to make a claim pursuant to Clause 20.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its, or if applicable, its Affiliate’s Increased Costs and setting out in reasonable detail the circumstances giving rise to such claim and its calculations in relation to such Increased Costs.

20.3	Exceptions

Clause 20.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by Law to be made by a Borrower;

(b)	compensated for by Clause 19.3 (Tax Indemnity) (or would have been compensated for under Clause 19.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 19.3 (Tax Indemnity) applied);

(c)	attributable to the gross negligence of or wilful breach by, the Finance Party or, if applicable, any of its Affiliates of any law, regulation, practice, concession, directive, requirement, request or guideline, to which the imposition of such Increased Cost relates;

(d)	suffered by a Finance Party and in respect of which that Finance Party intends to make a claim pursuant to paragraph (a) of Clause 20.2 (Increased Costs Claims), is not (and its claim under paragraph (a) of Clause 20.2 (Increased Costs Claims) is not) notified by that Finance Party to the Facility Agent within 30 days of that Finance Party becoming aware that it had suffered the relevant Increased Cost;

(e)	is attributable to the implementation of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signing Date (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, relevant Finance Party or any of its Affiliates);

(f)	attributable to a FATCA Deduction required to be made by a Party; or

(g)	attributable to any Bank Levy but only to the extent that such Bank Levy is no more onerous than in respect of:

(i)	a Bank Levy not yet enacted into law, any draft of such proposed Bank Levy as at the date of this Agreement; or

(ii)	any other Bank Levy, as set out under existing law as at the date of this Agreement.

In this Clause 20.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 19.1 (Definitions).

21.	ILLEGALITY

21.1	Illegality of a Lender

If at any time after a Lender becomes a party to this Agreement it becomes unlawful in any applicable jurisdiction for such Lender to perform any of its obligations as contemplated by this Agreement or any Ancillary Facility Document respectively or to make, fund, issue or maintain its participation in any Utilisation or, in the case of an Ancillary Facility Lender, any utilisation under any Ancillary Facility:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, the Commitments of that Lender shall immediately be reduced to zero and cancelled or, if required by the Company, on such date transferred to another bank or institution willing to accept that transfer; and

(c)	upon the Facility Agent notifying the Company, the Company shall procure that each Borrower will, on such date as the Facility Agent shall have specified (being no earlier than the last day permitted by law):

(i)	repay that Lender’s participation in the Utilisations utilised by that Borrower (together with accrued interest on and all other amounts owing to that Lender under the Finance Documents) or, if required by the Company, that Lender’s participations shall on such date be transferred at par to another bank or institution willing to accept that transfer (to the extent it is lawful for such Lender to undertake such transfer); and/or

(ii)	repay each amount payable or, as the case may be, provide full cash cover in respect of each contingent liability under each Ancillary Facility of that Ancillary Facility Lender.

21.2	Illegality in Relation to an L/C Bank

If it becomes unlawful in any relevant jurisdiction for an L/C Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Documentary Credit (an “Affected Documentary Credit”):

(a)	that L/C Bank shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, that L/C Bank shall not be obliged to issue any future Documentary Credit that would give rise to such unlawfulness; and

(c)	upon the Facility Agent notifying the Company, each relevant Borrower shall use its best endeavours to procure the release of any Affected Documentary Credit.

22.	REPRESENTATIONS AND WARRANTIES

22.1	Representations and Warranties

Each Borrower on its own behalf, each Covenant Party on its own behalf and the Company on behalf of each other member of the Bank Group and each member of the Joint Venture Group makes the representations and warranties set out in this Clause 21 (Representations and Warranties), other than Clause 22.8 (Accounts) and Clause 22.10 (Financial Condition), which shall only be made by the Company.

22.2	Status

(a)	It is a company duly organised or a partnership duly formed, in either case, validly existing under the laws of its jurisdiction of incorporation or establishment.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

22.3	Powers and Authority

It has the power:

(a)	to enter into and comply with all obligations expressed on its part under the Finance Documents; and

(b)	(in the case of a Borrower) to borrow under this Agreement;

(c)	(in the case of a Guarantor) to give the guarantee in Clause 31 (Guarantee and Indemnity); and

(d)	in the case of a borrower or guarantor under any Proceeds Loan Finance Document, to borrow and/or give the guarantee, as applicable, under or in accordance with that Proceeds Loan Finance Document,

and has taken all necessary actions to authorise the execution, delivery and performance of the Finance Documents to which it is a party.

22.4	Legal Validity

(a)	Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligations enforceable, subject to any relevant reservations or qualifications as to matters of law contained in any Legal Opinion, in accordance with its terms.

(b)	The choice of English law as the governing law of the Finance Documents and its irrevocable submission to the jurisdiction of the courts of England in respect of any proceedings relating to the Finance Documents (in each case other than any Finance Document which is expressly to be governed by a law other than English law) will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any Legal Opinion.

(c)	Any judgment obtained in England in relation to a Finance Document (in each case other than any SPV Security Document or Security Document which is expressly to be governed by a law other than English law) will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any Legal Opinion.

22.5	Non-violation

The execution and delivery by it of, the Finance Documents to which it is a party, and its performance of the transactions contemplated thereby, will not violate:

(a)	in any material respect, any law or regulation or official judgment or decree applicable to it;

(b)	in any material respect, its constitutional documents; or

(c)	any agreement or instrument to which it is a party or binding on any of its assets or binding upon any other member of the Bank Group or any other member of the Bank Group’s assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

22.6	Consents

(a)	Subject to any relevant reservations or qualifications contained in any Legal Opinion, all material and necessary authorisations, registrations, consents, approvals, licences (other than the Licences), and filings required by it in connection with the execution, validity or enforceability of the Finance Documents to which it is a party and performance of the transactions contemplated by the Finance Documents have been obtained (or, if applicable, will be obtained within the required time period) and are validly existing.

(b)	The Licences are in full force and effect and each member of the Bank Group is in compliance in all material respects with all provisions thereof such that the Licences are not the subject of any pending or, to the best of its knowledge, threatened attack, suspension or revocation by a competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack, suspension or revocation of a Licence would not have or not be reasonably likely to have a Material Adverse Effect.

(c)	All the Necessary Authorisations are in full force and effect, each member of the Bank Group is in compliance in all material respects with all provisions thereof and the Necessary Authorisations are not the subject of any pending or, to the best of its knowledge, threatened attack or revocation by any competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack or revocation of a Necessary Authorisation would not have or not be reasonably likely to have a Material Adverse Effect.

22.7	Event of Default

No Event of Default has occurred and is continuing or will result from the making of any Advance.

22.8	Accounts

(a)	The Original Financial Statements:

(i)	present fairly in all material respects the financial position and the consolidated financial position of Ziggo Bond Company B.V. and UPC Nederland respectively as at the date to which they were drawn up; and

(ii)	have been prepared in all material respects in accordance with IFRS or GAAP (except that such consolidated financial statements do not include all consolidated Subsidiaries to the extent they are Unrestricted Subsidiaries).

(b)	The consolidated financial statements and other information related to the financial position of the Bank Group provided under this Agreement and most recently delivered to the Facility Agent are correct in all material respects.

22.9	Telecommunications, Cable and Broadcasting Laws

To the best of its knowledge and belief, it and each member of each Joint Venture Group is in compliance in all material respects with all Telecommunications, Cable and Broadcasting Laws (but excluding, for these purposes only, breaches of Telecommunications, Cable and Broadcasting Laws which have been expressly waived by the relevant regulatory authority), in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

22.10	Financial Condition

There has been no material adverse change in the consolidated financial position of the Bank Group (taken as a whole) since the date of the Original Financial Statements which would or is reasonably likely to have a Material Adverse Effect.

22.11	Environmental Laws

(a)	No member of the Bank Group has failed to comply in all material respects with applicable Environmental Law except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Bank Group where that claim has or is reasonably likely, if determined against that member of the Bank Group, to have a Material Adverse Effect.

22.12	Security Interests

Its execution and delivery of this Agreement, any Proceeds Loan Agreement or the Covenant Agreement does not necessitate and will not result in the creation or imposition of any Security Interest over any of its material assets or those of any member of the Bank Group (except for any Security Interest created pursuant to the Security Documents or the SPV Security Documents).

22.13	Litigation and Insolvency Proceedings

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started against any member of the Bank Group and, to its knowledge, no such proceedings are threatened, where in any such case, there is a reasonable likelihood of an adverse outcome to any member of the Bank Group where that outcome is of a nature which would or is reasonably likely to have a Material Adverse Effect.

(b)	None of the circumstances referred to in, prior to the SPV Structure Termination Date, Clause (a)(5) of Schedule 19 (Events of Default) and, on and after the SPV Structure Termination Date, clause (a)(5) of Schedule 23 (Post Fold-In Events of Default), have been commenced against it or any member of the Bank Group which is a Significant Subsidiary.

22.14	No Filing or Stamp Taxes

Under the laws of its jurisdiction of incorporation, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, other than the registration with the Dutch tax authorities or the Royal Netherlands Notarial Organisation (Koninlijke Notariële Beroepsorganisatie) of Dutch deeds of pledge or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording, notarising or enrolling or any tax or fee payable in relation to a Finance Document that is referred to in any Legal Opinion which will be made or paid promptly after the date of a Finance Document.

22.15	Taxation

(a)	No claims are being asserted against it or any member of the Bank Group with respect to Tax liabilities which are reasonably likely to be determined adversely to it or to such member and which, if so adversely determined, would or is reasonably likely to have a Material Adverse Effect.

(b)	It is not materially overdue in the filing of any Tax returns required to be filed by it (where such late filing might result in any material fine or penalty on it) and it has paid within any period required by law all Taxes shown to be due on any Tax returns required to be filed by it or on any assessments made against it (other than Tax liabilities being contested by it in good faith and where it has made adequate reserves for such liabilities or where such overdue filing, or non-payment, or a claim for payment, in each such case would not have or not be reasonably likely to have a Material Adverse Effect).

22.16	Ownership of Assets

Save to the extent disposed of in a manner permitted by the terms of any of the Finance Documents with effect from and after the Signing Date, it has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct its business taken as a whole in a manner consistent with the Business of the Bank Group to the extent that the failure to have such title, leases or licences or to be so entitled has or is reasonably likely to have a Material Adverse Effect.

22.17	Intellectual Property Rights

The Intellectual Property Rights owned by or licensed to it are all the material Intellectual Property Rights required by it in order to carry out, maintain and operate its business, properties and assets, and so far as it is aware, it does not infringe, in any way any Intellectual Property Rights of any third party, in each case, provided that there will be no breach of the representations and warranties in this Clause 22.17 where a failure to own or license the relevant Intellectual Property Rights or any relevant infringement thereof does not have or is not reasonably likely to have a Material Adverse Effect.

22.18	Bank Group Structure

The Group Structure Chart sets out a description which is true and complete in all material respects as at the Signing Date (pro forma for the corporate transactions that are due to occur on the Signing Date) of the corporate ownership structure of the Bank Group and of the ownership of the Borrowers.

22.19	ERISA

(a)	Neither it nor any member of the Bank Group or any ERISA Affiliate maintains, contributes to or has any obligation to contribute to or any liability under, any Plan, or in the past five years has maintained or contributed to or had any obligation to, or liability under, any Plan.

(b)	Neither it nor any ERISA Affiliate has, at any time, maintained or contributed to, and is not obliged to maintain or contribute to, any Plan that is subject to Title IV or Section 302 of ERISA and/or Section 412 of the Code or any Multiemployer Plan.

22.20	Anti-Terrorism Laws

Neither it nor any member of the Bank Group:

(a)	is, or is controlled by, a Designated Party;

(b)	to its knowledge, has received funds or other property from a Designated Party; or

(c)	to its knowledge, is in breach of any Anti-Terrorism Law.

It has taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws.

22.21	Margin Stock

It is not engaged, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying any Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, in each case in violation of any Margin Regulations, and no proceeds of any Utilisation under this Agreement or borrowing under any Proceeds Loan Agreement will be used for any purpose that will violate the Margin Regulations.

22.22	Investment Company Act

It is not required to register as an “investment company” or a company “controlled” by such an “investment company”, as such terms are defined in the United States Investment Company Act of 1940, as amended.

22.23	Claims Pari Passu

(a)	Subject to any relevant reservations or qualifications contained in any Legal Opinion, the claims of the Finance Parties against it under the Finance Documents to which it is party rank and will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

(b)	Subject to any relevant reservations or qualifications contained in any Legal Opinion, the claims of the Original Borrowers in their capacity as lenders of the Proceeds Loans against each Obligor (as defined in the Proceeds Loan Agreement) under the Proceeds Loan Finance Documents to which it is party rank and will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

22.24	No Immunity

In any legal proceedings taken in its jurisdiction of incorporation or establishment and, if different, England in relation to any of the Finance Documents to which it is party it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

22.25	Centre of Main Interests

Its Centre of Main Interests is the place in which its registered office is situated or, if different, another place in the country in which its registered office is situated, or The Netherlands.

22.26	No Material Misstatements

No information or financial statement furnished by it or on behalf of any member of the Bank Group to the Facility Agent or any Lender in connection with the negotiation of any Finance Document or included therein or delivered pursuant thereto contained any material misstatement of fact or omitted any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not misleading, in each case as at the date of the document containing such information or the date of such financial statement; provided that, to the extent any such information or financial statement was based on or constitutes a forecast or projection it and each member of the Bank Group represents only that it acted in good faith and utilized assumptions believed to be reasonable at the time in the preparation of such information or financial statement, it being understood that such forecasts and projections may vary from actual results and that such variances may be material.

22.27	Solvency

On the Signing Date, and immediately following the making of each Advance and the issuance of each Documentary Credit, and after giving effect to the application of the proceeds of each Advance and Documentary Credit, and after taking into account all rights of indemnity, subrogation and contributions available to the US Obligors under the terms of the Finance Documents and applicable law, (a) the fair value of the assets of each US Obligor, at a fair valuation, will exceed its debts and other liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each US Obligor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each US Obligor will be able to pay its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and (d) each US Obligor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Signing Date.

22.28	Sanctions

It has not and none of its respective Subsidiaries or any other member of the Bank Group, to the best of its knowledge or the best knowledge of any director, officer, agent, employee or other person acting on its behalf or on behalf of any of its respective Subsidiaries or on behalf of any other member of the Bank Group has caused it, the Company or any Covenant Party or any other member of the Bank Group or any of their respective Subsidiaries to be in violation of any applicable law, directive, national statute or administrative regulation relating to money-laundering, unlawful financial activities or unlawful use or appropriation of corporate funds including economic or financial sanctions or trade embargoes imposed by the US (including those administered by the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”) or equivalent European Union measure).

22.29	Times for Making Representations and Warranties

(a)

The representations and warranties set out in this Clause 21 are made by each Borrower, each Covenant Party and/or the Company (as applicable) regarding itself (other than those contained in Clause 22.8 (Accounts) and Clause 22.10 (Financial Condition) which shall only be made by the Company) on the Signing Date and on the Rollover Date, the representations and warranties set out in Clauses 22.2 (Status), 22.3 (Powers and Authority), 22.4 (Legal Validity), 22.19 (Margin Stock), 22.24 (No Immunity) and 22.25 (Centre of Main Interests) are deemed to be made again by each relevant Borrower or

Covenant Party (as applicable), on the date of each Utilisation Request, on the first date of each Interest Period in relation to an Advance under a Term Facility and on each Utilisation Date with reference to the facts and circumstances then existing and the representations and warranties set out in Clause 22.27 (Solvency) are deemed to be made by the US Obligors on the dates set out in that clause with reference to the facts and circumstances then existing.

(b)	The representations and warranties set out in this Clause 21 (except Clauses 22.10 (Financial Condition), 22.15 (Taxation), 22.18 (Bank Group Structure) and 22.23 (Claims Pari Passu)) are repeated by each Additional Obligor with respect to itself only on the date of the Obligor Accession Agreement relating to that Additional Obligor, with reference to the facts and circumstances then subsisting.

23.	FINANCIAL COVENANT

23.1	General

Each Borrower, the Company, UPC NL Holdco, any Affiliate Covenant Party and each Covenant Party shall comply with the financial information undertakings and covenants set out in, prior to the SPV Structure Termination Date, Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Schedule 22 (Post Fold-In Covenants).

23.2	Financial Definitions

In this Clause 23 (Financial Covenant):

“Accounting Period” in relation to any person means any period of approximately three months or one year, as the context requires, for which accounts of such person are required to be delivered pursuant to this Agreement.

“Consolidated Net Leverage Ratio” has the meaning given to it in, prior to the SPV Structure Termination Date, Schedule 21 (Definitions) and, on and after the SPV Structure Termination Date, Schedule 25 (Post Fold-In Definitions).

“Ratio Period” means each period of approximately 6 months covering two quarterly Accounting Periods of the Group ending on each date to which each set of financial statements required to be delivered under, prior to the SPV Structure Termination Date, Section 4.03 of Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Section 4.03 of Schedule 22 (Post Fold-In Covenants).

23.3	Financial Ratio

The Company will procure that the ratio of Consolidated Net Leverage Ratio for each Ratio Period shall not exceed 4.50:1.

23.4	Financial testing

Subject to Clause 1.3 (Accounting Expressions), the financial covenant set out in Clause 23.3 (Financial Ratio) shall be calculated in accordance with GAAP and tested by reference to each of the reports delivered pursuant to, prior to the SPV Structure Termination Date, Section 4.03(a)(1) and Section 4.03(a)(2) of Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Section 4.03(a)(1) and Section 4.03(a)(2) of Schedule 22 (Post Fold-In Covenants) and/or each compliance certificate delivered pursuant to, prior to the SPV Structure Termination Date, Section 4.04 of Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Section 4.04 of Schedule 22 (Post Fold-In Covenants).

23.5	Cure Provisions

(a)	The Company may cure a breach of the financial ratio set out in Clause 23.3 (Financial Ratio) by procuring that New Equity is injected into one or more members of the Bank Group by one or more Restricted Persons and/or additional Subordinated Shareholder Loans are provided to one or more members of the Bank Group in an aggregate amount equal to the amount which:

(i)	if it had been deducted from outstanding Indebtedness for the Ratio Period in respect of which the breach arose, would have avoided the breach; or

(ii)	if it had been added to Pro Forma EBITDA for the Ratio Period in respect of which the breach arose, would have avoided the breach.

(b)	A cure under this Clause 23.4 (Cure Provisions) will not be effective unless the required amount of additional equity or the proceeds of any Subordinated Shareholder Loans are received by one or more members of the Bank Group within 45 days of delivery of the financial statements delivered under pursuant to, prior to the SPV Structure Termination Date, Section 4.03(a)(2) and 4.03(a)(3) of Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Section 4.03(a)(2) and 4.03(a)(3) of Schedule 22 (Post Fold-In Covenants), which show that Clause 23.3 (Financial Ratio) has been breached.

(c)	No cure may be made under this Clause 23.4 (Cure Provisions):

(i)	in respect of more than five Ratio Periods during the life of the Facilities; or

(ii)	in respect of consecutive Ratio Periods.

(d)	There shall be no obligation to apply any equity injected or the proceeds of any Subordinated Shareholder Loans into the Bank Group under Clause 23.3 (Financial Ratio) in prepayment of the Proceeds Loans or the Facilities and to the extent not applied such amount will be deemed to be deducted from Indebtedness or added to Pro Forma EBITDA for the purposes of Clause 23.3 (Financial Ratio).

(e)

For the purpose of ascertaining compliance with Clause 23.3 (Financial Ratio), the ratio set out in Clause 23.3 (Financial Ratio) will be tested or retested, as applicable, giving effect to the adjustment referred to in paragraph

(a) above. If, after giving effect to the adjustment, the requirements of Clause 23.3 (Financial Ratio) are met, then the requirements under Clause 23.3 (Financial Ratio) shall be deemed to have been satisfied as at the relevant original date of determination.

23.6	Determinations

If there is a dispute as to any interpretation of or computation for Clause 23.1 (Financial Definitions), the interpretation or computation of the auditors of the Company shall prevail.

24.	UNDERTAKINGS

Each Borrower, the Company, UPC NL Holdco, any Affiliate Covenant Party and each Covenant Party shall comply with the information undertakings and covenants set out in, prior to the SPV Structure Termination Date, Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Schedule 22 (Post Fold-In Covenants) and all information to be provided by them under this Clause shall be supplied to the Facility Agent.

24.1	Duration

The undertakings in this Clause 24 (Undertakings) and Schedule 18 (Covenants) (or on and after the SPV Structure Termination Date, Schedule 22 (Post Fold-In Covenants)) will remain in force from the Signing Date for so long as any amount is or may be outstanding under any Finance Document or any Commitment is in force.

24.2	Information

The Company shall supply promptly or procure that there shall be supplied (in electronic form and, if requested, hard copy) promptly to the Facility Agent a copy of any material report or other notice, statement or circular, sent or delivered by any person (the “first person”) whose shares are pledged to the Security Agent pursuant to any Security Document or the SPV Security Trustee pursuant to any SPV Security Document to any person in its capacity as shareholder of the first person, which materially adversely affects the interest of the Finance Parties under such Security Document or SPV Security Document.

24.3	Notification of Default and Inspection Rights

(a)	Each Borrower and each Covenant Party shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it (unless that Borrower or Covenant Party is aware that such a notification has already been provided by another Borrower or Covenant Party, as applicable).

(b)	Each Borrower and each Covenant Party shall, if required by the Facility Agent (acting on the instructions of the Instructing Group), at any time whilst an Event of Default is continuing or the Facility Agent has reasonable grounds to believe that an Event of Default may exist and at other times if the Facility Agent has reasonable grounds for such request, permit representatives of the Facility Agent upon reasonable prior written notice to the Company to:

(i)	visit and inspect the properties of any member of the Bank Group during normal business hours;

(ii)	inspect its books and records other than records which the Borrowers or relevant member of the Bank Group is prohibited by law, regulation or contract from disclosing to the Facility Agent; and

(iii)	discuss with its principal officers and Auditors its business, assets, liabilities, financial position, results of operations and business prospects provided that (A) any such discussion with the Auditors shall only be on the basis of the audited financial statements of the Borrowers or the Bank Group and any compliance certificates issued by the Auditors and (B) representatives of the Company shall be entitled to be present at any such discussion with the Auditors.

(c)	Each Borrower and each Covenant Party shall promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	material non-compliance with any law or regulation relating to any Plan which would or is reasonably likely to have a Material Adverse Effect.

24.4	Authorisations

Each Borrower and each Covenant Party will, and the Company will procure that each of its Subsidiaries which is a member of the Bank Group will:

(a)	obtain or cause to be obtained, maintain and comply with the terms of:

(i)	every material consent, authorisation, licence or approval of, or filing or registration with or declaration to, governmental or public bodies or authorities or courts; and

(ii)	every material notarisation, filing, recording, registration or enrolment in any court or public office,

in each case required under any applicable law or regulation to enable it to perform its obligations under, or for the validity, enforceability or admissibility in evidence of the Finance Document to which it is a party; and

(b)	obtain or cause to be obtained every Necessary Authorisation and the Licences and ensure that (i) none of the Necessary Authorisations or Licences is revoked, cancelled, suspended, withdrawn, terminated, expires and is not renewed or otherwise ceases to be in full force and effect and (ii) no Necessary Authorisation or Licence is modified and no member of the Bank Group commits any breach of the terms or conditions of any Necessary Authorisation or Licence which, in the case of each of (i) and (ii), would or is reasonably likely to have a Material Adverse Effect.

24.5	Pari Passu Ranking

(a)	Each Borrower and each Covenant Party shall procure that its payment obligations under the Finance Documents do and will rank at least pari passu with all the claims of its other present and future unsecured and unsubordinated creditors (save for those obligations mandatorily preferred by applicable law applying to companies generally).

(b)	The Company shall procure that the payment obligations of each Obligor (as defined in the Proceeds Loan Agreement) under the Proceed Loan Finance Documents do and will rank at least pari passu with all the claims of its other present and future unsecured and unsubordinated creditors (save for those obligations mandatorily preferred by applicable law applying to companies generally).

24.6	Business

No Covenant Party shall (and the Company shall procure that no member of the Bank Group shall), without the prior written consent of the Instructing Group or save as otherwise permitted by the terms of this Agreement, make any change in the nature of its business as carried on immediately prior to the date of this Agreement, which would give rise to a substantial change in the business of the Bank Group taken as a whole from that set forth in the definition of Business, provided that this Clause 24.6 (Business) shall not be breached by a Covenant Party or any member of the Bank Group making a disposal or an acquisition or investment permitted by, prior to the SPV Structure Termination Date, Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Schedule 22 (Post Fold-In Covenants).

24.7	Compliance with Laws

Each Borrower and each Covenant Party shall, and the Company shall procure that each member of the Bank Group will, comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, having jurisdiction over it or any of its assets, except where failure to comply therewith would not have or be reasonably likely to have a Material Adverse Effect.

24.8	Insurance

Each Covenant Party shall (and the Company shall procure that each member of the Bank Group shall) effect and maintain insurances on and in relation to its business and assets against such risks and to such extent as is necessary or usual for prudent companies carrying on a business such as that carried on by such Covenant Party or member of the Bank Group with either a Captive Insurance Company or a reputable underwriter or insurance company except to the extent disclosed in the Wider Group’s public disclosure documents or to the extent that the failure to so insure does not have or is not reasonably likely to have a Material Adverse Effect.

24.9	Intellectual Property Rights

Except as otherwise permitted by this Agreement, each Covenant Party will, and the Company will procure that each member of the Bank Group will:

(a)	make such registrations and pay such fees and similar amounts as are necessary to keep those registered Intellectual Property Rights owned by any member of the Bank Group and which are material to the conduct of the business of the Bank Group as a whole from time to time;

(b)	take such steps as are necessary and commercially reasonable (including, without limitation, the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights referred to in paragraph (a) above) and (without prejudice to paragraph (a) above) take such other steps as are reasonably practicable to maintain and preserve its interests in those rights, except where failure to do so will not have or not be reasonably likely to have a Material Adverse Effect;

(c)	ensure that any licence arrangements in respect of the Intellectual Property Rights referred to in paragraph (a) above entered into with any third party are entered into on arm’s length terms and in the ordinary course of business (which shall include, for the avoidance of doubt, any such licensing arrangements entered into in connection with outsourcing on normal commercial terms) and will not have or not be reasonably likely to have a Material Adverse Effect;

(d)	not permit any registration of any of the Intellectual Property Rights referred to in paragraph (a) above to be abandoned, cancelled or lapsed or to be liable to any claim of abandonment for non-use or otherwise to the extent the same would or is reasonably likely to have a Material Adverse Effect; and

(e)	pay all fees, and comply with each of its material obligations under, any licence of Intellectual Property Rights which are material to the conduct of the business of the Bank Group as a whole from time to time.

24.10	Constitutive Documents

Each Borrower and each Covenant Party shall not, and the Company shall procure that no member of the Bank Group shall, amend its constitutive documents in any way which:

(a)	would or is reasonably likely to materially adversely affect (in terms of value, enforceability or otherwise) any charge or pledge over the shares or partnership interest of any Borrower, any Covenant Party or any member of the Bank Group granted to the beneficiaries under the Security Documents or the SPV Security Documents; or

(b)	could reasonably be expected to have a Material Adverse Effect.

24.11	ERISA

(a)	Each Covenant Party shall, and the Company shall procure that each member of the Bank Group shall, give the Facility Agent prompt notice of the adoption of, participation in or contribution to any Plan by it or any ERISA Affiliate, or any action by any of these to adopt, participate in or contribute to any Plan, or the incurrence by any of them of any liability or obligation to any Plan.

(b)	Each Covenant Party shall (and the Company shall procure that each of its Subsidiaries that are members of the Bank Group will) promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan.

(c)	No Covenant Party or any of its ERISA Affiliates may or is required to make any payment or contribution with respect to any Plan.

(d)	Each Covenant Party and its ERISA Affiliates must be, and remain, in compliance in all material respects with all laws and regulations relating to each of its Plans.

(e)	Each of the Covenant Party and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a lien or other encumbrance on any of its assets or which is reasonably likely to have a Material Adverse Effect.

24.12	“Know Your Client” Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of a Borrower or a Covenant Party or the composition of the shareholders of a Borrower or a Covenant Party after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective New Lender) to comply with “know your client” or similar reasonable identification procedures in circumstances where the necessary information is not already available to it, a Borrower or Covenant Party, as applicable, shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective New Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 5 Business Days prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that any person becomes an Acceding Obligor pursuant to Clause 27 (Acceding Group Companies) or a Covenant Party under the terms of the Covenant Agreement.

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Acceding Obligor or Covenant Party obliges the Facility Agent or any Lender to comply with “know your client” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Facility Agent or such Lender or any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Acceding Obligor or the accession of such Covenant Party to the Covenant Agreement and each Proceeds Loan.

24.13	Further Assurance

(a)	Each Covenant Party shall (and the Company shall procure that each member of the Bank Group shall) at its own expense, promptly take all such reasonable action as the Facility Agent or the Security Agent may require for the purpose of complying with the provisions of paragraph (b) below and for the registration or filing of any Security Documents delivered pursuant thereto with all appropriate authorities to the extent necessary for the purposes of perfecting the Security created thereunder.

(b)	The Company shall, subject to the Agreed Security Principles:

(i)	within 60 days of the Signing Date:

(A)	deliver to the Facility Agent a copy of the Security Documents listed in Schedule 9 (Original Security Documents) and any other Security Documents necessary to evidence compliance with the 80% Security Test duly executed by each of the parties thereto;

(B)	deliver to the Facility Agent a certificate signed by an authorised officer of the Company confirming that the 80% Security Test is satisfied by reference to the pro forma annual financial information referred to in paragraph (c) of the definition of Original Financial Statements;

(ii)	subject to the proviso below and except as otherwise provided in this Clause 24.13 (Further Assurance), procure that the 80% Security Test is satisfied at the end of each financial year starting with the financial year ending 31 December 2015 where such test is calculated by reference to the annual financial information relating to the Bank Group most recently delivered pursuant to, prior to the SPV Structure Termination Date, Section 4.03 of Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Section 4.03 of Schedule 21 (Post Fold-In Covenants) and certified in the relevant compliance certificate accompanying the same;

(iii)	ensure that any member of the Bank Group that gives a guarantee that has not been released in respect of the Existing Credit Agreement, Senior Secured Notes (as defined in the Intercreditor Agreement) and/or any Pari Passu Debt (as defined in the Intercreditor Agreement) shall also:

(A)	prior to the SPV Structure Termination Date, accede to the Proceeds Loan Agreement as an Obligor as defined therein and accede to the Covenant Agreement as an Obligor as define therein; and

(B)	on and after the SPV Structure Termination Date, accede to this Agreement as an Acceding Guarantor in accordance with Clause 28.2 (Acceding Guarantors);

(iv)	procure that in relation to any member of the Bank Group which becomes a borrower in relation to a Proceeds Loan, any Holding Company of that borrower that is a member of the Bank Group shall also become a guarantor in respect of each Proceeds Loan and an Obligor under the Covenant Agreement; and

(v)

subject to any Security Interests permitted under, prior to the SPV Structure Termination Date, Section 4.12 of Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Section 4.12 of Schedule 22 (Post Fold-In Covenants), Clause 44.8 (Release of Guarantees and Security) and prior to the SPV Structure Termination

Date, Sections 1.03 and 1.04 of Schedule 20 (Releases) and, on and after the SPV Structure Termination Date, Sections 1.01 and 1.02 of Schedule 24 (Post Fold-In Releases) procure that each member of the Bank Group which becomes a party to the Proceeds Loan Agreement as an Obligor (as defined therein), or after the SPV Structure Termination Date, a party to this Agreement as an Obligor if required to satisfy the 80% Security Test shall, have delivered to the Security Agent on or prior to the date of its accession to the Proceeds Loan Agreement or this Agreement (as applicable), one or more Security Documents granting security over assets in accordance with the 80% Security Test, or which the Security Agent agrees may be excluded from the Security granted under the Security Documents (provided that the Security Agent shall not agree to exclude any asset of a Covenant Party from the Security where the net book value of such asset exceeds €10,000,000 (or its equivalent in other currencies) without the prior consent of the Instructing Group (not to be unreasonably withheld or delayed)).

(vi)	procure that, at any time after the SPV Structure Termination Date:

(A)	in relation to any member of the Bank Group which becomes a Borrower for the purposes of this Agreement, any Holding Company of that Borrower that is a member of the Bank Group shall within 30 Business Days also become a Guarantor hereunder; and

(B)	within 30 Business Days of any person becoming a US Borrower:

(1)	a first ranking Security Interest is duly executed by each provider of that Security Interest over the shares in any member of the Bank Group holding an ownership interest in that US Borrower in favour of the Security Agent and in form and substance satisfactory to the Security Agent; and

(2)	to the extent that US Borrower is not set up as a general partnership, a first ranking Security Interest is duly executed by each provider of that Security Interest over the ownership interests in that US Borrower in favour of the Security Agent and in form and substance satisfactory to the Security Agent.

(c)	A breach of paragraph (b)(i)(B) and (ii) above shall not constitute a Default if:

(i)	one or more members of the Bank Group become Obligors under and as defined in the Proceeds Loan Agreement and the Covenant Agreement or, after the SPV Structure Termination Date, Obligors in accordance with Clause 28.1 (Acceding Borrowers) or Clause 28.2 (Acceding Guarantors), as applicable, within 10 Business Days of the delivery of a compliance certificate by the Company demonstrating that the 80% Security Test is not satisfied; and

(ii)	the Facility Agent (acting reasonably) is satisfied that the 80% Security Test would have been satisfied at the end of the relevant financial year if such compliance certificate had been prepared on the basis that such members of the Bank Group had been Covenant Parties as at that date.

(d)	In relation to any provision of this Agreement which requires the Covenant Parties or any member of the Bank Group to deliver a Security Document for the purposes of granting any guarantee or Security for the benefit of the Finance Parties, the Security Agent agrees to execute, as soon as reasonably practicable, any such guarantee or Security Document which is presented to it for execution.

(e)	At any time after an Event of Default has occurred and whilst such Event of Default is continuing, each Covenant Party shall, at its own expense, take any and all action as the Security Agent may deem necessary for the purposes of perfecting or otherwise protecting the Lenders’ interests in the Security constituted by the Security Documents.

(f)	For the purposes of determining whether the 80% Security Test is satisfied at any time under this Agreement other than at the end of a financial year pursuant to Clause 24.13(b) (Further Assurance) or for purposes of determining whether the 80% Security Test would be satisfied after a disposal or other transaction is consummated or to determine whether assets are required to remain or become subject to Security in order to comply with the 80% Security Test pursuant to Clause 24.13(b)(i) (Further Assurance) or otherwise (in any such case, the “Testing Time”),

(i)	the 80% Security Test shall be applied using the financial statements in respect of the Financial Quarter immediately preceding the Testing Time, adjusted pro forma for the transaction (which, in the case of Clause 24.13(g) (Further Assurance), means the designation of the Affiliate Covenant Party as a borrower and/or a guarantor under the Proceeds Loan Agreement or, after the SPV Structure Termination Date, a Borrower or Guarantor in accordance with Clause 28.1 (Acceding Borrowers) or Clause 28.2 (Acceding Guarantors), and the inclusion of the Subsidiaries of the Affiliate Covenant Party as members of the Bank Group) for which the 80% Security Test is being tested and any other transactions that took place after the end of such Financial Quarter that also required the satisfaction of the 80% Security Test; and

(ii)	any member of the Bank Group which (A) is not a Covenant Party or (B) has not granted Security over assets in accordance with the 80% Security Test, each in favour of the Security Agent in accordance with this Clause, shall be excluded from the numerator (but not the denominator) in the determination of whether members of the Bank Group generating not less than 80% of Pro Forma EBITDA have acceded as guarantors for purposes of the 80% Security Test.

(g)	On or prior to the date falling 60 Business Days from any Affiliate Covenant Party becoming a party to the Proceeds Loan Agreement and the Covenant Agreement or this Agreement (as applicable), the Company shall deliver to the Facility Agent a certificate signed by an authorised officer of the Company confirming that the 80% Security Test (calculated on a combined basis (in accordance with paragraph (f) above) across the Bank Group (as existing immediately prior to the that date) and the Affiliate Covenant Party and its Subsidiaries) is satisfied.

(h)	Following the SPV Structure Termination Date, for so long as any US Borrower shall remain a Borrower, the members of the Bank Group together owning 100% of the ownership interests in that US Borrower (as at the date of the accession of that US Borrower as a Borrower) shall continue to together own 100% of the ownership interests in that US Borrower at all times.

24.14	United States laws

Each Borrower and each Covenant Party shall not:

(a)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock in violation of the Margin Regulations; or

(b)	use the proceeds of any Loan, Proceeds Loan or drawings under any Letter of Credit, in each case, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.

24.15	Taxation

Each Borrower shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith; and

(b)	such failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

24.16	Asset Security Release

(a)	The Parties shall, at the request of the Company at any time, enter into all documentation that is necessary or desirable to ensure that, subject to obtaining the consent to the extent necessary of any applicable party to the Intercreditor Agreement that is not a Party the Security granted by the Covenant Parties over their assets (other than any Security granted by a Covenant Party over the shares in another Covenant Party and any rights of the Company or UPC NL Holdco in relation to any intercompany loan from it to any other member of the Bank Group or any Unrestricted Subsidiary) is released.

(b)	If any documentation is to be entered into in accordance with paragraphs (a) above, the Facility Agent may effect, on behalf of any Finance Party, amendments to the Intercreditor Agreement or enter into, on behalf of any Finance Party, such documentation without consent from, reference to or consultation with any other Finance Party.

24.17	Management Input

(a)	The Parties agree to negotiate in good faith any amendments reasonably requested during the period commencing on the Rollover Date and ending on the date falling 30 days thereafter to the extent reasonably requested by either the Lenders (acting through the Facility Agent) or the Company (to the extent that such amendments are not materially adverse to the interests of either the Lenders or the Company). Each Party agrees that they will not unreasonably withhold consent to any request to amend or supplement this Agreement, in particular any amendments that are:

(i)	designed to correct any ambiguity, omission, defect, error or inconsistency in the documentation (including without limitation to correct any inconsistencies between the term sheets and the long form documentation);

(ii)	of an administrative nature; or

(iii)	designed to take into account operational or technical factors that affect the Bank Group,

provided that the Lenders shall not be required to consent to any amendment to the financial covenant ratio levels or related definitions, to the tranching of such debt, to any pricing levels, to the security and guarantee package, to the repayment and mandatory prepayment provisions, to the intercreditor and ranking arrangements, to majority voting arrangements, to the provisions relating to transfers and assignments by the Lenders or to amendments and waivers provisions.

(b)	If any such requested amendments are agreed by the Parties, the Parties agree to promptly enter into any amendments, variations or supplements to this Agreement or any other Finance Document to effect those amendments. This Clause is without prejudice to paragraph 44.6(a)(ii) of Clause 44.5 (Technical, Operational and OID Amendments).

24.18	Holding Company

Without the consent of the Instructing Group, the Company, UPC NL Holdco, each US Borrower (other than the US SPV Borrower) and any direct or indirect shareholder of a Successor Company which is a member of the Bank Group shall not trade, carry on any business, own any assets or incur any liabilities except in respect of:

(a)	the provision of administrative, managerial, legal and accounting services of a type customarily provided by a Holding Company to its Subsidiaries;

(b)	the ownership of shares, membership interests or other equity interests in its Subsidiaries or itself;

(c)	ownership of intra-Bank Group debit balances, intra-Bank Group credit balances and other debit and credit balances in bank accounts or making loans to any other member of the Bank Group;

(d)	any business, assets or liabilities arising in connection with a Permitted Transaction, a Restricted Payment (as defined in, prior to the SPV Structure Termination Date, Section 4.07 of Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Section 4.07 of Schedule 22 (Post Fold-In Covenants)) permitted to be made under this Agreement or any Subordinated Shareholder Loans;

(e)	entering into and performing any Finance Document, any other Senior Secured Finance Document (as defined in the Intercreditor Agreement) and any underwriting, purchase or similar agreement or dealer manager or tender offer agreement or engagement letter in connection with any Senior Secured Notes, Senior Unsecured Notes or Pari Passu Debt (in each case as defined in the Intercreditor Agreement) on terms customary for such agreements to be determined in good faith by the Company;

(f)	professional fees and administration costs in the ordinary course of business as a holding company;

(g)	any liabilities for Taxes;

(h)	the ownership of Cash and Cash Equivalent Investments;

(i)	any liabilities under the Finance Documents or any other Senior Secured Finance Documents (as defined in the Intercreditor Agreement); and

(j)	any subordinated guarantee in relation to Senior Unsecured Notes (in each case as defined in the Intercreditor Agreement) that is permitted by this Agreement.

24.19	SPV Security Further Assurance

(a)	Prior to the SPV Structure Termination Date, each Obligor shall at its own expense, promptly take all such reasonable action as the Facility Agent or the SPV Security Trustee may require for the registration or filing of any SPV Security Documents delivered pursuant thereto with all appropriate authorities to the extent necessary for the purposes of perfecting the Security Interests created thereunder.

(b)	In relation to any provision of this Agreement which requires the SPV Borrower or the US SPV Borrower to deliver an SPV Security Document for the purposes of granting any Security Interest for the benefit of the Finance Parties, the SPV Security Trustee agrees to execute, as soon as reasonably practicable, any such SPV Security Document which is presented to it for execution.

(c)	At any time after an Event of Default has occurred and whilst such Event of Default is continuing, each Obligor shall, at its own expense, take any and all action as the SPV Security Trustee may deem necessary for the purposes of perfecting or otherwise protecting the Lenders’ interests in the Security Interests constituted by the SPV Security Documents.

24.20	SPV Structure Termination

(a)	The Company shall give the Facility Agent and the SPV Security Trustee at least 3 Business Days’ written notice prior to effecting any proposal to effect the SPV Structure Termination.

(b)	Following delivery of a notice by the Company in accordance with paragraph (a) above:

(i)	the SPV Security Trustee shall (and it is hereby authorised by the other Finance Parties without the need for any further consent or notification to) at the request of and cost of the Company:

(A)	execute such documents as may be required to release any assets from Security Interests constituted by any relevant SPV Security Document or certify that any floating charge constituted by any relevant SPV Security Document over such assets has not crystallised; and

(B)	resign as a Party to this Agreement by delivering a notice to that effect to the Facility Agent and the Company;

(ii)	if there will be Available Commitments or Outstandings under this Agreement after the SPV Structure Termination Date:

(A)	the Company shall:

(1)	deliver to the Facility Agent a duly executed copy of a written notice from the Company to each Agent (as defined in the Intercreditor Agreement) which is a party to the Intercreditor Agreement on such date designating the Liabilities (as defined in the Intercreditor Agreement) owed by the Obligors under this Agreement as Pari Passu Debt (as defined in the Intercreditor Agreement);

(2)	procure that members of the Bank Group accede to this Agreement as Borrowers or Guarantors in accordance with Clause 28.1 (Acceding Borrowers) or Clause 28.2 (Acceding Guarantors) such that the Company is able to give the confirmation at paragraph (4) below;

(3)	procure that Security Documents are entered into such that the Company is able to give the confirmation at paragraph (4) below;

(4)	deliver to the Facility Agent a certificate signed by an authorised officer of the Company confirming that the 80% Security Test is satisfied by reference to the annual financial information relating to the Bank Group most recently delivered pursuant to, prior to the SPV Structure Termination Date, Section 4.03 of Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Section 4.03 of Schedule 22 (Post Fold-In Covenants) and certified in the relevant compliance certificate accompanying the same; and

(5)	procure that the Security Agent accedes to this Agreement by executing and delivering to the Facility Agent a Security Agent Accession Agreement; and

(B)	each Lender and the Facility Agent shall accede to the Intercreditor Agreement as a Pari Passu Creditor (as defined in the Intercreditor Agreement) in accordance with Clause 21.7 (New Pari Passu Creditors and Pari Passu Debt Representatives) of the Intercreditor Agreement;

(iii)	the Facility Agent and the Security Agent shall (and is hereby authorised by the other Finance Parties to) release the members of the Bank Group that are party to any Covenant Agreement from all of their obligations and liabilities under such documents; and

(iv)	if amounts remain outstanding under any Proceeds Loan, the SPV Borrower, the US SPV Borrower and the SPV Security Trustee shall, and each Lender agrees and authorises the SPV Borrower, the US SPV Borrower and the SPV Security Trustee to, release the obligations of each Obligor (as defined in the Proceeds Loan Agreement) in its capacity as a guarantor under the Proceeds Loan Agreement.

24.21	Amendments to Schedules

The parties to this Agreement acknowledge and agree that they shall consider in good faith any amendments to:

(a)	prior to the SPV Structure Termination Date, Schedule 18 (Covenants), Schedule 19 (Events of Default), Schedule 19 (Releases) and Schedule 21 (Definitions) proposed by the SPV Borrower to conform them in line with any notes that are issued by the SPV Borrower or the US SPV Borrower; and

(b)	on and after the SPV Structure Termination Date, Schedule 22 (Post Fold-In Covenants), Schedule 23 (Post Fold-In Events of Default), Schedule 24 (Post Fold-In Releases) and Schedule 25 (Post Fold-In Definitions), proposed by the Company to conform them in line with any notes that are issued by any member of the Bank Group, and each Lender shall act reasonably in respect of any such request (but having regard to any incremental credit risk to such Lender and any other relevant regulatory aims or requirements of such Lender).

24.22	Proceeds Loan Borrowers

(a)	Prior to the SPV Structure Termination Date, each Covenant Party shall ensure that no person accedes to the Proceeds Loan Agreement as a Borrower (as defined therein) unless that person is, or is a direct or indirect wholly-owned Subsidiary of, the Company, UPC NL Holdco or an Affiliate Covenant Party.

(b)	Prior to the SPV Structure Termination Date, each Borrower, the Company, UPC NL Holdco and each Affiliate Covenant Party shall take such steps as are reasonably necessary to ensure that a Proceeds Loan is not designated as a loan owed by an affiliate, connected person or insider (or similar) of the Original Borrowers or subject to statutory equitable subordination (or similar) in the event of the insolvency (or similar) of the relevant Borrower (as defined in the Proceeds Loan Agreement).

25.	EVENTS OF DEFAULT

25.1	Events of Default

Each of the events or circumstances set out in, prior to the SPV Structure Termination Date, Schedule 19 (Events of Default) and, on and after the SPV Structure Termination Date, Schedule 23 (Post Fold-In Events of Default), is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

25.2	Acceleration

On and at any time after the occurrence of an Event of Default while such event is continuing the Facility Agent may, and if so directed by the Instructing Group will, by notice to the Borrowers declare that an Event of Default has occurred and:

(a)	cancel the Total Commitments;

(b)	demand that all or part of the Outstandings be immediately due and payable, whereupon they shall become immediately due and payable together with all interest accrued on those Outstandings and all other amounts payable by the Obligors under the Finance Documents, cancel the Total Commitments and/or Ancillary Facility Commitments at which time they shall immediately be cancelled;

(c)	declare that all or part of the Outstandings be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Instructing Group;

(d)	declare that cash cover in respect of each Documentary Credit is immediately due and payable at which time it shall become immediately due and payable;

(e)	declare that cash cover in respect of each Documents Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Instructing Group;

(f)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(g)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Instructing Group; and/or

(h)	exercise or direct the SPV Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Upon receipt by a Borrower of any notice from the Facility Agent in relation to any demand or declaration as set out in paragraph (b) above, that Borrower shall give a notice under the Proceeds Loan Agreement to the relevant borrowers thereunder declaring the amounts outstanding under each Proceeds Loan that corresponds to that demand or declaration to be immediately due and payable in accordance with the terms of the Proceeds Loan Agreement.

25.3	Automatic Acceleration

If an Event of Default described in, on or prior to the SPV Structure Termination Date, clause (a)(11) of Schedule 19 (Events of Default) or, on or after the SPV Structure Termination Date, clause (a)(11) of Schedule 23 (Post Fold-In Events of Default) occurs, or upon the entry of an order for relief in a voluntary or involuntary bankruptcy of any US Borrower, all Outstandings drawn by that US Borrower under this Agreement will be immediately and automatically due and payable and the Total Commitments (to the extent they relate to such Outstandings) will, if not already cancelled under this Agreement, be immediately and automatically cancelled.

25.4	Repayment on Demand

If, pursuant to paragraph (c) of Clause 25.2 (Acceleration), the Facility Agent declares all or any part of the Outstandings to be due and payable on demand of the Facility Agent, then, and at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Company:

(a)	require repayment of all or the relevant part of the Outstandings on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by any Borrower or Obligor under the Finance Documents) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

(b)	select as the duration of any Interest Period or Term which begins whilst such declaration remains in effect a period of 6 months or less.

26.	ASSIGNMENTS AND TRANSFERS

26.1	Successors and Assignees

This Agreement shall be binding upon and enure to the benefit of each party to this Agreement and its or any subsequent successors, permitted assignees and transferees.

26.2	Conditions of assignment or transfer

(a)	This Clause 26.2 does not apply to any assignment or transfer pursuant to which any person becomes a Party as a Lender under paragraph (c) of the definition of “Lender” as set out in Clause 1.1 (Definitions) of this Agreement.

(b)	Subject to the other provisions of this Clause 26.2 (Conditions of assignment or transfer), any Lender may, at any time, assign all or any of its rights and benefits under the Finance Documents in accordance with Clause 26.3 (Assignments) or transfer all or any of its rights, benefits and obligations under the Finance Documents to any person (a “New Lender”) in accordance with Clause 26.4 (Transfer Deed) provided that the prior written consent of the Company is received in respect of any assignment or transfer, such consent not to be unreasonably withheld, provided that:

(i)	such consent shall be deemed to have been given if not declined in writing within 5 Business Days of a written request by any Lender to the Company;

(ii)	no consent shall be required in the case of any assignment or transfer by a Lender to another Lender and/or to its Affiliate (or in the case of any Lender which constitutes a fund advised and/or managed by a common entity or an Affiliate thereof, to any other fund managed by such common entity or Affiliate); and

(iii)	no consent shall be required in the case of any assignment or transfer to any New Lender at any time after the occurrence of an Event of Default which is continuing.

(c)	Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign or transfer any of its rights benefits or obligations under the Finance Documents in relation to a Revolving Facility without the prior written consent of the Company, provided that no such consent shall be required in the case of any assignment or transfer:

(i)	by a Lender to another Lender and/or to its Affiliate (or in the case of any Lender which constitutes a fund advised and/or managed by a common entity or an Affiliate thereof, to any other fund managed by such common entity or Affiliate); and

(ii)	to any New Lender at any time after the occurrence of an Event of Default which is continuing.

(d)	No Lender shall be entitled to:

(i)	(unless otherwise consented to in writing by the Company) effect any assignment or transfer:

(A)	in respect of any portion of its Commitment and/or Outstandings in an amount of either less than $1,000,000 or €1,000,000 (in the case of participations in Advances denominated in Dollars or euro respectively) (or its equivalent as at the date of such assignment or transfer) of its aggregate participations across the Facilities or less than such higher amount as may be required from time to time for the party assuming the commitment to be deemed a professional market party within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht), unless its aggregate participations across the Facilities is less than such amount, in which case it shall be permitted to transfer its entire participations across the Facilities;

(B)	which would result in it or the proposed assignee or transferee holding an aggregate participation of more than zero but either less than €1,000,000 (or its equivalent as at the date of such assignment or transfer) in aggregate across the Facilities or less than such higher amount as may be required from time to time for the party assuming the commitment to be deemed a professional market party within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht) in the Facilities; or

(C)	in relation to its participation in a Revolving Facility other than to the extent such transfers and assignments are on a pro rata basis as between the relevant Lender’s Commitment under and participation in Outstandings under the relevant Revolving Facility; or

(ii)	in relation to any sub-participation of its rights and obligations under the Facilities, relinquish some or all of its voting rights in respect of the Facilities to any person in respect of any such sub-participation other than voting rights in respect of the matters referred to in paragraphs (b), (c), (d) or (e) of Clause 44.2 (Consents).

(e)	For the purposes of satisfying the minimum hold requirement set out in paragraph (d)(i) above, any participations held by funds advised and/or managed by a common entity or an Affiliate thereof may be aggregated.

(f)	Notwithstanding any other provision of this Agreement, the consent of each L/C Bank shall be required (such consent not to be unreasonably withheld or delayed) for any assignment or transfer of any Lender’s rights and/or obligations under the relevant Revolving Facility provided that in relation to any assignment or transfer required by the Company under Clause 12.4 (Right of Repayment and Cancellation in relation to a Single Lender) or Clause 44.14 (Replacement of Lenders), an L/C Bank may not withhold such consent unless, acting reasonably, the reason for so doing relates to the creditworthiness of the proposed New Lender.

(g)	Notwithstanding any other provision of this Clause 26.2 (Conditions of assignment or transfer), no assignment or transfer shall be permitted to settle or otherwise become effective within the period of five Business Days prior to (i) the end of any Interest Period or Term or (ii) any Repayment Date.

(h)	Each New Lender, by executing the relevant Transfer Deed or Transfer Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the transferring Lender would have been had it remained a Lender.

26.3	Assignments

(a)	Unless such assignment or transfer is effected by a Transfer Agreement pursuant to Clause 26.5 (Transfer Agreements), if any Lender wishes to assign all or any of its rights and benefits under the Finance Documents, unless and until the relevant assignee has agreed with the other Finance Parties that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to the Finance Documents as a Lender, such assignment shall not become effective and the other Finance Parties shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party to this Agreement.

(b)	Without limiting any right or discretion of the Facility Agent under the Finance Documents, the Facility Agent may in its discretion stop processing assignments or transfers under this Clause 26 (Assignments and Transfers) when a notice of prepayment has been received by it under this Agreement, for a period of five Business Days prior to the date the prepayment is required or expected to be made.

26.4	Transfer Deed

(a)	If any Lender wishes to transfer all or any of its rights, benefits and/or obligations under the Finance Documents, such transfer may be effected by novation through the delivery to the Facility Agent of a duly completed and duly executed Transfer Deed. Any assignment or transfer of rights, benefits and/or obligations under the Finance Documents may also be effected through the delivery to the Facility Agent of a duly completed and duly executed Transfer Agreement in accordance with Clause 26.5 (Transfer Agreements).

(b)	The Facility Agent shall only be obliged to execute a Transfer Deed or Transfer Agreement delivered to it pursuant to paragraph (a) above, upon its satisfaction with the results of all “know your client” or other applicable anti-money laundering checks relating to the identity of any person that it is required to carry out in relation to such New Lender.

(c)	Upon its execution of the Transfer Deed or Transfer Agreement pursuant to paragraph (b) above on the later of the Transfer Date specified in such Transfer Deed or Transfer Agreement and the fifth Business Day after (or such earlier Business Day endorsed by the Facility Agent on such Transfer Deed or Transfer Agreement falling on or after) the date of execution of such Transfer Deed or Transfer Agreement by the Facility Agent:

(i)	to the extent that in such Transfer Deed or Transfer Agreement the Lender party to it seeks to transfer its rights, benefits and obligations under the Finance Documents, each of the Obligors and such Lender shall be released from further obligations towards one another under the Finance Documents to that extent and their respective rights against one another shall be cancelled to that extent (such rights and obligations being referred to in this Clause 26.4 (Transfer Deed) as “discharged rights and obligations”);

(ii)	each of the Obligors and the New Lender party to it shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as such Obligor and such New Lender have assumed and/or acquired the same in place of such Obligor and such Lender;

(iii)	the other Finance Parties and the New Lender shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an original party to the Finance Documents as a Lender with the rights, benefits and obligations acquired or assumed by it as a result of such transfer and to that extent the Facility Agent, the Arranger, the SPV Security Trustee, the Security Agent, each L/C Bank and any relevant Ancillary Facility Lender and the Lender which has transferred its rights, benefits and obligations shall each be released from further obligations to each other under the Finance Documents; and

(iv)	all payments due hereunder from any Obligor shall be due and payable to such New Lender and not to the transferring Lender; and

(v)	such New Lender shall become a party to this Agreement as a Lender.

26.5	Transfer Agreements

(a)

Subject to the other provisions of this Clause 26 (Assignments and Transfers), a Lender may effect an assignment or transfer of an interest in any Facility by (A) executing and delivering to the Facility Agent a Transfer Agreement via an electronic settlement system acceptable to the Facility Agent or (B) if previously agreed with the Facility Agent, manually execute and deliver to the Facility Agent a Transfer Agreement, and the assignee shall provide to the Facility Agent such information as may be required by the Facility Agent for the purposes of this Agreement (including any applicable tax forms) in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Obligors and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including U.S. federal and state securities laws.

(b)	By executing and delivering a Transfer Agreement, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto the representations set out in paragraph 1 of Annex 1 to the Transfer Agreement.

(c)	Upon its receipt of a duly completed Transfer Agreement executed by an assigning Lender and an assignee, the transfer fee referred to in Clause 26.7 (Assignment or Transfer Fee) and, if required, the written consent of the Company to such assignment and any applicable tax forms, the Facility Agent shall (i) accept such Transfer Agreement and (ii) record the information contained therein in the Register. No assignment intended to be effected pursuant to a Transfer Agreement shall be effective unless it has been recorded in the Register as provided in Clause 26.13 (The Register).

26.6	Limitation of Responsibility of Transferor

(a)	Unless expressly agreed to the contrary, a Lender which assigns or transfers its rights and/or obligations under any Finance Document (a “Transferor”) makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Bank Group of its obligations under the Finance Documents or any other document; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Transferor and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Transferor or any other Finance Party in connection with any Finance Document or the Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges a Transferor to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26 (Assignments and Transfers); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.7	Assignment or Transfer Fee

On the date upon which an assignment or a transfer takes effect pursuant to Clause 26.4 (Transfer Deed) the New Lender in respect of such assignment or transfer shall pay to the Facility Agent for its own account a fee of €2,000 (other than in relation to an assignment or a transfer in relation to any Facility the Commitments in respect of which are denominated in US$, in which case, the New Lender in respect of such assignment or transfer shall pay to the Facility Agent for its own account an assignment or transfer fee of US$ 3,500).

26.8	Disclosure of Information

(a)	Each of the Facility Agent, the Security Agent, the SPV Security Trustee, the Bookrunners, the Arrangers, the Lenders, each L/C Bank and any Ancillary Facility Lender agrees to maintain the confidentiality of any Funding Rate or Reference Bank Quotation and all information received from any member of the Wider Group relating to any member of the Wider Group or its business other than any such information that:

(i)	is or becomes public knowledge other than as a direct result of any breach of this Clause 26.8 (Disclosure of Information);

(ii)	is available to the Facility Agent, the Security Agent, the SPV Security Trustee, the Bookrunners, the Arrangers, the Lenders, each L/C Bank or such Ancillary Facility Lender on a non-confidential basis prior to receipt thereof from the relevant member of the Bank Group; or

(iii)	is lawfully obtained by any of the Facility Agent, the Security Agent, the SPV Security Trustee, the Bookrunners, the Arrangers, the Lenders, each L/C Bank and any Ancillary Facility Lender after that date of receipt other than from a source which is connected with the Bank Group and which, as far as the relevant recipient thereof is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

(b)	Notwithstanding paragraph (a) above any Finance Party may disclose to any of its Affiliates, to any actual or potential assignee or New Lender to any person who may otherwise enter into contractual relations with such Lender in relation to this Agreement or any person to whom, and to the extent that, information is required to be disclosed by any applicable Law, such information about the Obligors or the Wider Group as a whole as such Lender shall consider appropriate (including any Finance Document) provided that any such Affiliate, actual or potential assignee or New Lender or other person who may otherwise enter into contractual relations in relation to this Agreement shall first have entered into a Confidentiality Undertaking.

26.9	Disclosure to Numbering Service Providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors or Covenant Parties the following information:

(i)	name of Obligors or Covenant Parties;

(ii)	country of domicile of Obligors or Covenant Parties;

(iii)	place of incorporation of Obligors or Covenant Parties;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification service.

(b)	The Parties acknowledge and agree that such identification number assigned to this Agreement, the Facilities and/or one or more Obligors or Covenant Parties by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

26.10	Disclosure to Administration/Settlement Services Providers

Notwithstanding any other term of any Finance Document or any other agreement between the Parties to the contrary (whether express or implied), any Finance Party may disclose to any person appointed by:

(a)	that Finance Party;

(b)	a person to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or as any other agent or trustee under this Agreement; and/or

(c)	a person with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made, or may be made, by reference to one or more Finance Documents and/or one or more Obligors, to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 26.10 (Disclosure to Administration/Settlement Services Providers) if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking before such disclosure.

26.11	No Increased Obligations

If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date of the assignment, transfer or change of Facility Office or an Obligor would be obliged to make a payment to the assignee, New Lender or the Lender acting through its new Facility Office under Clause 19.2 (Tax Gross-up), Clause 19.3 (Tax Indemnity) or Clause 20 (Increased Costs),

then the assignee, New Lender or the Lender acting through its new Facility Office shall only be entitled to receive payment under those Clauses to the same extent as the assignor, transferor or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

26.12	Copy of Transfer Deed, Transfer Agreement or Increase Confirmation to Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Deed, Transfer Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Deed, Transfer Agreement or an Increase Confirmation.

26.13	The Register

(a)	The Facility Agent, acting for this purpose as the agent of the Obligors, shall maintain at its address:

(i)	each Transfer Deed or Transfer Agreement referred to in Clause 26.4 (Transfer Deed) and each Increase Certificate delivered to and accepted by it; and

(ii)	a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount owing to, each Lender from time to time (the “Register”) under the Facility, which may be kept in electronic form.

The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Facility Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Obligor or Covenant Party at any reasonable time and from time to time upon reasonable prior notice.

(b)	Each party to this Agreement irrevocably authorises the Facility Agent to make the relevant entry in the Register (and which the Facility Agent shall do promptly) on its behalf for the purposes of this Clause 26.12 (Copy of Transfer Deed, Transfer Agreement or Increase Confirmation to Company) without any further consent of, or consultation with, such Party.

(c)	The Facility Agent shall, upon request by an Existing Lender or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in the Facility).

26.14	Security Over Lenders’ Rights

In addition to the other rights provided to Lenders under this Clause 26 (Assignments and Transfers) each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a government authority, department or agency as well as a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.15	Pro rata Interest Settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Transferors and New Lenders then (in respect of any transfer pursuant to Clause 26.4 (Transfer Deed) or any assignment pursuant to Clause 26.3 (Assignments) the date of transfer or assignment of which, in each case, is after the date of such notification and is not on the last day of an Interest Period or Term):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Transferor up to but excluding the date of transfer (“Accrued Amounts”) and shall become due and payable to the Transferor (without further interest accruing on them) on the last day of the current Interest Period or Term (or, if the Interest Period or Term is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period or Term); and

(b)	the rights assigned or transferred by the Transferor will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Transferor; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.15 (Pro rata Interest Settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

26.16	Notification

The Facility Agent shall, within 10 Business Days of receiving a notice relating to an assignment pursuant to Clause 26.3 (Assignments) or a notice from a Lender or the giving by the Facility Agent of its consent, in each case, relating to a change in such Lender’s Facility Office, notify the Borrowers of any such assignment, transfer or change in Facility Office, as the case may be.

26.17	Debt Purchase

(a)	For so long as:

(i)	a Company Affiliate beneficially owns a Commitment (whether drawn or undrawn); or

(ii)	has entered into a sub-participation agreement relating to a Commitment (whether drawn or undrawn) or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, then:

(iii)	in determining whether the requisite level of consent has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(iv)	for the purposes of Clause 44.2 (Consents), such Company Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender.

26.18	Designated Entities

(a)	A Lender (the “Related Lender”) may designate an affiliate or substitute Facility Office (a “Designated Entity”) as its Facility Office for the purpose of participating in Advances to a Borrower in a particular jurisdiction.

(b)	An affiliate or Facility Office of a Lender may be designated for the purposes of paragraph (a) by:

(i)	appearing in the list of Designated Entities in Schedule 16 (List of Designated Entities) of this Agreement and signing this Agreement as a Designated Entity; or

(ii)	acceding as a Designated Entity by signing an accession agreement substantially in the form of Schedule 17 (Form of Designated Entity Accession Agreement).

(c)	A Designated Entity does not have any Commitment and does not have any obligations under this Agreement prior to such Designated Entity participating in an Advance.

(d)	When a Designated Entity participates in an Advance:

(i)	subject to paragraph (e) below, it shall be entitled to all the rights of a Lender and have the corresponding obligations of a Lender, in each case under the Finance Documents relating to its participation in any such Advances; and

(ii)	the other parties to the Finance Documents shall treat the Designated Entity as a Lender for these purposes.

The Designated Entity is a party to this Agreement for these purposes.

(e)	For the purposes only of voting in connection with any Finance Document, the participation of a Designated Entity in any outstanding Advances shall be deemed to be a participation of the Related Lender.

(f)	Any notice or communication to be made to a Designated Entity shall be served directly on the Designated Entity at the address supplied to the Facility Agent by the Related Lender where the Related Lender or Designated Entity reasonably requests or, if no such request has been made, shall be delivered to the Related Lender in accordance with this Agreement.

(g)	A Designated Entity may assign or transfer any of its rights and obligations under this Agreement in respect of its participation in any Advance (and the Related Lender may assign or transfer any corresponding Commitment) in accordance with Clause 26 (Assignments and Transfers).

26.19	Resignation of a Borrower

(a)	With the prior consent of the Instructing Group, the Company may request that a Borrower ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i)	the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the relevant Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii)	where the relevant Borrower is also a Guarantor, its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to any relevant reservations or qualifications contained in any Legal Opinion) and the amount guaranteed by it as a Guarantor is not decreased, subject to Clause 44.8 (Release of Guarantees and Security) and prior to the SPV Structure Termination Date, Sections 1.03 and 1.04 of Schedule 20 (Releases) and, on and after the SPV Structure Termination Date, Sections 1.01 and 1.02 of Schedule 24 (Post Fold-In Releases).

(c)	Upon notification by the Facility Agent to the Company of its acceptance of the resignation of the relevant Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

(d)	The Facility Agent may, at the cost and expense of the Company, require a legal opinion from counsel confirming the matters set out in paragraph (b)(iii) above and the Facility Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance reasonably satisfactory to it.

26.20	Assignment or Transfers by Obligors

None of the rights, benefits and obligations of an Obligor under this Agreement shall be capable of being assigned or transferred and each Obligor undertakes not to seek to assign or transfer any of its rights, benefits and obligations under this Agreement other than as permitted under prior to the SPV Structure Termination Date, Section 5.01 (Merger and Consolidation) of Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Section 5.01 (Merger and Consolidation) of Schedule 22 (Post Fold-In Covenants) and provided that, following the SPV Structure Termination Date, a Borrower (a “Novating Borrower”) may assign or transfer any of its rights, benefits and obligations under this Agreement to another Borrower incorporated in the same jurisdiction as that Novating Borrower and which is a directly or indirectly wholly-owned Subsidiary of (i) Torenspits II B.V., (ii) UPC NL Holdco or (iii) any Affiliate Covenant Party (as applicable) if the Company delivers to the Facility Agent:

(a)	a solvency opinion, in form and substance reasonably satisfactory to the Facility Agent, from an independent financial advisor confirming the solvency of the Bank Group, taken as a whole, after giving effect to any transactions related to such assignment or transfer; and

(b)	legal opinions, in form and substance reasonably satisfactory to the Facility Agent, confirming that, after giving effect to any transactions related to such assignment or transfer, the Security as amended, extended, renewed, restated, supplemented, modified or replaced represents valid and perfected Security Interests not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Security Interests were not otherwise subject to immediately prior to such assignment or transfer.

27.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

27.1	Confidentiality and disclosure

(a)	The Facility Agent, each Borrower and each Covenant Party agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Facility Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 16.7 (Notification); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank or Alternative Reference Bank, as the case may be.

(c)	The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, each Borrower and each Covenant Party may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (c) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Borrower or Covenant Party, as the case may be, it is not practicable to do so in the circumstances; and

(iii)	any person with the consent of the relevant Lender or Reference Bank or Alternative Reference Bank, as the case may be.

(d)	The Facility Agent’s obligations in this Clause 27 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 16.7 (Notification) provided that (other than pursuant to paragraph (b)(i) above) the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

27.2	Related obligations

(a)	The Facility Agent, each Borrower and each Covenant Party acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent, each Borrower and each Covenant Party undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Facility Agent, each Borrower and each Covenant Party agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank or Alternative Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 27.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 27.

27.3	No Event of Default

No Event of Default will occur by reason only of a Borrower or a Covenant Party’s failure to comply with this Clause 27.

28.	ACCEDING GROUP COMPANIES

28.1	Acceding Borrowers

(a)	Subject to paragraph (b) below, the Company may, upon not less than 5 Business Days prior written notice to the Facility Agent at any time on or after the SPV Structure Termination Date, request that any Affiliate Covenant Party or any member of the Bank Group which is, or is a directly or indirectly wholly-owned Subsidiary of, (i) Torenspits II B.V., (ii) UPC NL Holdco or (iii) any Affiliate Covenant Party becomes an Acceding Borrower under this Agreement.

(b)	Such member of the Bank Group or any Affiliate Covenant Party may become an Acceding Borrower to a Facility if:

(i)	it is incorporated in the same jurisdiction as an existing Borrower for that Facility or the Instructing Group has approved the addition of that member of the Bank Group or any Affiliate Covenant Party as an Acceding Borrower;

(ii)	such member of the Bank Group or the Affiliate Covenant Party, as applicable, and the Company deliver to the Facility Agent a duly completed and executed Accession Notice pursuant to which such member of the Bank Group or the Affiliate Covenant Party, as applicable, agrees to become a party to this Agreement as an Acceding Borrower and (subject to any provision of law prohibiting the same) an Acceding Guarantor;

(iii)	the Company confirms that no Event of Default is continuing or would occur as a result of that member of the Bank Group or any Affiliate Covenant Party becoming an Acceding Borrower and (if applicable) an Acceding Guarantor; and

(iv)	the Facility Agent has received all of the documents and other evidence listed in Schedule 7 (Accession Documents) in relation to that member of the Bank Group or any Affiliate Covenant Party, each in form and substance satisfactory to the Facility Agent, acting reasonably.

(c)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that the conditions specified in paragraph (b) above have been satisfied.

28.2	Acceding Guarantors

(a)	Subject to paragraph (b) below, at any time on or after the SPV Structure Termination Date, the Company may, upon not less than 5 Business Days prior written notice to the Facility Agent, request that any member of the Bank Group or any Affiliate Covenant Party becomes an Acceding Guarantor under this Agreement.

(b)	Such member of the Bank Group or Affiliate Covenant Party may become an Acceding Guarantor if:

(i)	such member of the Bank Group or Affiliate Covenant Party, as applicable, and the Company deliver to the Facility Agent a duly completed and executed Accession Notice;

(ii)	the Company confirms that no Event of Default would occur as a result of that member of the Bank Group or any Affiliate Covenant Party becoming an Acceding Guarantor; and

(iii)	the Facility Agent has received all of the documents and other evidence listed in Schedule 7 (Accession Documents) in relation to that member of the Bank Group or any Affiliate Covenant Party, each in form and substance satisfactory to the Facility Agent, acting reasonably.

(c)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that the conditions specified in paragraph (b) above have been satisfied.

28.3	Affiliate Covenant Parties

(a)	The Company and/or UPC NL Holdco may from time to time designate an Affiliate as an Affiliate covenant party (each an “Affiliate Covenant Party”) by causing it to:

(i)	prior to the SPV Structure Termination Date, accede as an Obligor (as defined therein) to the Covenant Agreement and as an Obligor (as defined therein) to the Proceeds Loan Agreement; or

(ii)	on and after the SPV Structure Termination Date, accede to this Agreement as an Acceding Borrower in accordance with Clause 28.1 (Acceding Borrowers) and/or as an Acceding Guarantor in accordance with Clause 28.2 (Acceding Guarantors), whereby that Affiliate Covenant Party will accede as an Affiliate Covenant Party (an “Affiliate Covenant Party Accession”), provided that, prior to or immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

(b)	Concurrently with an Affiliate Covenant Party Accession, the immediate Holding Company of an Affiliate Covenant Party will grant a Security Interest pursuant to a Security Document over all of the issued Capital Stock of an Affiliate Covenant Party as security for the Secured Obligations (as defined in the Intercreditor Agreement) in favour of the Security Agent and in form and substance satisfactory to the Security Agent (acting reasonably).

28.4	Assumption of Rights and Obligations

Upon delivery, in form and substance satisfactory to the Facility Agent (acting reasonably), of a duly executed Accession Notice to the Facility Agent, together with the other documents required to be delivered under Clause 28.1 (Acceding Borrowers) or Clause 28.2 (Acceding Guarantors), the relevant member of the Bank Group or any Affiliate Covenant Party, the Obligors and the Finance Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had such member of the Bank Group been an original party to this Agreement as a Borrower or a Guarantor as the case may be and such member of the Bank Group or such Affiliate Covenant Party shall become a party to this Agreement as an Acceding Borrower and/or an Acceding Guarantor as the case may be.

29.	MITIGATION

29.1	Mitigation

(a)	Each Finance Party shall in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or pursuant to, or cancelled pursuant to, any of Clause 19 (Tax Gross-up and Indemnities), Clause 20 (Increased Costs) or Clause 21 (Illegality) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or financial institution acceptable to the Company which is willing to participate in any Facility in which such Lender has participated.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

29.2	Limitation of Liability

(a)	With effect from the Signing Date, each of the Borrowers agrees to indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 29.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 29.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

30.	DEFAULT INTEREST

30.1	Consequences of Non-Payment

If any sum due and payable by any Obligor under this Agreement is not paid on the due date therefor in accordance with the provisions of Clause 35 (Payments) or if any sum due and payable by an Obligor pursuant to a judgment of any court in connection with this Agreement is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the Business Day on which the obligation of such Obligor to pay the Unpaid Sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period (which shall be a Business Day) and the duration of each of which shall (except as otherwise provided in this Clause 30 (Default Interest)) be selected by the Facility Agent.

30.2	Default Rate

During each such period relating thereto as is mentioned in Clause 30.1 (Consequences of Non-Payment) an Unpaid Sum shall bear interest at the rate per annum which is the sum from time to time of 1%, the Margin (provided that if any Unpaid Sum is not directly referable to a particular Facility the Margin shall be the EUR B1 Facility Margin) and EURIBOR or LIBOR, as the case may be, on the Quotation Date therefor, provided that:

(a)	if, for any such period, EURIBOR or LIBOR, as the case may be, cannot be determined, the rate of interest applicable to each Lender’s portion of such Unpaid Sum shall be the rate per annum which is the sum of 1%, the Margin, (as aforesaid) and the rate per annum that shall be notified to the Facility Agent by such Lender as soon as practicable after the beginning of such period as being that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Unpaid Sum during such period; and

(b)	if such Unpaid Sum is all or part of an Advance which became due and payable on a day other than the last day of an Interest Period or Term relating thereto, the first Interest Period or Term applicable to it shall be of a duration equal to the unexpired portion of that Interest Period or Term and the rate of interest applicable thereto from time to time during such Interest Period or Term shall be that which exceeds by 1% the rate which would have been applicable to it had it not so fallen due.

30.3	Maturity of Default Interest

Any interest which shall have accrued under Clause 30.2 (Default Rate) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such sum at the end of the period by reference to which it is calculated or on such other dates as the Facility Agent may specify by written notice to such Obligor.

30.4	Construction of Unpaid Sum

Any Unpaid Sum shall (for the purposes of this Clause 30 (Default Interest), Clause 20 (Increased Costs) and Clause 33 (Borrowers’ Indemnities)) be treated as an advance and accordingly in those provisions the term “Advance” includes any Unpaid Sum and the term “Interest Period” and “Term”, in relation to an Unpaid Sum, includes each such period relating thereto as is mentioned in Clause 30.1 (Consequences of Non-Payment).

31.	GUARANTEE AND INDEMNITY

31.1	Guarantee

With effect from the date on which it accedes to this Agreement in such capacity, each Guarantor irrevocably and unconditionally guarantees, jointly and severally, to each of the Finance Parties the due and punctual payment by each Borrower of all sums payable by each Borrower under each of the Finance Documents and agrees that promptly on demand it will pay to the Facility Agent each and every sum of money which each Borrower is at any time liable to pay to any Finance Party under or pursuant to any Finance Document and which has become due and payable but has not been paid at the time such demand is made and provided that before any such demand is made on a Restricted Guarantor, demand for payment of the relevant sum shall first have been made on the relevant Borrower.

31.2	Indemnity

With effect from the date upon which it accedes to this Agreement in such capacity, each Guarantor (other than a Restricted Guarantor) irrevocably and unconditionally agrees, jointly and severally, as primary obligor and not only as surety, to indemnify and hold harmless each Finance Party on demand by the Facility Agent from and against any loss incurred by such Finance Party as a result of any of the obligations of each Borrower under or pursuant to any Finance Document being or becoming void, voidable, unenforceable or ineffective as against any Borrower for any reason whatsoever (whether or not known to that Finance Party or any other person) the amount of such loss being the amount which the Finance Party suffering it would otherwise have been entitled to recover from the relevant Borrower and provided that the amount payable by a Guarantor under this Clause 31.2 (Indemnity) shall not exceed the amount such Guarantor would have had to pay under Clause 31.1 (Guarantee) if the amount claimed had been recoverable on the basis of a guarantee.

31.3	Continuing and Independent Obligations

The obligations of each Guarantor under this Agreement shall constitute and be continuing obligations which shall not be released or discharged by any intermediate payment or settlement of all or any of the obligations of each Borrower under the Finance Documents, shall continue in full force and effect until the unconditional and irrevocable payment and discharge in full of all amounts owing by each Borrower under each of the Finance Documents and are in addition to and independent of, and shall not prejudice or merge with, any other security (or right of set off) which any Finance Party may at any time hold in respect of such obligations or any of them.

31.4	Avoidance of Payments

Where any release, discharge or other arrangement in respect of any obligation of any Borrower, or any Security held by any Finance Party therefor, is given or made in reliance on any payment or other disposition which is avoided or must be repaid (whether in whole or in part) in an insolvency, liquidation or otherwise and whether or not any Finance Party has conceded or compromised any claim that any such payment or other disposition will or should be avoided or repaid (in whole or in part), the provisions of this Clause 31.4 (Avoidance of Payments) shall continue as if such release, discharge or other arrangement had not been given or made.

31.5	Immediate Recourse

None of the Finance Parties shall be obliged, before exercising or enforcing any of the rights conferred upon them in respect of the Guarantors by this Agreement or by Law, to seek to recover amounts due from any Borrower or to exercise or enforce any other rights or Security any of them may have or hold in respect of any of the obligations of any Borrower under any of the Finance Documents save that no demand for any payment may be made on any Restricted Guarantor unless such demand has first been made on the relevant Borrower.

31.6	Waiver of Defences

Neither the obligations of the Guarantors contained in this Agreement nor the rights, powers and remedies conferred on the Finance Parties in respect of the Guarantors by this Agreement or by Law shall be discharged, impaired or otherwise affected by:

(a)	the winding-up, dissolution, administration or reorganisation of any Borrower or any other person or any change in the status, function, control or ownership of any Borrower or any such person;

(b)	any of the obligations of any Borrower or any other person under any Finance Document or any Security held by any Finance Party therefor being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)	any time or other indulgence being granted to or agreed (i) to or with any Borrower or any other person in respect of its obligations or (ii) in respect of any security granted under any Finance Documents;

(d)	unless otherwise agreed, any amendment to, or any variation, waiver or release of, any obligation of, or any Security granted by, any Borrower or any other person under any Finance Document;

(e)	any total or partial failure to take, or perfect, any Security proposed to be taken in respect of the obligations of any Borrower or any other person under the Finance Documents;

(f)	any total or partial failure to realise the value of, or any release, discharge, exchange or substitution of, any security held by any Finance Party in respect of any Borrower’s obligations under any Finance Document;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(h)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security; or

(i)	any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of any of the Guarantors under this Agreement or any of the rights, powers or remedies conferred upon the Finance Parties or any of them by this Agreement or by Law.

31.7	No Competition

Until all amounts which may become payable by each Borrower under or in connection with the Finance Documents have been paid in full, no Guarantor will exercise any rights:

(a)	to claim by way of contribution or indemnity in relation to any of the obligations of each Borrower under any of the Finance Documents;

(b)	to claim or prove as a creditor of any Borrower or any other person or its estate in competition with the Finance Parties or any of them;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 31.1 (Guarantee); or

(e)	to exercise any right of set-off against any Obligor,

except to the extent that the Facility Agent so requires and in such manner and upon such terms as the Facility Agent may specify and each Guarantor shall hold any moneys, rights or security held or received by it as a result of the exercise of any such rights on trust for the Facility Agent for application in or towards payment of any sums at any time owed by each Borrower under any of the Finance Documents as if such moneys, rights or security were held or received by the Facility Agent under this Agreement.

31.8	Appropriation

To the extent any Finance Party receives any sum from any Guarantor in respect of the obligations of any of the other Obligors under any of the Finance Documents which is insufficient to discharge all sums which are then due and payable in respect of such obligations of such other Obligors, such Finance Party shall not be obliged to apply any such sum in or towards payment of amounts owing by such other Obligor under any of the Finance Documents, and any such sum may, in the relevant Finance Party’s discretion, be credited to a suspense or impersonal account and held in such account pending the application from time to time (as the relevant Finance Party may think fit) of such sums in or towards the discharge of such liabilities owed to it by such other Obligor under the Finance Documents as such Finance Party may select provided that such Finance Party shall promptly make such application upon receiving sums sufficient to discharge all sums then due and payable to it by such other Obligor under the Finance Documents.

31.9	Guarantee Limitations - Dutch

This guarantee does not apply to any liability to the extent that it would constitute unlawful financial assistance within the meaning of section 2:98c of the Dutch Civil Code or any equivalent provisions. This limitation shall cease to be applicable to a Dutch limited liability company upon the abolishment of section 2:98c of the Dutch Civil Code and any equivalent provisions.

31.10	Limitation of Liabilities of United States Guarantors

Each Restricted Guarantor and each of the Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 31 (Guarantee and Indemnity)) hereby confirms its intention that this guarantee should not constitute a fraudulent transfer or fraudulent conveyance for the purposes of any bankruptcy, insolvency or similar law, the United States Uniform Fraudulent Conveyance Act or any similar Federal, state or foreign law. To effectuate the foregoing intention, each Restricted Guarantor and each of the Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 31 (Guarantee and Indemnity)) hereby irrevocably agrees that its obligations under this Clause 31 (Guarantee and Indemnity) shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such US Guarantor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Restricted Guarantor and the other Guarantors, result in the obligations of such Restricted Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

31.11	US Guarantors

Each US Guarantor acknowledges that:

(a)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(b)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

(c)	each Finance Party has acted in good faith in connection with the guarantee given by that US Guarantor and the transactions contemplated by the Finance Documents.

32.	ROLE OF THE FACILITY AGENT, THE ARRANGERS, THE L/C BANKS AND OTHERS

32.1	Appointment of the Facility Agent

Each of the other Finance Parties under the Facilities appoints the Facility Agent to act as its agent under and in connection with the Finance Documents and authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically delegated to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

32.2	Duties of the Facility Agent

(a)	Subject to paragraph (b) below, the Facility Agent shall promptly forward to a party to this Agreement the original or a copy of any document which is delivered to the Facility Agent for that party by any other party.

(b)	Without prejudice to Clause 26.12 (Copy of Transfer Deed, Transfer Agreement or Increase Confirmation to Company), paragraph (a)(a) above shall not apply to any Transfer Deed, Transfer Agreement or any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to any Party to this Agreement.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent shall promptly inform each Lender of the contents of any notice or document received by it in its capacity as Facility Agent from any of the Obligors under the Finance Documents.

(f)	The Facility Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Facility Agent shall not be deemed to have knowledge of the occurrence of a Default. However, if the Facility Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Lenders of such notice.

(g)	If so instructed by the Instructing Group, the Facility Agent shall refrain from exercising any power or discretion vested in it as agent under any Finance Document.

(h)	The duties of the Facility Agent under the Finance Documents are, save to the extent otherwise expressly provided, solely mechanical and administrative in nature.

(i)	The Facility Agent shall provide to the Company within 5 Business Days of request (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

32.3	Role of the Bookrunners and the Arrangers

Except as specifically provided in the Finance Documents, none of the Bookrunners or the Arrangers shall have any obligations of any kind to any other party under or in connection with any Finance Document.

32.4	No Fiduciary Duties

(a)	Nothing in the Finance Documents constitutes the Facility Agent, any of the Arrangers or any L/C Bank as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent, the Security Agent, the SPV Security Trustee, the Arrangers, any L/C Bank or any Ancillary Facility Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.5	Business with the Wider Group

Any of the Facility Agent, the Arrangers, the Security Agent, the SPV Security Trustee, each L/C Bank and each Ancillary Facility Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Wider Group.

32.6	Discretion of the Facility Agent and L/C Banks

(a)	The Facility Agent and each L/C Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:

(i)	no Default has occurred (unless the Facility Agent has actual knowledge of a Default arising under, prior to the SPV Structure Termination Date, Schedule 19 (Events of Default) and, on and after the SPV Structure Termination Date, Schedule 23 (Post Fold-In Events of Default);

(ii)	any right, power, authority or discretion vested in this Agreement upon any party, the Lenders or the Instructing Group has not been exercised; and

(iii)	any notice or request made by the Obligors’ Agent is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent and each L/C Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent and each L/C Bank may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may execute on behalf of any L/C Bank any Documentary Credit issued under this Agreement.

(f)	The Facility Agent may disclose to any other party to this Agreement any information it reasonably believes it has received as agent under this Agreement.

(g)	Without prejudice to the generality of paragraph (f) above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Instructing Group.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Arranger or the bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

32.7	Instructing Group Instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) act in accordance with any instructions given to it by the applicable Instructing Group (or, if so instructed by the applicable Instructing Group, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) shall not be liable to any Finance Party for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Instructing Group.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Instructing Group will be binding on all the Finance Parties (provided that where the Instructing Group refers only to more than 50% of Lenders under a single Facility, such instructions should only be binding on the Lenders under that Facility).

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the applicable Instructing Group or, if appropriate, the Lenders until it has received such security or collateral as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with such instructions.

(d)	In the absence of instructions from the applicable Instructing Group or, if appropriate, the Lenders, the Facility Agent may act (or refrain from taking action) as it considers to be in the best interests of the Lenders.

(e)	The Facility Agent shall not be authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document without first obtaining the Lender’s consent to do so. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, presentation or protection of rights under the Security Documents or enforcement of the Security or Security Documents.

32.8	No Responsibility

None of the Facility Agent, the Arrangers or any L/C Bank shall be:

(a)	responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Finance Party or an Obligor or any other person in or in connection with any Finance Document;

(b)	responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	responsible for any determination as to whether any information provided or to be provided to any Finance Party is non public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9	Exclusion of Liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 35.8 (Disruption to Payment Systems), the Facility Agent, any L/C Bank or any Ancillary Facility Lender will not be liable to any Finance Party for any action taken by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct.

(b)	No party to this Agreement (other than any Agent, L/C Bank or Ancillary Facility Lender (as applicable)) may take any proceedings, or assert or seek to assert any claim, against any officer, employee or agent of any Agent, L/C Bank or Ancillary Facility Lender in respect of any claim it might have against such Agent, L/C Bank or Ancillary Facility Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and agrees that any such officer, employee or agent may enforce this provision.

(c)	The Facility Agent will not be liable for any failure to notify any person of any matter referred to in Clause 16.7 (Notification) or any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all reasonable steps to comply with Clause 16.7 (Notification) and taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

32.10	Lender’s Indemnity

Each Lender shall in (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent from time to time within three Business Days of demand by any Agent against any cost, loss or liability incurred by such Agent (otherwise than by reason of its negligence or wilful misconduct or, in the case of any cost, loss or liability pursuant to Clause 35.8 (Disruption to Payment Systems) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as a Facility Agent under the Finance Documents (unless it has been reimbursed therefor by an Obligor pursuant to the terms of the Finance Documents).

32.11	Resignation

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or the Netherlands as successor Facility Agent by giving notice to the Lenders and the Company.

(b)	The Facility Agent may resign without having designated a successor as agent under paragraph (a) above (and shall do so if so required by the Instructing Group) by giving 30 days notice to the Lenders and the Company, in which case the Instructing Group may appoint a successor Facility Agent (acting through an office in the United Kingdom or the Netherlands), approved by the Company, acting reasonably. If the Instructing Group has not appointed a successor Facility Agent in accordance with this paragraph (b) within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent (acting through an office in the United Kingdom or the Netherlands), approved by the Company, acting reasonably.

(c)	Provided no Default is outstanding, the Company may, by notice to the Facility Agent, require the Facility Agent to resign by giving five Business Days’ notice. In this event, the Facility Agent shall resign and the Company shall appoint a successor Facility Agent acting through an office in the United Kingdom or the Netherlands (without any Lender’s consent). The Company may exercise such right to replace the Facility Agent twice during the life of the Facilities.

(d)	The retiring Facility Agent shall, at the Borrowers’ cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The resignation notice of the Facility Agent shall only take effect upon the appointment of a successor Facility Agent.

(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 32 (Role of the Facility Agent, the Arrangers, the L/C Banks and Others). The Facility Agent’s successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor Facility Agent had been an original party as Facility Agent.

32.12	Replacement

(a)	The Instructing Group may, with the prior written consent of the Company, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent.

(b)	The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(c)	The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Instructing Group to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 39.6 (Indemnity to the Facility Agent) and this Clause (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(e)	In accordance with the provisions of the SPV Collateral Sharing Agreement, the Facility Agent may exercise its rights to appoint a successor SPV Security Trustee or require the Security Trustee to resign without any requirement to obtain any consent or instruction from any other Finance Party.

32.13	Confidentiality

(a)	The Facility Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Finance Parties are not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any Law.

32.14	Facility Office

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

32.15	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, L/C Bank and Ancillary Facility Lender confirms to each of the Facility Agent, the Bookrunners, the Arrangers, each L/C Bank and each Ancillary Facility Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Bank Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, the Bookrunners, the Arrangers or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Security, the priority of any of the Security or the existence of any Security Interests affecting the Security.

32.16	Deduction from Amounts Payable by the Facility Agent

If any amount is due and payable by any party to the Facility Agent under any Finance Document the Facility Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that party shall be regarded as having received such payment without any such deduction.

32.17	Obligors’ Agent

(a)	Prior to the SPV Structure Termination Date, each Obligor (other than the SPV Borrower) irrevocably authorises the SPV Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the SPV Borrower on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Finance Document and to enter into any agreement in connection with the Finance Documents (including, but not limited to, any agreement in respect of amendments and waivers) notwithstanding that the same may affect such Obligor, without further reference to or the consent of such Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the SPV Borrower on its behalf,

and in each such case such Obligor will be bound thereby as though such Obligor itself had supplied such information, given such notice and instructions, executed such Finance Document and agreement or received any such notice, demand or other communication and each Finance Party may rely on any action purported to be taken by the SPV Borrower on behalf of that Obligor.

(b)	Prior to the SPV Structure Termination Date, every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the SPV Borrower as the Obligors’ Agent under any Finance Document, or in connection with this Agreement (whether or not known to any other Obligor, as the case may be, and whether occurring before or after such person became party to this Agreement), shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of the SPV Borrower as the Obligors’ Agent or any other Obligor, those of the SPV Borrower as the Obligors’ Agent shall prevail.

(c)	On and from the SPV Structure Termination Date, each Obligor (other than the Company) irrevocably authorises the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement and to give all notices and instructions, (including, in the case of a Borrower, Utilisation Requests) to execute on its behalf any Finance Document and to enter into any agreement in connection with the Finance Documents (including, but not limited to, any agreement in respect of amendments and waivers) notwithstanding that the same may affect such Obligor, without further reference to or the consent of such Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Company on its behalf,

and in each such case such Obligor will be bound thereby as though such Obligor itself had supplied such information, given such notice and instructions, executed such Finance Document and agreement or received any such notice, demand or other communication and each Finance Party may rely on any action purported to be taken by the Company on behalf of that Obligor.

(d)	On and from the SPV Structure Termination Date, every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Company ass the Obligors’ Agent under any Finance Document, or in connection with this Agreement (whether or not known to any other Obligor, as the case may be, and whether occurring before or after such person became party to this Agreement), shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of the Company as the Obligors’ Agent or any other Obligor, those of the Company as the Obligors’ Agent shall prevail.

32.18	Co-operation with the Facility Agent

(a)	Each Lender and each Obligor will co-operate with the Facility Agent to complete any legal requirements imposed on the Facility Agent in connection with the performance of its duties under this Agreement and shall supply any information requested by the Facility Agent in connection with the proper performance of those duties provided that no Obligor shall be under any obligation to provide any information the supply of which would be contrary to any confidentiality obligation binding on any member of the Bank Group or prejudice the retention of legal privilege in such information and provided further that no Obligor shall (and the Company shall procure that no member of the Bank Group shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Bank Group.

(b)

Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 41.5 (Electronic Communication) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 41.2 (Giving of Notice) and Clause 41.5(a)(iii) (Electronic Communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.19	Accession documents

The Facility Agent will promptly countersign each Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement) required for accession of the relevant Parties to the Intercreditor Agreement.

32.20	Role of Reference Banks and Alternative Reference Banks

(a)	No Reference Bank or Alternative Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.

(b)	No Reference Bank or Alternative Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank or Alternative Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank or Alternative Reference Bank in respect of any claim it might have against that Reference Bank or Alternative Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Base Reference Bank or Alternative Reference Bank may rely on this Clause 32.20 subject to Clause 45 (Third party rights) and the provisions of the Third Parties Act.

32.21	Third party Reference Banks and Alternative Reference Banks

A Reference Bank or Alternative Reference Bank which is not a Party may rely on Clause 32.20 (Role of Reference Banks and Alternative Reference Banks), Clause 44.10 (Reference Banks and Alternative Reference Banks) and Clause 27 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 45 (Third party rights) and the provisions of the Third Parties Act.

33.	BORROWERS’ INDEMNITIES

33.1	General Indemnities

Each Borrower undertakes, on a joint and several basis, to indemnify:

(a)	each of the Finance Parties against any out-of-pocket cost, claim, loss, expense (including legal fees) or liability, which any of them may sustain or incur as a consequence of the occurrence of any Default; and

(b)	each Lender against any out-of-pocket loss it may suffer or incur as a result of (i) its funding or making arrangements to fund its portion of an Advance or (ii) its issuing or making arrangements to issue a Documentary Credit or (iii) its funding or making arrangements to fund any Ancillary Facility made available by it, in each case requested by any Borrower under this Agreement but not made by reason of the operation of any one or more of the provisions of this Agreement (save as a result of such Lender’s own gross negligence or wilful default).

33.2	Break Costs

(a)	A Borrower shall, within 10 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of any Advance or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period or Term for that Advance or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period or Term in which they accrue.

34.	CURRENCY OF ACCOUNT

34.1	Currency

Euro is the currency of account and payment for each and every sum at any time due from any Obligor under this Agreement provided that:

(a)	each repayment of any Outstandings or Unpaid Sum (or part of it) shall be made in the currency in which those Outstandings or Unpaid Sum are denominated on their due date;

(b)	interest shall be payable in the currency in which the sum in respect of which such interest is payable was denominated when that interest accrued;

(c)	each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

(d)	each payment pursuant to Clause 19.3 (Tax Indemnity) or Clause 20.1 (Increased Costs) shall be made in the currency specified by the Finance Party claiming under it, acting reasonably.

34.2	Currency Indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within ten Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

35.	PAYMENTS

35.1	Payment to the Facility Agent

On each date on which this Agreement requires an amount to be paid by any Obligor or any of the Lenders under this Agreement, such Obligor or, as the case may be, such Lender shall make the same available to the Facility Agent by payment in same day funds (or such other funds as may for the time being be customary for the settlement of transactions in the relevant currency) to such account or bank as the Facility Agent (acting reasonably) may have specified for this purpose and any such payment which is made for the account of another person shall be made in time to enable the Facility Agent to make available such person’s portion of it to such other person in accordance with Clause 35.2 (Distributions by the Facility Agent).

35.2	Distributions by the Facility Agent

Save as otherwise provided in this Agreement, each payment received by the Facility Agent for the account of another person shall be made available by the Facility Agent to such other person (in the case of a Lender, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in a Participating Member State or London (or for payments in Dollars or any Optional Currency, in the applicable financial centre) as such person shall have previously notified to the Facility Agent by not less than 5 Business Days notice for this purpose.

35.3	Clear Payments

Save to the extent contemplated in Clause 10 (Repayment of Revolving Facility Outstandings), any payment required to be made by any Obligor under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of, and without any deduction for or on account of, any set-off or counterclaim.

35.4	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 35.1 (Payment to the Facility Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account (the “Trust Account”) held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Finance Party or the Obligor beneficially entitled to that payment under the Finance Documents. In each case such payments must be made within 5 Business Days of the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A party which has made a payment in accordance with this Clause 35.4 (Impaired Agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with Clause 32.11 (Resignation), each Party which has made a payment to a trust account in accordance with this Clause 35.4 (Impaired Agent) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with this Agreement.

35.5	Partial Payments

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by any Obligor under the Finance Documents, the Facility Agent shall, unless otherwise instructed by the Instructing Group, apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in payment in or towards payment pro rata of any unpaid fees, costs and expenses incurred by the Facility Agent, the Security Agent, the SPV Security Trustee and each L/C Bank under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under any Finance Document;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under any Finance Document; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents,

and such application shall override any appropriation made by an Obligor.

35.6	Indemnity

Where a sum is to be paid under the Finance Documents to the Facility Agent for the account of another person, the Facility Agent shall not be obliged to make the same available to that other person (or to enter into or perform any exchange contract in connection therewith) until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum (or the proceeds of such exchange contract) was (or were) so made available shall on request refund the same to the Facility Agent together with an amount sufficient to indemnify and hold harmless the Facility Agent from and against any cost or loss it may have suffered or incurred by reason of its having paid out such sum (or the proceeds of such exchange contract) prior to its having received such sum. This indemnity shall only apply to the Obligors with effect from the Signing Date.

35.7	Notification of Payment

Without prejudice to the liability of each party to this Agreement to pay each amount owing by it under this Agreement on the due date therefor, whenever a payment is expected to be made by any of the Finance Parties, the Facility Agent shall give notice prior to the expected date for such payment, notify all such Finance Parties of the amount, currency and timing of such payment.

35.8	Disruption to Payment Systems

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Facility Agent may deem reasonably necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Finance Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 44 (Amendments);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.8 (Disruption to Payment Systems); and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

35.9	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the immediately succeeding Business Day in the same calendar month (if there is one) or the immediately preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement, interest is payable on such amount at the rate payable on the original due date.

36.	SET-OFF

36.1	Right to Set-off

(a)	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Facility Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in the reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

36.2	No Obligation

No Lender shall be obliged to exercise any right given to it by Clause 36.1 (Right to Set-off).

37.	SHARING AMONG THE FINANCE PARTIES

37.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any Obligor other than in accordance with Clause 35 (Payments) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 35.5 (Partial Payments), without taking account of any tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within 3 Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.5 (Partial Payments).

37.2	Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and shall distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 35.5 (Partial Payments).

37.3	Recovering Finance Party’s Rights

On a distribution by the Facility Agent under Clause 37.2 (Redistribution of Payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the sum recovered equal to the Sharing Payment will be treated as not having been paid by that Obligor.

37.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 37.2 (Redistribution of Payments) shall, upon the request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its share of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

37.5	Exceptions

(a)	This Clause 37 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 37 (Sharing among the Finance Parties), have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party under this Clause 37 (Sharing among the Finance Parties), any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified such other Finance Party of the legal or arbitration proceedings; and

(ii)	such other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice of it or did not take separate legal or arbitration proceedings.

37.6	Ancillary Facility Lenders

(a)	This Clause 37 (Sharing among the Finance Parties) shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Facility Lender at any time prior to service of notice under Clause 25.2 (Acceleration).

(b)	Following service of notice under Clause 25.2 (Acceleration), this Clause 37 (Sharing among the Finance Parties) shall apply to all receipts or recoveries by Ancillary Facility Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

38.	CALCULATIONS AND ACCOUNTS

38.1	Day Count Convention

Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 360 days or, in any case where market practice differs, in accordance with market practice, and the actual number of days elapsed and any Tax Deductions required to be made from any payment of interest shall be computed and paid accordingly.

38.2	Reductions

Any repayment of any Advance denominated in an Optional Currency shall reduce the amount of such Advance by the amount of such Optional Currency repaid and shall reduce the Euro Amount of such Advance proportionately.

38.3	Maintain Accounts

Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it under this Agreement.

38.4	Control Accounts

The Facility Agent shall maintain on its books a control account or accounts in which shall be recorded:

(a)	the amount and the Euro Amount of any Advance or Unpaid Sum and the face amount and the Euro Amount of any Documentary Credit, and each Lender’s share in it;

(b)	the Euro Amount of the Ancillary Facility Commitment (if any) of each Lender;

(c)	the amount of all principal, interest and other sums due or to become due from each of the Obligors to any of the Lenders under the Finance Documents and each Lender’s share in it; and

(d)	the amount of any sum received or recovered by the Facility Agent under this Agreement and each Lender’s share in it.

38.5	Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 38.3 (Maintain Accounts) and Clause 38.4 (Control Accounts) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

38.6	Certificate of Finance Party

A certificate of a Finance Party as to the amount for the time being required to indemnify it against any Tax pursuant to Clause 19.3 (Tax Indemnity) or any Increased Cost pursuant to Clause 20.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

38.7	Certificate of the Facility Agent

A certificate of the Facility Agent as to the amount at any time due from any Borrower under this Agreement (or the amount which, but for any of the obligations of any Borrower under this Agreement being or becoming void, unenforceable or ineffective, at any time, would have been due from the Borrower under this Agreement) shall, in the absence of manifest error, be prima facie evidence for the purposes of Clause 31 (Guarantee and Indemnity).

38.8	Certificate of L/C Bank

A certificate of an L/C Bank as to the amount paid out or at any time due in respect of a Documentary Credit shall, absent manifest error, be prima facie evidence of the payment of such amounts or (as the case may be) of the amounts outstanding in any legal action or proceedings arising in connection therewith.

39.	COSTS AND EXPENSES

39.1	Transaction Expenses

Prior to the SPV Structure Termination Date, the SPV Borrower and, on and after the SPV Structure Termination Date, the Company shall within ten Business Days of demand pay (or procure the payment of) the Facility Agent in the amount of all costs and expenses (including legal fees, subject to any agreed caps) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and perfection of the Finance Documents and any other documents referred to in this Agreement.

39.2	Amendment Costs

If an Obligor requests an amendment, waiver or consent under or in connection with any Finance Document, prior to the SPV Structure Termination Date, the SPV Borrower and, on and after the SPV Structure Termination Date, the Company shall, within ten Business Days of demand, reimburse (or procure reimbursement of) the Facility Agent or, as the case may be, the Security Agent or the SPV Security Trustee, for the amount of all costs and expenses (including legal fees, subject to any agreed caps) reasonably incurred by the Facility Agent or, as the case may be, the Security Agent or the SPV Security Trustee, in responding to, evaluating, negotiating or complying with that request or requirement.

39.3	Enforcement Costs

Prior to the SPV Structure Termination Date, the SPV Borrower and, on and after the SPV Structure Termination Date, the Company shall, within ten Business Days of demand, pay to (or procure the payment of) the Facility Agent on behalf of each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

39.4	Stamp Duties

Prior to the SPV Structure Termination Date, the SPV Borrower and, on and after the SPV Structure Termination Date, the Company shall, within ten Business Days of demand, pay (or procure the payment of) and, within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs in relation to all stamp duty, registration and other similar Tax Liabilities payable in respect of any Finance Document (other than those imposed by reason of any assignment, transfer, novation or sub-participation by any Finance Party).

39.5	Other Indemnities

Prior to the SPV Structure Termination Date, the SPV Borrower and, on and after the SPV Structure Termination Date, the Company shall (or shall procure that an Obligor will), within ten Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 37 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in an Advance requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by a Borrower.

39.6	Indemnity to the Facility Agent

Prior to the SPV Structure Termination Date, the SPV Borrower and, on and after the SPV Structure Termination Date, the Company shall (or shall procure that an Obligor will), within ten Business Days of demand, indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

40.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Finance Parties or any of them, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

41.	NOTICES AND DELIVERY OF INFORMATION

41.1	Writing

Each communication to be made under this Agreement shall be made in writing and, unless otherwise stated, shall be made by fax, telex or letter.

41.2	Giving of Notice

Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall in the case of any person other than a Lender (unless that other person has by 10 Business Days written notice to the Facility Agent specified another address) be made or delivered to that other person at the address identified with its signature below or, in the case of a Lender, at the address from time to time designated by it to the Facility Agent for the purpose of this Agreement (or, in the case of a New Lender at the end of the Transfer Deed or Transfer Agreement to which it is a party as New Lender) and shall be deemed to have been made or delivered when despatched (in the case of any communication made by fax) or (in the case of any communication made by letter) when left at the address or (as the case may be) 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address provided that any communication or document to be made or delivered to the Facility Agent shall be effective only when received by the Facility Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or such other department or officer as the relevant Agent shall from time to time specify by not less than 10 Business Days prior written notice to the Company for this purpose).

41.3	Use of Websites/E-mail

(a)	Each Borrower, the Company or any Covenant Party may (and upon request by the Facility Agent, shall) satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who have not objected to the delivery of information electronically by posting this information onto an electronic website designated by the Company and the Facility Agent (the “Designated Website”) or by e-mailing such information to the Facility Agent, if:

(i)	the Facility Agent expressly agrees that it will accept communication and delivery of any documents required to be delivered pursuant to this Agreement by this method;

(ii)	in the case of posting to the Designated Website, the Company and the Facility Agent are aware of the address of, and any relevant password specifications for, the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

(b)	If any Lender (a “Paper Form Lender”) objects to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and each Borrower, the Company or any Covenant Party (as applicable) shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.

(c)	The Facility Agent shall supply each Website Lender with the address of, and any relevant password specifications for, the Designated Website following designation of that website by the Company and the Facility Agent.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The SPV Borrower, the Company and any Covenant Party (as applicable) shall comply with any such request within 10 Business Days.

(e)	Subject to the other provisions of this Clause 41.3 (Use of Websites/E-mail), the SPV Borrower, the Company or any Covenant Party may discharge its obligation to supply more than one copy of a document under this Agreement by posting one copy of such document to the Designated Website or e-mailing one copy of such document to the Facility Agent.

(f)	For the purposes of paragraph (a) above, the Facility Agent hereby expressly agrees that:

(i)

it will accept delivery of documents required to be delivered under prior to the SPV Structure Termination Date, Section 4.03 of Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date,

Section 4.03 of Schedule 22 (Post Fold-In Covenants) by the posting of such documents to the Designated Website or by email delivery to the Facility Agent; and

(ii)	it has agreed to the format of the information required to be delivered under prior to the SPV Structure Termination Date, Section 4.03 Schedule 18 (Covenants) and, on and after the SPV Structure Termination Date, Section 4.03 of Schedule 22 (Post Fold-In Covenants) Section 4.03 of Schedule 18 (Covenants).

41.4	Public or Private Information

Each Lender shall confirm to the Facility Agent whether it wishes to receive any information required to be provided by the group (or any member thereof) under the Finance Documents on a public or private basis taking into account applicable securities laws and regulations applicable to such Lender.

41.5	Electronic Communication

(a)	Any communication to be made between under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if those two parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between those two parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

(c)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 41.5.

41.6	Certificates of Officers

All certificates of officers of any company hereunder may be given on behalf of the relevant company and in no event shall personal liability attach to such an officer.

41.7	Patriot Act

Each Lender subject to the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company and the other Obligors and other information that will allow such Lender to identify the Company and the other Obligors in accordance with the Patriot Act.

41.8	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Finance Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the Finance Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

42.	ENGLISH LANGUAGE

Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation of it into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation of it.

43.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of such provision under the Law of any other jurisdiction.

44.	AMENDMENTS

44.1	Amendments Generally

Except as otherwise provided in this Agreement, the Facility Agent, if it has the prior written consent of the Instructing Group, the Company and, prior to the SPV Structure Termination Date, the SPV Borrower may from time to time agree in writing to amend any Finance Document or to consent to or waive, prospectively or retrospectively, any of the requirements of any Finance Document and any amendments, consents or waivers so agreed shall be binding on all the Finance Parties, the Obligors and the Covenant Parties. For the avoidance of doubt, any amendments relating to this Agreement shall only be made in accordance with the provisions of this Agreement, in each case, notwithstanding any other provisions of the Finance Documents.

44.2	Consents

An amendment, consent or waiver relating to the following matters (including any technical consequential amendments relating to such amendment, consent or waiver) may be made with the prior written consent of each Lender affected thereby and without the consent of any other Lender:

(a)	without prejudice to Clause 2.2 (Increase), any increase in the principal amount of any Commitment of such Lender;

(b)	a reduction in the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from any Obligor under this Agreement to which such Lender is entitled;

(c)	a decrease in any Margin for, or the principal amount of, any Advance, any Documentary Credit or any interest payment, fees or other amounts due under this Agreement to such Lender from any Obligor or any other party to this Agreement;

(d)	any change in the currency of payment of any amount under the Finance Documents;

(e)	unless otherwise specified the deferral of the date for payment of any principal, interest, fee or any other amount due under this Agreement to such Lender from any Obligor or any other party to this Agreement;

(f)	the deferral of any Termination Date or Final Maturity Date;

(g)	any reduction to the percentages set forth in the definition of the Instructing Group; or

(h)	a change to this Clause 44.2 (Consents) and Clause 44.7 (Guarantees and Security).

44.3	Facility Agent

The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 44.

44.4	Class Exception

Any amendment or waiver which:

(a)	relates only to the rights or obligations applicable to a particular Utilisation or Facility; and

(b)	does not materially and adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility,

may be made in accordance with this Clause 44 but as if references in this Clause 44 to the specified proportion of Lenders (including, for the avoidance of doubt, each affected Lender) whose consent would, but for this Clause 44.4, be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility.

44.5	SPV Revolving Facility

Prior to the SPV Structure Termination Date, if pursuant to the SPV Collateral Sharing Agreement a Borrower is required to act in accordance with the instructions of the Senior Facilities Required Holders (as defined in the SPV Collateral Sharing Agreement) in relation to a Proceeds Loan Agreement Voting Request (as defined in the Collateral Sharing Agreement) or otherwise becomes entitled to exercise a Proceeds Loan Agreement Lender Right (as defined in the Collateral Sharing Agreement) that relates solely to operational amendments to the Proceeds Loan Agreement or an Additional Loan Accession Agreement (as defined in the Proceeds Loan Agreement) in order to facilitate the on-lending by a Borrower of the proceeds of utilisations of a Revolving Facility, including, without limitation, repayments to the Borrower of such on-lending, cashless rollovers and the calculation of related amounts payable, the Senior Facilities Required Holders (as defined in the Collateral Sharing Agreement) shall mean the Facility Agent alone, without any requirement to obtain the consent of or any instruction from any other Creditor.

44.6	Technical, Operational and OID Amendments

(a)	Notwithstanding any other provision of this Clause 44 (Amendments), the Facility Agent may at any time without the consent or sanction of the Lenders, concur with the Company in making any modifications to any Finance Document, which in the opinion of the Facility Agent would be proper to make provided that the Facility Agent is of the opinion that such modification:

(i)	would not be materially prejudicial to the position of any Lender and in the opinion of the Facility Agent such modification is of a formal or operational nature or is to correct a manifest error;

(ii)	is of a minor or technical nature; or

(iii)	relates to the increase in the principal amount of a Commitment of a Lender in relation to any Facility and such increased Commitment has been requested by the Company to fund any original issue discount required to be paid to that Lender in relation to that Facility under any Fee Letter.

(b)	Any such modification shall be made on such terms as the Facility Agent may determine, shall be binding upon the Lenders, and shall be notified by the Company to the Lenders as soon as practicable thereafter.

44.7	Guarantees and Security

A waiver or the release of any Guarantor from any of its obligations under Clause 31 (Guarantee and Indemnity), a waiver or the release of any Obligor (as defined in any Proceeds Loan Agreement) from any of its guarantee obligations under the Proceeds Loan Agreement, a release of any Security Interest under the SPV Security

Documents or the Security Documents, in each case, other than in accordance with the terms of any Finance Document or the Proceeds Loan Agreement shall require the prior written consent of affected Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75 per cent. of the Available Facilities plus aggregate Outstandings.

44.8	Release of Guarantees and Security

(a)	The Security Agent and the SPV Security Trustee shall (and it is hereby authorised by the other Finance Parties to) at the cost of the relevant Covenant Party, execute such documents as may be required or desirable to effect any release (i) permitted under the Intercreditor Agreement and the SPV Collateral Sharing Agreement, (ii) to which a prior written consent of the relevant Lenders has been granted in accordance with Clause 44.7 (Guarantees and Security) or (iii) required to permit the granting of any Security Interest permitted under, prior to the SPV Structure Termination Date, Section 4.12 Schedule 17 (Covenants) and, on and after the SPV Structure Termination Date, Section 4.12 of Schedule 21 (Post Fold-In Covenants).

(b)	Notwithstanding any other provision of this Agreement, the Company may require the Security Agent to, and the Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of the relevant Covenant Party, execute such documents as may be required or desirable to effect the release of the Security granted over any asset of a Covenant Party pursuant to the Security Documents to which it is a party to enable the relevant Covenant Party to grant in connection with that asset any encumbrance permitted under, prior to the SPV Structure Termination Date, Section 4.12 Schedule 17 (Covenants) and, on and after the SPV Structure Termination Date, Section 4.12 of Schedule 21 (Post Fold-In Covenants). If, immediately prior to such release the relevant Covenant Party was treated as a Covenant Party for the purpose of the 80% Security Test, the relevant Covenant Party shall continue to be treated as a Covenant Party for those purposes notwithstanding any such release.

(c)	Prior to the SPV Structure Termination Date, Section 1.01 (Release of SPV Guarantees), Section 1.02 (Release of the SPV Collateral), Section 1.03 (Release of the Proceeds Loan Guarantees) and Section (Release of the Proceeds Loan Collateral) of Schedule 20 (Releases) and, on and after the SPV Structure Termination Date, Section 1.01 (Release of the Guarantees) and Section 1.02 (Release of the Collateral) of Schedule 24 (Post Fold-In Releases) shall take effect as operative provisions under this Agreement.

44.9	Amendments Affecting the Facility Agent

Notwithstanding any other provision of this Agreement, the Facility Agent shall not be obliged to agree to any amendment, consent or waiver if the same would:

(a)	amend or waive any provision of Clause 32 (Role of the Facility Agent, the Arrangers, the L/C Banks and Others), Clause 26.8 (Disclosure of Information), Clause 39 (Costs and Expenses) or this Clause 44 (Amendments); or

(b)	otherwise amend or waive any of the Facility Agent’s rights under this Agreement or subject the Facility Agent to any additional obligations under this Agreement.

44.10	Reference Banks and Alternative Reference Banks

An amendment or waiver which relates to the rights or obligations of a Reference Bank or an Alternative Reference Bank (each in their capacity as such) may not be effected without the consent of that Reference Bank or that Alternative Reference Bank, as the case may be.

44.11	Replacement of Screen Rate

If any Screen Rate is not available for a currency which can be selected for an Advance, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Instructing Group and the Company.

44.12	Calculation of Consent

(a)	Where a request for a waiver of, or an amendment to, any provision of any Finance Document has been sent by the Facility Agent to the Lenders at the request of an Obligor, each Lender that does not respond to such request for waiver or amendment within 10 Business Days after receipt by it of such request (or within such other period as the Facility Agent and the Company shall specify), shall be excluded from the calculation in determining whether the requisite level of consent to such waiver or amendment was granted.

(b)	If at any time on or after the date a notice has been served in accordance with Clause 12.1 (Voluntary Cancellation) or Clause 13.1 (Voluntary Prepayment) the Facility Agent is required to determine whether any Lender has given its consent or an instruction under this Agreement then the Facility Agent, in making that determination, shall not take into account the Available Commitments, Advances and/or Outstandings in relation to which such a notice has been served provided that to the extent that any cancellation does not occur or any prepayment is not made on the date specified in that notice then the amount of the Available Commitments, Advances or Outstandings in relation to that notice shall be taken into account and the rights of the applicable Lender(s) to participate in the relevant voting process shall be fully reinstated with retroactive effect from the date of the that notice).

44.13	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitments, in determining whether the requisite level of consent has been obtained for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 44.13 (Disenfranchisement of Defaulting Lenders), the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

44.14	Replacement of Lenders

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender; or

(ii)	any Lender becomes a Non-Funding Lender,

then the Company may, on not less than 3 Business Days prior notice to the Facility Agent and that Lender (A), replace that Lender by requiring it to (and that Lender shall) transfer all of its rights and obligations under this Agreement to a Lender or other person selected by the Company for a purchase price equal to the outstanding principal amount of such Lender’s share in the outstanding Loans and all accrued interest and fees and other amounts payable to it under this Agreement or (B) prepay that Lender all but not part of its share in its outstanding Loans and all accrued interest and fees and other amounts payable to it under this Agreement from cash flow, permitted Subordinated Shareholder Loans or New Equity received by the Bank Group. Any notice delivered under this paragraph (a) shall be accompanied by a Transfer Deed or Transfer Agreement complying with Clause 26 (Assignments and Transfers), which Transfer Deed or Transfer Agreement shall be immediately executed by the relevant Non-Consenting Lender or, as the case may be, Non-Funding Lender and returned to the Company. If a Lender does not execute and/or return a Transfer Deed or Transfer Agreement as required by this paragraph (a) within two Business Days of delivery by the Company, the Facility Agent shall execute (and is hereby irrevocably authorised by the relevant Lender to do so) that Transfer Deed or Transfer Agreement on behalf of such Lender.

(b)	The Company shall have no right to replace the Arrangers, the Facility Agent, the Security Agent or the SPV Security Trustee under paragraph (a) above, and none of the foregoing nor shall any Lender have any obligation to the Company to find a replacement Lender or other such entity. The Company may only exercise its replacement or prepayment rights in respect of any relevant Lender within 90 days of becoming entitled to do so on each occasion such Lender is a Non-Consenting Lender or a Non-Funding Lender.

(c)	In no event shall the Lender being replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender being replaced pursuant to this Agreement.

45.	LIMITED RECOURSE

(a)	Each of the Finance Parties acknowledges and agrees that its rights against the SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. (the “SPV Entities”) under this Agreement are limited to the extent that none of the Finance Parties will take any action or commence any proceedings against any of the SPV Entities to recover any amounts due and payable by any of the SPV Entities to any of the Finance Parties under the Finance Documents except as expressly permitted by the provisions of the Finance Documents. Each of the Finance Parties further agrees that it will not take any action or commence any proceedings or petition a court for the liquidation or winding up of any of the SPV Entities, nor initiate or file for or otherwise commence any arrangement, reorganisation or insolvency proceedings in relation to any of the SPV Entities, whether under the laws of The Netherlands, the United States or other applicable bankruptcy laws. For the avoidance of doubt, nothing in this Clause 45 shall prevent any Finance Party from filing or proving for any claim or voting on any restructuring plan in relation to any such proceedings that have been commenced or initiated in respect of any of the SPV Entities by any person other than that Finance Party.

(b)	Notwithstanding any provision in this Agreement to the contrary, the obligations of an SPV Entity to the Finance Parties under this Agreement shall be limited to the lesser of (a) the nominal amount of the claim of the Finance Parties against that SPV Entity (the “Claim Amount”) determined in accordance with the terms of this Agreement (other than this clause) (the “Claim”) and (b) the product of (i) the Net Proceeds (as defined below) divided by the aggregate of the Claim Amount and all of the obligations of that SPV Entity ranking pari passu with the Claim and (ii) the Claim Amount. In this clause, “Net Proceeds” means the net proceeds of realisation of all of the assets of an SPV Entity, the ordinary share capital and any other ownership interests in the SPV Entity. If the Net Proceeds are insufficient to satisfy the Claim Amount in full, any outstanding debt in excess of the Net Proceeds shall be extinguished and that SPV Entity shall have no obligations to the Finance Parties under this Agreement in respect of the amount of debt extinguished.

(c)	Each Finance Party acknowledges and agrees that the obligations of each of the SPV Entities under this Agreement are solely its corporate obligations, and that none of the Finance Parties shall have any recourse against any of the directors, officers or employees of any SPV Entity for any claims, losses, damages, liabilities, indemnities or other obligations whatsoever in connection with any transactions contemplated by this Agreement.

(d)	Each of the SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. agree that, prior to the SPV Structure Termination Date, they will not incur any Senior Secured Liabilities (as defined in the SPV Collateral Sharing Agreement) unless the Debt Documents (as defined in the SPV Collateral Sharing Agreement) under which those Senior Secured Liabilities are incurred include agreements, acknowledgements and limitations that are substantially equivalent to those set out in paragraphs (a) to (c) above.

(e)	This Clause 45 shall not apply in relation to any SPV Entity that is a member of the Bank Group.

46.	THIRD PARTY RIGHTS

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party (a “third party”) has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement except that:

(i)	a third party shall have those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

(ii)	Clause 20 (Increased Costs) and Clause 32.9 (Exclusion of Liability) shall be enforceable by any third party referred to in such clause as if such third party were a party to this Agreement.

(b)	Subject to Clause 44.10 (Reference Banks and Alternative Reference Banks) but otherwise notwithstanding any term of any Finance Document, the consent of any third party is not required to rescind or vary this Agreement at any time.

47.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

48.	GOVERNING LAW

This Agreement, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

49.	JURISDICTION

49.1	Courts

Each of the Parties (other than each US Borrower) irrevocably agrees for the benefit of each of the Finance Parties that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement or any non-contractual obligation arising out of or in connection with this Agreement (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

49.2	Waiver

Each of the Obligors (other than each US Borrower) irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is an inconvenient or inappropriate forum.

49.3	Service of Process

Each of the Obligors (other than each US Borrower) which is not incorporated in England agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in England, to Liberty Global Europe Limited. If the appointment of the person mentioned in this Clause 49.3 (Service of Process) ceases to be effective in respect of any of the Obligors the relevant Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Facility Agent shall be entitled to appoint such person by notice to the relevant Obligor. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law.

49.4	Proceedings in Other Jurisdictions

Nothing in Clause 49.1 (Courts) shall (and shall not be construed so as to) limit the right of the Finance Parties or any of them to take Proceedings against any of the Obligors (other than each US Borrower) in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable Law.

49.5	US Borrower

Notwithstanding anything to the contrary in this Clause 49.5 (US Borrower), each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York, and of the courts of each US Borrower’s corporate domicile with respect to actions or proceedings brought against that US Borrower as a defendant, for purposes of all legal proceedings relating to that US Borrower (a “US Proceeding”) and relating to, or arising out of, this Agreement. Each US Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any US Proceeding and any claim that any US Proceeding has been brought in an inconvenient forum. Any process or summons for purposes of any US Proceeding may be served on a US Borrower by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder.

49.6	General Consent

Each of the Obligors consents generally in respect of any Proceedings or US Proceedings to the giving of any relief or the issue of any process in connection with such proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

49.7	Waiver of Immunity

To the extent that any Obligor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), such Obligor irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

49.8	Waiver of Trial by Jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

50.	COMPLETE AGREEMENT

The Finance Documents contain the complete agreement between the Parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

Part 1: Original Guarantors

Ziggo Secured Finance B.V.

Ziggo Secured Finance Partnership

Ziggo Secured Finance II B.V.

Part 2: Lenders and Commitments

Lender	EUR B1 Facility Commitment (€)
Liberty Global Holding B.V.	689,209,924.06

Total	689,209,924.06

SCHEDULE 2

CONDITIONS PRECEDENT

Part 1: [Deliberately Left Blank]

Part 2: Form of Officer’s Certificate

To:	[●] as Facility Agent

We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●] as Original Borrowers, [●] as Global Coordinators, Bookrunners and Mandated Lead Arrangers, [●] as Facility Agent, [●] as SPV Security Trustee/[●] as Security Agent and the financial and other institutions named in it as Lenders. Terms defined in the Facilities Agreement shall have the same meanings in this Certificate.

I, [name], a [Director/General Partner/Partner/Officer] of [name of Obligor] of [address] (the [”Company”/”Partnership”])

CERTIFY without personal liability, that:

(a)	[attached to this Certificate marked “A” are true, correct, complete and up-to-date copies of all documents which contain or establish or relate to the [constitution of the Company]/[due formation of the Partnership]*] / [the [Company/Partnership] has not amended any of its constitutional documents in a manner which could be reasonably expected to be materially adverse to the interests of the Lenders since the date such documents were last delivered to the Facility Agent];

(b)	attached to this Certificate marked [“A”/”B”] is a true, correct and complete copy of [resolutions duly passed] at [a meeting of the Board of Directors] [a meeting of the managers] [a meeting of the partners] duly convened and held on [*] or the equivalent thereof passed as a written resolution of the [Company/Partnership] approving the Finance Documents to which the [Company/Partnership] is a party and authorising their execution, signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect;

(c)	each copy document relating to it specified in Part 1 of Schedule 2 (Conditions Precedent) of the Facilities Agreement is correct, complete and in full force and effect and has not been amended or superseded as at the date of this Certificate;

(d)	the entry into and performance of the Finance Documents to which it is a party by the [Company/Partnership] will not breach any borrowing, guaranteeing or other indebtedness limit to which the [Company/ Partnership] is subject; and

(e)	the following signatures are the true signatures of the persons who have been authorised to sign any necessary documents on behalf of the [Company/ Partnership] and to give notices and communications (including Utilisation Requests), under or in connection with the Finance Documents on behalf of the [Company/Partnership].

Name	Position	Signature

[*]	[*]	[*]

Signed:
Director/Partner/Officer

Date:	[*]

I, [name], a [Director/Secretary/General Partner/Partner] of [name of Obligor] (the [”Company”/”Partnership”]), certify that the persons whose names and signatures are set out above are duly appointed [*] of the [Company/Partnership] and that the signatures of each of them above are their respective signatures.

Signed:
[Director/Secretary] [Partner]

Date:	[*]

Notes:

*	Including for the avoidance of doubt any partnership agreement.

SCHEDULE 3

Part 1: Form of Utilisation Request (Advances)

From:	[Name of Borrower] (the “Borrower”)

To:	[●] as Facility Agent

Date:	[●]

Dear Sirs

We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this Utilisation Request.

We, being authorised signatories of the Borrower named below, give you notice that, pursuant to the Facilities Agreement, we wish the Lenders to make an Advance on the following terms:

(a)	Facility to be used: [●]

(b)	Euro Amount: €[●]/Dollar Amount: USD [●]

(c)	Currency: [●]

(d)	Interest Period/Term: [●] month[s]

(e)	Proposed date of Advance: [●] (or if that day is not a Business Day, the next Business Day)

[We hereby inform you that as of the date of this Utilisation Request, the following Event of Default has occurred and is continuing or would result from the making of this Utilisation [insert details].]1] [We confirm that, at the date of this Utilisation Request, the Repeating Representations are true in all material respects and no Default is continuing or would result from the Advance to which this Utilisation Request relates.]2

The proceeds of this Utilisation should be credited to [insert account details].

This Utilisation Request is made by the authorised signatories of the Borrower named below and is given without personal liability.

[1]	Applicable for Rollover Advances only. Insert details of relevant Event of Default, if any.
[2]	Applicable for any Advance other than a Rollover Advance.

Yours faithfully,

Authorised Signatory	Authorised Signatory
for and on behalf of	for and on behalf of
[Name of Borrower]	[Name of Borrower]

Part 2: Form of Utilisation Request (Documentary Credits)

From:	[Name of Borrower] (the “Borrower”)

To:	[●]	[●]
	as Facility Agent; and	as a L/C Bank

Date:	[●]

Dear Sirs

We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this Utilisation Request.

We, being authorised signatories of the Borrower named below, give you notice that, pursuant to the Facilities Agreement, we wish [name of L/C Bank] to issue a Documentary Credit on the following terms:

(a)	Name of Beneficiary: [●]

(b)	Address of Beneficiary: [●]

(c)	Purpose of/Liabilities to be assured by the Documentary Credit: [insert details]

(d)	Euro Amount: €[●]

(e)	Currency: [●]

(f)	Expiry Date: [●] month[s]

(g)	Proposed date of issue of Documentary Credit: [●] (or if that day is not a Business Day, the next Business Day)

[We hereby inform you that as of the date of this Utilisation Request, the following Event of Default has occurred and is continuing or would result from the making of this Utilisation [insert details].]3] [We confirm that, at the date of this Utilisation Request, the Repeating Representations are true in all material respects and no Default is continuing or would result from the Advance to which this Utilisation Request relates.]4

Upon issuance of the Documentary Credit requested hereunder, please send the Documentary Credit to the Beneficiary at the address shown above, with a copy to [insert details of relevant contact at the Borrower].

This Utilisation Request is made by the authorised signatories of the Borrower named below and is given without personal liability.

[3]	Applicable for Renewal Requests only. Insert details of the relevant Event of Default, if any.
[4]	Applicable to all Utilisation Requests in respect of a Documentary Credit (other than a Renewal Request).

Yours faithfully

Authorised Signatory	Authorised Signatory
for and on behalf of	for and on behalf of
[Name of Borrower]	[Name of Borrower]

SCHEDULE 4

FORM OF TRANSFER DEED

To:	[●] as Facility Agent

To:	[●] as SPV Security Trustee]/[●] as Security Agent

This Deed is dated [●] and relates to:

(i)	the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) whereby certain facilities were made available to the Borrowers under the guarantee of the Guarantors, by a group of banks and other financial institutions on whose behalf [●] acts as Facility Agent in connection therewith;

(ii)	[●].

1.	Terms defined in the Facilities Agreement shall, subject to any contrary indication, have the same meanings in this Deed. The terms “Lender”, “New Lender”, “Lender’s Participation”, “Transfer Date” and “Portion Transferred” are defined in the Schedule to this Deed.

2.	The Lender:

(a)	confirms that the details in the Schedule to this Deed are an accurate summary of the Lender’s Participation in the Facilities Agreement and the Interest Periods or Terms (as the case may be) for existing Advances as at the date of this Deed; and

(b)	requests the New Lender to accept and procure the transfer by novation to the New Lender of the Portion Transferred by countersigning and delivering this Deed to the Facility Agent at its address for the service of notices designated to the Facility Agent in accordance with the Facilities Agreement.

3.	The New Lender requests the Facility Agent to accept this Deed as being delivered to the Facility Agent pursuant to and for the purposes of Clause 26.4 (Transfer Deed) of the Facilities Agreement so as to take effect in accordance with the terms of it on the Transfer Date or on such later date as may be determined in accordance with the terms of it.

4.	The New Lender confirms that it has received a copy of the Facilities Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

5.	The New Lender undertakes with the Lender and each of the other parties to the Facilities Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Finance Documents will be assumed by it after delivery of this Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

6.	The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facilities Agreement, any other Finance Document or other document relating to it and assumes no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of its obligations under the Facilities Agreement, any Finance Document or any other document relating to it and any and all such conditions and warranties, whether express or implied by Law or otherwise, are excluded.

7.	The Lender gives notice that nothing in this Deed or in the Facilities Agreement (or any Finance Document or other document relating to it) shall oblige the Lender (a) to accept a re transfer from the New Lender of the whole or any part of its rights, benefits and/or obligations under the Finance Documents transferred pursuant to this Deed or (b) to support any losses directly or indirectly sustained or incurred by the New Lender for any reason whatsoever (including the failure by any Obligor or any other party to the Finance Documents (or any document relating to them) to perform its obligations under any such document) and the New Lender acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

[ACCESSION TO THE SPV COLLATERAL SHARING AGREEMENT

We further refer to clause [●] (Change of Senior Lender, Pari Passu Creditors) of the SPV Collateral Sharing Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the SPV Collateral Sharing Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it will be party to the SPV Collateral Sharing Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the SPV Collateral Sharing Agreement, as if it had been an original party to the SPV Collateral Sharing Agreement.]5

[ACCESSION TO THE INTERCREDITOR AGREEMENT

We further refer to clause [21.3] (Change of Senior Lender, Pari Passu Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it will be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]6

This Deed, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

[5]	To be included before SPV Structure Termination Date only.
[6]	To be included after SPV Structure Termination Date only.

IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

WARNING. PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE INTERPRETATION OF THE TERM “PUBLIC” (AS REFERRED TO IN ARTICLE 4.1(1) OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013)) HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE TRANSFERRED WHICH IS LESS THAN EUR 100,000 (OR THE FOREIGN CURRENCY EQUIVALENT THEREOF) AND (II) AS SOON AS THE INTERPRETATION OF THE TERM “PUBLIC” HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF SUCH INTERPRETATION.

THE SCHEDULE

1.		Lender:

2.		New Lender:

3.		Transfer Date:

4.		Lender’s Participation in Term Facilities		Portion Transferred

Lender’s Available EUR B1 Facility Commitment*

5.		Lender’s Participation in Term Facility Outstandings	Interest Period	Portion Transferred

EUR B1 Facility Advances

6.	[(a)]	Lender’s Revolving Facility Commitment		Portion Transferred

	[(b)]	Lender’s Ancillary Facility Commitment		Portion Transferred [100%]

7.	[(a)]	Lender’s Participation in Revolving Facility Outstandings	Term	Portion Transferred

8.	[(b)]	Lender’s Participation in Ancillary Facility Outstandings		Portion Transferred 100%]

		[Documentary Credits Issued	Term and Expiry Date	Portion Transferred]

*	Details of the Lender’s Available Commitment should not be completed after the applicable Termination Date.

The Lender Signed for and on behalf of [●] By:	The New Lender Signed for and on behalf of [●] By:

The Facility Agent Signed for and on behalf of [●] By:	The [SPV] Security Agent Signed for and on behalf of [●] By:

ADMINISTRATIVE AND FACILITY OFFICE DETAILS

8.	Facility Office Address:

Please provide administrative details of the New Lender, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.

Administrative Office Address:

Contact Name:

Account for Payments:

Fax:

Telephone:

SCHEDULE 5

FORM OF TRANSFER AGREEMENT

1.	Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]7 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]8 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]9 hereunder are several and not joint.]10 Capitalised terms used but not defined herein shall have the meanings given to them in the Senior Facilities Agreement identified below (as amended, the “Senior Facilities Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns absolutely to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Senior Facilities Agreement, as of the Effective Date inserted by the Facility Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Senior Facilities Agreement and any other documents or instruments delivered (including the Security Documents) pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit or guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any person, whether known or unknown, arising under or in connection with the Senior Facilities Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[7]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[8]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[9]	Select as appropriate.
[10]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][other]

3.	Borrower(s):

4.	Facility Agent:	[●], as the facility agent under the Senior Facilities Agreement

5.	Senior Facilities Agreement:	[The [amount] Senior Facilities Agreement dated as of [●] among [name of Borrower(s)], the Lenders parties thereto and [name of Facility Agent], as Facility Agent]

6.	Assigned Interest[s]:

Assignor[s][11]	Assignee[s][12]	Facility Assigned[13]	Aggregate Amount of Commitment/ Loans for all Lenders[14]	Amount of Commitment Loans Assigned	Percentage Assigned of Commitment/ Loans[15]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

7.	[Accession to the Collateral Sharing Agreement

We further refer to clause [●] (Change of Senior Lender, Pari Passu Creditors) of the SPV Collateral Sharing Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the SPV Collateral Sharing Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it will be party to the SPV Collateral Sharing Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the SPV Collateral Sharing Agreement, as if it had been an original party to the SPV Collateral Sharing Agreement.]16

[11]	List each Assignor, as appropriate.
[12]	List each Assignee, as appropriate.
[13]	Fill in the appropriate terminology for the types of facilities under the Senior Facilities Agreement that are being assigned under this Assignment.
[14]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[15]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[16]	To be included before SPV Structure Termination Date only.

8.	[Accession to the Intercreditor Agreement

We further refer to clause [21.3] (Change of Senior Lender, Pari Passu Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it will be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]17

[9. Trade Date:	][18]

Effective Date:              , 20     [TO BE INSERTED BY FACILITY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][19]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][20]
[NAME OF ASSIGNEE]

By:
Title:

[17]	To be included after SPV Structure Termination Date only.
[18]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
[19]	Add additional signature blocks as needed.
[20]	Add additional signature blocks as needed.

[NAME OF ASSIGNEE]

By:
Title:

ADMINISTRATIVE AND FACILITY OFFICE DETAILS

Facility Office Address:

Please provide administrative details of the Assignee, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.

Administrative Office Address:

Contact Name:

Account for Payments:

Fax:

Telephone:21

[Accepted:

[NAME OF FACILITY AGENT], as
Facility Agent

By:
Title:

[NAME OF [SPV] SECURITY AGENT], as
[SPV] Security Agent

By:
Title:

[Consented to:][22]

[NAME OF RELEVANT PARTY]

By:
Title:

[21]	To be replicated for each Assignee.
[22]	To be added only if the consent of the Company and/or other parties (e.g. L/C Bank) is required by the terms of the Senior Facilities Agreement.

WARNING. PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE INTERPRETATION OF THE TERM “PUBLIC” (AS REFERRED TO IN ARTICLE 4.1(1) OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013)) HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE ASSIGNED WHICH IS LESS THAN EUR 100,000 (OR THE FOREIGN CURRENCY EQUIVALENT THEREOF) AND (II) AS SOON AS THE INTERPRETATION OF THE TERM “PUBLIC” HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF SUCH INTERPRETATION.

ANNEX 1

[                                         ]23

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties

(a)	Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Senior Facilities Agreement or any other Finance Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Finance Documents or any collateral thereunder, (iii) the financial condition of the Obligors, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Finance Document, or (iv) the performance or observance by the Obligors, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Finance Document.

(b)	Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Senior Facilities Agreement, (ii) it meets all the requirements to be an assignee under Clauses 26.2 (Conditions of assignment or transfer) to 26.4 (Transfer Deed) of the Senior Facilities Agreement (subject to such consents, if any, as may be required under Clause 26.2 (Conditions of assignment or transfer) of the Senior Facilities Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Senior Facilities Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Senior Facilities Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 4.03 of Schedule 18 (Covenants) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Facility Agent or any other Lender and based on such documents and information as it

[23]	Describe Senior Facilities Agreement at option of Facility Agent.

has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) [if it is a Foreign Lender][24] attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Senior Facilities Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Facility Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Finance Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Finance Documents are required to be performed by it as a Lender.

2.	Payments

From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.25 Notwithstanding the foregoing, the Facility Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.	General Provisions

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, English Law.

[24]	The concept of “Foreign Lender” should be conformed to the section in the Senior Facilities Agreement governing withholding taxes and gross-up. If the Borrower is a U.S. Borrower, the bracketed language should be deleted.
[25]	Note Clause 26.15 (Pro rata Interest Settlement) of the Senior Facility Agreement. The Facility Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:

“From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Facility Agent for period prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

SCHEDULE 6

FORM OF ACCESSION NOTICE

THIS ACCESSION NOTICE is entered into on [●] by [insert name of any member of the Bank Group or any Affiliate Covenant Party (the “New Obligor”)] and [●] (the “Company”)] by way of a deed in favour of the Facility Agent, the Mandated Lead Arrangers and the Lenders (each as defined in the Facilities Agreement referred to below).

BACKGROUND

1.	We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●].

2.	[The Company has requested that the New Obligor becomes an Acceding Borrower and an Acceding Guarantor pursuant to Clause 28.1 (Acceding Borrowers) of the Facilities Agreement.]

OR

[The Company has requested that the New Obligor become an Acceding Guarantor pursuant to Clause 28.2 (Acceding Guarantors) of the Facilities Agreement.]

NOW THIS DEED WITNESS AS FOLLOWS:

Terms defined in the Facilities Agreement have the same meanings in this Accession Notice.

[The New Obligor] is a company [or specify any other type of entity] duly incorporated, established or organised under the laws of [insert relevant jurisdiction].

[The New Obligor] confirms that it has received from the Company a true and up-to-date copy of the Facilities Agreement and the other Finance Documents.

[The New Obligor] undertakes, upon its becoming a [party to the Facilities Agreement/Borrower/Guarantor], to perform all the obligations expressed to be undertaken under the Facilities Agreement, the Intercreditor Agreement, and the other Finance Documents by a [Borrower] [Guarantor] and agrees that it shall be bound by the Facilities Agreement, the Intercreditor Agreement and the other Finance Documents in all respects as if it had been an original party to them as [a Borrower] [a Guarantor]26.

The Company:

(a)	repeats the repeating representations identified as being made by it under Clause 22.29 (Times for Making Representations and Warranties) upon the date New Obligor accedes to the Facilities Agreement; and

(b)	confirms that no Default [(other than any Default which will be remedied by the accession of the [Acceding Borrower][Acceding Guarantor] and each other person acceding as a [Borrower][Guarantor] on or about the date of this Accession Notice)] is continuing or will occur as a result of New Obligor becoming an [Acceding Borrower/an Acceding Guarantor/ a party to this Agreement].

[26]	Insert any legal limitations on guarantee, if applicable.

[The Subsidiary makes, in relation to itself, the representations and warranties expressed to be made by a Guarantor in Clause 22 (Representations and Warranties) of the Facilities Agreement.]

[The New Obligor makes, in relation to itself, the Repeating Representations expressed to be made by a Borrower in Clause 22 (Representations and Warranties) of the Facilities Agreement]

OR

[The New Obligor makes, in relation to itself, the Repeating Representations expressed to be made by a Guarantor in Clause 22 (Representations and Warranties) of the Facilities Agreement]27

[The New Obligor confirms that it has appointed [                    ] to be its process agent for the purposes of accepting service of Proceedings on it.]28

[The New Obligor’s administrative details for the purposes of the Facilities Agreement are as follows:

Address:

Contact:

Telephone No:

Fax No:

This Accession Notice, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

This Accession Notice has been executed as a Deed by the Company and the New Obligor and signed by the Facility Agent on the date written at the beginning of this Accession Notice.

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Notice, bear the same meaning when used in paragraphs (b) to (d).

(b)	The New Obligor and the Security Agent agree that the Security Agent shall hold:

(i)	any Security in respect of Liabilities created or expressed to be created pursuant to the Finance Documents;

[27]	Acceding Guarantors only.
[28]	Non-English entities only.

(ii)	all proceeds of that Security; and

(iii)	all obligations expressed to be undertaken by the New Obligor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Finance Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the New Obligor (in the Finance Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, to the extent permitted by applicable law on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The New Obligor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)	[In consideration of the New Obligor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].*

[THE SUBSIDIARY

EXECUTED as a DEED by

[Name of New Obligor] acting by

Director	)
[insert name of director]

)
WITNESS
Witness name:
Address:
Occupation:

THE COMPANY

EXECUTED as a DEED by

[●]

acting by

Director	)
[insert name of director]

)
WITNESS
Witness name:
Address:
Occupation:

THE FACILITY AGENT

[●]

By:

By:

THE SECURITY AGENT

[●]

By:

By:

SCHEDULE 7

ACCESSION DOCUMENTS

1.	Corporate Documents

In relation to the proposed Acceding Group Company:

(a)	a copy of its up-to-date constitutional documents;

(b)	a board resolution or a manager’s resolution or a partner’s resolution of such person approving the execution and delivery of the relevant Accession Notice, its accession to the Facilities Agreement as an Acceding Guarantor or Acceding Borrower, as applicable, and the performance of its obligations under the Finance Documents and authorising a person or persons identified by name or office to sign such Accession Notice and any other documents to be delivered by it pursuant thereto;

(c)	to the extent legally necessary, a copy of a shareholders’ resolution of all the shareholders of such person approving the execution, delivery and performance of the Finance Documents to which it is a party and the terms and conditions to it; and

(d)	a duly completed certificate of a duly authorised officer of such person substantially in the form of Part 2 of Schedule 2 (Form of Officer’s Certificate).

2.	Legal Opinions

Such legal opinions as the Facility Agent may reasonably require of such legal advisers as may be acceptable to the Facility Agent, as to:

(a)	the due incorporation, capacity and authorisation of the relevant Acceding Group Company; and

(b)	the relevant obligations to be assumed by the relevant Acceding Group Company under the Finance Documents to which it is a party being legal, valid, binding and enforceable against it,

in each case, under the relevant laws of the jurisdiction of organisation or establishment of such Acceding Group Company, as the case may be.

3.	Security Documents

In the case of an Acceding Guarantor or Acceding Borrower, at least 2 original copies of any Security Documents required by the Facility Agent, acting reasonably in accordance with the terms of this Agreement duly executed by the proposed Acceding Guarantor, Acceding Borrower or other relevant security provider together with all documents required to be delivered pursuant to it.

4.	Process Agent

Written confirmation from any process agent referred to in the relevant Accession Notice that it accepts its appointment as process agent.

5.	Accession Documents

Evidence that the Acceding Group Company has acceded to the Intercreditor Agreement as an Intra-Group Lender and Debtor.

6.	Other Documents and Evidence

A certificate of good standing from the applicable Secretary of State or other governmental official of the jurisdiction of the organisation or formation of any Acceding Group Company established in the US.

7.	Affiliate Covenant Parties

In relation to any Affiliate Covenant Party only:

(a)	a certificate from the Company to the Facility Agent signed by an authorised officer of the Company which certifies that the designation of such Affiliate as an Affiliate Covenant Party pursuant to Section 1.03 (Affiliate Covenant Parties) of Schedule 20 (Releases) under this Agreement will not:

(i)	materially and adversely affect the Security and guarantees provided in relation to the liabilities under this Agreement; or

(ii)	result in the Lenders under this Agreement becoming structurally subordinated in right of payment to lenders to the Affiliate Covenant Party and its Subsidiaries;

(b)	a notice from the Company to the Facility Agent identifying Ziggo Group Holding B.V. or a common Parent (as defined in Schedule 24 (Post Fold-In Definitions)) of the Borrowers and the Affiliate Covenant Party as the Reporting Entity (as defined in Schedule 24 (Post Fold-In Definitions)) for the purposes of this Agreement in accordance with the definition of Reporting Entity in Schedule 24 (Post Fold-In Definitions); and

(c)	an updated Group Structure Chart showing the Reporting Entity (as defined in Schedule 24 (Post Fold-In Definitions)) and all of its direct and indirect Subsidiaries pro forma for the designation of such entity as an Affiliate Covenant Party.

SCHEDULE 8

Part 1: Form of Additional Facility Accession Deed

To:	[●] as Facility Agent

To:	[●] as SPV Security Trustee/[●] as Security Agent

[Date]

Dear Sirs

Additional Facility Accession Deed

This Deed is dated [●] and relates to:

(a)	the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) whereby certain facilities were made available to the Borrowers under the guarantee of the Guarantors, by a group of banks and other financial institutions on whose behalf [●] acts as Facility Agent in connection therewith;

(b)	[●]

Terms defined in the Facilities Agreement shall have the same meaning in this Additional Facility Accession Deed.

We refer to Clause 2.4 (Additional Facilities) of the Facilities Agreement.

[Unless otherwise indicated herein, the terms of this Additional Facility Accession Deed shall be consistent in all material respects with the terms of the Facilities Agreement including, without limitation, with respect to interest period, conditions precedent, tax gross-up provisions and indemnity provisions, representations and warranties, utilisation mechanics, cancellation and prepayment (including the treatment of this Additional Facility Accession Deed under the prepayment waterfall), fees, costs and expenses, transfers, voting, amendments and waivers, financial and non-financial covenants and events of default.]

No Utilisation may be made of the Additional Facility made available pursuant to this Additional Facility Accession Deed, if, at the time of such Utilisation, an Event of Default is continuing or would result from such Utilisation.

This Additional Facility Accession Deed is made as a [term loan/revolving loan].

[Each of] [Name of Additional Facility Lender(s)] agrees to become party to and to be bound by the terms of the Facilities Agreement as an Additional Facility Lender in accordance with Clause 2.4 (Additional Facilities).

The aggregate principal amount of the Additional Facility being made available under this Additional Facility Accession Deed is EUR/US$ [●].

The Additional Facility Availability Period is [●].

Interest on the Additional Facility will accrue and be payable as follows: [●]. The Additional Facility Margin is [●] per annum.

The Final Maturity Date in respect of the Additional Facility is [●].

Use of proceeds: [●].

The Additional Facility shall be repaid as follows: [●].

The Additional Facility Commencement Date is [●].

The commitment fee in relation to this Additional Facility under Clause 18 (Commission and Fees) is [●] per cent. per annum.

[Add additional terms of the Additional Facility, as required, as set out in Clause 2.4 (Additional Facilities)]

The Company confirms that all requirements of paragraph (b) of Clause 2.4 (Additional Facilities) are fulfilled as of the date of this Additional Facility Accession Deed;

[Each/The] Additional Facility Lender confirms to each other Finance Party that:

(c)	it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and such Obligor’s related entities in connection with its participation in the Additional Facility being made available pursuant to this Additional Facility Accession Deed and has not relied on any information provided to it by any other Finance Party in connection with any Finance Document; and

(d)	it will continue to make its own independent appraisal of the creditworthiness of each Obligor and such Obligor’s related entities while any amount is or may be outstanding under the Facilities Agreement or any Additional Facility Commitment is in force.

The Facility Office and address for notices of [each/the] Additional Facility Lender for the purposes of Clause 41 (Notices and Delivery of Information) is:

[                    ]

[ACCESSION TO THE SPV COLLATERAL SHARING AGREEMENT

We further refer to clause [●] (Change of Senior Lender, Pari Passu Creditors) of the SPV Collateral Sharing Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the SPV Collateral Sharing Agreement (and as defined therein), the New Lender confirms that, as from the Effective Date, it will be party to the SPV Collateral Sharing Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the SPV Collateral Sharing Agreement, as if it had been an original party to the SPV Collateral Sharing Agreement.]29

[29]	To be included before SPV Structure Termination Date only.

[ACCESSION TO THE INTERCREDITOR AGREEMENT

We further refer to clause [21.3] (Change of Senior Lender, Pari Passu Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it will be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]30

This Additional Facility Accession Deed, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

[INSERT APPROPRIATE SIGNATURE BLOCK FOR EACH ADDITIONAL FACILITY LENDER(S)]

THE COMPANY

EXECUTED as a DEED for and on behalf of

[●] acting by

Director	)
[insert name of director]

)
WITNESS
Witness name:
Address:
Occupation:

[30]	To be included after SPV Structure Termination Date only.

[INSERT APPROPRIATE SIGNATURE BLOCK FOR EACH ADDITIONAL FACILITY BORROWER]

THE FACILITY AGENT

EXECUTED as a DEED for and on behalf of

[●]

By:	By:

THE [SPV] SECURITY AGENT

EXECUTED as a DEED for and on behalf of

[●]

By:	By:

Administrative Details of Additional Facility Lender and its Facility Office31

Facility Office Address:

Administrative Office:

Contact Name:

Account for Payments:

Fax:

Telephone:

[31]	To be replicated for each Additional Facility Lender.

Part 2: Conditions Precedent to Additional Facility Utilisation

1.	Corporate Documents

In relation to each Borrower in respect of the Additional Facility:

(a)	a copy of its up-to-date constitutional documents or a certificate of an authorised officer of the Company confirming that such Borrower has not amended its constitutional documents in a manner which could reasonably be expected to be materially adverse to the interests of the Lenders since the date the officer’s certificate in relation n to such Obligor was last delivered to the Facility Agent.

(b)	a copy of a board resolution or a manager’s or partner’s resolution of such person approving the incurrence by such person of the indebtedness under the Additional Facility; and

(c)	a duly completed certificate of a duly authorised officer of such person in the form attached in Part 3 of Schedule 8 (Form of Additional Facility Officer’s Certificate) with such amendments as the Facility Agent may agree.

2.	Fees

Evidence that the agreed fees payable by the Company or the relevant Borrower (or both) in connection with the utilisation of the Additional Facility have been or will be paid.

3.	Legal Opinions

Such legal opinions as the Facility Agent may reasonably require of such legal advisers as may be acceptable to the Facility Agent, as to:

(a)	the due incorporation, capacity and authorisation of the relevant Additional Facility Borrower; and

(b)	the relevant obligations to be assumed by the relevant Acceding Facility Borrower under the Finance Documents to which it is a party being legal, valid, binding and enforceable against it,

in each case, under the relevant laws of the jurisdiction of organisation or establishment of such Additional Facility Borrower, as the case may be.

Part 3: Form of Additional Facility Officer’s Certificate

To:	[●] as Facility Agent

We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this Certificate.

I, [name], a [Director/Partner/General Partner/Officer] of [name of Obligor] of [address] (the [“Company”/“Partnership”])

CERTIFY without personal liability, that:

(a)	[attached to this Certificate marked “A” are true, correct, complete and up-to-date copies of all documents which contain or establish or relate to the constitution of the [Company/Partnership];] / [the [Company/Partnership] has not amended any of its constitutional documents in a manner which could be reasonably expected to be materially adverse to the interests of the Lenders since the date such documents were last delivered to the Facility Agent];

(b)	attached to this Certificate marked [“A”/“B”] is a true, correct and complete copy of [resolutions duly passed] at [a meeting of the Board of Directors] [a meeting of the managers] [a meeting of the partners] duly convened and held on [●] or the equivalent thereof passed as a written resolution of the [Company/Partnership] approving the Finance Documents to which the [Company/Partnership] is a party and authorising their execution, signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect; and

(c)	the incurrence of the indebtedness under the Additional Facility by the [Company/Partnership] will not breach any borrowing, guaranteeing or other indebtedness limit to which the [Company/Partnership] is subject.

SCHEDULE 9

ORIGINAL SECURITY DOCUMENTS

Non-notarial Dutch Security Documents

1.	A security agreement relating to a pledge of bank accounts, moveable assets, insurances, intercompany receivables, intellectual property rights, domain names and rights dated 13 September 2006 between, among others, the Company, Christina Beheer- en Adviesmaatschappij B.V. (merged into Torenspits II B.V.), PrimaCom Netherlands Holding B.V. (renamed Ziggo Holding B.V. and subsequently merged into Torenspits II B.V.) and Serpering Investments B.V. (merged into Torenspits II B.V.) as security providers and ING Bank N.V. as security agent.

2.	A security agreement relating to a deed of pledge of bank accounts, intercompany receivables and rights dated 31 January 2007 between Torenspits II B.V. and Plinius Investments II B.V. (merged into Torenspits II B.V.) as security provider and ING Bank N.V. as security agent.

3.	A security agreement relating to a deed of pledge of bank accounts, moveable assets, insurances, intercompany receivables, intellectual property rights, domain names and rights dated 17 September 2008 between Ziggo B.V. and Ziggo Netwerk B.V. as security providers and ING Bank N.V. as security agent.

4.	A security agreement relating to a pledge of bank accounts, moveable assets, insurances, intercompany receivables, intellectual property rights, domain names and rights dated 22 December 2011 between Ziggo Netwerk B.V. as security provider and ING Bank N.V. as security agent.

5.	A security agreement relating to a second ranking pledge of rights, bank accounts, moveable assets, insurances, intellectual property rights and domain names dated 27 March 2013 between Amsterdamse Beheer- en Consultingmaatschappij B.V., Torenspits II B.V., Ziggo B.V., Ziggo Netwerk B.V. and Ziggo Netwerk II B.V. as security providers and ING Bank N.V. as security agent.

6.	A supplemental deed and amendment agreement relating to various security documents dated 27 March 2013 between Amsterdamse Beheer- En Consultingmaatschappij B.V., Torenspits II B.V., Ziggo B.V., Ziggo Netwerk B.V. and Ziggo Netwerk II B.V. as security providers and ING Bank N.V. as security agent.

7.	An omnibus deed of pledge dated 27 March 2014 between Amsterdamse Beheer- En Consultingmaatschappij B.V., Torenspits II B.V., Ziggo B.V., Ziggo Netwerk B.V. and Ziggo Netwerk II B.V. as pledgors and ING Bank N.V. as pledgee.

Dutch Share Pledges

8.	First ranking deed of pledge of shares dated 31 January 2007 between the Company as security provider, ING Bank N.V. as security agent and Torenspits II B.V. as the company whose shares are being pledged.

9.	First ranking deed of pledge of shares dated 13 September 2006 between PrimaCom Netherlands Holding B.V. (renamed Ziggo Holding B.V. and subsequently merged into Torenspits II B.V.) as security provider, ING Bank N.V. as security agent and Multikabel B.V. (renamed as Ziggo B.V.) as the company whose shares are being pledged.

10.	First ranking deed of pledge of shares dated 23 October 2008 between Ziggo B.V. as security provider, ING Bank N.V. as security agent and Ziggo Netwerk B.V. as the company whose shares are being pledged.

11.	First ranking deed of pledge of shares dated 22 December 2011 between Ziggo B.V. as security provider, ING Bank N.V. as security agent and Ziggo Netwerk II B.V. as the company whose shares are being pledged.

12.	Second ranking deed of pledge of shares dated 27 March 2013 between the Company as security provider, ING Bank N.V. as security agent and Torenspits II B.V. as the company whose shares are being pledged.

13.	Second ranking deed of pledge of shares dated 27 March 2013 between Torenspits II B.V. as security provider, ING Bank N.V. as security agent and Ziggo B.V. as the company whose shares are being pledged.

14.	Second ranking deed of pledge of shares dated 27 March 2013 between Ziggo B.V. as security provider, ING Bank N.V. as security agent and Ziggo Netwerk B.V. as the company whose shares are being pledged.

15.	Second ranking deed of pledge of shares dated 27 March 2013 between Ziggo B.V. as security provider, ING Bank N.V. as security agent and Ziggo Netwerk II B.V. as the company whose shares are being pledged.

16.	A third ranking deed of pledge of shares dated 27 March 2014 between the Company as pledgor, ING Bank N.V. as pledgee and Torenspits II B.V. as the company whose shares are being pledged.

17.	A third ranking deed of pledge of shares dated 27 March 2014 between Torenspits II B.V. as pledgor, ING Bank N.V. as pledgee and Ziggo B.V. as the company whose shares are being pledged.

18.	A third ranking deed of pledge of shares dated 27 March 2014 between Ziggo B.V. as pledgor, ING Bank N.V. as pledgee and Ziggo Netwerk B.V. as the company whose shares are being pledged.

19.	A third ranking deed of pledge of shares dated 27 March 2014 between Ziggo B.V. as pledgor, ING Bank N.V. as pledgee and Ziggo Netwerk II B.V. as the company whose shares are being pledged.

Dutch Mortgages

20.	A mortgage dated 12 December 2006 between Multikabel B.V. (renamed Ziggo B.V.), Communikabel B.V. (merged into Ziggo Netwerk B.V.), Cai-Bussum B.V. (merged into Casema Holding B.V., which merged into Multikabel B.V. which is renamed as Ziggo B.V.) and Casema B.V. (merged into Casema Holding B.V., which merged into Multikabel B.V. which is renamed as Ziggo B.V.) as mortgagors and ING Bank N.V. as mortgagee (registration number Hyp3 51794/3).

21.	A mortgage dated 27 April 2007 between @Home B.V. (merged into Multikabel B.V. which is renamed as Ziggo B.V.) and @Home Network & Access Services B.V. (merged into Ziggo Netwerk B.V.) as mortgagors and ING Bank N.V. as mortgagee (registration number Hyp3 53015/77).

22.	A mortgage dated 11 December 2008 between Ziggo Netwerk B.V. as mortgagor and ING Bank N.V. as mortgagee (registration number Hyp3 57726/72), as ratified on 16 June 2009 (registration number Hyp3 58713/124).

23.	A mortgage dated 6 May 2009 between Ziggo Netwerk B.V. as mortgagor and ING Bank N.V. as mortgagee (registration number Hyp3 58503/182).

24.	A mortgage dated 20 January 2010 between Ziggo Netwerk B.V. as mortgagor and ING Bank N.V. as mortgagee (registration number Hyp3 59837/60).

25.	A mortgage dated 10 June 2011 between Ziggo Netwerk B.V. as mortgagor and ING Bank N.V. as mortgagee (registration number Hyp3 62387/151).

26.	A mortgage dated 27 March 2013 between Ziggo Netwerk B.V. as mortgagor and ING Bank as mortgagee.

27.	A mortgage dated 27 March 2013 between Ziggo Netwerk B.V. as mortgagor and ING Bank as mortgagee.

28.	A mortgage dated 26 March 2014 between Ziggo Netwerk B.V. as mortgagor and ING Bank N.V. as mortgagee.

29.	A mortgage dated 31 October 2013 between Ziggo Netwerk B.V. as mortgagor and ING Bank N.V. as mortgagee (registration number Hyp3 65607/63).

SCHEDULE 10

FORM OF L/C BANK ACCESSION CERTIFICATE

To:	[●]

cc:	[●]

From:	[L/C Bank]

Date:

Dear Sirs

We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this L/C Bank Accession Certificate.

This L/C Bank Accession Certificate is delivered pursuant to Clause 7.11 (Appointment and Change of L/C Bank) of the Facilities Agreement.

[Name of L/C Bank] undertakes, upon its becoming an L/C Bank, to perform all the obligations expressed to be undertaken under the Facilities Agreement and the Finance Documents by an L/C Bank and agrees that it shall be bound by the Facilities Agreement and the other Finance Documents in all respects as if it had been an original party to it as an L/C Bank.

[Name of L/C Bank]’s administrative details are as follows:

Address:

Fax No:

Contact:

[and the address of the office having the beneficial ownership of our participation in the Facilities Agreement (if different from the above) is:

Address:

Fax No:

Contact:                     ]

This L/C Bank Accession Certificate, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

For and on behalf of

[Name of L/C Bank]

SCHEDULE 11

FORM OF DOCUMENTARY CREDIT

[L/C Bank’s Letterhead]

To:	[Beneficiary]

(the “Beneficiary”)

Non-transferable Irrevocable Documentary Credit No. [●]

At the request of [insert name of Borrower], [L/C Bank] (the “L/C Bank”) issues this irrevocable non-transferable documentary credit (“Documentary Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Documentary Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].32

“Demand” means a demand for payment under this Documentary Credit in the form of the schedule to this Documentary Credit.

“Expiry Date” means [●].

“Total L/C Amount” means [●].

2.	L/C Bank’s Agreement

(a)	The Beneficiary may request a drawing or drawings under this Documentary Credit by giving to the L/C Bank a duly completed Demand. A Demand must be received by the L/C Bank on or before [●] p.m. ([London] time) on the Expiry Date.

(b)	Subject to the terms of this Documentary Credit, the L/C Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand, it will pay to the Beneficiary the amount demanded in that Demand.

(c)	The L/C Bank will not be obliged to make a payment under this Documentary Credit if as a result the aggregate of all payments made by it under this Documentary Credit would exceed the Total L/C Amount.

3.	Expiry

(a)	The L/C Bank will be released from its obligations under this Documentary Credit on the date (if any) notified by the Beneficiary to the L/C Bank as the date upon which the obligations of the L/C Bank under this Documentary Credit are released.

[32]	This may need to be amended depending on the currency of payment under the Documentary Credit.

(b)	Unless previously released under paragraph (a) above, at [●] p.m. ([London] time) on the Expiry Date the obligations of the L/C Bank under this Documentary Credit will cease with no further liability on the part of the L/C Bank except for any Demand validly presented under the Documentary Credit before that time that remains unpaid.

(c)	When the L/C Bank is no longer under any further Obligations under this Documentary Credit, the Beneficiary must promptly return the original of this Documentary Credit to the L/C Bank.

4.	Payments

All payments under this Documentary Credit shall be made in [●] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the L/C Bank at its address and by the particular department or officer (if any) as follows:

[●]

6.	Assignment

The Beneficiary’s rights under this Documentary Credit may not be assigned or transferred.

7.	UCP

Except to the extent it is inconsistent with the express terms of this Documentary Credit, this Documentary Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.

8.	Governing Law

This Documentary Credit, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any disputes, including those that are non-contractual, arising out of or in connection with this Documentary Credit.

Yours faithfully,

[L/C Bank]

By:

FORM OF DEMAND

To:	[L/C Bank]

Dear Sirs,

Non-transferable Irrevocable Documentary Credit No. [●] issued in favour of [name of beneficiary] (the “Documentary Credit”)

We refer to the Documentary Credit. Terms defined in the Documentary Credit have the same meaning when used in this Demand.

We certify that the sum of [●] is due [and has remained unpaid for at least [●] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●].

Payment should be made to the following account:

Name:

Account Number:

Bank:

The date of this Demand is not later than the Expiry Date.

Yours faithfully,

(Authorised Signatory)                                                 (Authorised Signatory)

For

[Beneficiary]

SCHEDULE 12

FORM OF INCREASE CONFIRMATION

To:	[●] as Facility Agent, [●] as [SPV] Security Agent, [●] London Branch as L/C Bank and [●] as the Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

Senior Facilities Agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”)

We refer to the Facilities Agreement, the Intercreditor Agreement and the Security Trust Agreement (as each of those terms are defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

We refer to Clause 2.2 (Increase) of the Facilities Agreement.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment(s) specified in the Schedule (the “Relevant Commitment”) as if it was originally a Party as a Lender under the Facilities Agreement.

The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents.

The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 41 (Notices and Delivery of Information) are set out in the Schedule.

The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in Clause 2.2 (Increase).

[We further refer to clause [●] (Change of Senior Lender, Pari Passu Creditors) of the SPV Collateral Sharing Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the SPV Collateral Sharing Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it will be party to the SPV Collateral Sharing Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the SPV Collateral Sharing Agreement, as if it had been an original party to the SPV Collateral Sharing Agreement.]

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

This Agreement, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Facility Agent [and each L/C Bank]*, and the Increase Date is confirmed as [●].

Facility Agent	[L/C Bank

By:	By:]*

[SPV] Security Agent

By:

NOTE:

*	Only if increase in the Total Revolving Facility Commitments.

SCHEDULE 13

AGREED SECURITY PRINCIPLES

At any time prior to the Asset Security Release Date

1.	Security Principles

(a)	The guarantees and security to be provided will be given in accordance with the security principles set out in this Schedule. This Schedule addresses the manner in which the security principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

(b)	The security principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining guarantees and security from all Covenant Parties in every jurisdiction in which Covenant Parties are incorporated. In particular:

(i)	general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” and “capital maintenance” rules, retention of title claims and similar principles may limit the ability of a Covenant Party to provide a guarantee or security or may require that the guarantee be limited by an amount or otherwise; the Parent will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each Covenant Party;

(ii)	the security and extent of its perfection will be agreed taking into account the cost to the Bank Group of providing security being proportionate to the benefit accruing to the Lenders;

(iii)	any assets subject to third party arrangements which are permitted by this Agreement and which prevent those assets from being charged will be excluded from the fixed charge in any relevant security document provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the relevant Covenant Party if the relevant asset is material if the Parent (acting reasonably) determines that such endeavours will not involve placing commercial relationships with third parties in jeopardy;

(iv)	Covenant Parties will not be required to give guarantees or enter into security documents if that would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a risk of personal or criminal liability on the part of any officer provided that the relevant Covenant Party shall use reasonable endeavours to overcome any such obstacle;

(v)	the granting of guarantees, perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Finance Documents therefore or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection. The perfection of security granted will not be required if it would have a material adverse effect on the ability of the relevant Covenant Party to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents;

(vi)	the Security Agent on behalf of each of the Lenders shall be able, subject to the terms of the Intercreditor Agreement, to enforce the security constituted by the security documents without any restriction from either (i) the constitutional documents of the relevant Covenant Party or (ii) any Covenant Party which is or whose assets are the subject of such security document (but subject to any inalienable statutory rights which the Covenant Party may have to challenge such enforcement) or (iii) any shareholders of the foregoing not party to the relevant security document;

(vii)	the maximum secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the likely value of the asset in an enforcement process, taking into account the level of such taxes and duties, provided that no maximum secured amount may be limited to minimise any taxes imposed pursuant to section 956 of the US Internal Revenue Code of 1986;

(viii)	where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will, subject to sub-paragraph (B) above, be granted over the material assets only;

(ix)	unless granted under a global security document governed by the law of the jurisdiction of a Covenant Party or under English law all security (other than share security over its Covenant Party subsidiaries) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Covenant Party;

(x)	guarantee limitations may mean that access to the assets of a Covenant Party for its guarantee is limited, in which case, any asset security granted by that Covenant Party shall be proportionate (in terms of liability) to the value of its guarantee;

(xi)	no perfection action will be required in jurisdictions where Covenant Parties or material assets are not located;

(xii)	local law restrictions may mean that the Lenders may not be able to benefit from the same security;

(xiii)	the Security Agent will hold one set of security for the Lenders; and

(xiv)	under the Dutch Works Council Act certain Dutch members of the Bank Group may not, without the advice of their works council, inter alia resolve to enter into any transaction effectuating:

(A)	the attraction of an important credit on behalf of the relevant Dutch members of the Bank Group,

(B)	the provision of an important credit by such Dutch members of the Bank Group,

(C)	the granting of guarantees and security by the relevant Dutch members of the Bank Group for important debts of another entrepreneur, and

(D)	the establishment of a right of pledge over the shares of the relevant Dutch members of the Bank Group and the conditional transfer of the voting rights to the pledgee.

2.	Guarantors And Security

(a)	Each guarantee and security will be an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of the Covenant Parties under the Finance Documents in accordance with, and subject to, the requirements of the security principles set out in section 1 (the “Security Principles”) above in each relevant jurisdiction.

(b)	To the extent possible, all security shall be given in favour of the Security Agent and not the finance parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the Intercreditor Agreement and not the individual security documents unless required under local laws. To the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Lender transfers any of its participation in the Facilities to a new Lender.

3.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)	the security will be first ranking, to the extent possible;

(b)	security will not be enforceable until the occurrence of an event of default in respect of which a notice of acceleration has been served (a “Declared Default”);

(c)	any rights of set off will not be exercisable until the occurrence of a Declared Default;

(d)	notification of receivables security to debtors (other than intra-group debtors where prompt notice will be given) will only be given if a Declared Default has occurred (subject to local law advice);

(e)	all security over bank accounts (other than any mandatory prepayment accounts) will permit the relevant Covenant Party to operate those accounts freely without reference to the Security Agent prior to a Declared Default. Security over banks accounts shall require the relevant security provider to use reasonable endeavours to procure that the account bank waives any right of set-off or other interest arising by law or under its general business conditions;

(f)	no security shall be taken over moveable plant or equipment if it would require any labelling or segregation of that plant or equipment;

(g)	no security shall be taken over any stock in trade if it would require any item-specific or periodic listing of stock in trade or any segregation thereof;

(h)	representations and undertakings shall only be included in each security document to the extent they relate to the security interest or secured assets or any registration or perfection of the security unless otherwise required by local law;

(i)	the provisions of each security document will not be unduly burdensome on the Covenant Party (in relation to the benefit conferred) or interfere materially with the operation of its business and will be limited to those required to create effective security and not impose additional commercial obligations;

(j)	information on, and lists of, trade receivables will be provided quarterly; information on insurances, intercompany receivables, bank accounts, domain names will be provided quarterly only if, and to the extent, any such assets were acquired in the preceding quarter; and information on intellectual property rights and movable assets will be provided half yearly (or, following an Event of Default which is continuing, on the Security Agent’s reasonable request);

(k)	the Lenders and secured hedging providers shall only be able to exercise a power of attorney following the occurrence of a Declared Default or if the relevant Covenant Party has failed to comply with a further assurance or perfection obligation within ten Business Days of being notified of that failure and being requested to comply;

(l)	security, will where possible and practical, automatically create security over future assets of the same type as those already secured;

(m)	no repetition or extension of clauses in the this Agreement or the Intercreditor Agreement;

(n)	the terms of any security over intellectual property (including domain names) will not require any registration, protection or perfection of intellectual property or the security granted over it in any jurisdiction other than, in respect of material intellectual property (including domain names), The Netherlands or any other jurisdiction in which the relevant Covenant Party is incorporated or carries on business; and

(o)	the pledges over bank accounts and insurances will be subject to a disclosed pledge.

4.	Share Security

(a)	Subject to these principles the shares in each Covenant Party (other than the Parent) shall be secured.

(b)	The security document will be governed by the laws of the Covenant Party whose shares are being secured and not by the law of the country of the Covenant Party granting the security.

(c)	Until a Declared Default, the pledgor will be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an event of default to occur and the pledgors will be permitted to pay dividends.

(d)	Where customary the share certificate and a stock transfer form executed in blank will be provided to the Security Agent and where required by law the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.

(e)	Unless the restriction is required by law, the constitutional documents of the pledgor will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on enforcement of the security granted over them.

5.	Release of Security

Unless required by local law, the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Intercreditor Agreement.

At any time on or after the Asset Security Release Date

6.	Any new share security shall be granted in the form of the share pledges granted under the Original Security Documents.

7.	Any new security over Subordinated Funding (as defined in the Existing Credit Agreement) or any Subordinated Shareholder Loans shall be granted in the form of the receivables pledges given in the Original Security Documents.

8.	Any new security over any rights of the Parent in relation to any intercompany loan from the Parent to any other member of the Bank Group or any Unrestricted Subsidiary, shall be granted in the form of the receivables pledges given in the Original Security Documents.

9.	Any new security over any rights of the UPC NL Holdco in relation to any intercompany loan from UPC NL Holdco to any other member of the Bank Group or any Unrestricted Subsidiary, shall be granted in the form of the receivables pledges given in the Original Security Documents.

SCHEDULE 14

FORM OF RESIGNATION LETTER

To:	[●] as Facility Agent

From:	[resigning Borrower] and the Company

Dated:

Dear Sirs

Senior Facilities Agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”)

We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

Pursuant to Clause 26.19 (Resignation of a Borrower), we request that the resigning Borrower be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents [(other than the Intercreditor Agreement)].

We confirm that:

(a)	no Event of Default is continuing or would result from the acceptance of this request; and

(b)	the resigning Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(c)	[the resigning Borrower’s obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the any relevant reservations or qualifications contained in any legal opinion referred to in Clause 22.4(a) (Legal Validity)) and the amount guaranteed by it as a Guarantor is not decreased, subject to Clause 44.8 (Release of Guarantees and Security), Sections 1.03 and 1.04 of Schedule 20 (Releases) and Sections 1.01 and 1.02 of Schedule 23 (Post Fold-In Releases)].

This Resignation Letter, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

[The Company]                                                          [resigning Borrower]

By:                                                                              By:

IN WITNESS of which this Agreement has been executed as an agreement on the date which first appears above.

[●]

SCHEDULE 15

TIMETABLE

	Advance or Documentary Credit in euro	Advance or Documentary Credit in Dollars	Advance or Documentary Credit in other currencies
Delivery of a duly completed Utilisation Request under Clause 4.2(a) (Conditions to Utilisation)	U-2 9 a.m.	U-2 9.a.m.	U-3 9 a.m.

Agent determines (in relation to a Utilisation) the Euro Amount of the Loan, if required under Clause 4.3 (Lenders’ Participation) and notifies the Lenders of the Loan in accordance with Clause 4.3 (Lenders’ Participations)	U-2 noon	U-2 Noon	U-3 noon

Agent receives a notification from a Lender under Clause 9.2 (Unavailability of Optional Currency)	—	—	Quotation Date 9.30 a.m.

Agent gives notice in accordance with Clause 9.2 (Unavailability of Optional Currency)	—	—	Quotation Date 5.30 p.m.

LIBOR or EURIBOR is fixed	Quotation Date 11:00 a.m. (Brussels time)	Quotation Date 11:00 a.m.	Quotation Date 11:00 a.m.

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 17.2 (Calculation of Base Reference Bank Rate and Alternative Reference Bank Rate)	Noon on the Quotation Date	Noon on the Quotation Date	Noon on the Quotation Date

Alternative Reference Bank Rate calculated by reference to available quotations in accordance with Clause 17.2 (Calculation of Base Reference Bank Rate and Alternative Reference Bank Rate)	Close of business in London on the date falling one Business Day after the Quotation Date	Close of business in London on the date falling one Business Day after the Quotation Date	Close of business in London on the date falling one Business Day after the Quotation Date

“U”	=	date of utilisation

“U - X”	=	X Business Days prior to date of utilisation

SCHEDULE 16

LIST OF DESIGNATED ENTITIES

Related Lender	Designated Entity	Jurisdictions in relation to which the Designated Entity will participate in Advances
[ ]	[ ]	[ ]

SCHEDULE 17

FORM OF DESIGNATED ENTITY ACCESSION AGREEMENT

To:	[FACILITY AGENT] as Facility Agent

From:	[DESIGNATED ENTITY] and [RELATED LENDER]

Date:	[ ]

[Company] – [Amount] Senior Facilities Agreement dated [●] (the “Agreement”)

1.	Words and expressions defined in the Agreement have the same meaning in this accession agreement.

2.	We refer to the Clause 26.18 (Designated Entities) of the Agreement. This is an accession agreement.

3.	The Related Lender designates the Designated Entity as its Facility Office for the purpose of participating in Advances to Borrowers in [JURISDICTION].

4.	[Name of Designated Entity] agrees to become a party to and to be bound by the terms of the Agreement as a Designated Entity.

5.	For the purposes of Clause 41 (Notices and Delivery of Information) of the Agreement, the Designated Entity’s address for notices is:

6.	[ ]

7.	This Accession Agreement and any non-contractual obligations arising in connection with it are governed by English law.

[DESIGNATED ENTITY]

By:

[RELATED LENDER]

By:

[FACILITY AGENT]

By:

SCHEDULE 18

COVENANTS

Save where specified to the contrary or where defined in Clause 1.1 (Definitions) of this Agreement, defined terms used in this Schedule 18 (Covenants) shall bear the meaning given to them in Schedule 21 (Definitions). The provisions of this Schedule are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

Section 4.01 [INTENTIONALLY LEFT BLANK]

Section 4.02 [INTENTIONALLY LEFT BLANK]

Section 4.03 Reports

(a) The Proceeds Loan Borrowers, the Company, UPC NL Holdco or an Affiliate Covenant Party will provide to the Facility Agent and, in each case of clauses (2) and (3) of this Section 4.03(a), will post on its website (or make similar disclosure) the following (provided, however, that to the extent any reports are filed on the SEC’s website or on the Reporting Entity’s or Liberty Global’s website, such reports shall be deemed to be provided to the Facility Agent):

(1) within 150 days after the end of each fiscal year ending subsequent to the Signing Date, an annual report of the Reporting Entity, containing the following information: (a) audited combined or consolidated balance sheets of the Reporting Entity as of the end of the two most recent fiscal years (or such shorter period as the Reporting Entity has been in existence) and audited combined or consolidated income statements and statements of cash flow of the Reporting Entity for the three most recent fiscal years (or such shorter period as the Reporting Entity has been in existence), in each case prepared in accordance with GAAP, including appropriate footnotes to such financial statements and a report of the independent public accountants on the financial statements; (b) to the extent relating to such annual periods, an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources and critical accounting policies; and (c) to the extent not included in the audited financial statements or operating and financial review, a description of the business, management and shareholders of the Reporting Entity, and a description of all material debt instruments; provided, however, that such reports need not (i) contain any segment data other than as required under GAAP in its financial reports with respect to the period presented, (ii) include any exhibits, or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses;

(2) within 60 days after each of the first three fiscal quarters in each fiscal year, a quarterly report of the Reporting Entity containing the following information: (a) unaudited combined or consolidated income statements of the Reporting Entity for such period, prepared in accordance with GAAP, and (b) a financial review of such period (including a comparison against the prior year’s comparable period), consisting of a discussion of (i) the results of operations and financial condition of the Reporting Entity on a consolidated basis, and material changes between the current period and the prior year’s comparable period, (ii) material developments in the business of the

Reporting Entity and its Restricted Subsidiaries, (c) financial information and trends in the business in which the Reporting Entity and its Restricted Subsidiaries is engaged and (d) information with respect to any material acquisition or disposal during the period provided, however, that such reports need not (i) contain any segment data other than as required under GAAP in its financial reports with respect to the period presented, (ii) include any exhibits, or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses;

(3) at the time that any annual report or quarterly report, as applicable, referred to in clauses (1) and (2) above is provided in accordance with those clauses, an unaudited schedule to that annual report or quarterly report, as applicable, of the Reporting Entity, demonstrating the necessary adjustments to the financial statements of the Reporting Entity to derive financial information applicable to the Bank Group prepared in accordance with GAAP; and

(4) within 10 days after the occurrence of such event, information with respect to (a) any change in the independent public accountants of the Reporting Entity (unless such change is made in conjunction with a change in the auditor of Liberty Global), (b) any material acquisition or disposal, and (c) any material development in the business of the Reporting Entity and its Restricted Subsidiaries.

(b) If the Company, UPC NL Holdco or an Affiliate Covenant Party has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries constitute Significant Subsidiaries of the Reporting Entity, then the annual and quarterly information required by Section 4.03(a)(1) and Section 4.03(a)(2) of the first paragraph of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in a separate report delivered therewith, of the financial condition and results of operations of the Reporting Entity and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(c) Following any election by the Reporting Entity to change its accounting principles in accordance with the definition of GAAP set forth in Schedule 20 (Definitions), the annual and quarterly information required Section 4.03(a)(1) and Section 4.03(a)(2) of the first paragraph of this covenant shall include any reconciliation presentation required by clause (2)(a) of the definition of GAAP set forth in Schedule 20 (Definitions).

(d) To the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (i) the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries, the annual and quarterly reports shall give a reasonably detailed description of such differences and include an unaudited reconciliation of the Reporting Entity’s financial statements to the financial statements of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries.

(e) The Proceeds Loan Borrowers, the Company, UPC NL Holdco or an Affiliate Covenant Party will provide to the Facility Agent (provided, however, that to the extent any reports are filed on the SEC’s website or on the Reporting Entity’s or Liberty Global’s website, such reports shall be deemed to be provided to the Facility Agent), within 150 days after the end of each fiscal year ending subsequent to the Signing Date, an audited consolidated balance sheet of the Senior Notes Issuer as of the end of the two most recent fiscal years (or such shorter period as the Senior Notes Issuer has been in existence) and audited consolidated income statements and statements of cash flow of the Senior Notes Issuer for the three most recent fiscal years (or such shorter period as the Senior Notes Issuer has been in existence), in each case prepared in accordance with GAAP, IFRS or Local GAAP (such reporting standard, the “Initial Reporting Standard”), including appropriate footnotes to such financial statements and a report of independent auditors on the financial statements. At any time after the Signing Date, the SPV Borrower may elect to apply for all purposes of this Agreement, in lieu of the Initial Reporting Standard, any of GAAP, IFRS or Local GAAP (the “New Reporting Standard”) and, upon such election, (1) all financial statements and reports to be provided, after such election, pursuant to this Agreement shall be prepared on the basis of the New Reporting Standard as in effect from time to time (including that, upon first reporting its fiscal year results under the New Reporting Standard, the Senior Notes Issuer shall restate its financial statements on the basis of the New Reporting Standard for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of the New Reporting Standard), and (2) from and after such election, all ratios, computations, and other determinations based on Initial Reporting Standard contained in this Agreement shall be computed in conformity with the New Reporting Standard with retroactive effect being given thereto assuming that such election had been made on the Signing Date.

Section 4.04 Compliance Certificate

(a) The Company shall supply a compliance certificate to the Facility Agent with each annual report provided pursuant to Section 4.03(a)(1) and each quarterly report provided pursuant to Section 4.03(a)(2).

(b) The compliance certificate shall, among other things, set out (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenant) of this Agreement.

(c) Each compliance certificate shall be signed by an authorized officer of the Company.

Section 4.05 [INTENTIONALLY LEFT BLANK]

Section 4.06 [INTENTIONALLY LEFT BLANK]

Section 4.07 Limitation on Restricted Payments

(a)	The SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. will not, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock; or

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V.,

in each case, other than Permitted SPV Maintenance Payments.

(b) The Company, UPC NL Holdco and an Affiliate Covenant Party will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly:

(1) to declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of the Company, UPC NL Holdco or an Affiliate Covenant Party (other than Disqualified Stock) or Subordinated Shareholder Loans; and

(B) dividends or distributions payable to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary of the Company, UPC NL Holdco or an Affiliate Covenant Party , as applicable, to its other holders of common Capital Stock on a pro rata basis);

(2) to purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Parent of the Company, UPC NL Holdco, an Affiliate Covenant Party held by Persons other than the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary;

(3) to purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (x) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement or (y) Indebtedness permitted under Section 4.09(c)(2)); or

(4) to make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) of this Section 4.07(b) is referred to herein as a “Restricted Payment”), if at the time the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default shall have occurred and be continuing (or would result therefrom); or

(B) the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries are not able to Incur an additional €1.00 of Indebtedness pursuant to Section 4.09(b), after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to May 7, 2010 and not returned or rescinded would exceed the sum of:

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after May 7, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors or senior management of the Company, of marketable securities, or other property or assets, received by the Company, UPC NL Holdco or an Affiliate Covenant Party from the issue or sale of its Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans or other capital contributions subsequent to May 7, 2010 (other than (x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (y) Excluded Contributions or (z) Net Cash Proceeds and the fair market value of such assets received in connection with the Acquisition));

(iii)	100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors or senior management of the Company, of marketable securities, or other property or assets, received by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary from the issuance or sale (other than to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary) by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary subsequent to May 7, 2010 of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company, UPC NL Holdco or an Affiliate Covenant Party (other than Disqualified Stock) or Subordinated Shareholder Loans;

(iv)	the amount equal to the net reduction in Restricted Investments made by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries resulting from:

(A)	repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary; or

(B)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in Consolidated Net Income for the purposes of the preceding clause (i) to the extent that it is (at the Company’s option) included under this clause (iv); and

(v)	100% of the Net Cash Proceeds and the fair market value (as determined in accordance with the next succeeding paragraph) of marketable securities, or other property or assets, received by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries in connection with: (A) the sale or other disposition (other than to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Subsidiary of the Company, UPC NL Holdco or an Affiliate Covenant Party for the benefit of its employees to the extent funded by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary; and (B) any dividend or distribution made by an Unrestricted Subsidiary to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary; provided however, that no amount will be included in Consolidated Net Income for the purposes of the preceding clause (i) to the extent that it is (at the Company’s option) included under this clause (v).

(c) Section 4.07(b) will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Subordinated

Shareholder Loans or Subordinated Obligations of the Company, UPC NL Holdco or an Affiliate Covenant Party made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the sale or issuance within 90 days of, Capital Stock of the Company, UPC NL Holdco or an Affiliate Covenant Party (other than Disqualified Stock or Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), Subordinated Shareholder Loans or a substantially concurrent capital contribution to the Company, UPC NL Holdco or an Affiliate Covenant Party; provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale or issuance of Capital Stock or Subordinated Shareholder Loans or from such capital contribution will be excluded from clause (4)(C)(ii) of Section 4.07(b);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company, UPC NL Holdco or an Affiliate Covenant Party made by exchange for, or out of the proceeds of the sale within 90 days of, Subordinated Obligations of the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary that is permitted to be Incurred pursuant to Section 4.09 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary made by exchange for, or out of the proceeds of the sale within 90 days of, Disqualified Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to Section 4.09 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(4) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(5) the purchase, repurchase, defeasance, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary or any parent of the Company, UPC NL Holdco or an Affiliate Covenant Party held by any existing or former employees or management of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Subsidiary of the Company, UPC NL Holdco or an Affiliate Covenant Party or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed an amount equal to €10.0 million in the aggregate during any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year); provided, however, that the amount of any such repurchase or redemption will be included in subsequent calculations of the amount of Restricted Payments;

(6) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 4.09; provided, however, that such dividends will be excluded from subsequent calculations of the amount of Restricted Payments;

(7) purchases, repurchases, redemptions, defeasance or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(8) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation:

(A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control;

(B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.10; or

(C) consisting of Acquired Indebtedness (other than Indebtedness Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Obligation plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;

provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement specified in clause (A) above, the Company has notified the Facility Agent of such Change of Control and has made the prepayments required pursuant to Clause 14 (Mandatory Prepayment and Cancellation) of this Agreement (together with accrued interest and all other relevant amounts accrued under this Agreement owed to those Lenders); and provided, further, that such purchase, redemption or other acquisition will be excluded from subsequent calculations of the amount of Restricted Payments;

(9) dividends, loans, advances or distributions to any Parent or other payments by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in amounts equal to:

(A) the amounts required for any Parent to pay Parent Expenses;

(B) the amounts required for any Parent to pay Public Offering Expenses or fees and expenses related to any other equity or debt offering of such Parent that are directly attributable to the operation of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries;

(C) the amounts required for any Parent to pay Related Taxes; and

(D) amounts constituting payments satisfying the requirements of clauses (11) and (12) of Section 4.11(b);

provided, however, that such dividends, loans, advances, distributions or other payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(10) Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this clause; provided, however, that the amount of such Restricted Payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(11) payments by the Company, UPC NL Holdco or an Affiliate Covenant Party , or loans, advances, dividends or distributions to any parent company of the Company, UPC NL Holdco or an Affiliate Covenant Party to make payments to holders of Capital Stock of the Company, UPC NL Holdco or an Affiliate Covenant Party or any parent company of the Company, UPC NL Holdco or an Affiliate Covenant Party in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that the net amount of such payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(12) so long as no Default or Event of Default of the type specified in clauses (1) or (2) of Schedule 18 (Events of Default) has occurred and is continuing, Restricted Payments to be applied for the purpose of making corresponding payments on Indebtedness of any Parent to the extent that such

Indebtedness is guaranteed by the Company, UPC NL Holdco or an Affiliate Covenant Party pursuant to a guarantee otherwise permitted to be Incurred under this Agreement; provided, however, that the amount of such payments will be included in subsequent calculations of the amount of Restricted Payments;

(13) so long as no Default or Event of Default of the type specified in clauses (1) or (2) of Schedule 18 (Events of Default) has occurred and is continuing, any Restricted Payment to the extent that, after giving pro forma effect to any such Restricted Payment, the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00; provided, however, that the net amount of such payments will be included in subsequent calculations of the amount of Restricted Payments;

(14) Restricted Payments in an aggregate amount at any time outstanding, when taken together with all other Restricted Payments made pursuant to this clause (14), not to exceed the greater of (a) €250.0 million and (b) 5.0% of Total Assets, in the aggregate in any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year); provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(15) the distribution, as a dividend or otherwise, of shares of Capital Stock of or, Indebtedness owed to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary by, Unrestricted Subsidiaries; provided, however, that such distributions will be excluded from subsequent calculations of the amount of Restricted Payments;

(16) following a Public Offering of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Parent, the declaration and payment by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Parent, or the making of any cash payments, advances, dividends or distributions to any Parent to pay, dividends or distributions on the Capital Stock, common stock or common equity interests of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Parent; provided that the aggregate amount of all such dividends or distributions under this clause (16) shall not exceed in any fiscal year the greater of (a) 6.0% of the Net Cash Proceeds received from such Public Offering or subsequent Equity Offering by the Company, UPC NL Holdco or an Affiliate Covenant Party or contributed to the capital of the Company, UPC NL Holdco or an Affiliate Covenant Party by any Parent in any form other than Indebtedness or Excluded Contributions and (b) following the Initial Public Offering, an amount equal to the greater of (i) 7.0% of the Market Capitalization and (ii) 7.0% of the IPO Market Capitalization, provided that after giving pro forma effect to the payment of any such dividend or making of any such distribution, the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(17) after the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, distributions (including by way of dividend) consisting of cash, Capital Stock or property or other assets of such Unrestricted Subsidiary that in each case is held by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary; provided, however, that (a) such distribution or disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the property or other assets being transferred; (b) any property or other assets received from any Unrestricted Subsidiary (other than Capital Stock issued by any Unrestricted Subsidiary) may be transferred by way of distribution or disposition pursuant to this clause (17) only if such property or other assets, together with all related liabilities, is so transferred in a transaction that is substantially concurrent with the receipt of the proceeds of such distribution or disposition by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary; and (c) such distribution or disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on a Consolidated basis; provided further, however, that such distributions will be excluded from the calculation of the amount of Restricted Payments, it being understood that proceeds from the disposition of any cash, Capital Stock or property or other assets of an Unrestricted Subsidiary that are so distributed will not increase the amount of Restricted Payments permitted under Section 4.07(b)(4)(C)(iv);

(18) Restricted Payments reasonably required to consummate any Related Transaction; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

(19) Restricted Payments at any time outstanding made with the proceeds of any drawings under a Permitted Revolving Credit Facility in an amount not to exceed the Revolving Facility Excluded Amount, provided that the amount of any Restricted Payment made pursuant to this clause (19) shall be deemed to be reduced (but not below zero) by the aggregate principal amount of any prepayment or repayment (including on a cashless basis) of any such drawings under such Permitted Revolving Credit Facility; provided, however, that the net amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(20) Restricted Payments for the purpose of making corresponding payments on any Indebtedness of a Parent, provided that (a) on the date of Incurrence of such Indebtedness by a Parent and after giving effect thereto on a pro forma basis, the Consolidated Net Leverage Ratio, calculated for purposes of this clause (20) as if such Indebtedness of such Parent were being incurred by the Company, UPC NL Holdco or an Affiliate Covenant Party, would not exceed 5.0 to 1.0 or (b) such Indebtedness of a Parent is guaranteed pursuant to clause (13) of Section 4.09(c) and, with respect to clause (a) and (b) of this clause (20), any Refinancing Indebtedness in respect thereof; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments; and

(21) distributions (including by way of dividend) to a Parent consisting of cash, Capital Stock or property or other assets of a Restricted Subsidiary that is in each case held by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary for sole purpose of transferring such cash, Capital Stock or property or other assets to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary.

(c) For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories described in Section 4.07(c), or is permitted pursuant to Section 4.09(b), the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07.

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined in good faith by the Board of Directors or senior management of the Company.

Section 4.08 Limitation on Restrictions on Distributions from Restricted Subsidiaries

(a) The Company, UPC NL Holdco and an Affiliate Covenant Party will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(2)	make any loans or advances to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary; or

(3)	transfer any of its property or assets to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

provided that (a) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and (b) the subordination of (including but not limited to, the application of any standstill requirements to) loans or advances made to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary to other Indebtedness Incurred by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b) Section 4.08(a) will not prohibit:

(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Signing Date, including, without limitation, this Agreement, the Covenant Agreement, the Existing Credit Agreement, the Existing Senior Secured Notes, the Intercreditor Agreement, the Security Documents and any related documentation, in each case, as in effect on the Signing Date;

(2) any encumbrance or restriction pursuant to an agreement or instrument of a Person relating to any Capital Stock or Indebtedness of a Person, Incurred on or before the date on which such Person was acquired by or merged or consolidated with or into the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, or on which such agreement or instrument is assumed by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company, UPC NL Holdco or an Affiliate Covenant Party or was merged or consolidated with or into the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary or in contemplation of such transaction) and outstanding on such date, provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company, UPC NL Holdco, an Affiliate Covenant Party or any other Restricted Subsidiary other than the assets and property so acquired and provided, further, that for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary when such Person becomes the Successor Company;

(3) any encumbrance or restriction pursuant to an agreement or instrument effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement referred to in clause (1) or (2) of Section 4.08(b) or this clause (3) or contained in any amendment, supplement or other modification to an agreement referred to in clause (1) or (2) of Section 4.08(b) or this clause (3); provided, however, that the encumbrances and restrictions, taken as a whole, with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the Lenders than the encumbrances and restrictions contained in such agreements referred to in clauses (1) or (2) of Section 4.08(b) (as determined in good faith by the Board of Directors or senior management of the Company);

(4) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(A)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(B)	contained in Liens permitted under this Agreement securing Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(C)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(5) any encumbrance or restriction pursuant to (a) Purchase Money Obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under this Agreement, in each case that impose encumbrances or restrictions of the nature described in in Section 4.08(a)(3) on the property so acquired;

(6) any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors or senior management of the Company, are necessary to effect such Qualified Receivables Transaction;

(7) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) customary provisions in leases, asset sale agreements, joint venture agreements and other agreements and instruments entered into by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in the ordinary course of business;

(9) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, governmental license or order, or required by any regulatory authority;

(10) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction pursuant to Currency Agreements, Commodity Agreements or Interest Rate Agreements; and

(12) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Signing Date pursuant to the provisions of Section 4.09 if (a) the encumbrances and restrictions taken as a whole are not materially less favorable to the Finance Parties than the encumbrances and restrictions contained in this Agreement, the Covenant Agreement, the Existing Credit Agreement, the Existing Senior Secured Notes, the Intercreditor Agreement, the Security Documents and any

related documentation, in each case, as in effect on the Signing Date (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or an Affiliate Covenant Party ) or (b) such encumbrances and restrictions taken as a whole are not materially more disadvantageous to the Finance Parties than is customary in comparable financings (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or an Affiliate Covenant Party ) and, in each case, either (i) Company, UPC NL Holdco or an Affiliate Covenant Party reasonably believes that such encumbrances and restrictions will not materially affect the Company’s ability to make principal or interest payments on the Proceeds Loan as and when they come due or (ii) such encumbrances and restrictions apply only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness.

Section 4.09 Limitation on Indebtedness

(a) The SPV Borrower, the US SPV Borrower, Ziggo Secured Finance II B.V. and the Guarantors will not Incur any Indebtedness (including Acquired Indebtedness) other than (1) Indebtedness under this Agreement, (2) guarantees under this Agreement (2) Additional Debt, (3) guarantees of Additional Debt and (3) Indebtedness represented by the SPV Security Documents; provided, however that the proceeds of each Incurrence of Additional Debt are loaned by the SPV Borrower and/or the US SPV Borrower to one or more Covenant Parties as a proceeds loan under the Proceeds Loan Agreement (each, an “Additional Proceeds Loan”) and the relevant Covenant Party is permitted to Incur the Additional Proceeds Loan under the terms of this covenant.

(b) The Company, UPC NL Holdco and an Affiliate Covenant Party will not, and will not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company, UPC NL Holdco, an Affiliate Covenant Party and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00.

(c) Section 4.09(b) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries under Credit Facilities in the aggregate principal amount at any one time outstanding not to exceed (a) an amount equal to the greater of (i) (A) €6,000 million plus (B) the amount of any Credit Facilities incurred under Section 4.09(b) or any other provision of Section 4.09(c) to acquire any property, other assets or Capital Stock of a Person and (ii) 5.0% of Total Assets, plus (b) any accrual or accretion of interest that increases the principal amount of Indebtedness under Credit Facilities plus (c) in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2) Indebtedness of the Company, UPC NL Holdco or an Affiliate Covenant Party owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company, UPC NL Holdco, an Affiliate Covenant Party or any other Restricted Subsidiary (other than a Receivables Entity); provided, however, that:

(a)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary (other than a Receivables Entity); and

(b)	any sale or other transfer of any such Indebtedness to a Person other than the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary (other than a Receivables Entity),

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary, as the case may be;

(3) (a) Indebtedness represented by the Original Proceeds Loan, (b) Indebtedness of the Proceeds Loan Guarantors represented by the Proceeds Loan Guarantees, (c) Indebtedness under the Existing Senior Secured Notes and (d) Indebtedness represented by the Security Documents, including, with respect to each such Indebtedness “parallel debt” obligations created under the Intercreditor Agreement and the Security Documents;

(4) any Indebtedness (other than the Indebtedness described in clauses (1), (2) and (3) of this Section 4.09(c)) outstanding on the Signing Date after giving effect to the use of proceeds of the Original Proceeds Loan;

(5) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clause (3), clause (4), this clause (5), clause (6), clause (8), clause (13), clause (15), clause (16) or clause (17) of this Section 4.09(c) or Incurred pursuant to Section 4.09(b);

(6) Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary Incurred after the Signing Date (a) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary or was designated an Affiliate Covenant Party in accordance with this Agreement, (b) Incurred to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was designated an Affiliate Covenant Party or was otherwise acquired by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary or (c) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary); provided, however, that with respect to (a) and (b) of this Section 4.09(c)(6) only, immediately following the consummation of the acquisition of such Restricted Subsidiary by the Company, UPC NL Holdco or an Affiliate Covenant Party or by a Restricted Subsidiary or such other transaction, (i) the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries would have been able to Incur €1.00 of additional Indebtedness pursuant to Section 4.09(b) after giving pro forma effect to the relevant acquisition or other transaction and the Incurrence of such Indebtedness pursuant to this Section 4.09(c)(6) or (ii) the Consolidated Net Leverage Ratio would not be greater than immediately prior to such acquisition or such other transaction;

(7) Indebtedness under Currency Agreements, Commodity Agreements and Interest Rate Agreements entered into for bona fide hedging purposes of (a) the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries and (b) any Subordinated Proceeds Loan Obligor, in each case, not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or an Affiliate Covenant Party, as applicable);

(8) Indebtedness consisting of (a) mortgage financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant, equipment or other assets used or useful in the business of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary or (b) Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, development, construction, installation or improvement of property (real or personal), plant, equipment or other assets used or useful in the business of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Refinancing Indebtedness which refinances, replaces or refunds such Indebtedness, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) will not exceed the greater of (i) €250.0 million and (ii) 5.0% of Total Assets at any time outstanding so long as such Indebtedness exists on the date of, or commissioning of, or contracting for, such purchase, design, development, construction, installation or improvement, or is created within 270 days thereafter;

(9) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, bid, indemnity, surety, judgment, appeal, performance or appeal bonds, completion guarantees, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or in respect of any government requirement, (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business including letters of credit or similar instruments in respect of self-insurance and workers compensation obligations, (c) the financing of insurance premiums in the ordinary course of business and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(10) Indebtedness arising from agreements of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary providing for indemnification, obligations in respect of earn-outs or adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including the fair market value of non-cash proceeds) actually received by the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries in connection with such disposition;

(11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within thirty Business Days of Incurrence;

(12) guarantees by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary (other than of any Indebtedness Incurred in violation of this Section 4.09);

(13) Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Covenant Party or any Restricted Subsidiary Incurred pursuant to any guarantees of Indebtedness of any Parent, provided that, for purposes of this Section 4.09(c)(13), (i) on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Net Leverage Ratio, including for purposes of such calculation, any Indebtedness represented by guarantees by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries of Indebtedness of any Parent, would not exceed 5.00 to 1.00, and (ii) such guarantees shall be subordinated to the Proceeds Loans and the Proceeds Loan Guarantees pursuant to the Intercreditor Agreement or any Additional Intercreditor Agreement;

(14) Subordinated Shareholder Loans Incurred by the Company, UPC NL Holdco or an Affiliate Covenant Party;

(15) Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.09(c)(15) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company, UPC NL Holdco or an Affiliate Covenant Party from the issuance or sale (other than to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary) of its Subordinated Shareholder Loans or Capital Stock or otherwise contributed to the equity of the Company, UPC NL Holdco or an Affiliate Covenant Party in each case, subsequent to May 7, 2010 (and in each case, other than through the issuance of Disqualified Stock, Preferred Stock or an Excluded Contribution); provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(b)(4)(C)(ii), Section 4.07(b)(4)(C)(iii) and Section 4.07(c)(1) to the extent the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary Incurs Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.09(c)(15) to the extent the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary makes a Restricted Payment under Section 4.07(b)(4)(C)(ii), Section 4.07(b)(4)(C)(iii) and Section 4.07(c)(1) in reliance thereon;

(16) Indebtedness with Affiliates reasonably required to effect or consummate the Related Transactions; and

(17) in addition to the items referred to in clauses (1) through (16) of this Section 4.09(c), Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.09(c)(17) and then outstanding, will not exceed the greater of (i) €250.0 million and (ii) 5.0% of Total Assets at any time outstanding.

(d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(b) and Section 4.09(c), the Company, in its sole discretion, will classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses of Section 4.09(b) or in Section 4.09(c) and will be permitted on the date of such Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(b) or in Section 4.09(c), and, from time to time, may reclassify all or a portion of such Indebtedness, in any manner that complies with this Section 4.09;

(2) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.09(c)(1) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of the Company, UPC NL Holdco or an Affiliate Covenant Party, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5) Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness;

(6) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(7) any Indebtedness under the Existing Credit Agreement outstanding on the Signing Date and any Indebtedness deemed to have been advanced pursuant to Clause 4.1 (Deemed Utilisations) of this Agreement and deemed to have been on-lent under the Proceeds Loan Agreement on the Signing Date will be deemed to have been Incurred under clause (1) of Section 4.09(b) on the Signing Date, in each case, subject to any reclassification in accordance with Section 4.09(d)(1).

(e) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness, Preferred Stock or Disqualified Stock and increases in the amount of Indebtedness due to a change in accounting principles will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(f) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date.

(g) For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent principal amount of Indebtedness denominated in a foreign currency shall be (1) calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed or first Incurred (whichever yields the lower Euro Equivalent), in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable euro-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; and (2) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the swapped rate of such Indebtedness as of the date of the applicable swap. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(h) For purposes of determining compliance with Section 4.09(b), the Euro Equivalent principal amount of Indebtedness denominated in a foreign currency (if such Indebtedness has not been swapped into euros, or if such Indebtedness has been swapped into a currency other than euros) shall be calculated using the same weighted average exchange rates for the relevant period used in the consolidated financial statements of the Reporting Entity for calculating the Euro Equivalent of Consolidated EBITDA denominated in the same currency as the currency in which such Indebtedness is denominated or into which it has been swapped.

Section 4.10 Limitation on Sales of Assets and Subsidiary Stock

(a) The SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. will not, directly or indirectly, consummate any SPV Asset Sale.

(b) The Company, UPC NL Holdco and an Affiliate Covenant Party will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors or senior management of the Company (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2) unless the Asset Disposition is a Permitted Asset Swap, at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary, as the case may be:

(A) to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Senior Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any other Covenant Party (including the Proceeds Loan), or Indebtedness of a Restricted Subsidiary that is not a Covenant Party (in each case other than Indebtedness owed to the Company, UPC NL Holdco, an Affiliate Covenant Party or an Affiliate of the Company) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company, UPC NL Holdco, an Affiliate Covenant Party such Covenant Party or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

(B) to the extent the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary elects to invest in or commit to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive agreement or a commitment approved by the Board of Directors or senior management of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 6 months of such 365th day;

provided that pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) of this Section 4.10(b)(3), the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.

(c) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied as provided in Section 4.10(b)(3) will be deemed to constitute “Excess Proceeds”.

(d) To the extent that the Company, UPC NL Holdco or an Affiliate Covenant Party is required pursuant to the terms of the Indentures (or any similar terms in an instrument or agreement governing Senior Indebtedness other than the Finance Documents) to make an offer to redeem or prepay the Indebtedness thereunder (an “Excess Proceeds Redemption Offer”), then the Company, UPC NL Holdco or an Affiliate Covenant Party shall include the Outstandings under the Facilities in such offer to prepay (and shall provide notice of such offer to the Facility Agent), such that a portion of the Excess Proceeds (the “Prepayment Amount”) that is equivalent to the proportion that the aggregate amount of the Outstandings under the Facilities bears to the aggregate principal amount of other Senior Indebtedness is available to be applied and is so applied in prepayment of the Outstandings plus accrued and unpaid interest owed to each Lender under the Facilities (to the extent that such Lender accepts any such offer of prepayment).

(e) To the extent that the Company, UPC NL Holdco or an Affiliate Covenant Party is not required to make an Excess Proceeds Redemption Offer, the Company, UPC NL Holdco or an Affiliate Covenant Party shall procure that the Excess Proceeds are applied in prepayment of the Outstandings plus accrued and unpaid interest under one or more Facilities selected by the Company.

(f) Following compliance with the requirements of paragraph (d) and (e), the Company may use any remaining Excess Proceeds for general corporate purposes in any manner not prohibited by this Agreement.

(g) For the purposes of this Section 4.10, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations) of the Company, UPC NL Holdco or an Affiliate Covenant Party or Indebtedness of a Restricted Subsidiary and the release of the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with Section 4.10(b)(3)(A));

(2) securities, notes or other obligations received by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary from the transferee that are convertible by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company, UPC NL Holdco, an Affiliate Covenant Party and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(5) any Designated Non-Cash Consideration received by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value not to exceed 25.0% of the consideration from such Asset Disposition (excluding any consideration received from such Asset Disposition in accordance with clauses (1) to (4) of Section 4.10(g)) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(6) in addition to any Designated Non-Cash Consideration received pursuant to clause (5) of Section 4.10(g), Designated Non-Cash Consideration received by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (6) that is at that time outstanding, not to exceed the greater of €120.0 million and 5.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Section 4.11 Limitation on Affiliate Transactions

(a) The Company, UPC NL Holdco and an Affiliate Covenant Party will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company, UPC NL Holdco or an Affiliate Covenant Party (an “Affiliate Transaction”) involving aggregate consideration in excess of €15.0 million for such Affiliate Transactions in any fiscal year, unless:

(1) the terms of such Affiliate Transaction are not materially less favorable, taken as a whole, to the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of €100.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.

(b) Section 4.11(a) will not apply to:

(1) any Restricted Payment permitted to be made pursuant to the covenant described under Section 4.07 or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultant plans (including, without limitation, valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) and/or indemnities provided on behalf of officers, employees or directors or consultants approved by the Board of Directors of the Company, UPC NL Holdco or an Affiliate Covenant Party , in each case in the ordinary course of business;

(3) loans or advances to employees, officers or directors in the ordinary course of business of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries but in any event not to exceed €15.0 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Signing Date;

(4) (a) any transaction between or among the Company, UPC NL Holdco, an Affiliate Covenant Party and a Restricted Subsidiary (or an entity that becomes a Restricted Subsidiary in connection with such transaction) or between or among Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary in connection with such transaction) and (b) any guarantees issued by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary for the benefit of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary (or an entity that becomes a Restricted Subsidiary in connection with such transaction), as the case may be, in accordance with Section 4.09;

(5) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which, taken as a whole, are fair to the Company, UPC NL Holdco, an Affiliate Covenant Party or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of the Company, UPC NL Holdco or an Affiliate Covenant Party or the senior management of the Company, UPC NL Holdco, an Affiliate Covenant Party or the relevant Restricted Subsidiary, as applicable, or are on terms not materially less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(6) loans or advances to any Affiliate of the Company, UPC NL Holdco or an Affiliate Covenant Party by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, provided that the terms of such loan or advance are fair to the Company, UPC NL Holdco, an Affiliate Covenant Party or the relevant Restricted Subsidiary, as the case may be, in the reasonable determination of the Board of Directors or senior management of the Company, UPC NL Holdco or an Affiliate Covenant Party or are on terms not materially less favorable than those that could reasonably have been obtained from an unaffiliated party;

(7) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(8) the performance of obligations of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries under (a) the terms of any agreement to which the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries is a party as of or on the Signing Date, or (b) any agreement entered into after the Signing Date on substantially similar terms to an agreement under clause (a) of this clause (8), in each case, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any such agreement or amendment, modification, supplement, extension or renewal to such agreement, in each case, entered into after the Signing Date will be permitted to the extent that its terms are not materially more disadvantageous to the Lenders than the terms of the agreements in effect on the Signing Date;

(9) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(10) the issuance of Capital Stock or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company, UPC NL Holdco or an Affiliate Covenant Party to any Affiliate;

(11) the payment to any Permitted Holder of all reasonable expenses Incurred by any Permitted Holder in connection with its direct or indirect investment in the Company, UPC NL Holdco, an Affiliate Covenant Party and their Subsidiaries and unpaid amounts accrued for prior periods (but after the Signing Date);

(12) the payment to any Parent or Permitted Holder (1) of Management Fees (a) on a bona fide arm’s-length basis in the ordinary course of business, or (b) of up to the greater of €15.0 million and 0.5% of Total Assets in any calendar year, (2) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company, UPC NL Holdco or an Affiliate Covenant Party or (3) of Parent Expenses;

(13) guarantees of Indebtedness and other obligations otherwise permitted under this Agreement;

(14) if not otherwise prohibited under this Agreement, the issuance of Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans (including the payment of cash interest thereon; provided that, after giving pro forma effect to any such cash interest payment, the Consolidated Net Leverage Ratio for the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries would not exceed 4.00 to 1.00) of the Company, UPC NL Holdco or an Affiliate Covenant Party to any direct Parent of the Company, UPC NL Holdco or an Affiliate Covenant Party or any Permitted Holder;

(15) arrangements with customers, clients, suppliers, contractors, lessors or sellers of goods or services that are negotiated with an Affiliate, in each case, which are otherwise in compliance with the terms of this Agreement; provided that the terms and conditions of any such transaction or agreement as applicable to the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries, taken as a whole are fair to the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries and are on terms not materially less favorable to the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries than those that could have reasonably been obtained in respect of an analogous transaction or agreement that would not constitute an Affiliate Transaction (in each case, as determined in good faith by the Board of Directors or the senior management of the Company, UPC NL Holdco or an Affiliate Covenant Party );

(16) (a) transactions with Affiliates in their capacity as holders of Indebtedness or Capital Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than holders of such Indebtedness or Capital Stock generally, and (b) transactions with Affiliates in their capacity as borrowers of Indebtedness from the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than holders of such Indebtedness generally;

(17) any tax sharing agreement or arrangement and payments pursuant thereto between or among Liberty Global, the Company, UPC NL Holdco, an Affiliate Covenant Party or any other Person or a Restricted Subsidiary not otherwise prohibited by this Agreement and any payments or other transactions pursuant to a tax sharing agreement between Company, UPC NL Holdco or an Affiliate Covenant Party and any other Person or a Restricted Subsidiary and any other Person with which the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries files a consolidated tax return or with which Company, UPC NL Holdco or an Affiliate Covenant Party or any of the Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation, provided that any such tax sharing agreement does not permit or require payments in excess of the amounts of tax that would be payable by the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on a stand-alone basis;

(18) transactions relating to the provision of Intra-Group Services in the ordinary course of business;

(19) any transaction in the ordinary course of business between or among the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary and any Affiliate of the Company, UPC NL Holdco or an Affiliate Covenant Party that is an Unrestricted Subsidiary or a joint venture or similar entity that would constitute an Affiliate Transaction solely because the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity;

(20) commercial contracts entered into in the ordinary course of business between an Affiliate of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary that are on arm’s-length terms or on a basis that senior management of the Company, UPC NL Holdco or an Affiliate Covenant Party reasonably believes allocates costs fairly; and

(21) any Related Transaction.

Section 4.12 Limitation on Liens

(a) The SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. will not, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted SPV Liens) upon any of its property or assets, whether owned on the date of this Agreement or acquired after that date.

(b) The Company, UPC NL Holdco and an Affiliate Covenant Party will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien of any kind securing Indebtedness upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of this Agreement or acquired after that date, except (1) in the case of any property or asset that does not constitute Proceeds Loan Collateral, Permitted Liens, and (2) in the case of any property or asset that constitutes Proceeds Loan Collateral, Permitted Collateral Liens.

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Section 4.14 [INTENTIONALLY LEFT BLANK]

Section 4.15 Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries

(a) The Company, UPC NL Holdco and an Affiliate Covenant Party shall not permit any Restricted Subsidiary to, directly or indirectly, guarantee or otherwise become obligated under any Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any other Covenant Party in an amount in excess of €50 million unless such Restricted Subsidiary is or becomes a Proceeds Loan Guarantor on the date on which such other guarantee or Indebtedness is Incurred (or as soon as reasonably practicable thereafter); provided that:

(1) if such Restricted Subsidiary is not a Significant Subsidiary, such Restricted Subsidiary shall only be obligated to guarantee the payment of the Proceeds Loans if such Indebtedness is Indebtedness of the Company, UPC NL Holdco or an Affiliate Covenant Party;

(2) if the Indebtedness is pari passu in right of payment to the Proceeds Loans, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall rank pari passu in right of payment to its guarantees of the Proceeds Loans;

(3) if the Indebtedness is subordinated in right of payment to the Proceeds Loans, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the guarantees of the Proceeds Loans substantially to the same extent as such Indebtedness is subordinated in right of payment to the Proceeds Loans;

(4) a Restricted Subsidiary’s guarantee may be limited in amount to the extent required by fraudulent conveyance, thin capitalization, corporate benefit, financial assistance or other similar laws (but, in such a case (a) each of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal limit and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant limit and (b) the relevant guarantee shall be given on an equal and ratable basis with the guarantee of any other Indebtedness giving rise to the obligation to guarantee the Proceeds Loans); and

(5) for so long as it is not permissible under applicable law for a Restricted Subsidiary to become a guarantor, such Restricted Subsidiary need not become a guarantor (but, in such a case, each of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal prohibition precluding the giving of the guarantee and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant legal prohibition, and shall give such guarantee at such time (and to the extent) that it thereafter becomes permissible).

(b) Section 4.15(a) shall not apply to: (1) the granting by such Restricted Subsidiary of a Permitted Lien under circumstances which do not otherwise constitute the guarantee of Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary; or (2) the guarantee by any Restricted Subsidiary of Indebtedness that refinances Indebtedness which benefited from a guarantee by any Restricted Subsidiary Incurred in compliance with this covenant immediately prior to such refinancing.

(c) Notwithstanding the foregoing, any guarantee of the Proceeds Loans created pursuant to the provisions described in Section 4.15(a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the occurrence of any events described in clauses (1) through (10) under Section 1.03 (Release of the Proceeds Loan Guarantees) of Schedule 20 (Releases).

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Section 4.17 Impairment of Liens

(a) The SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. shall not take or omit to take any action that would have the result of materially impairing any Lien in the SPV Collateral granted under the SPV Security Documents (it being understood, subject to the proviso below, that the Incurrence of Permitted SPV Liens shall under no circumstances be deemed to materially impair any Lien in the SPV Collateral granted under the SPV Security Documents) for the benefit of the Facility Agent, the SPV Security Trustee and the Finance Parties, and the SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. shall not grant to any Person other than the SPV Security Trustee, for the benefit of the Facility Agent, the SPV Security Trustee and the Finance Parties and the other beneficiaries described in the SPV Security Documents and the Collateral Sharing Agreement, any interest in any of the SPV Collateral, except that (1) the SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. may Incur Permitted SPV Liens and (2) the SPV Collateral may be discharged and released in accordance with this Agreement, the SPV Security Documents and the Collateral Sharing Agreement; provided however, that, except with respect to any discharge or release of SPV Collateral in accordance with this Agreement, the SPV Security Documents or the Collateral Sharing Agreement, in connection with the Incurrence of Liens for the benefit of the Facility Agent, the SPV Security Trustee and the Finance Parties, or the release or replacement of any SPV Collateral in compliance with the terms of this Agreement, no SPV Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, except that, at the direction of the SPV Borrower, the US SPV Borrower or Ziggo Secured Finance II B.V. and without the consent of the Finance Parties, the Facility Agent and the SPV Security Trustee may from time to time (subject to customary protections and indemnifications from the Company) enter into one or more amendments to the SPV Security Documents to: (a) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (b) provide for Permitted SPV Liens; (c) provide for the release of any Lien on any properties and assets constituting SPV Collateral from the Lien of the SPV Security Documents, provided that such release is followed by the substantially concurrent re-taking of a Lien of at least equivalent priority over the same properties and assets securing the Facilities; and (d) make any other change that does not adversely affect the Finance Parties in any material respect, provided that, contemporaneously with any such action in clauses (b), (c) and (d), the Company delivers to the Facility Agent either (i) a solvency opinion, in form and substance reasonably satisfactory to the Facility Agent, from an Independent Financial Advisor confirming the solvency of the SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. and their Subsidiaries (as applicable), taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (ii) a certificate from the responsible financial or accounting officer of the relevant grantor (acting in good faith) which confirms the solvency of the Person granting such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement or (iii) an Opinion of Counsel, in form and substance reasonably satisfactory to the Facility Agent, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the SPV Security Documents, as applicable, so amended, extended, renewed, restated, supplemented, modified or replaced are valid and perfected (if such concept is applicable under the jurisdiction where such Lien is granted) Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement. In the event that the SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. comply with the requirements of this covenant, the Facility Agent shall (subject to customary protections and indemnifications) consent to any such amendment, extension, renewal, restatement, supplement, modification or replacement without the need for instructions from the Finance Parties.

(b) The Company, UPC NL Holdco and an Affiliate Covenant Party shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing any Lien in the Proceeds Loan Collateral granted under the Security Documents (it being understood, subject to the proviso below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair any Lien in the Proceeds Loan Collateral granted under the Security Documents) for the benefit of the SPV Borrower or the US SPV Borrower as lender under the Proceeds Loans, and the Company, UPC NL Holdco and an Affiliate Covenant Party shall not, and the Company, UPC NL Holdco and an Affiliate Covenant Party shall not permit any Restricted Subsidiary to, grant to any Person other than the SPV Borrower or the US SPV Borrower as lender under the Proceeds Loans and the other beneficiaries described in the Security Documents and the Intercreditor Agreement, any interest in any of the Proceeds Loan Collateral, except that (1) the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries may Incur Permitted Collateral Liens, (2) the Proceeds Loan Collateral may be discharged and released in accordance with the Proceeds Loans, this Agreement, the Security Documents and the Intercreditor Agreement, and (3) the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries may consummate any other transaction permitted under Section 5.01 provided, however, that, except with respect to any discharge or release of Proceeds Loan Collateral in accordance with the Proceeds Loans, this Agreement, the Security Documents or the Intercreditor Agreement, in connection with the Incurrence of Liens for the benefit of the SPV Borrower or the US SPV Borrower as lender under the Proceeds Loans, or the release or replacement of any Proceeds Loan Collateral in compliance with the terms of this Agreement, no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, except that, without the consent of the Lenders, the Company, UPC NL Holdco, an Affiliate Covenant Party, the Security Agent and the other parties thereto may from time to time enter into one or more amendments to the Security Documents to: (a) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (b) provide for Permitted Collateral Liens; (c) make any change necessary or desirable, in the good faith determination of the Company in order to implement transactions permitted under Section 5.01; (d) provide for the release of any Lien on any properties and assets constituting Proceeds Loan Collateral from the Lien of the Security Documents, provided that such release is followed by the substantially concurrent re-taking of a Lien of at least equivalent priority over the same properties and assets securing the Proceeds Loans; and (e) make any other change that does not adversely affect the Finance Parties in any material respect, provided that, contemporaneously with any such action in clauses (b), (d) and (e), the Company delivers to the Facility Agent either (i) a solvency opinion, in form and substance reasonably satisfactory to the Facility Agent, from an Independent Financial Advisor confirming the solvency of the Company, UPC NL Holdco, an Affiliate Covenant Party and their Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (ii) a certificate from the responsible financial or accounting officer of the relevant grantor (acting in good faith) which confirms the solvency of the Person granting such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement or (iii) an Opinion of Counsel, in form and substance reasonably satisfactory to the Facility Agent, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Security Documents, as applicable, so amended, extended, renewed, restated, supplemented, modified or replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

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Section 4.19 [INTENTIONALLY LEFT BLANK]

Section 4.20 [INTENTIONALLY LEFT BLANK]

Section 4.21 [INTENTIONALLY LEFT BLANK]

Section 4.22 [INTENTIONALLY LEFT BLANK]

Section 4.23 Additional Collateral Sharing Agreement; Additional Intercreditor Agreements

(a) At the request of the SPV Borrower or the US SPV Borrower, in connection with the Incurrence by the SPV Borrower or the US SPV Borrower of any Indebtedness that is permitted to share the SPV Collateral pursuant to the definition of Permitted SPV Lien, the SPV Borrower, the US SPV Borrower, Ziggo Secured Finance II B.V., the Facility Agent and the SPV Security Trustee shall enter into with the holders of such Indebtedness (or their duly authorized Representatives) a collateral sharing agreement, including a restatement, accession, amendment or other modification of an existing collateral sharing agreement (an “Additional Collateral Sharing Agreement”), on substantially the same terms as the Collateral Sharing Agreement (or terms not materially less favorable to the holders); provided, that such Additional Collateral Sharing Agreement will not impose any personal obligations on the SPV Security Trustee or adversely affect the personal rights, duties, liabilities or immunities of the SPV Security Trustee under this Agreement or the Additional Collateral Sharing Agreement.

(b) At the direction of the SPV Borrower or the US SPV Borrower and without the consent of the Finance Parties, the Facility Agent and the SPV Security Trustee will from time to time enter into one or more amendments to the Collateral Sharing Agreement or any Additional Collateral Sharing Agreement to: (i) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (ii) add other parties (such as representatives of new issuances of Indebtedness) thereto; (iii) further secure the Facilities (including Additional Facilities); (iv) make provision for equal and ratable grants of Liens on the SPV Collateral to secure Additional Facilities or to implement any Permitted SPV Liens; (v) make any other change to the Collateral Sharing Agreement or such Additional Collateral Sharing Agreement to provide for additional Indebtedness (including with respect to any Collateral Sharing Agreement or Additional Collateral Sharing Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Facilities) or other obligations that are permitted by the terms of this Agreement to be Incurred and secured by a Lien on the SPV Collateral on a senior, pari passu or junior basis with the Liens securing the Facilities, (vi) amend the Collateral Sharing Agreement or any Additional Collateral Sharing Agreement in accordance with the terms thereof or; (vii) implement any transaction in connection with the renewal, extension, refinancing, replacement or increase of any Indebtedness that is secured by the SPV Collateral and that is not prohibited by this Agreement; or (viii) make any other change thereto that does not adversely affect the rights of the Finance Parties in any material respect; provided that no such changes shall be permitted to the extent they affect the ranking of the Facilities, enforcement of Liens over the

SPV Collateral, the application of proceeds from the enforcement of the SPV Collateral or the release of any Security in a manner than would adversely affect the rights of the Finance Parties in any material respect except as otherwise permitted by this Agreement, the Collateral Sharing Agreement or any Additional Collateral Sharing Agreement immediately prior to such change. The SPV Borrower or the US SPV Borrower will not otherwise direct the Facility Agent or the SPV Security Trustee to enter into any amendment to the Collateral Sharing Agreement or, if applicable, any Additional Collateral sharing Agreement, without the consent of the Instructing Group, except as described above or otherwise permitted by Clause 44 (Amendments), and the SPV Borrower or the US SPV Borrower may only direct the Facility Agent or the SPV Security Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Facility Agent or the SPV Security Trustee or, in the opinion of the Facility Agent or the SPV Security Trustee, adversely affect their respective rights, duties, liabilities or immunities under this Agreement or the Collateral Sharing Agreement or any Additional Collateral Sharing Agreement.

(c) In relation to the Collateral Sharing Agreement or an Additional Collateral Sharing Agreement, the Facility Agent shall consent on behalf of the Lenders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Facilities thereby; provided, however, that such transaction would comply with the covenant described under Section 4.07.

Section 4.24 Intercreditor Agreement; Additional Intercreditor Agreements

(a) The SPV Borrower and the US SPV Borrower, as lenders under the Original Proceeds Loan, will become party to the Intercreditor Agreement on the Signing Date.

(b) At the request of the Company, UPC NL Holdco or an Affiliate Covenant Party, in connection with the Incurrence by a Covenant Party of any Indebtedness that is permitted to share the Proceeds Loan Collateral pursuant to the definition of Permitted Collateral Lien, the Covenant Parties, the SPV Borrower and the US SPV Borrower as lenders under the Proceeds Loans and the Security Agent shall enter into with the holders of such Indebtedness (or their duly authorized Representatives) an intercreditor agreement, including a restatement, accession, amendment or other modification of an existing intercreditor agreement (an “Additional Intercreditor Agreement”), on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the SPV Borrower and the US SPV Borrower as lenders under the Proceeds Loans).

(c) At the direction of the Company, UPC NL Holdco or an Affiliate Covenant Party and without the consent of the Lenders, the SPV Borrower and the US SPV Borrower as lenders under the Proceeds Loans will from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to: (i) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (ii) add other parties (such as representatives of new issuances of Indebtedness) thereto; (iii) further secure the Proceeds Loans (including Additional Proceeds Loans); (iv) make provision for equal and ratable grants of Liens on the Proceeds Loan Collateral to secure Additional Proceeds Loans or to implement any Permitted Collateral Liens; (v) make any other change to the Intercreditor Agreement or such Additional Intercreditor Agreement to provide for additional Indebtedness (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Proceeds Loans) or other obligations that are permitted by the terms of this Agreement to be Incurred and secured by a Lien on the Proceeds Loan

Collateral on a senior, pari passu or junior basis with the Liens securing the Proceeds Loans, (vi) add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor Agreement, (vii) amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof or; (viii) make any change necessary or desirable, in the good faith determination of the Board of Directors or senior management of the Company, UPC NL Holdco or an Affiliate Covenant Party , in order to implement any transaction that is subject to Section 5.01; (ix) implement any transaction in connection with the renewal, extension, refinancing, replacement or increase of any Indebtedness that is secured by the Proceeds Loan Collateral and that is not prohibited by this Agreement; or (x) make any other change thereto that does not adversely affect the rights of the SPV Borrower or the US SPV Borrower as lenders under the Proceeds Loans in any material respect; provided that no such changes shall be permitted to the extent they affect the ranking of the Proceeds Loans, enforcement of Liens over the Proceeds Loan Collateral, the application of proceeds from the enforcement of the Proceeds Loan Collateral or the release of any Proceeds Loan Collateral in a manner that would adversely affect the rights of the SPV Borrower or the US SPV Borrower as lenders under the Proceeds Loans in any material respect except as otherwise permitted by this Agreement, the Intercreditor Agreement or any Additional Intercreditor Agreement immediately prior to such change. Neither the Company nor UPC NL Holdco will otherwise direct the SPV Borrower or the US SPV Borrower as lenders under the Proceeds Loans to enter into any amendment to the Intercreditor Agreement or, if applicable, any Additional Intercreditor Agreement, without the consent of the Instructing Group, except as described above or otherwise permitted by Clause 44 (Amendments)

(d) In relation to the Intercreditor Agreement or an Additional Intercreditor Agreement, the SPV Borrower or the US SPV Borrower shall consent to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Original Proceeds Loan thereby; provided, however, that such transaction would comply with Section 4.07.

Section 4.25 Suspension of Covenants on Achievement of Investment Grade Status

If, during any period after the Signing Date, the Facilities have achieved and continue to maintain Investment Grade Status and no Event of Default has occurred and is continuing (such period hereinafter referred to as an “Investment Grade Status Period”), then the Company, UPC NL Holdco, an Affiliate Covenant Party, the SPV Borrower or the US SPV Borrower will notify the Facility Agent of this fact and beginning on such date, the covenants in this Agreement described under Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Clause 14.1 and the provisions of Section 5.01(a)(3) and any related default provisions of this Agreement will be suspended and will not, during such Investment Grade Status Period, be applicable to the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries (or, with respect to Clause 14.1 (Change of Control), the SPV Borrower or the US SPV Borrower). No action taken during an Investment Grade Status Period or prior to an Investment Grade Status Period in compliance with the covenants then applicable will require reversal or constitute a default under the Covenant Agreement or this Agreement in the event that suspended covenants are subsequently reinstated or suspended, as the case may be. An Investment Grade Status Period will terminate immediately upon the failure of the Facilities to maintain Investment Grade Status (the “Reinstatement Date”). The Company, UPC NL Holdco, an Affiliate Covenant Party, the SPV Borrower or the US SPV Borrower will promptly notify the Facility Agent in writing of any failure of the Facilities to maintain Investment Grade Status and the Reinstatement Date.

Section 5.01 Merger and Consolidation

(a) The SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. will not consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person.

(b) No Proceeds Loan Borrower will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of their assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of any member of the state of the European Union that is a member of the European Union on the date of this Agreement, Bermuda, the Cayman Islands, or the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not such Proceeds Loan Borrower) will expressly assume all the obligations of such Proceeds Loan Borrower under the applicable Proceeds Loan and the Covenant Agreement;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) either (a) immediately after giving effect to such transaction, the Company, UPC NL Holdco and an Affiliate Covenant Party, or such Successor Company, would be able to Incur at least an additional €1.00 of Indebtedness pursuant to Section 4.09(b) or (b) the Consolidated Net Leverage Ratio of the Company, UPC NL Holdco and an Affiliate Covenant Party, or such Successor Company, would be no greater than that of the Company, UPC NL Holdco and an Affiliate Covenant Party immediately prior to giving effect to such transaction; and

(4) the Company shall have delivered to the Facility Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the Accession Notice (if any) comply with this Agreement; provided that in giving such opinion, such counsel may rely on an Officers’ Certificate as to compliance with Section 5.01(b)(2) and Section 5.01(b)(3) above and as to any matters of fact.

(c) No Covenant Party (other than the Proceeds Loan Borrowers) will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of their assets to, any Person, other than a Covenant Party (other than in connection with a transaction that does not constitute an Asset Disposition or a transaction that is permitted under Section 4.10), unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(2) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger will expressly assume all the obligations of the Covenant Party under the applicable Proceeds Loan Guarantee and the Covenant Agreement; or

(B) the Net Cash Proceeds of such transaction are applied in accordance with the applicable provisions of this Agreement.

(d) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, one or more Subsidiaries of UPC NL Holdco or one or more Subsidiaries of an Affiliate Covenant Party (as applicable), which properties and assets, if held by the Company, UPC NL Holdco or an Affiliate Covenant Party (as applicable) instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company, UPC NL Holdco or an Affiliate Covenant Party (as applicable) on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company, UPC NL Holdco or an Affiliate Covenant Party (as applicable).

(e) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company, UPC NL Holdco or an Affiliate Covenant Party (as applicable) under this Agreement, and upon such substitution, the predecessor Company will be released from its obligations under this Agreement, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Proceeds Loans.

(f) The provisions set forth in this Section 5.01 shall not restrict (and shall not apply to): (i) any merger, consolidation or transfer of assets reasonably required to effect or consummate any Related Transaction (provided that, for the purposes of this clause (i), Section 5.01(b)(1) shall apply to any such transaction), (ii) any Restricted Subsidiary (a “Merging Subsidiary”) from consolidating with, merging or liquidating into or transferring all or substantially all of its properties and assets to the Company, UPC NL Holdco, an Affiliate Covenant Party or any other Restricted Subsidiary provided that, for the purposes of this clause (ii), Section 5.01(b)(1) and Section 5.01(c)(2) shall apply to any Merging Subsidiary that is a Proceeds Loan Borrower or a Covenant Party, as applicable and (iii) the Company, UPC NL Holdco or an Affiliate Covenant Party consolidating into or merging or combining with an Affiliate incorporated or organized for the purpose of changing the legal domicile of such entity, reincorporating such entity in another jurisdiction, or changing the legal form of such entity, provided that, for the purposes of this clause (iii), Section 5.01(b)(1), Section 5.01(b)(2), Section 5.01(b)(4), Section 5.01(c)(1) and Section 5.01(c)(2) shall apply to any such transaction.

Section 5.02 [INTENTIONALLY LEFT BLANK]

Section 5.03 Limitation on SPV Borrower, US SPV Borrower and Ziggo Secured Finance II B.V. Activities

(a) Prior to the SPV Structure Termination Date, the SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. will not engage in any business activity or undertake any other activity, except any activity:

(1) relating to the offering, sale or issuance of the Facilities, any Additional Facilities and any Additional Debt permitted to be incurred under this Agreement or relating to borrowing under this Agreement (including the lending of the proceeds of such sale of the Facilities, any Additional Facilities or any Additional Debt to one or more Covenant Parties);

(2) undertaken with the purpose of, and directly related to, fulfilling its obligations or exercising its rights under this Agreement, the Note Security Documents, the Proceeds Loan, the Covenant Agreements, the Collateral Sharing Agreement, the Intercreditor Agreement, any Security Documents or any other document relating to this Agreement, the Original Proceeds Loan, any Additional Proceeds Loans or any other Additional Debt permitted to be incurred under this Agreement, including the Incurrence of Permitted SPV Liens and the making of Permitted SPV Investments;

(3) directly related to or reasonably incidental to the establishment and maintenance of the SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V.’s corporate existence;

(4) directly related to investing amounts received by the SPV Borrower, the US SPV Borrower or Ziggo Secured Finance II B.V. (other than amounts not corresponding to required payments under this Agreement) in such manner not otherwise prohibited by this Agreement;

(5) other transactions of a type customarily entered into by orphan financing companies;

(6) directly related to or reasonably incidental to the ownership of the shares of its Subsidiaries and conducting activities related to, or reasonably incidental to, the establishment or maintenance of its or its Subsidiaries’ corporate existence;

(7) directly related to or reasonably incidental to other activities not specifically enumerated above that are de minimis in nature or that are of the same nature as activities exercised by the SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. on the Signing Date;

(8) directly related to the making of Permitted SPV Investments and Permitted SPV Maintenance Payments and the granting of Permitted SPV Liens; or

(9) directly related to or reasonably incidental to the Ziggo Group Combination.

(b) Prior to the SPV Structure Termination Date, the SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. will not:

(1) issue any Capital Stock (other than, in the case of the SPV Borrower, to the Senior Notes Issuer, and in the case of the US SPV Borrower, to the SPV Borrower and Ziggo Secured Finance II B.V., and in the case of Ziggo Secured Finance II B.V., to the SPV Borrower);

(2) take any action which would cause it to no longer satisfy the requirements of an available exemption from the provisions of the U.S. Investment Company Act of 1940, as amended;

(3) commence or take any action or facilitate a winding-up, liquidation, dissolution or other analogous proceeding;

(4) amend its constitutive documents in any manner which would adversely affect the rights of the Finance Parties in any material respect; or

(5) transfer or assign any of its rights under a Proceeds Loan, except pursuant to the SPV Security Documents.

(c) Except as otherwise provided in this Agreement, the SPV Borrower will take all actions that are necessary and within its power to prohibit the transfer of the issued shares in the SPV Borrower by the Senior Notes Issuer, other than pursuant to the SPV Borrower Share Pledge or the enforcement of the SPV Borrower Share Pledge in accordance with the Collateral Sharing Agreement.

(d) Except as otherwise provided in this Agreement, the US SPV Borrower will take all actions that are necessary and within its power to prohibit the transfer of the partnership interests in the US SPV Borrower held by the SPV Borrower, other than pursuant to the US SPV Borrower Partnership Pledge or the enforcement of the US SPV Borrower Partnership Pledge in accordance with the Collateral Sharing Agreement.

(e) Except as otherwise provided in this Agreement, Ziggo Secured Finance II B.V. will take all actions that are necessary and within its power to prohibit the transfer of the issued shares in Ziggo Secured Finance II B.V. by the SPV Borrower, other than pursuant to Ziggo Secured Finance II B.V. Share Pledge or the enforcement of the Ziggo Secured Finance II B.V. Share Pledge in accordance with the Collateral Sharing Agreement.

(f) Subject to the Collateral Sharing Agreement, whenever the SPV Borrower or the US SPV Borrower receives a payment or prepayment under the Proceeds Loans, it shall use the funds received solely to satisfy its obligations (to the extent of the amount owing in respect of such obligations) under this Agreement.

SCHEDULE 19

EVENTS OF DEFAULT

Save where specified to the contrary or where defined in Clause 1.1 (Definitions) of this Agreement, defined terms used in this Schedule 19 (Events of Default) shall bear the meaning given to them in Schedule 21 (Definitions). The provisions of this Schedule are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

(a)	Each of the following is an “Event of Default” under this Agreement:

(1)	default in any payment of interest or Additional Amounts on any Advance when due, which has continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any Advance when due at its Stated Maturity, upon optional redemption, upon required repurchase or otherwise;

(3)	failure by the SPV Borrower, the US SPV Borrower, Ziggo Secured Finance II B.V., the Company, UPC NL Holdco, any Affiliate Covenant Party, any other Covenant Party or any member of the Wider Group to comply for 60 days after notice specified in this Agreement with (i) its other agreements contained in the Finance Documents (other than the obligations set out in Clause 23 (Financial Covenant)) or (ii) its material obligations under the Intercreditor Agreement and/or the Security Documents provided, however, that the Covenant Parties or the Company, as applicable, shall have 90 days after receipt of such notice to remedy, or receive a waiver for, any failure to comply with the obligations to file annual, quarterly and current reports, as applicable, in accordance with Section 4.03 so long as the Covenant Parties or the Company, as applicable, is attempting to cure such failure as promptly as reasonably practicable;

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for (a) money borrowed by the SPV Borrower, the US SPV Borrower, Ziggo Secured Finance II B.V., the Company, UPC NL, the Affiliate Covenant Party or any of the Restricted Subsidiaries; or (b) the payment of which is guaranteed by the SPV Borrower, the US SPV Borrower, Ziggo Secured Finance II B.V., the Company, UPC NL, the Affiliate Covenant Party or any of the Restricted Subsidiaries, other than Indebtedness owed to the SPV Borrower, the US SPV Borrower, Ziggo Secured Finance II B.V., the Company, UPC NL, the Affiliate Covenant Party or any of the Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Signing Date, which default:

(a)	is caused by a failure to pay principal of such Indebtedness at its Stated Maturity after giving effect to any applicable grace period provided in such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €75.0 million or more;

(5)	certain events of bankruptcy, insolvency or reorganization of the SPV Borrower, the US SPV Borrower, Ziggo Secured Finance II B.V., the Company, UPC NL Holdco, an Affiliate Covenant Party or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements delivered to the Lenders pursuant to Section 4.03 for the SPV Borrower, Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”) have been commenced or have occurred;

(6)	failure by the SPV Borrower, the US SPV Borrower, Ziggo Secured Finance II B.V., the Company, UPC NL Holdco, an Affiliate Covenant Party or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements delivered to the Lenders pursuant to the covenant described under Section 4.03 for the SPV Borrower, the US SPV Borrower, Ziggo Secured Finance II B.V., Company, UPC NL Holdco, an Affiliate Covenant Party and its Restricted Subsidiaries, would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of €75.0 million (net of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	(i) any Proceeds Loan or Proceeds Loan Guarantee of a Significant Subsidiary ceases to be in full force and effect (except in accordance with the terms of this Agreement) or is declared invalid or unenforceable in a judicial proceeding; (ii) it is or becomes unlawful for any Covenant Party or “Intra-Group Lender” (as defined in the Intercreditor Agreement) to perform any of its payment obligations or other material obligations under the Finance Documents and/or the Proceeds Loan Finance Documents to which it is party; or (iii) any Covenant Party or “Intra-Group Lender” (as defined in the Intercreditor Agreement) repudiates any Finance Document and/or the Proceeds Loan Finance Documents to which it is party and, in each case, such Default continues for 30 days after the notice specified in this Agreement; or

(8)	any Lien in the Proceeds Loan Collateral created under Security Documents having a fair market value of in excess of €100.0 million, or any Lien in the SPV Collateral created under the SPV Security Documents, (a) at any time, ceases to be in full force and effect in any material respect for any reason other than as a result of its release in accordance with this Agreement and the SPV Security Documents or the Security Documents, as applicable, or (b) is declared invalid or unenforceable in a judicial proceeding and, in each case, and such Default continues for 60 days after the notice specified in this Agreement; or

(9)	(i) any Indebtedness of a member of the Bank Group is not paid when due or within any originally applicable grace period; (ii) any Indebtedness of a member of the Bank Group becomes prematurely due and payable or is placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Indebtedness; or (iii) any Indebtedness of a member of the Bank Group becomes capable of being declared prematurely due and payable or placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Indebtedness ; provided that it shall not be an Event of Default under this clause (9) if:

(a)	where the principal amount (or, if the relevant Indebtedness relates to a Hedging Agreement, the amount or value (as applicable)) of the Indebtedness is less than €75,000,000 or the equivalent in other currencies;

(b)	if the circumstance which would otherwise have caused an Event of Default under this clause (9) is being contested in good faith by appropriate action;

(c)	if the Indebtedness is cash-collateralised and such cash is available for application in satisfaction of such Indebtedness;

(d)	if the Indebtedness relates to Hedging Agreements in respect of which a termination event occurs as a result of the refinancing or redemption of any Indebtedness of the Bank Group or any Parent;

(e)	if such Indebtedness is owed by one member of the Bank Group to another member of the Bank Group;

(f)	in the case of the Corporate Acquisition of an entity which results in that entity becoming a member of the Bank Group, for a period of 180 days following completion of that Corporate Acquisition, by reason only of an event of default (however described) arising in relation to the Indebtedness of that acquired entity as a result only of the Corporate Acquisition of that acquired entity, provided that such Indebtedness is not placed on demand or becomes prematurely due and payable; or

(g)	that event of default (howsoever described) under the document relating to that Indebtedness is remedied or cured by the Borrowers, an Affiliate Covenant Party or its Restricted Subsidiaries or waived by the holders of the relevant Indebtedness at any time up to the date that falls 20 days after the occurrence of that event of default (howsoever described);

(10)

a representation or warranty made or repeated by the SPV Borrower, the US SPV Borrower, Ziggo Secured Finance II B.V., the Company, UPC NL Holdco, any Affiliate Covenant Party or any Covenant Party in or in connection with any Finance Document or any Proceeds Loan Finance Document in any certificate or statement delivered by or on behalf of the SPV Borrower, the US SPV Borrower, Ziggo Secured Finance II B.V., the Company or any Covenant Party under or in connection with any Finance

Document is incorrect in any material respect when made or deemed to have been made or repeated and, in the event that any representation or warranty is capable of remedy, the misrepresentation is not remedied within 28 days of the earlier of the date on which (i) the SPV Borrower, the US SPV Borrower, Ziggo Secured Finance II B.V., the Company or any Covenant Party has become aware of the misrepresentation or (ii) the Facility Agent gives notice to the Company requiring the same to be remedied; or

(11)	any of the following occurs in respect of a US Borrower or a US Obligor that is a Material Subsidiary:

(a)	it makes a general assignment for the benefit of creditors;

(b)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;

(c)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 days after commencement of the case; or

(d)	an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law; or

(12)	the Company does not comply with, subject to the expiry of the cure period in Clause 23.5 (Cure Provisions), the requirements of Clause 23 (Financial Covenant).

(b) In the event of the occurrence of any Default or Event of Default described in clause (3) above with respect to any covenant, agreement or undertaking in this Agreement applicable to any Covenant Party, such Covenant Party will be deemed to be in default of its corresponding obligations under the Covenant Agreement.

(c) However, a default under clauses (3), (7), (8) or (9) of paragraph (a) above will not constitute an Event of Default until the Facility Agent or the Instructing Group notify the Company of the default and the Company does not cure such default within the time specified in clauses (3), (7), (8) or (9) of the immediately preceding paragraph after receipt of such notice.

SCHEDULE 20

RELEASES

Save where specified to the contrary or where defined in Clause 1.1 (Definitions) of this Agreement, defined terms used in this Schedule 20 (Releases) shall bear the meaning given to them in Schedule 21 (Definitions). The provisions of this Schedule are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

Section 1.01 Release of SPV Guarantees

(a) An SPV Guarantee will be released:

(1) in accordance with Clause 24.20 (SPV Structure Termination);

(2) in the case of a Guarantor that is prohibited or restricted by applicable Law from guaranteeing the Facilities (other than customary legal and contractual limitations on the SPV Guarantee of such Guarantor substantially similar to those provided for in this Agreement in respect of the SPV Guarantees), provided that such SPV Guarantee will be released as a whole or in part to the extent it is necessary to achieve compliance with such prohibition or restriction;

(3) in accordance with Clause 44.7 (Guarantees and Security); or

(4) upon the full and final payment and performance of all obligations of the SPV Borrower and the US SPV Borrower under the Finance Documents.

(b) Notwithstanding any of the foregoing, in all circumstances an SPV Guarantee shall only be released if the relevant Guarantor has delivered to the Facility Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Agreement relating to such transaction have been complied with.

(c) The Facility Agent and the SPV Security Trustee shall take all necessary actions, including the granting of releases or waivers under the Collateral Sharing Agreement, to effectuate any release in accordance with these provisions, subject to customary protections and indemnifications to its satisfaction.

Section 1.02 Release of the SPV Collateral

(a) The Liens on the SPV Collateral will be automatically and unconditionally released:

(1) upon the full and final payment and performance of the SPV Borrower and the US SPV Borrower under the Finance Documents;

(2) to release and/or re-take a lien on the SPV Collateral to the extent otherwise permitted by the terms of the Finance Documents (including, without limitation, as may be permitted by Section 4.17);

(3) in accordance with Clause 44.7 (Guarantees and Security);

(4) following an Event of Default under this Agreement or a default under other Indebtedness secured by the SPV Collateral, pursuant to an enforcement in accordance with the Collateral Sharing Agreement;

(5) if the SPV Collateral is owned by a Guarantor that is released from its SPV Guarantee in accordance with this Agreement; or

(6) in accordance with Clause 24.20 (SPV Structure Termination).

(b) Upon certification by the SPV Borrower, the Facility Agent and the SPV Security Trustee shall take all necessary actions, including the granting of releases or waivers under the Collateral Sharing Agreement, to effectuate any release in accordance with these provisions, subject to customary protections and indemnifications to the satisfaction of the Facility Agent and the SPV Security Trustee. The SPV Security Trustee and/or Facility Agent (as applicable) will agree to any release of the security interests created by the SPV Security Documents that is in accordance with this Agreement, the SPV Security Documents and the Collateral Sharing Agreement without requiring any consent of the Lenders.

(c) The SPV Security Trustee may, at the cost and expense of the Company, require an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Agreement relating to any release of any SPV Collateral pursuant to Section 1.02(a) have been complied with.

Section 1.03 Release of the Proceeds Loan Guarantees

(a) The Company, UPC NL Holdco and any Affiliate Covenant Party will not cause or permit, directly or indirectly, any Proceeds Loan Guarantee to be released other than:

(1) upon the sale or other disposition of all or substantially all of the Capital Stock of the relevant Proceeds Loan Guarantor pursuant to an Enforcement Sale;

(2) upon the sale or other disposition (including through merger or consolidation but other than pursuant to an Enforcement Sale) in compliance with this Agreement of the Capital Stock of the relevant Proceeds Loan Guarantor (whether directly or through the disposition of a parent thereof), following which transaction such Proceeds Loan Guarantor is no longer a Restricted Subsidiary (other than a sale or other disposition to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary);

(3) in the case of a Proceeds Loan Guarantor that is prohibited or restricted by applicable law from guaranteeing the Proceeds Loans (other than customary legal and contractual limitations on the Proceeds Loan Guarantee of such Proceeds Loan Guarantor substantially similar to those provided for in the Proceeds Loans or this Agreement in respect of the Proceeds Loan Guarantees), provided that such Proceeds Loan Guarantee will be released as a whole or in part to the extent it is necessary to achieve compliance with such prohibition or restriction;

(4) if any Restricted Subsidiary that is a Proceeds Loan Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 4.07;

(5) with respect to a Proceeds Loan Guarantee given under Section 4.15 upon release of the guarantee that gave rise to the requirement to issue such Proceeds Loan Guarantee so long as no Event of Default would arise as a result and no other Indebtedness that would give rise to an obligation to give a Proceeds Loan Guarantee is at that time guaranteed by the relevant Proceeds Loan Guarantor;

(6) as a result of a transaction permitted by, and in compliance with, the covenant entitled Section 5.01;

(7) in accordance with Clause 44.7 (Guarantees and Security);

(8) upon the full and final payment and performance of all obligations of the SPV Borrower and the US SPV Borrower under the Finance Documents; and

(9) if at any time the Covenant Parties at the relevant time represent a percentage which is greater than that required to satisfy the 80% Security Test and the Company provides a certificate to the Facility Agent certifying that upon the release of one or more specified Covenant Parties from its Proceeds Loan Guarantee the 80% Security Test would continue to be satisfied; provided however that this clause 9 shall not permit any release of any guarantees of, or Security Interests over the shares in the Company, UPC NL Holdco, any Borrower for as long as such entity is a Borrower or any borrower under a Proceeds Loan for as long as such entity is a borrower under a Proceeds Loan.

Section 1.04 Release of the Proceeds Loan Collateral

(a) The Proceeds Loan Collateral will be automatically and unconditionally released and discharged:

(1) in the event of a sale or disposition (including through merger or consolidation but other than pursuant to an Enforcement Sale) of assets included in the Proceeds Loan Collateral to a Person that is not (either before or after giving effect to such transaction) the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary, provided that such sale or disposition is in compliance with this Agreement, including the provisions described under Section 4.10 or in connection with any other release of a Proceeds Loan Guarantee permitted under this Agreement;

(2) if the Proceeds Loan Collateral is the Capital Stock of, or an asset of, a Proceeds Loan Guarantor or any of its Subsidiaries, in connection with any sale or disposition of Capital Stock of that Proceeds Loan Guarantor or Subsidiary to a Person that is not (either before or after giving effect to such transaction) the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary, provided that such sale or disposition is in compliance with this Agreement, including the provisions described under Section 4.10, or if the applicable Subsidiary of which such Capital Stock or assets are pledged is designated as an Unrestricted Subsidiary in compliance with Section 4.07;

(3) to release and/or re-take any Lien under the Security Documents to the extent otherwise permitted by the terms of this Agreement, the Security Documents or the Intercreditor Agreement;

(4) if the Proceeds Loan Collateral is owned by a Proceeds Loan Guarantor that is released from its Proceeds Loan Guarantee in accordance with the terms of this Agreement;

(5) upon the sale or other disposition of any Proceeds Loan Collateral pursuant to an Enforcement Sale;

(6) in accordance with Clause 44.7 (Guarantees and Security);

(7) in accordance with Clause 24.16 (Asset Security Release);

(8) in connection with a transfer of any property or assets subject to any security interests to the extent required to consummate all or any part of the Ziggo Group Combination or a Permitted Tax Combination; provided that the transferee of such property or assets grants, or has granted, security interests over such property and assets (having the same ranking as prior to such transfer taking the Intercreditor Agreement into account) to the Security Agent substantially concurrently with the consummation of such transfer (other than with respect to any pledges of shares or partnership interests of a non-surviving entity);

(9) in connection with any merger or other transaction permitted by, and in compliance with, Section 5.01; provided that any other Lien on such property or assets that secures any other Indebtedness (other than (a) any Indebtedness permitted to be incurred pursuant to clause (13) of Section 4.09(c) and (b) any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clause (a)) of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiaries is simultaneously released; and

(10) upon the full and final payment and performance of all obligations of the SPV Borrower and the US SPV Borrower under this Agreement.

(b) In addition, the Liens created by the Security Documents will be released in accordance with the Security Documents and the Intercreditor Agreement.

SCHEDULE 21

DEFINITIONS

These definitions apply for the purposes of Schedule 18 (Covenant), Schedule 19 (Events of Default) and Schedule 20 (Releases) and are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

“Acquisition” means the acquisition by LGE Holdco VII B.V. of shares in Ziggo N.V. following a recommended public offer pursuant to a merger protocol agreement dated January 27, 2014.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Amounts” means any payment required to be made by an Obligor in accordance with Clause 19.2 (Tax Gross-Up).

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary in a Related Business or are otherwise useful in a Related Business (it being understood that capital expenditure on property or assets already used in a Related Business or to replace any property or assets that are the subject of such Asset Disposition or any operating expenses Incurred in the day-to-day operations of a Related Business shall be deemed an Investment in Additional Assets);

(2)	the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Debt” means (i) Public Debt and (ii) other Indebtedness Incurred under Credit Facilities, in each case Incurred by the SPV Borrower or the US SPV Borrower.

“Additional Intercreditor Agreement” has the meaning given to that term in Section 4.24(b) of Schedule 17 (Covenants).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, (other than an operating lease entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Company, UPC NL Holdco or an Affiliate Covenant Party or by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary (other than a Receivables Entity) to a Restricted Subsidiary;

(2)	the sale or disposition of cash, Cash Equivalents or Investment Grade Securities in the ordinary course of business;

(3)	a disposition of inventory, consumer equipment, trading stock, communications capacity or other assets in the ordinary course of business;

(4)	a sale, lease, transfer or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of obsolete, surplus, or worn out equipment or other equipment and assets that are no longer useful in the conduct of the business of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries;

(5)	transactions permitted under Section 5.01 of Schedule 17 (Covenants) or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company, UPC NL Holdco or an Affiliate Covenant Party or to another Restricted Subsidiary;

(7)	(a) for purposes of Section 4.10 of Schedule 17 (Covenants) only, the making of a Permitted Investment or a disposition subject to Section 4.07 of Schedule 17 (Covenants) and (b) solely for the purpose of Section 4.10(b)(3) of Schedule 17 (Covenants), a disposition, the proceeds of which are used to make Restricted Payments permitted to be made under the covenant described under Section 4.07 of Schedule 17 (Covenants) or Permitted Investments;

(8)	dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than the greater of €10.0 million and 1.0% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of €10.0 million and 1.0% of Total Assets of carried over amounts for any calendar year);

(9)	dispositions in connection with Permitted Liens;

(10)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, sublicenses, leases or subleases of other property;

(12)	foreclosure, condemnation or similar action with respect to any property or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(15)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(16)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(18)	(a) disposals of assets, rights or revenue not constituting part of the Distribution Business of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries, and (b) other disposals of non-core assets acquired in connection with any acquisition permitted under this Agreement;

(19)	any disposition of assets or Capital Stock which the Company, UPC NL Holdco, an Affiliate Covenant Party or an Restricted Subsidiary is required by a regulatory authority or court of competent jurisdiction to dispose of;

(20)	any dispositions of other interests in other entities in an amount not to exceed €10.0 million;

(21)	any disposition of real property; provided that the fair market value of the real property disposed of in any calendar year does not exceed the greater of €50.0 million and 1.0% of Total Assets;

(22)	any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary to such Person; and

(23)	any other disposition of assets comprising in aggregate percentage value of 10% or less of Total Assets.

In the event that a transaction (or any portion thereof) meets the criteria of a disposition permitted under clauses (1) through (23) above and would also be a Restricted Payment permitted to be made under the covenant described under Section 4.07 of Schedule 17 (Covenants) or a Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a disposition permitted under clauses (1) through (23) above and/or one or more of the types of Restricted Payments permitted to be made under the covenant described under Section 4.07 of Schedule 17 (Covenants) or Permitted Investments.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof, or, in the case of the Company, its managing director; provided that (i) if and for so long as the Company, UPC NL Holdco or an Affiliate Covenant Party is a Subsidiary of Liberty Global, any action required to be taken under this Agreement by the Board of Directors of the Company, UPC NL Holdco or an Affiliate Covenant Party can, in the alternative, at the option of the Company, UPC NL Holdco or an Affiliate Covenant Party, be taken by the Board of Directors of Liberty Global and (ii) following consummation of a Spin-Off, any action required to be taken under this Agreement by the Board of Directors of the Company, UPC NL Holdco or an Affiliate Covenant Party can, in the alternative, at the option of the Company, UPC NL Holdco or an Affiliate Covenant Party, be taken by the Board of Directors of the Spin Parent.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in the Netherlands, New York, New York, or London, England are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States Government or a member state of the European Union as of January 1, 2004 (each a “Qualified Country”) or any agency or instrumentality thereof (provided that the full faith and credit of such Qualified Country is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)	marketable general obligations issued by any political subdivision of any Qualified Country or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the Qualified Country is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A2” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(3)	certificates of deposit, time deposits, eurodollar time deposits, bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender party to any Credit Facility or by any bank or trust company (x) the long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A-” or the equivalent thereof by Moody’s Investors Service, Inc. (or if at the time neither is issuing comparable ratings, then a comparable rating of another nationally recognized rating agency);

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by an internationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6)	interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1)	Parent Company (a) ceases to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of each of the Company, UPC NL Holdco and an Affiliate Covenant Party and (b) ceases, by virtue of any powers conferred by the articles of association or other documents regulating the Company, UPC NL Holdco and an Affiliate Covenant Party to, directly or indirectly, direct or cause the direction of management and policies of the Company, UPC NL Holdco and an Affiliate Covenant Party;

(2)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(3)	the adoption by the stockholders of the Company, UPC NL Holdco or an Affiliate Covenant Party of a plan or proposal for the liquidation or dissolution of the Company, UPC NL Holdco or an Affiliate Covenant Party, other than a transaction complying with the covenant described under Section 5.01 of Schedule 17 (Covenants);

(4)	the Senior Notes Issuer ceases to directly hold 100% of the Capital Stock of the SPV Borrower and/or the SPV Borrower and Ziggo Secured Finance II B.V. ceases to directly hold 100% of the Capital Stock of the US SPV Borrower;

(5)	the SPV Parent ceases to directly or indirectly hold 100% of the Capital Stock of the Senior Notes Issuer; or

(6)	the Company ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly of 100% of the total voting power of the Voting Stock of Torenspits II B.V.;

(7)	prior to the Existing Credit Agreement Termination Date, UPC Nederland I B.V. ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly of 100% of the total voting power of the Voting Stock of UPC NL Holdco; or, on and from the Existing Credit Agreement Termination Date, UPC NL Holdco ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly of 100% of the total voting power of the Voting Stock of UPC Nederland III B.V.;

(8)	any immediate Parent (that is not a member of the Bank Group) of an Affiliate Covenant Party ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly of 100% of the total voting power of the Voting Stock of any Affiliate Covenant Party;

(9)	the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of an Obligor is not either Torenspits II B.V., any Affiliate Covenant Party, UPC NL Holdco or, following the Existing Credit Agreement Termination Date, UPC Nederland III B.V.; and

(10)	following any transactions implemented pursuant to paragraph (B) below and in accordance with the terms of the proviso below, a Successor Parent ceases (or in the case of more than one Successor Parent, the Successor Parents jointly cease) to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly of 100% of the total voting power of the Voting Stock of any Successor Company, provided, however, that a Change of Control shall not be deemed to have occurred (x) pursuant to clause (1) of this definition upon the consummation of the Post-Closing Reorganization or a Spin-Off and (y) pursuant to clauses (1) to (9) of this definition upon the consummation of mergers, transfers, consolidations, accruals, execution of domination agreements and/or profit and loss pooling agreements or other similar transactions that are undertaken in good faith in order to facilitate (A) the transactions contemplated in paragraph (i) of the definition of Ziggo Group Combination which are implemented in connection with and substantially simultaneously with the SPV Structure Termination or (B) in connection with preserving tax attributes in the holding company structure for the Reporting Entity, the Company, UPC NL Holdco, an Affiliate Covenant Party and each of their Subsidiaries provided that, in all cases, immediately following any such mergers, transfers, consolidations, accruals or other transactions mentioned above (i) equivalent security and guarantees (including a single point of enforcement for the Finance Parties, and the company over 100% of whose Capital Stock such single point of enforcement is provided, being the “Successor Company”) is provided over such assets and property as was in place immediately prior to the completion of such transaction, (ii) the Successor Company and one or more direct shareholders (each a “Successor Parent”) of the Successor Company are companies incorporated, organized or formed in the Netherlands, (iii) each Successor Parent is a member of the Bank Group and accedes to the Covenant Agreement and the Proceeds Loan Agreement as an obligor, (iv) any direct or indirect shareholder of the Successor Company which is a member of the Bank Group shall provide, and be subject to, the same undertakings as set out in clause 24.18 (Holding Company) of this Agreement and (v) the resulting structure of the Reporting Entity and its Subsidiaries will not, in the reasonable opinion of the Board of Directors of the Company, have a material adverse effect on the ability of the Borrowers to perform their payment obligations under this Agreement.

“Collateral Sharing Agreement” means the collateral sharing agreement dated on or about the Signing Date between, among others, the SPV Borrower, the US SPV Borrower, the Senior Notes Issuer, the SPV Security Trustee and the Facility Agent, as amended, restated or otherwise modified or varied from time to time.

“Commodity Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Signing Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, for any period, operating income (loss) determined on the basis of GAAP of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on Consolidated basis, plus the following (to the extent deducted from operating income (loss)):

(1)	Consolidated depreciation expense;

(2)	Consolidated amortization expense;

(3)	stock based compensation expense;

(4)	at the option of the Company, UPC NL Holdco or an Affiliate Covenant Party, other non-cash charges reducing operating income (provided that if any such non-cash charge represents an accrual of or reserve for potential cash charges in any future period, the cash payment in respect thereof in such future period shall reduce operating income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) less other non-cash items of income increasing operating income (excluding any such non-cash item of income to the extent it represents (i) a receipt of cash payments in any future period, (ii) the reversal of an accrual or reserve for a potential cash item that reduced operating income in any prior period and (iii) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase operating income in such prior period);

(5)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or postretirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

(6)	at the option of the Company, UPC NL Holdco or an Affiliate Covenant Party , effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s Consolidated financial statements pursuant to GAAP (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes;

(7)	any net gain (or loss) realized upon the sale, held for sale or other disposition of any asset or disposed operations of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or senior management of the Company);

(8)	the amount of Management Fees and other fees and related expenses paid in such period to the Permitted Holders to the extent permitted by the covenant described under Section 4.11 of Schedule 17 (Covenants);

(9)	any reasonable expenses, charges or other costs related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Agreement, in each case, as determined in good faith by an Officer of the Company, UPC NL Holdco or an Affiliate Covenant Party;

(10)	at the option of the Company, UPC NL Holdco or an Affiliate Covenant Party, any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(11)	the amount of loss on sale of assets in connection with a Qualified Receivables Transaction; and

(12)	Specified Legal Expenses;

(13)	at the option of the Company, UPC NL Holdco or an Affiliate Covenant Party, an amount equal to 100% of the up-front installation fees associated with commercial contract installations completed during the applicable reporting period, less any portion of such fees included in Consolidated Net Income for such period, provided that the amount of such fees, to the extent amortized over the life of the underlying service contract, shall not be included in Consolidated Net Income in any future period; and

(14)	at the option of the Company, UPC NL Holdco or an Affiliate Covenant Party, any fees or other amounts charged or credited to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary related to Intra-Group Services may be excluded form the calculation of Consolidated EBITDA to the extent such fees or other amounts (a) are not included in the externally reported operating cash flow or equivalent measure of the Reporting Entity (as defined in any earnings releases and other publicly disseminated information relating to the Reporting Entity) or (b) are deemed to be exceptional or unusual items.

“Consolidated Net Income” means, for any period, the net income (loss) determined on the basis of GAAP of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on a Consolidated basis; provided, however, that there will not be included in such Consolidated Net Income:

(1)	subject to the limitations contained in clause (2) below, any net income (loss) of any Person (other than Company, UPC NL Holdco or an Affiliate Covenant Party) if such Person is not a Restricted Subsidiary, except that (a) the Company’s, UPC NL Holdco’s or an Affiliate Covenant Party’s equity in the net income (loss) of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below) and (b) the Company’s, UPC NL Holdco’s or an Affiliate Covenant Party’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary;

(2)	any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, UPC NL Holdco or an Affiliate Covenant Party by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to this Agreement, (c) restrictions in effect on the Signing Date with respect to a Restricted Subsidiary (including pursuant to this Agreement, the Covenant Agreement, the Proceeds Loan, the Existing Credit Agreement, the Security Documents or the Intercreditor Agreement) and other restrictions with respect to any Restricted Subsidiary that, taken as a whole, are not materially less favorable to the holders than restrictions in effect on the Signing Date and (d) restrictions as in effect on the Signing Date specified in clause (8), or restrictions specified in clause (10), under Section 4.08(b) of Schedule 17 (Covenants), except that the net income (loss) of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company, UPC NL Holdco, an Affiliate Covenant Party or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any net gain (or loss) realized upon the sale, held for sale or other disposition of any asset or disposed operations of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or senior management of the Company);

(4)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or postretirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

(5)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(6)	any stock-based compensation expense;

(7)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness and any net gain (loss), including financing costs that are expensed as incurred, from any extinguishment, modification, exchange or forgiveness of Indebtedness;

(8)	any unrealized gains or losses in respect of Hedging Obligations;

(9)	any goodwill, other intangible or tangible asset impairment charge or write-off;

(10)	the impact of capitalized interest on Subordinated Shareholder Loans;

(11)	any derivative instruments gains or losses, foreign exchange gains or losses, and gains or losses associated with fair value adjustment on financial instruments;

(12)	at the option of the Company, UPC NL Holdco or an Affiliate Covenant Party , effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) pursuant to GAAP (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes;

(13)	accruals and reserves that are established or adjusted within twelve months after the closing date of any acquisition that are so required to be established or adjusted as a result of such acquisition that are so required to be established as a result of such acquisition in accordance with GAAP; and

(14)	any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period).

In addition, to the extent not already included in the Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Net Leverage Ratio”, as of any date of determination, means the ratio of:

(1)

(a) the outstanding Indebtedness (other than (i) Subordinated Shareholder Loans, (ii) Indebtedness up to a maximum amount equal to the Revolving Facility Excluded Amount (or its equivalent in other currencies) at the relevant time incurred under any Permitted Revolving Credit Facility, (iii) any Indebtedness which is a contingent obligation of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary, provided that for purposes of calculating the Consolidated Net Leverage Ratio for purposes of clause (13) of Section 4.09(c) of Schedule 17 (Covenants) and clause (20) of Section 4.07(c) of Schedule 17 (Covenants), any guarantee by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary of Indebtedness of a Parent shall be included in determining any such outstanding Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries, and (iv) any Indebtedness incurred pursuant to clause (17) of Section 4.09(c) of Schedule 17 (Covenants) of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on a Consolidated basis) less (b) the aggregate amount of cash and Cash Equivalents of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on a Consolidated basis, to

(2)	the Pro forma EBITDA for the period of the most recent two consecutive fiscal quarters for which financial statements of the Reporting Entity have previously been furnished to the Lenders pursuant to Section 4.03 of Schedule 17 (Covenants), multiplied by 2.0;

provided, however, that the pro forma calculation of the Consolidated Net Leverage Ratio shall not give effect to (a) any Indebtedness Incurred on the date of determination pursuant to Section 4.09(c) of Schedule 17 (Covenants) or (b) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to the provisions described in Section 4.09(c) of Schedule 17 (Covenants).

For the avoidance of doubt, in determining Consolidated Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Net Leverage Ratio is to be made.

“Consolidation” means the consolidation or combination of the accounts of each of the Restricted Subsidiaries with those of the Company, UPC NL Holdco and an Affiliate Covenant Party in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation or combination of the accounts of any Unrestricted Subsidiary, but the interest of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or hereinafter invented).

“Corporate Acquisition” means the acquisition, whether by one or a series of transactions, (including, without limitation, by purchase, subscription or otherwise) of all or any part of the share capital or equivalent of any company or other person (including, without limitation, any partnership or joint venture) or any asset or assets of any company or other person (including, without limitation, any partnership or joint venture) constituting a business or separate line of business of that company or other person.

“Covenant Agreement” means the covenant agreement dated on or about the Signing Date, between, among others, the SPV Borrower, the US SPV Borrower, the Covenant Parties and the Facility Agent pursuant to which the Covenant Parties agree to be bound by the covenants in this Agreement applicable to them.

“Credit Facility” means, one or more debt facilities or arrangements (including, without limitation, the facilities made available under the Existing Credit Agreement) or commercial paper facilities with banks or other institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions or investors and whether provided under the Existing Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Assumption” means (i) the assumption by, or assignment or other transfer to, any Restricted Subsidiary of any obligations under Credit Facilities incurred by the SPV Borrower and its Subsidiaries and/or (ii) the acquisition or other transfer of the SPV Borrower and its Subsidiaries, together with any outstanding obligations under Credit Facilities incurred by the SPV Borrower and its Subsidiaries, by any Restricted Subsidiary, in each case, pursuant to the Ziggo Group Combination.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract, derivative or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default, provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or an Affiliate Covenant Party ) of non-cash consideration received by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary in connection with an

Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under Section 4.10 of Schedule 17 (Covenants).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the earlier of the date (a) of the Stated Maturity of the Facilities or (b) on which there are no Utilisations outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company, UPC NL Holdco or an Affiliate Covenant Party to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company, UPC NL Holdco and an Affiliate Covenant Party may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company, UPC NL Holdco or an Affiliate Covenant Party with the provisions of this Agreement described under Clause 14 (Mandatory Prepayment and Cancellation) and Section 4.10 of Schedule 17 (Covenants) and such repurchase or redemption complies with Section 4.07 of Schedule 17 (Covenants).

“Distribution Business” means: (1) the business of upgrading, constructing, creating, developing, acquiring, operating, owning, leasing and maintaining cable television networks (including for avoidance of doubt master antenna television, satellite master antenna television, single and multi-channel microwave single or multi-point distribution systems and direct-to-home satellite systems) for the transmission, reception and/or delivery of multi-channel television and radio programming, telephony and internet and/or data services to the residential markets; or (2) any business which is incidental to or related to such business.

“Enforcement Sale” means (1) any sale or disposition (including by way of public auction) of the Proceeds Loan Collateral pursuant to an enforcement action taken by the Security Agent in accordance with the provisions of the Intercreditor Agreement to the extent such sale or disposition is effected in compliance with the provisions of the Intercreditor Agreement, or (2) any sale or disposition of the Proceeds Loan Collateral pursuant to the enforcement of security in favor of other Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries which complies with the terms of an Additional Intercreditor Agreement (or if there is no such intercreditor agreement, would substantially comply with the requirements of clause (1) hereof).

“Equity Offering” means (1) the distribution of Capital Stock of the Spin Parent in connection with any Spin-Off, or (2) a sale of (a) Capital Stock of the Company, UPC NL Holdco or an Affiliate Covenant Party (other than Disqualified Stock), or (b) Capital Stock the proceeds of which are contributed as equity share capital to the Company, UPC NL Holdco or an Affiliate Covenant Party or as Subordinated Shareholder Loans, or (c) Subordinated Shareholder Loans.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“European Union” means the European Union, including member states as of May 1, 2004 but excluding any country which became or becomes a member of the European Union after May 1, 2004.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Company, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Board of Directors or senior management of the Company) on the date of such determination.

“European Government Obligations” means any security that is (1) a direct obligation of Ireland, Belgium, the Netherlands, France, The Federal Republic of Germany or any other country that is a member of the European Monetary Union on the Signing Date, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company, UPC NL Holdco or an Affiliate Covenant Party as capital contributions or

Subordinated Shareholder Loans to the Company, UPC NL Holdco or an Affiliate Covenant Party after May 7, 2010 or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, UPC NL Holdco or an Affiliate Covenant Party , in each case to the extent designated as an Excluded Contribution pursuant to an Officers’ Certificate of the Company.

“Existing Senior Secured Notes” means the €750 million 3 5⁄8% Senior Secured Notes due 2020 issued by Ziggo B.V.

“fair market value” unless otherwise specified, wherever such term is used in this Agreement (except as otherwise specifically provided in this Agreement), may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company, UPC NL Holdco or an Affiliate Covenant Party setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Signing Date or, for purposes of the covenant described under Reports, as in effect from time to time; provided that at any date after the Signing Date the Company, UPC NL Holdco, an Affiliate Covenant Party or the SPV Borrower or the US SPV Borrower may make an irrevocable election to establish that “GAAP” shall mean GAAP as in effect on a date that is on or prior to the date of such election. Except as otherwise expressly provided below or in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in conformity with GAAP. At any time after the Signing Date, the Company, UPC NL Holdco, an Affiliate Covenant Party, the SPV Borrower or the US SPV Borrower may elect to apply for all purposes of this Agreement, in lieu of GAAP, IFRS and, upon such election, references to GAAP herein will be construed to mean IFRS as in effect on the Signing Date; provided that (1) all financial statements and reports to be provided, after such election, pursuant to this Agreement shall be prepared on the basis of IFRS as in effect from time to time (including that, upon first reporting its fiscal year results under IFRS, the financial statements of the Reporting Entity (but not the financial statements of the SPV Borrower, the US SPV Borrower or Ziggo Secured Finance II B.V.) shall be restated on the basis of IFRS for the year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of IFRS), and (2) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Agreement shall, at the option of the Company, UPC NL Holdco, an Affiliate Covenant Party, the SPV Borrower or the US SPV Borrower, (a) continue to be computed in conformity with GAAP (provided that, following such election, the annual and quarterly information required by clauses (1) and (2) of Section 4.03 of Schedule 17 (Covenants) shall include a reconciliation, either in the footnotes thereto or in a separate report delivered therewith, of such GAAP presentation to the corresponding IFRS presentation of such financial information), or (b) be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Signing Date. Thereafter, the Company, UPC NL Holdco, an Affiliate Covenant Party, the SPV Borrower or the US SPV Borrower may, at its option, elect to apply GAAP or IFRS and compute all ratios, computations and other determinations based on GAAP or IFRS, as applicable, all on the basis of the foregoing provisions of this definition of GAAP.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“guarantor” means the obligor under a guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Commodity Agreement or Currency Agreement.

“Holding Company” means, in relation to a Person, an entity of which that Person is a Subsidiary.

“IFRS” means the accounting standards issued by the International Accounting Standards Board and its predecessors.

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	money borrowed or raised and debit balances at banks;

(2)	any bond, note, loan stock, debenture or similar debt instrument;

(3)	acceptance or documentary credit facilities;

(4)	receivables sold or discounted (otherwise than on a non-recourse basis and other than in the normal course of business for collections);

(5)	any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or any of (2) to (4) above;

(6)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends); and

(7)	the principal component of Indebtedness of other Persons to the extent guaranteed by such Person to the extent not otherwise included in the Indebtedness of such Person,

provided that Indebtedness which has been cash collateralized shall not be included in any calculation of Indebtedness to the extent so cash collateralized.

Notwithstanding the foregoing, “Indebtedness” shall not include (a) any deposits or prepayments received by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary from a customer or subscriber for its service, (b) any obligations to make payments in relation to earn-outs, (c) Indebtedness which is in the nature of equity (other than redeemable shares), (d) Capitalized Lease Obligations, (e) any indebtedness in respect of Qualified Receivables Transactions, (f) pension obligations, (g) any “parallel debt” obligations to the extent such obligations mirror other Indebtedness and (h) any payments for assets acquired or services supplied deferred (including Trade Payables) in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Indenture” means any indenture in relation to Public Debt issued by the SPV Borrower.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Board of Directors or senior management of the Company, UPC NL Holdco or an Affiliate Covenant Party, qualified to perform the task for which it has been engaged.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of the Company, UPC NL Holdco, an Affiliate Covenant Party, the Spin Parent or any direct or indirect parent company of the Company, UPC NL Holdco or an Affiliate Covenant Party (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of the common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Intra-Group Services” means any of the following (provided that the terms of each such transaction are not materially less favorable, taken as a whole, to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction in arm’s length dealings with a Person that is not an Affiliate):

(1)	the sale of programming or other content by Liberty Global, the Spin Parent or any of their respective Subsidiaries to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(2)	the lease or sublease of office space, other premises or equipment by the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries to Liberty Global, the Spin Parent or any of their Subsidiaries or by Liberty Global, the Spin Parent or any of their Subsidiaries to the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries; and

(3)	the provision or receipt of other goods, services, facilities or other arrangements (in each case not constituting Indebtedness) in the ordinary course of business, by the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries to or from Liberty Global, the Spin Parent or any of their Subsidiaries, including, without limitation, (a) the employment of personnel, (b) provision of employee healthcare or other benefits, (c) acting as agent to buy or develop equipment, other assets or services or to trade with residential or business customers, and (d) the provision of treasury, audit, accounting, banking, strategy, branding, marketing, network, technology, research and development, telephony, office, administrative, compliance, payroll or other similar services; and

(4)	the extension, in the ordinary course of business and on terms not materially less favorable to the Company or the Restricted Subsidiaries than arm’s length terms, by or to the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries to or by Liberty Global or any of their Subsidiaries of trade credit not constituting Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (1), (2) or (3) of this definition of Intra-Group Services.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company, UPC NL Holdco. An Affiliate Covenant Party or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company, UPC NL Holdco or an Affiliate Covenant Party .

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 of Schedule 17 (Covenants):

(1)	“Investment” will include the portion (proportionate to the Company’s, UPC NL Holdco’s or an Affiliate Covenant Party’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company, UPC NL Holdco and an Affiliate Covenant Party at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Company, UPC NL Holdco or an Affiliate Covenant Party will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s, UPC NL Holdco’s or an Affiliate Covenant Party’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s, UPC NL Holdco’s or an Affiliate Covenant Party’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors or senior management of the Company, UPC NL Holdco or an Affiliate Covenant Party in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or an Affiliate Covenant Party.

If the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of Voting Stock of a Restricted Subsidiary such that such Subsidiary is no longer a Restricted Subsidiary, then the Investment of the Company, UPC NL Holdco or an Affiliate Covenant Party in such Person shall be deemed to have been made as of the date of such transfer or other disposition in an amount equal to the fair market value (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or an Affiliate Covenant Party, as applicable).

“Investment Grade Securities” means:

(1)	securities issued by the U.S. government or by any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by the U.S. government and in each case with maturities not exceeding two years from the date of the acquisition;

(2)	securities issued by or a member of the European Union as of January 1, 2004, or any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by a member of the European Union as of January 1, 2004, and in each case with maturities not exceeding two years from the date of the acquisition;

(3)	debt securities or debt instruments with a rating of A or higher by Standard & Poor’s Ratings Services or A-2 or higher by Moody’s Investors Service, Inc. or the equivalent of such rating by such rating organization, or if no rating of Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. then exists, the equivalent of such rating by any other nationally recognized securities ratings agency, by excluding any debt securities or instruments constituting loans or advances among the Company, UPC NL Holdco, an Affiliate Covenant Party and their Subsidiaries;

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1) through (3) which fund may also hold immaterial amounts of cash and Cash Equivalents pending investment and/or distribution; and

(5)	corresponding instruments in countries other than those identified in clauses (1) and (2) above customarily utilized for high quality investments and, in each case, with maturities not exceeding two years from the date of the acquisition.

“Investment Grade Status” shall occur when Facilities receive both of the following:

(1)	a rating of “Baa3” (or the equivalent) or higher from Moody’s Investors Service, Inc. or any of its successors or assigns; and

(2)	a rating of “BBB—” (or the equivalent) or higher from Standard & Poor’s Ratings Services, or any of its successors or assigns,

in each case, with a “stable outlook” from such rating agency.

“IPO Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold or distributed in such Initial Public Offering.

“Liberty Global” means Liberty Global plc and any and all successors thereto.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Local GAAP” means generally accepted accounting principles of the jurisdiction of the Senior Notes Issuer as in effect from time to time.

“Management Fees” means any management, consultancy or other similar fees payable by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity on the date of the declaration of the relevant dividend, multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of the declaration of such dividend.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, Subordinated Shareholder Loans or other capital contributions, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New Holdco” means the direct Subsidiary of Liberty Global following the Post-Closing Reorganizations, or, if the distribution or other transfer pursuant to the Post-Closing Reorganizations is to a second-tier Subsidiary of Liberty Global, such second-tier Subsidiary.

“Officer” of any Person means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, any Managing Director, the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary or any authorized signatory of such Person.

“Officers’ Certificate” means a certificate signed by one or more Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Facility Agent. The counsel may be an employee of or counsel to the Company, UPC NL Holdco, an Affiliate Covenant Party or the Facility Agent.

“Parent” means Liberty Global, any Subsidiary of Liberty Global of which the Company, UPC NL Holdco or an Affiliate Covenant Party is a Subsidiary on the Signing Date and any other Person of which the Company, UPC NL Holdco or an Affiliate Covenant Party at any time is or becomes a Subsidiary after the Signing Date.

“Parent Company” means the Reporting Entity; provided, however, that upon consummation of (i) the Post-Closing Reorganization, “Parent Company” will mean New Holdco and its successors, and (ii) a Spin-Off, “Parent Company” will mean the Spin Parent and its successors.

“Parent Expenses” means:

(1)	costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(2)	indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person with respect to its ownership of the Company, UPC NL Holdco or an Affiliate Covenant Party or the conduct of the business of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries;

(3)	obligations of any Parent in respect of director and officer insurance (including premiums therefor) with respect to its ownership of the Company, UPC NL Holdco or an Affiliate Covenant Party or the conduct of the business of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries;

(4)	general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent or Subsidiary of a Parent related to the ownership or operation of the business (including, but not limited to, Intra-Group Services) of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries, including acquisitions or dispositions by the Company, UPC NL Holdco, an Affiliate Covenant Party or the Subsidiaries permitted hereunder (whether or not successful) in each case, to the extent such costs, obligations and/or expenses are not paid by another Subsidiary of such Parent; and

(5)	fees and expenses payable by any Parent in connection with any Related Transaction.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of related business assets (including, without limitation, securities of a Related Business) or a combination of such assets, cash and Cash Equivalents between the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries and another Person.

“Permitted Business” means any business:

(1)	that consists of the upgrade, construction, creation, development, marketing, acquisition (to the extent permitted under this Agreement), operation, utilization and maintenance of networks that use existing or future technology for the transmission, reception and delivery of voice, video and/or other data (including networks that transmit, receive and/or deliver services such as multi channel television and radio, programming, telephony (including for the avoidance of doubt, mobile telephony), Internet services and content, high speed data transmission, video, multi media and related activities); or

(2)	engaged in by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries on the Signing Date;

(3)	or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries are engaged on the Signing Date, including, without limitation, all forms of television, telephony (including for the avoidance of doubt, mobile telephony) and internet services and any services relating to carriers, networks, broadcast or communications services, or Content; or

(4)	that comprises being a Holding Company of one or more Persons engaged in any such business.

“Permitted Collateral Liens” means:

(1)	Liens on the Proceeds Loan Collateral that are described in one or more of clauses (2), (3), (4), (5), (7) and (10) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Agent to enforce the Lien in the Proceeds Loan Collateral granted under the Security Documents; and

(2)	Liens on the Proceeds Loan Collateral to secure:

(a)	any Additional Proceeds Loan,

(b)	Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries and, in the case of clause (7) of Section 4.09(c) of Schedule 17 (Covenants) the Company, UPC NL Holdco, the Restricted Subsidiaries, any Subordinated Proceeds Loan Obligor that is permitted to be Incurred under Section 4.09(b) of Schedule 17 (Covenants) or clauses (1), (3), (7), (12) (in the case of clause (12), to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens), (15) and (17) of Section 4.09(c) of Schedule 17 (Covenants).

(c)	Indebtedness that is permitted to be Incurred under clause (6) of the Section 4.09(c) of Schedule 17 (Covenants) and guarantees thereof; provided that, at the time of the acquisition or other transaction pursuant to which such Indebtedness was incurred and after giving effect to the Incurrence of such Indebtedness on a pro forma basis, (i) the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries would have been able to incur €1.00 of additional Indebtedness pursuant to Section 4.09(b) of Schedule 17 (Covenants) or (ii) the Consolidated Net Leverage Ratio would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the Incurrence of such Indebtedness); and

(d)	any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clauses (a), (b) and (c);

provided, however, that (i) such Lien ranks equal or junior to all other Liens on the Proceeds Loan Collateral securing Senior Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party and a Proceeds Loan Guarantor, as applicable, if such Indebtedness is Senior Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or such Proceeds Loan Guarantor, and (ii) holders of Indebtedness referred to in this clause (2) (or their duly authorized Representative) shall accede to the Intercreditor Agreement or enter into an Additional Intercreditor Agreement as permitted under Section 4.24 of Schedule 17 (Covenants).

“Permitted Holders” means, collectively, (1) Liberty Global, (2) in the event of a Spin-Off, the Spin Parent and any Subsidiary of the Spin Parent, (3) any Affiliate or Related Person of a Permitted Holder described in clause (1) above, and any successor to such Permitted Holder, Affiliate, or Related Person, (4) any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of the Company, UPC NL Holdco or an Affiliate Covenant Party, acting in such capacity and (5) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) whose acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock or of all or substantially all of the assets of the Company and the Restricted Subsidiaries (taken as a whole) constitutes a Change of Control in respect of which the Company or a Borrower, has provided a notice to the Facility Agent under paragraph (a) of Clause 14.1 (Change of Control) and the Facility Agent has not, within sixty Business Days of receipt of such notice, provided a notice to the Company and the Borrowers as applicable, under paragraph (b) of Clause 14.1 (Change of Control) cancelling the Facilities and/or declaring all outstanding Advances to be immediately due and payable.

“Permitted Investment” means an Investment by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in:

(1)	the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity);

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary (other than a Receivables Entity);

(3)	cash and Cash Equivalents or Investment Grade Securities;

(4)	receivables owing to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company, UPC NL Holdco, an Affiliate Covenant Party or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary;

(7)	Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including without limitation an Asset Disposition, in each case, that was made in compliance with Section 4.01 of Schedule 17 (Covenants) and other Investments resulting from the disposition of assets in transactions excluded from the definition of “Asset Disposition” pursuant to the exclusions from such definition;

(9)	any Investment existing on the Signing Date or made pursuant to binding commitments in effect on the Signing Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Signing Date or made in compliance with Section 4.07 of Schedule 17 (Covenants); provided, that the amount of any such Investment or binding commitment may be increased (a) as required by the terms of such Investment or binding commitment as in existence on the Signing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(10)	Currency Agreements, Commodity Agreements and Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.07 of Schedule 17 (Covenants);

(11)	Investments by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed the greater of €350.0 million and 5.0% of Total Assets at any one time; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to the covenant described under Section 4.07 of Schedule 17 (Covenants), such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(12)	Investments by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(13)	guarantees issued in accordance with Section 4.09 of Schedule 17 (Covenants) and other guarantees (and similar arrangements) of obligations not constituting Indebtedness;

(14)	pledges or deposits (a) with respect to leases or utilities provided to third parties in the ordinary course of business or (b) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under Section 4.12 of Schedule 17 (Covenants);

(15)	the Existing Senior Secured Notes;

(16)	so long as no Default or Event of Default of the type specified in clause (1) or (2) of Schedule 18 (Events of Default) has occurred and is continuing, (a) minority Investments in any Person engaged in a Permitted Business and (b) Investments in joint ventures that conduct a Permitted Business to the extent that, after giving pro forma effect to any such Investment, the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00;

(17)	any Investment to the extent made using as consideration Capital Stock of the Company, UPC NL Holdco or an Affiliate Covenant Party (other than Disqualified Stock), Subordinated Shareholder Loans or Capital Stock of any Parent;

(18)	Investments acquired after the Signing Date as a result of the acquisition by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted

Subsidiary, including by way of merger, amalgamation or consolidation with or into the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in a transaction that is not prohibited by the covenant described above under Section 5.01 of Schedule 17 (Covenants) after the Signing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)	Investments resulting from the disposition of assets in transactions excluded from the definition of “Asset Disposition” pursuant to the exclusions from such definition;

(20)	any Person where such Investment was acquired by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the SPV Borrower, the US SPV Borrower, Ziggo Secured Finance II B.V. or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the SPV Borrower, the US SPV Borrower, Ziggo Secured Finance II B.V. or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; and

(21)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the Section 4.11(b) of Schedule 17 (Covenants) (except those transactions described in clauses (1), (5), (9) and (19) of that paragraph).

“Permitted Liens” means:

(1)	Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ and other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries;

(7)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be incurred under this Agreement, secured by a Lien on the same property securing such Hedging Obligation

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries;

(9)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, Purchase Money Obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that such Liens do not encumber any other assets or property of the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto.

(11)	Liens arising solely by virtue of any statutory or common law provisions or customary business provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that such deposit account is not intended by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary to provide collateral to the depository institution;

(12)	Liens arising from United States Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on, or provided for under written arrangements existing on, the Signing Date;

(14)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property owned by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(15)	Liens on property at the time the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into any Restricted Subsidiary; provided, however, that such Liens may not extend to any other property owned by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary;

(17)	Liens securing the Original Proceeds Loan and any Additional Proceeds Loan;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	Liens on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(21)	Liens in respect of the ownership interests in, or assets owned by, any joint ventures or similar arrangements securing obligations of such joint ventures or similar agreements;

(22)	Liens over rights under loan agreements relating to, or over notes or similar instruments evidencing, the on-loan of proceeds received by a Restricted Subsidiary from the issuance of Indebtedness Incurred by a Restricted Subsidiary, which Liens are created to secure payment of such Indebtedness;

(23)	Liens on assets or property of a Restricted Subsidiary that is not a Covenant Party securing Indebtedness of any Restricted Subsidiary that is not a Covenant Party permitted by Section 4.09 of Schedule 17 (Covenants);

(24)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose;

(25)	Permitted Collateral Liens; and

(26)	Liens Incurred with respect to obligations that do not exceed the greater of (a) €250.0 million and (b) 5.0% of Total Assets at any time outstanding.

“Permitted Revolving Credit Facility” means, one or more debt facilities or arrangements that may be entered into by the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries providing for revolving credit loans, letters of credit or other revolving indebtedness or other advances, in each case, Incurred in compliance with the covenant described under Section 4.09 of Schedule 17 (Covenants).

“Permitted SPV Investment” means Investments in:

(1)	cash and Cash Equivalents;

(2)	the Facilities;

(3)	any Additional Debt;

(4)	the Original Proceeds Loan; and

(5)	any Additional Proceeds Loan.

“Permitted SPV Liens” means:

(1)	Liens created for the benefit of (or to secure) the Facilities or the guarantees under this Agreement;

(2)	Liens on the SPV Collateral to secure Additional Debt and guarantees of Additional Debt; and

(3)	Liens arising by operation of law described in one or more of clauses (4), (9) or (11) of the definition of Permitted Liens;

(4)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose; and

(5)	Liens over Capital Stock of any Subsidiary of SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V.

“Permitted SPV Maintenance Payments” means amounts paid to a direct or indirect Holding Company of the SPV Borrower, the US SPV Borrower or Ziggo Secured Finance II B.V. to the extent required to permit such Holding Company to pay reasonable amounts required to be paid by it to maintain the SPV Borrower, the US SPV Borrower or Ziggo Secured Finance II B.V.’s or any of their Holding Company’s corporate existence and to pay reasonable accounting, legal, management and administrative fees and other bona fide operating expenses.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Post-Closing Reorganizations” means a distribution or other transfer of Ziggo Group Holding B.V. or the Reporting Entity and their Subsidiaries to Liberty Global or a first-tier or second-tier Subsidiary of Liberty Global through one or more mergers, transfers, consolidations or other similar transactions, and/or (ii) the issuance by Ziggo Group Holding B.V. or the Reporting Entity of Capital Stock to Liberty Global or a first-tier or second-tier Subsidiary of Liberty Global and, as consideration therefor, the assignment or transfer by Liberty Global or such first-tier or second-tier Subsidiary of Liberty Global of assets to Ziggo Group Holding B.V. or the Reporting Entity.

“Preferred Stock”, as applied to the Capital Stock of any corporation, partnership, limited liability company or other entity, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such entity, over shares of Capital Stock of any other class of such entity.

“Pro forma EBITDA” means, for any period, the Consolidated EBITDA of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries, provided, however, that for the purposes of calculating Pro forma EBITDA for such period, if, as of such date of determination:

(1)	since the beginning of such period the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio is such a Sale, Pro forma EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)	since the beginning of such period the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary (by merger or otherwise)

will have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquires any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”) including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)	since the beginning of such period any Person (that became a Restricted Subsidiary or was merged with or into the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition and the definition of Consolidated Net Leverage Ratio, (a) whenever pro forma effect is to be given to any transaction or calculation, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Company (including without limitation in respect of anticipated expense and cost reductions) including, without limitation, as a result of, or that would result from any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary including, without limitation, in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganization or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared), (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period and (c) interest on any Indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

“Proceeds Loan Borrowers” means UPC Nederland B.V., any and all successors thereto, and any permitted assignees thereof and any other borrower from time to time under an Additional Proceeds Loan.

“Proceeds Loan Collateral” means the assets in respect of which Security Interests have been created under the Security Documents.

“Proceeds Loan Guarantees” means the guarantees and indemnities given by the Proceeds Loan Guarantors under Clause 10 (Guarantee and Indemnity) of the Proceeds Loan Agreement.

“Proceeds Loan Guarantors” means each person that has acceded to the Covenant Agreement as an Obligor (as defined therein) and each Proceeds Loan Agreement as an Obligor (as defined therein).

“Proceeds Loan Share Pledges” means the pledge agreements creating security over the Capital Stock of each Covenant Party (other than the Company and UPC NL Holdco).

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. The term “Public Debt”, for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under the Existing Credit Agreement, a Permitted Revolving Credit Facility, commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering”.

“Public Market” means any time after an Equity Offering has been consummated, shares of common stock or other common equity interests of the IPO Entity having a market value in excess of €75 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include any offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“Public Offering Expenses” means expenses Incurred by any Parent in connection with any public offering of Capital Stock or Indebtedness (whether or not successful):

(1)	where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary; or

(2)	in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned; or

(3)	otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company, UPC NL Holdco, an Affiliate Covenant Party or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed, in each case, to the extent such expenses are not paid by another Subsidiary of such Parent.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries pursuant to which the Company, UPC NL Holdco, an Affiliate Covenant Party or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a Lien in, any Receivables (whether now existing or arising in the future) of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which Liens are customarily granted, in connection with asset securitization involving Receivables.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company, UPC NL Holdco or an Affiliate Covenant Party (or another Person in which the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary makes an Investment and to which the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is guaranteed by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company, UPC NL Holdco, an Affiliate Covenant Party nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, UPC NL Holdco or an Affiliate Covenant Party, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which neither the Company, UPC NL Holdco, an Affiliate Covenant Party nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Facility Agent by promptly filing with the Facility Agent a certified copy of the resolution of the Board of Directors of the Company, UPC NL Holdco or an Affiliate Covenant Party giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances”, and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Signing Date or Incurred in compliance with this Agreement (including Indebtedness of the Company, UPC NL Holdco or an Affiliate Covenant Party that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, including successive refinancings; provided, however, that:

(1)	if the Indebtedness being refinanced constitutes Subordinated Obligations, (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Facilities, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Facilities, the Refinancing Indebtedness has a Stated Maturity later than the Stated Maturity of the Facilities;

(2)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus an amount to pay any interest, fees and expenses, premiums and defeasance costs, Incurred in connection therewith; and

(3)	if the Indebtedness being refinanced constitutes Subordinated Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Facilities on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of all or any part of any such Credit Facility or other Indebtedness.

“Related Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on the Signing Date.

“Related Person” with respect to any Permitted Holder, means:

(1)	any controlling equity holder or majority (or more) owned Subsidiary of such Permitted Holder; or

(2)	in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)	any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein.

“Related Taxes” means:

(1)	any taxes, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar taxes (other than (x) taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid by any Parent by virtue of its:

(a)	being organized or incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Company’s, UPC NL Holdco’s or an Affiliate Covenant Party’s Subsidiaries), or

(b)	being a holding company parent of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Company’s, UPC NL Holdco’s or an Affiliate Covenant Party’s Subsidiaries, or

(c)	receiving dividends from or other distributions in respect of the Capital Stock of the Company, UPC NL Holdco or an Affiliate Covenant Party , or any of the Company’s, UPC NL Holdco’s or an Affiliate Covenant Party’s Subsidiaries, or

(d)	having guaranteed any obligations of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Subsidiary of the Company, UPC NL Holdco or an Affiliate Covenant Party , or

(e)	having made any payment in respect to any of the items for which the Company, UPC NL Holdco or an Affiliate Covenant Party is permitted to make payments to any Parent pursuant to Section 4.07 of Schedule 17 (Covenants), in each case, to the extent such taxes are not paid by another Subsidiary or such Parent; and

(2)	any taxes measured by income for which any Parent is liable up to an amount not to exceed with respect to such taxes the amount of any such taxes that the Company, UPC NL Holdco, an Affiliate Covenant Party and their Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company, UPC NL Holdco, an Affiliate Covenant Party and their Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company, UPC NL Holdco, an Affiliate Covenant Party and their Subsidiaries and any taxes imposed by way of withholding on payments made by one Parent to another Parent on any financing that is provided, directly or indirectly in relation to the Company, UPC NL Holdco, an Affiliate Covenant Party and their Subsidiaries (reduced by any taxes measured by income actually paid by the Company, UPC NL Holdco, an Affiliate Covenant Party and their Subsidiaries).

“Related Transaction” means (1) any transactions to effect or consummate the Ziggo Group Combination and/or the Ziggo Group Assumption, which may include the contribution of an Affiliate entity by a Parent (“Contributed Entity”) which Contributed Entity indirectly holds Share Capital in the Company or the UPC NL Holdco, (2) any transactions to effect or consummate the Credit Facility Assumption, (3) intercompany indebtedness (A) by the Company, UPC NL Holdco, an Affiliate Covenant Party, the Contributed Entity or a Restricted Subsidiary to an Affiliate or (B) by an Affiliate to the Company, UPC NL Holdco, an Affiliate Covenant Party, the Contributed Entity or a Restricted Subsidiary, in each case, to effect or consummate the Ziggo Group Combination and/or the Ziggo Group Assumption, (4) the Post-Closing Reorganization and (5) payment of fees, costs and expenses in connection with the Reorganization Transactions, the Ziggo Group Combination and/or the Ziggo Group Assumption and/or Credit Facility Assumption and the Post-Closing Reorganization.

“Reorganization Transactions” means the internal reorganization of Liberty Global’s broadband and wireless communications businesses in the Netherlands whereby UPC Nederland B.V. and/or its successor company and its subsidiaries will become subsidiaries of UPC Nederland Holding I B.V.

“Reporting Entity” refers to (i) Ziggo Group Holding B.V. or (ii) following the accession of any Affiliate Covenant Party, Ziggo Group Holding B.V. or a common Parent of the Company, UPC NL Holdco and that Affiliate Covenant Party.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company, UPC NL Holdco or an Affiliate Covenant Party other than an Unrestricted Subsidiary.

“Revolving Facility Excluded Amount” means the greater of (1) €400 million (or its equivalent in other currencies) and (2) 0.25 multiplied by the Pro Forma EBITDA of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on a Consolidated basis for the period of the most recent two consecutive fiscal quarters for which financial statements have previously been furnished to the Lenders pursuant to the covenant described under Section 4.03 of Schedule 17 (Covenants), multiplied by 2.0.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Agent” means ING Bank N.V. and any successor or replacement Security Agent, acting in such capacity.

“Senior Indebtedness” means, whether outstanding on the Signing Date or thereafter Incurred, all amounts payable by, under or in respect of all other Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1)	any Indebtedness Incurred in violation of this Agreement;

(2)	any obligation of the Company, UPC NL Holdco or an Affiliate Covenant Party to any Restricted Subsidiary;

(3)	any liability for taxes owed or owing by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(5)	any Indebtedness, guarantee or obligation of the Company, UPC NL Holdco or an Affiliate Covenant Party that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of the Company, UPC NL Holdco or an Affiliate Covenant Party, including, without limitation, any Subordinated Obligation; or

(6)	any Capital Stock.

“Senior Notes Issuer” means Ziggo Bond Finance B.V.

“Significant Subsidiary” means any Restricted Subsidiary which, together with the Restricted Subsidiaries of such Restricted Subsidiary, accounted for more than 10% of Total Assets as of the end of the most recently completed fiscal year.

“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).

“Spin-Off” means a transaction by which all outstanding ordinary shares of the Parent Company or a Parent of the Parent Company directly or indirectly owned by Liberty Global are distributed to all of Liberty Global’s shareholders either directly or indirectly through the distribution of shares in a company holding the Parent Company’s shares or such Parent’s shares.

“Spin Parent” means the company the shares of which are distributed to the shareholders of Liberty Global pursuant to the Spin-Off.

“SPV Asset Sale” means the sale, lease, conveyance or other disposition of any rights, property or assets by the SPV Borrower, the US SPV Borrower or Ziggo Secured Finance II B.V., other than the granting of a Permitted SPV Lien or any Permitted SPV Investment.

“SPV Borrower Share Pledge” means a first-ranking pledge over all of the issued shares of the SPV Borrower.

“SPV Collateral” means the assets in respect of which Security Interests have been created by the SPV Security Documents.

“SPV Guarantees” means the guarantees and indemnities given by the SPV Borrower, the US SPV Borrower and Ziggo Secured Finance II B.V. under Clause 31 (Guarantee and Indemnity).

“SPV Parent” refers to STICHTING Eldfell, a foundation (stichting) established under the laws of The Netherlands.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions.

“Stated Maturity” means, with respect to any advance, loan or security, the date specified in such security as the fixed date on which the payment of principal of such advance,

loan or security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means in the case of the Proceeds Loan Borrower, any Indebtedness that is expressly subordinate or junior in right of payment to the Proceeds Loans pursuant to a written agreement and, in the case of another Covenant Party, any Indebtedness that is expressly subordinate or junior in right of payment to the Proceeds Loan Guarantee of such Covenant Party pursuant to a written agreement.

“Subordinated Proceeds Loan Obligor” means (i) Ziggo Bond Company B.V., (ii) UPC Nederland Holding I B.V. and (iii) any other Parent of the Company, UPC NL Holdco or an Affiliate Covenant Party which is a borrower or guarantor of a proceeds loan from the Senior Notes Issuer.

“Subordinated Shareholder Loans” means Indebtedness of the Company, UPC NL Holdco or an Affiliate Covenant Party (and any security, other than Capital Stock, into which such Indebtedness is convertible or for which it is exchangeable at the option of the holder) issued to and held by any Affiliate (other than a Restricted Subsidiary) that (either pursuant to its terms or pursuant to an agreement with respect thereto):

(1)	does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of any Facilities (other than through conversion or exchange of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, UPC NL Holdco or an Affiliate Covenant Party , as applicable, or any Indebtedness meeting the requirements of this definition);

(2)	does not require, prior to the first anniversary of the Stated Maturity of any Facilities, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(3)	contains no change of control or similar provisions that are effective, and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment prior to the first anniversary of the Stated Maturity of the Facilities;

(4)	does not provide for or require any Lien or encumbrance over any asset of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries;

(5)	is subordinated in right of payment to the prior payment in full of the Proceeds Loan or the Proceeds Loan Guarantee, as applicable, in the event of (a) a total or partial liquidation, dissolution or winding up of the Company, UPC NL Holdco or an Affiliate Covenant Party , as applicable, (b) a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or UPC NL Holdco or its property, as applicable, (c) an assignment for the benefit of creditors or (d) any marshalling of the assets and liabilities of the Company, UPC NL Holdco or an Affiliate Covenant Party, as applicable;

(6)	under which the Company, UPC NL Holdco or an Affiliate Covenant Party , as applicable, may not make any payment or distribution of any kind or character with respect to any obligations on, or relating to, such Subordinated Shareholder Loans if (a) a payment Default on the Facilities occurs and is continuing or (b) any other Default under this Agreement occurs and is continuing that permits the Lenders to accelerate their maturity and the Company receives notice of such Default from the Facility Agent, until in each case the earliest of (i) the date on which such Default is cured or waived or (ii) 180 days from the date such Default occurs (and only once such notice may be given during any 360 day period); and

(7)	under which, if the holder of such Subordinated Shareholder Loans receives a payment or distribution with respect to such Subordinated Shareholder Loan (a) other than in accordance with this Agreement or as a result of a mandatory requirement of applicable law or (b) under circumstances described under clauses (5)(a) through (d) above, such holder will forthwith pay all such amounts to the Facility Agent to be held in trust for application in accordance with this Agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company, UPC NL Holdco or an Affiliate Covenant Party.

“Total Assets” means the Consolidated total assets of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries as shown on the most recent balance sheet (excluding the footnotes thereto) of the Reporting Entity (and, in the case of any determination relating to any Incurrence of Indebtedness or any Restricted Payment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Trade Payables” means, with respect to any Person, any accounts payable or any Indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company, UPC NL Holdco or an Affiliate Covenant Party that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company, UPC NL Holdco or an Affiliate Covenant Party may designate any Subsidiary of the Company, UPC NL Holdco or an Affiliate Covenant Party (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(a)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company, UPC NL Holdco or an Affiliate Covenant Party which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(b)	such designation and the Investment of the Company, UPC NL Holdco or an Affiliate Covenant Party in such Subsidiary complies with Section 4.07 of Schedule 17 (Covenants).

Any such designation by the Board of Directors of the Company, UPC NL Holdco or an Affiliate Covenant Party shall be evidenced to the Facility Agent by promptly filing with the Facility Agent a resolution of the Board of Directors of the Company, UPC NL Holdco or an Affiliate Covenant Party giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company, UPC NL Holdco or an Affiliate Covenant Party may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (1) the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries could Incur at least €1.00 of additional Indebtedness under Section 4.09(b) of Schedule 17 (Covenants) or (2) the Consolidated Net Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“US SPV Borrower Partnership Pledge” means a first- ranking charge over the partnership interests in the US SPV Borrower.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means (1) in respect of any Person, a Person, all of the Capital Stock of which (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law or regulation or to ensure limited liability) is owned by that Person directly or (2) indirectly by a Person that satisfies the requirements of clause (1).

“Ziggo Group Assumption” means the assumption of all of the obligations of the SPV Borrower under any notes issued by it and any indenture that it is party to and such assumption will be a deemed repayment in full and cancellation of the obligations of the Covenant Parties under the Proceeds Loan in relation to those notes.

“Ziggo Group Combination” means the series of transactions whereby (i) the Company and its Subsidiaries are combined with UPC NL Holdco and its Subsidiaries through one or more mergers, consolidations, contributions or similar transactions; or (ii) the special purpose financing company structure whereby the Original Borrowers borrowed the Facilities and funded Proceeds Loans is terminated and the Covenant Parties and their Subsidiaries assume or otherwise acquire all of the outstanding Indebtedness of the Original Borrowers and their Subsidiaries through the assumption, assignment or other transfer of such Indebtedness or the acquisition or other transfer of the Original Borrowers and/or any of their Subsidiaries to the Covenant Parties.

“Ziggo Secured Finance II B.V. Share Pledge” means a first-ranking pledge over all of the issued shares of Ziggo Secured Finance II B.V.

SCHEDULE 22

POST FOLD-IN COVENANTS

Save where specified to the contrary or where defined in Clause 1.1 (Definitions) of this Agreement, defined terms used in this Schedule 22 (Post Fold-In Covenants) shall bear the meaning given to them in Schedule 25 (Post Fold-In Definitions). The provisions of this Schedule are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

Section 4.01 [INTENTIONALY LEFT BLANK]

Section 4.02 [INTENTIONALY LEFT BLANK]

Section 4.03 Reports

(a) The Borrowers, the Company, UPC NL Holdco, or an Affiliate Covenant Party will provide to the Facility Agent and, in each case of clauses (2) and (3) of this Section 4.03(a), will post on its website (or make similar disclosure) the following (provided, however, that to the extent any reports are filed on the SEC’s website or on the Reporting Entity’s or Liberty Global’s website, such reports shall be deemed to be provided to the Facility Agent):

(1) within 150 days after the end of each fiscal year ending subsequent to the Signing Date, an annual report of the Reporting Entity, containing the following information: (a) audited combined or consolidated balance sheets of the Reporting Entity as of the end of the two most recent fiscal years (or such shorter period as the Reporting Entity has been in existence) and audited combined or consolidated income statements and statements of cash flow of the Reporting Entity for the three most recent fiscal years (or such shorter period as the Reporting Entity has been in existence), in each case prepared in accordance with GAAP, including appropriate footnotes to such financial statements and a report of the independent public accountants on the financial statements; (b) to the extent relating to such annual periods, an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources and critical accounting policies; and (c) to the extent not included in the audited financial statements or operating and financial review, a description of the business, management and shareholders of the Reporting Entity, and a description of all material debt instruments; provided, however, that such reports need not (i) contain any segment data other than as required under GAAP in its financial reports with respect to the period presented, (ii) include any exhibits, or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses;

(2) within 60 days after each of the first three fiscal quarters in each fiscal year, a quarterly report of the Reporting Entity containing the following information: (a) unaudited combined or consolidated income statements of the Reporting Entity for such period, prepared in accordance with GAAP, and (b) a financial review of such period (including a comparison against the prior year’s comparable period), consisting of a discussion of (i) the results of operations and financial condition of the Reporting Entity on a consolidated basis, and material changes between the current period and the prior year’s comparable period, (ii) material developments in the business of the Reporting Entity and its Restricted Subsidiaries, (c) financial information and trends in the business in which the Reporting Entity and its Restricted Subsidiaries is engaged and (d) information with respect to any material acquisition or disposal during the period provided, however, that such reports need not (i) contain any segment data other than as required under GAAP in its financial reports with respect to the period presented, (ii) include any exhibits, or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses;

(3) at the time that any annual report or quarterly report, as applicable, referred to in clauses (1) and (2) above is provided in accordance with those clauses, an unaudited schedule to that annual report or quarterly report, as applicable, of the Reporting Entity, demonstrating the necessary adjustments to the financial statements of the Reporting Entity to derive financial information applicable to the Bank Group prepared in accordance with GAAP; and

(4) within 10 days after the occurrence of such event, information with respect to (a) any change in the independent public accountants of the Reporting Entity (unless such change is made in conjunction with a change in the auditor of Liberty Global), (b) any material acquisition or disposal, and (c) any material development in the business of the Reporting Entity and its Restricted Subsidiaries.

(b) If the Company, UPC NL Holdco or an Affiliate Covenant Party has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries constitute Significant Subsidiaries of the Reporting Entity, then the annual and quarterly information required by Section 4.03(a)(1) and Section 4.03(a)(2) of the first paragraph of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in a separate report delivered therewith, of the financial condition and results of operations of the Reporting Entity and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(c) Following any election by the Reporting Entity to change its accounting principles in accordance with the definition of GAAP set forth in Schedule 24 (Post Fold-In Definitions), the annual and quarterly information required Section 4.03(a)(1) and Section 4.03(a)(2) of the first paragraph of this covenant shall include any reconciliation presentation required by clause (2)(a) of the definition of GAAP set forth in Schedule 24 (Post Fold-In Definitions).

(d) To the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (i) the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries, the annual and quarterly reports shall give a reasonably detailed description of such differences and include an unaudited reconciliation of the Reporting Entity’s financial statements to the financial statements of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries.

Section 4.04 Compliance Certificate

(d) The Company shall supply a compliance certificate to the Facility Agent with each annual report provided pursuant to Section 4.03(a)(1) and each quarterly report provided pursuant to Section 4.03(a)(2).

(e) The compliance certificate shall, among other things, set out (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenant) of this Agreement.

(f) Each compliance certificate shall be signed by an authorized officer of the Company.

Section 4.05 [INTENTIONALY LEFT BLANK]

Section 4.06 [INTENTIONALY LEFT BLANK]

Section 4.07 Limitation on Restricted Payments

(a) The Company, UPC NL Holdco and an Affiliate Covenant Party will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly:

(1) to declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of the Company, UPC NL Holdco, or an Affiliate Covenant Party (other than Disqualified Stock) or Subordinated Shareholder Loans; and

(B) dividends or distributions payable to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary of the Company, UPC NL Holdco, or an Affiliate Covenant Party, as applicable, to its other holders of common Capital Stock on a pro rata basis);

(2) to purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Parent of the Company, UPC NL Holdco, or an Affiliate Covenant Party held by Persons other than the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary;

(3) to purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (x) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement or (y) Indebtedness permitted under Section 4.09(b)(2)); or

(4) to make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) of this Section 4.07(a) is referred to herein as a “Restricted Payment”), if at the time the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default shall have occurred and be continuing (or would result therefrom); or

(B) the Company, UPC NL Holdco, or an Affiliate Covenant Party and the Restricted Subsidiaries are not able to Incur an additional €1.00 of Indebtedness pursuant to Section 4.09(a), after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to May 7, 2010 and not returned or rescinded would exceed the sum of:

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after May 7, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors or senior management of the Company, of marketable securities, or other property or assets, received by the Company, UPC NL Holdco, or an Affiliate Covenant Party from the issue or sale of its Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans or other capital contributions subsequent to May 7, 2010 (other than (x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (y) Excluded Contributions or (z) Net Cash Proceeds and the fair market value of such assets received in connection with the Acquisition));

(iii)	100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors or senior management of the Company, of marketable securities,

or other property or assets, received by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary from the issuance or sale (other than to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary) by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary subsequent to May 7, 2010 of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company, UPC NL Holdco, or an Affiliate Covenant Party (other than Disqualified Stock) or Subordinated Shareholder Loans;

(iv)	the amount equal to the net reduction in Restricted Investments made by t the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries resulting from:

(A)	repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary; or

(B)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in Consolidated Net Income for the purposes of the preceding clause (i) to the extent that it is (at the Company’s option) included under this clause (iv); and

(v)

100% of the Net Cash Proceeds and the fair market value (as determined in accordance with the next succeeding paragraph) of marketable securities, or other property or assets, received by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries in connection with: (A) the sale or other disposition (other than to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company, UPC NL Holdco, an Affiliate Covenant Party or any

Subsidiary of the Company, UPC NL Holdco, or an Affiliate Covenant Party for the benefit of its employees to the extent funded by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary; and (B) any dividend or distribution made by an Unrestricted Subsidiary to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary; provided however, that no amount will be included in Consolidated Net Income for the purposes of the preceding clause (i) to the extent that it is (at the Company’s option) included under this clause (v).

(b) Section 4.07(a) will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Subordinated Shareholder Loans or Subordinated Obligations of the Company, UPC NL Holdco, or an Affiliate Covenant Party made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the sale or issuance within 90 days of, Capital Stock of the Company, UPC NL Holdco, or an Affiliate Covenant Party (other than Disqualified Stock or Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), Subordinated Shareholder Loans or a substantially concurrent capital contribution to the Company, UPC NL Holdco, or an Affiliate Covenant Party; provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale or issuance of Capital Stock or Subordinated Shareholder Loans or from such capital contribution will be excluded from clause (4)(C)(ii) of Section 4.07(a);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company, UPC NL Holdco, or an Affiliate Covenant Party made by exchange for, or out of the proceeds of the sale within 90 days of, Subordinated Obligations of the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary that is permitted to be Incurred pursuant to Section 4.09 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary made by exchange for, or out of the proceeds of the sale within 90 days of, Disqualified Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party or such

Restricted Subsidiary, as the case may be, that, in each case, is permitted to Section 4.09 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(4) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(5) the purchase, repurchase, defeasance, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary or any parent of the Company, UPC NL Holdco, or an Affiliate Covenant Party held by any existing or former employees or management of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Subsidiary of the Company, UPC NL Holdco, or an Affiliate Covenant Party or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed an amount equal to €10.0 million in the aggregate during any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year); provided, however, that the amount of any such repurchase or redemption will be included in subsequent calculations of the amount of Restricted Payments;

(6) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 4.09; provided, however, that such dividends will be excluded from subsequent calculations of the amount of Restricted Payments;

(7) purchases, repurchases, redemptions, defeasance or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(8) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation:

(A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control;

(B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.10; or

(C) consisting of Acquired Indebtedness (other than Indebtedness Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Obligation plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;

provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement specified in clause (A) above, the Company has notified the Facility Agent of such Change of Control and has made the prepayments required pursuant to Clause 14 (Mandatory Prepayment and Cancellation) of this Agreement (together with accrued interest and all other relevant amounts accrued under this Agreement owed to those Lenders); and provided, further, that such purchase, redemption or other acquisition will be excluded from subsequent calculations of the amount of Restricted Payments;

(9) dividends, loans, advances or distributions to any Parent or other payments by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in amounts equal to:

(A) the amounts required for any Parent to pay Parent Expenses;

(B) the amounts required for any Parent to pay Public Offering Expenses or fees and expenses related to any other equity or debt offering of such Parent that are directly attributable to the operation of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries;

(C) the amounts required for any Parent to pay Related Taxes; and

(D) amounts constituting payments satisfying the requirements of clauses (11) and (12) of Section 4.11(b);

provided, however, that such dividends, loans, advances, distributions or other payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(10) Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this clause; provided, however, that the amount of such Restricted Payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(11) payments by the Company, UPC NL Holdco, or an Affiliate Covenant Party, or loans, advances, dividends or distributions to any parent company of the Company, UPC NL Holdco, or an Affiliate Covenant Party to make payments to holders of Capital Stock of the Company, UPC NL Holdco, or an Affiliate Covenant Party or any parent company of the Company, UPC NL Holdco, or an Affiliate Covenant Party in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that the net amount of such payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(12) so long as no Default or Event of Default of the type specified in clauses (1) or (2) of Schedule 22 (Post Fold-In Events of Default) has occurred and is continuing, Restricted Payments to be applied for the purpose of making corresponding payments on Indebtedness of any Parent to the extent that such Indebtedness is guaranteed by the Company, UPC NL Holdco, an Affiliate Covenant Party pursuant to a guarantee otherwise permitted to be Incurred under this Agreement; provided, however, that the amount of such payments will be included in subsequent calculations of the amount of Restricted Payments;

(13) so long as no Default or Event of Default of the type specified in clauses (1) or (2) of Schedule 22 (Post Fold-In Events of Default) has occurred and is continuing, any Restricted Payment to the extent that, after giving pro forma effect to any such Restricted Payment, the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00; provided, however, that the net amount of such payments will be included in subsequent calculations of the amount of Restricted Payments;

(14) Restricted Payments in an aggregate amount at any time outstanding, when taken together with all other Restricted Payments made pursuant to this clause (14), not to exceed the greater of (a) €250.0 million and (b) 5.0% of Total Assets, in the aggregate in any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year); provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(15) the distribution, as a dividend or otherwise, of shares of Capital Stock of or, Indebtedness owed to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary by, Unrestricted Subsidiaries; provided, however, that such distributions will be excluded from subsequent calculations of the amount of Restricted Payments;

(16) following a Public Offering of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Parent, the declaration and payment by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Parent, or the making of any cash payments, advances, dividends or distributions to any

Parent to pay, dividends or distributions on the Capital Stock, common stock or common equity interests of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Parent; provided that the aggregate amount of all such dividends or distributions under this clause (16) shall not exceed in any fiscal year the greater of (a) 6.0% of the Net Cash Proceeds received from such Public Offering or subsequent Equity Offering by the Company, UPC NL Holdco, or an Affiliate Covenant Party or contributed to the capital of the Company, UPC NL Holdco, or an Affiliate Covenant Party by any Parent in any form other than Indebtedness or Excluded Contributions and (b) following the Initial Public Offering, an amount equal to the greater of (i) 7.0% of the Market Capitalization and (ii) 7.0% of the IPO Market Capitalization, provided that after giving pro forma effect to the payment of any such dividend or making of any such distribution, the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(17) after the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, distributions (including by way of dividend) consisting of cash, Capital Stock or property or other assets of such Unrestricted Subsidiary that in each case is held by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary; provided, however, that (a) such distribution or disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the property or other assets being transferred; (b) any property or other assets received from any Unrestricted Subsidiary (other than Capital Stock issued by any Unrestricted Subsidiary) may be transferred by way of distribution or disposition pursuant to this clause (17) only if such property or other assets, together with all related liabilities, is so transferred in a transaction that is substantially concurrent with the receipt of the proceeds of such distribution or disposition by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary; and (c) such distribution or disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on a Consolidated basis; provided further, however, that such distributions will be excluded from the calculation of the amount of Restricted Payments, it being understood that proceeds from the disposition of any cash, Capital Stock or property or other assets of an Unrestricted Subsidiary that are so distributed will not increase the amount of Restricted Payments permitted under Section 4.07(a)(4)(C)(iv);

(18) Restricted Payments reasonably required to consummate any Related Transaction; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

(19) Restricted Payments at any time outstanding made with the proceeds of any drawings under a Permitted Revolving Credit Facility in an amount not to exceed the Revolving Facility Excluded Amount, provided that the amount of any Restricted Payment made pursuant to this clause (19) shall be deemed to be reduced (but not below zero) by the aggregate principal amount of any prepayment or repayment (including on a cashless basis) of any such drawings under such Permitted Revolving Credit Facility; provided, however, that the net amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(20) Restricted Payments for the purpose of making corresponding payments on any Indebtedness of a Parent, provided that (a) on the date of Incurrence of such Indebtedness by a Parent and after giving effect thereto on a pro forma basis, the Consolidated Net Leverage Ratio, calculated for purposes of this clause (20) as if such Indebtedness of such Parent were being incurred by t the Company, UPC NL Holdco, or an Affiliate Covenant Party, would not exceed 5.0 to 1.0 or (b) such Indebtedness of a Parent is guaranteed pursuant to clause (13) of Section 4.09(b) and, with respect to clause (a) and (b) of this clause (20), any Refinancing Indebtedness in respect thereof; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments; and

(21) distributions (including by way of dividend) to a Parent consisting of cash, Capital Stock or property or other assets of a Restricted Subsidiary that is in each case held by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary for sole purpose of transferring such cash, Capital Stock or property or other assets to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary.

(c) For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories described in Section 4.07(b), or is permitted pursuant to Section 4.09(a), the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07.

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined in good faith by the Board of Directors or senior management of the Company.

Section 4.08 Limitation on Restrictions on Distributions from Restricted Subsidiaries

(a) The Company, UPC NL Holdco and an Affiliate Covenant Party will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(2)	make any loans or advances to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary; or

(3)	transfer any of its property or assets to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

provided that (a) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and (b) the subordination of (including but not limited to, the application of any standstill requirements to) loans or advances made to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary to other Indebtedness Incurred by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b) Section 4.08(a) will not prohibit:

(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Signing Date, including, without limitation, this Agreement, the Existing Credit Agreement, the Existing Senior Secured Notes, the Intercreditor Agreement, the Security Documents and any related documentation, in each case, as in effect on the Signing Date;

(2) any encumbrance or restriction pursuant to an agreement or instrument of a Person relating to any Capital Stock or Indebtedness of a Person, Incurred on or before the date on which such Person was acquired by or merged or consolidated with or into the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, or on which such agreement or instrument is assumed by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company, UPC NL Holdco, an Affiliate Covenant Party or was merged or consolidated with or into the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary or in contemplation of such transaction) and outstanding on such date, provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company, UPC NL Holdco, an Affiliate Covenant Party or any other Restricted Subsidiary other than the assets and property so acquired and provided, further, that for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary when such Person becomes the Successor Company;

(3) any encumbrance or restriction pursuant to an agreement or instrument effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement referred to in clause (1) or (2) of Section 4.08(b) or this clause (3) or contained in any amendment, supplement or other modification to an agreement referred to in clause (1) or (2) of Section 4.08(b) or this clause (3); provided, however, that the encumbrances and restrictions, taken as a whole, with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the Lenders than the encumbrances and restrictions contained in such agreements referred to in clauses (1) or (2) of Section 4.08(b) (as determined in good faith by the Board of Directors or senior management of the Company);

(4) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(A)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(B)	contained in Liens permitted under this Agreement securing Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(C)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(5) any encumbrance or restriction pursuant to (a) Purchase Money Obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under this Agreement, in each case that impose encumbrances or restrictions of the nature described in in Section 4.08(a)(3) on the property so acquired;

(6) any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors or senior management of the Company, are necessary to effect such Qualified Receivables Transaction;

(7) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) customary provisions in leases, asset sale agreements, joint venture agreements and other agreements and instruments entered into by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in the ordinary course of business;

(9) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, governmental license or order, or required by any regulatory authority;

(10) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction pursuant to Currency Agreements, Commodity Agreements or Interest Rate Agreements; and

(12) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Signing Date pursuant to the provisions of Section 4.09 if (a) the encumbrances and restrictions taken as a whole are not materially less favorable to the Finance Parties than the encumbrances and restrictions contained in this Agreement, the Existing Credit Agreement, the Existing Senior Secured Notes, the Intercreditor Agreement, the Security Documents and any related documentation, in each case, as in effect on the Signing Date (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco, or an Affiliate Covenant Party) or (b) such encumbrances and restrictions taken as a whole are not materially more disadvantageous to the Finance Parties than is customary in comparable financings (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco, or an Affiliate Covenant Party) and, in each case, either (i) the Company, UPC NL Holdco, or an Affiliate Covenant Party reasonably believes that such encumbrances and restrictions will not materially affect the Company’s ability to make principal or interest payments on the Facilities as and when they come due or (ii) such encumbrances and restrictions apply only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness.

Section 4.09 Limitation on Indebtedness

(a) The Company, UPC NL Holdco and an Affiliate Covenant Party will not, and will not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company, UPC NL Holdco, an Affiliate Covenant Party and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00.

(b) Section 4.09(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries under Credit Facilities in the aggregate principal amount at any one time outstanding not to exceed (a) an amount equal to the greater of (i) (A) €6,000 million plus (B) the amount of any Credit Facilities incurred under Section 4.09(a) or any other provision of Section 4.09(b) to acquire any property, other assets or Capital Stock of a Person and (ii) 5.0% of Total Assets, plus (b) any accrual or accretion of interest that increases the principal amount of Indebtedness under Credit Facilities plus (c) in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2) Indebtedness of the Company, UPC NL Holdco, or an Affiliate Covenant Party owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company, UPC NL Holdco, an Affiliate Covenant Party or any other Restricted Subsidiary (other than a Receivables Entity); provided, however, that:

(a)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary (other than a Receivables Entity); and

(b)	any sale or other transfer of any such Indebtedness to a Person other than the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary (other than a Receivables Entity),

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary, as the case may be;

(3) (a) Indebtedness of the Guarantors represented by the Guarantees, (b) Indebtedness under the Existing Senior Secured Notes and (c) Indebtedness represented by the Security Documents, including, with respect to each such Indebtedness “parallel debt” obligations created under the Intercreditor Agreement and the Security Documents;

(4) any Indebtedness (other than the Indebtedness described in clauses (1), (2) and (3) of this Section 4.09(b)) outstanding on the Signing Date after giving effect to the use of proceeds of the Facilities;

(5) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clause (3), clause (4), this clause (5), clause (6), clause (8), clause (13), clause (15), clause (16) or clause (17) of this Section 4.09(b) or Incurred pursuant to Section 4.09(a);

(6) Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary Incurred after the Signing Date (a) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary or was designated an Affiliate Covenant Party in accordance with this Agreement, (b) Incurred to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was designated an Affiliate Covenant Party or was otherwise acquired by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary or (c) Incurred and outstanding on the date on which such Restricted

Subsidiary was acquired by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary); provided, however, that with respect to (a) and (b) of this Section 4.09(b)(6) only, immediately following the consummation of the acquisition of such Restricted Subsidiary by the Company, UPC NL Holdco, an Affiliate Covenant Party or by a Restricted Subsidiary or such other transaction, (i) the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries would have been able to Incur €1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving pro forma effect to the relevant acquisition or other transaction and the Incurrence of such Indebtedness pursuant to this Section 4.09(b)(6) or (ii) the Consolidated Net Leverage Ratio would not be greater than immediately prior to such acquisition or such other transaction;

(7) Indebtedness under Currency Agreements, Commodity Agreements and Interest Rate Agreements entered into for bona fide hedging purposes of (a) the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries and (b) any Subordinated Issuer, in each case, not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco, or an Affiliate Covenant Party, as applicable);

(8) Indebtedness consisting of (a) mortgage financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant, equipment or other assets used or useful in the business of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary or (b) Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, development construction, installation or improvement of property (real or personal), plant, equipment or other assets used or useful in the business of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Refinancing Indebtedness which refinances, replaces or refunds such Indebtedness, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) will not exceed the greater of (i) €250.0 million and (ii) 5.0% of Total Assets at any time outstanding so long as such Indebtedness exists on the date of, or commissioning of, or contracting for, such purchase, design, development, construction, installation or improvement, or is created within 270 days thereafter;

(9) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, bid, indemnity, surety, judgment, appeal, performance or appeal bonds, completion guarantees, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company,

UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or in respect of any government requirement, (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business including letters of credit or similar instruments in respect of self-insurance and workers compensation obligations, (c) the financing of insurance premiums in the ordinary course of business and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(10) Indebtedness arising from agreements of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary providing for indemnification, obligations in respect of earn-outs or adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including the fair market value of non-cash proceeds) actually received by t the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries in connection with such disposition;

(11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within thirty Business Days of Incurrence;

(12) guarantees by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary (other than of any Indebtedness Incurred in violation of this Section 4.09);

(13) Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party any Obligor or any Restricted Subsidiary Incurred pursuant to any guarantees of Indebtedness of any Parent, provided that, for purposes of this Section 4.09(b)(13), (i) on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Net Leverage Ratio, including for purposes of such calculation, any Indebtedness represented by guarantees by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries of Indebtedness of any Parent, would not exceed 5.00 to 1.00, and (ii) such guarantees shall be subordinated to the Facilities and the Guarantees pursuant to the Intercreditor Agreement or any Additional Intercreditor Agreement;

(14) Subordinated Shareholder Loans Incurred by the Company, UPC NL Holdco, an Affiliate Covenant Party;

(15) Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.09(b)(15) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company, UPC NL Holdco, or an Affiliate Covenant Party from the issuance or sale (other than to the Company, UPC NL Holdco, or an Affiliate Covenant Party or a Restricted Subsidiary) of its Subordinated Shareholder Loans or Capital Stock or otherwise contributed to the equity of the Company, UPC NL Holdco, an Affiliate Covenant Party in each case, subsequent to May 7, 2010 (and in each case, other than through the issuance of Disqualified Stock, Preferred Stock or an Excluded Contribution); provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(a)(4)(C)(ii), Section 4.07(a)(4)(C)(iii) and Section 4.07(b)(1) to the extent the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary Incurs Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.09(b)(15) to the extent the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary makes a Restricted Payment under Section 4.07(a)(4)(C)(ii), Section 4.07(a)(4)(C)(iii) and Section 4.07(b)(1) in reliance thereon;

(16) Indebtedness with Affiliates reasonably required to effect or consummate the Related Transactions; and

(17) in addition to the items referred to in clauses (1) through (16) of this Section 4.09(b), Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.09(b)(17) and then outstanding, will not exceed the greater of (i) €250.0 million and (ii) 5.0% of Total Assets at any time outstanding.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b), the Company, in its sole discretion, will classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses of Section 4.09(a) or in Section 4.09(b) and will be permitted on the date of such Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) or in Section 4.09(b), and, from time to time, may reclassify all or a portion of such Indebtedness, in any manner that complies with this Section 4.09;

(2) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.09(b)(1) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5) Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness;

(6) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(7) any Indebtedness under the Existing Credit Agreement outstanding on the Signing Date and any Indebtedness deemed to have been advanced pursuant to Clause 4.1 (Deemed Utilisations) of this Agreement and deemed to have been on-lent under the Proceeds Loan Agreement on the Signing Date will be deemed to have been Incurred under clause (1) of Section 4.09(b) on the Signing Date, in each case, subject to any reclassification in accordance with Section 4.09(c)(1).

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness, Preferred Stock or Disqualified Stock and increases in the amount of Indebtedness due to a change in accounting principles will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(e) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date.

(f) For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent principal amount of Indebtedness denominated in a foreign currency shall be (1) calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed or first Incurred (whichever yields the lower Euro Equivalent), in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable euro-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; and (2) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the swapped rate of such Indebtedness as of the date of the applicable swap. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(g) For purposes of determining compliance with Section 4.09(a), the Euro Equivalent principal amount of Indebtedness denominated in a foreign currency (if such Indebtedness has not been swapped into euros, or if such Indebtedness has been swapped into a currency other than euros) shall be calculated using the same weighted average exchange rates for the relevant period used in the consolidated financial statements of the Reporting Entity for calculating the Euro Equivalent of Consolidated EBITDA denominated in the same currency as the currency in which such Indebtedness is denominated or into which it has been swapped.

Section 4.10 Limitation on Sales of Assets and Subsidiary Stock

(a) The Company, UPC NL Holdco and an Affiliate Covenant Party will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors or senior management of the Company (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2) unless the Asset Disposition is a Permitted Asset Swap, at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary, as the case may be:

(A) to the extent the Company, UPC NL Holdco, any Affiliate Covenant Party or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Senior Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any other Obligor, or Indebtedness of a Restricted Subsidiary that is not an Obligor (in each case other than Indebtedness owed to the Company, UPC NL Holdco, an Affiliate Covenant Party or an Affiliate of the Company) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (A) the Company, UPC NL Holdco, an Affiliate Covenant Party, such Obligor or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

(B) to the extent the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary elects to invest in or commit to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive agreement or a commitment approved by the Board of Directors or senior management of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 6 months of such 365th day;

provided that pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) of this Section 4.10(a)(3), the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.

(b) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied as provided in Section 4.10(a)(3) will be deemed to constitute “Excess Proceeds”.

(c) To the extent that the Company, UPC NL Holdco or an Affiliate Covenant Party is required pursuant to the terms of the Indentures (or any similar terms in an instrument or agreement governing Senior Indebtedness other than the Finance Documents) to make an offer to redeem or prepay the Indebtedness thereunder (an “Excess Proceeds Redemption Offer”), then the Company, UPC NL Holdco or an Affiliate Covenant Party shall include the Outstandings under the Facilities in such offer to prepay (and shall provide notice of such offer to the Facility Agent), such that a portion of the Excess Proceeds (the “Prepayment Amount”) that is equivalent to the proportion that the aggregate amount of the Outstandings plus accrued and unpaid interest owed to each Lender under the Facilities bears to the aggregate principal amount of other Senior Indebtedness is available to be applied and is so applied in prepayment of the Outstandings under the Facilities (to the extent that such Lender accepts any such offer of prepayment).

(d) To the extent that the Company, UPC NL Holdco or an Affiliate Covenant Party is not required to make an Excess Proceeds Redemption Offer, the Company, UPC NL Holdco or an Affiliate Covenant Party shall procure that the Excess Proceeds are applied in prepayment of the Outstandings under one or more Facilities selected by the Company.

(e) Following compliance with the requirements of paragraph (d) and (e), the Company may use any remaining Excess Proceeds for general corporate purposes in any manner not prohibited by this Agreement.

(f) For the purposes of this Section 4.10, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations) of the Company, UPC NL Holdco, or an Affiliate Covenant Party or Indebtedness of a Restricted Subsidiary and the release of the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with Section 4.10(a)(3)(A));

(2) securities, notes or other obligations received by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary from the transferee that are convertible by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company, UPC NL Holdco, an Affiliate Covenant Party and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(5) any Designated Non-Cash Consideration received by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value not to exceed 25.0% of the consideration from such Asset Disposition (excluding any consideration received from such Asset Disposition in accordance with clauses (1) to (4) of Section 4.10(f)) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(6) in addition to any Designated Non-Cash Consideration received pursuant to clause (5) of Section 4.10(f), Designated Non-Cash Consideration received by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (6) that is at that time outstanding, not to exceed the greater of €120.0 million and 5.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Section 4.11 Limitation on Affiliate Transactions

(a) The Company, UPC NL Holdco and an Affiliate Covenant Party will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company, UPC NL Holdco, or an

Affiliate Covenant Party (an “Affiliate Transaction”) involving aggregate consideration in excess of €15.0 million for such Affiliate Transactions in any fiscal year, unless:

(1) the terms of such Affiliate Transaction are not materially less favorable, taken as a whole, to the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of €100.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.

(b) Section 4.11(a) will not apply to:

(1) any Restricted Payment permitted to be made pursuant to the covenant described under Section 4.07 or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultant plans (including, without limitation, valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) and/or indemnities provided on behalf of officers, employees or directors or consultants approved by the Board of Directors of the Company, UPC NL Holdco, or an Affiliate Covenant Party, in each case in the ordinary course of business;

(3) loans or advances to employees, officers or directors in the ordinary course of business of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries but in any event not to exceed €15.0 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Signing Date;

(4) (a) any transaction between or among the Company, UPC NL Holdco, an Affiliate Covenant Party and a Restricted Subsidiary (or an entity that becomes a Restricted Subsidiary in connection with such transaction) or between or among Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary in connection with such transaction) and (b) any guarantees issued by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary for the benefit of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary (or an entity that becomes a Restricted Subsidiary in connection with such transaction), as the case may be, in accordance with Section 4.09;

(5) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which, taken as a whole, are fair to the Company, UPC NL Holdco, an Affiliate Covenant Party or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of the Company,

UPC NL Holdco, or an Affiliate Covenant Party or the senior management of the Company, UPC NL Holdco, an Affiliate Covenant Party or the relevant Restricted Subsidiary, as applicable, or are on terms not materially less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(6) loans or advances to any Affiliate of the Company, UPC NL Holdco, or an Affiliate Covenant Party by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, provided that the terms of such loan or advance are fair to the Company, UPC NL Holdco, an Affiliate Covenant Party or the relevant Restricted Subsidiary, as the case may be, in the reasonable determination of the Board of Directors or senior management of the Company, UPC NL Holdco, or an Affiliate Covenant Party or are on terms not materially less favorable than those that could reasonably have been obtained from an unaffiliated party;

(7) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(8) the performance of obligations of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries under (a) the terms of any agreement to which the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries is a party as of or on the Signing Date, or (b) any agreement entered into after the Signing Date on substantially similar terms to an agreement under clause (a) of this clause (8), in each case, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any such agreement or amendment, modification, supplement, extension or renewal to such agreement, in each case, entered into after the Signing Date will be permitted to the extent that its terms are not materially more disadvantageous to the Lenders than the terms of the agreements in effect on the Signing Date;

(9) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(10) the issuance of Capital Stock or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company, UPC NL Holdco, or an Affiliate Covenant Party to any Affiliate;

(11) the payment to any Permitted Holder of all reasonable expenses Incurred by any Permitted Holder in connection with its direct or indirect investment in the Company, UPC NL Holdco, an Affiliate Covenant Party and their Subsidiaries and unpaid amounts accrued for prior periods (but after the Signing Date);

(12) the payment to any Parent or Permitted Holder (1) of Management Fees (a) on a bona fide arm’s-length basis in the ordinary course of business, or (b) of up to the greater of €15.0 million and 0.5% of Total Assets in any calendar year, (2) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company, UPC NL Holdco, or an Affiliate Covenant Party or (3) of Parent Expenses;

(13) guarantees of Indebtedness and other obligations otherwise permitted under this Agreement;

(14) if not otherwise prohibited under this Agreement, the issuance of Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans (including the payment of cash interest thereon; provided that, after giving pro forma effect to any such cash interest payment, the Consolidated Net Leverage Ratio for the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries would not exceed 4.00 to 1.00) of the Company, UPC NL Holdco, an Affiliate Covenant Party to any direct Parent of the Company, UPC NL Holdco, or an Affiliate Covenant Party or any Permitted Holder;

(15) arrangements with customers, clients, suppliers, contractors, lessors or sellers of goods or services that are negotiated with an Affiliate, in each case, which are otherwise in compliance with the terms of this Agreement; provided that the terms and conditions of any such transaction or agreement as applicable to the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries, taken as a whole are fair to the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries and are on terms not materially less favorable to the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries than those that could have reasonably been obtained in respect of an analogous transaction or agreement that would not constitute an Affiliate Transaction (in each case, as determined in good faith by the Board of Directors or the senior management of the Company, UPC NL Holdco, or an Affiliate Covenant Party);

(16) (a) transactions with Affiliates in their capacity as holders of Indebtedness or Capital Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than holders of such Indebtedness or Capital Stock generally, and (b) transactions with Affiliates in their capacity as borrowers of Indebtedness from the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than holders of such Indebtedness generally;

(17) any tax sharing agreement or arrangement and payments pursuant thereto between or among Liberty Global, the Company, UPC NL Holdco, an Affiliate Covenant Party or any other Person or a Restricted Subsidiary not otherwise prohibited by this Agreement and any payments or other transactions pursuant to a tax sharing agreement between the Company, UPC NL Holdco, or an Affiliate Covenant Party and any other Person or a Restricted Subsidiary and any other Person with which the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries files a consolidated tax return or with which the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation, provided that any such tax sharing agreement does not permit or require payments in excess of the amounts of tax that would be payable by the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on a stand-alone basis;

(18) transactions relating to the provision of Intra-Group Services in the ordinary course of business;

(19) any transaction in the ordinary course of business between or among the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary and any Affiliate of the Company, UPC NL Holdco, or an Affiliate Covenant Party that is an Unrestricted Subsidiary or a joint venture or similar entity that would constitute an Affiliate Transaction solely because the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity;

(20) commercial contracts entered into in the ordinary course of business between an Affiliate of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary that are on arm’s-length terms or on a basis that senior management of the Company, UPC NL Holdco, or an Affiliate Covenant Party reasonably believes allocates costs fairly; and

(21) any Related Transaction.

Section 4.12 Limitation on Liens

(a) The Company, UPC NL Holdco and an Affiliate Covenant Party will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien of any kind securing Indebtedness upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of this Agreement or acquired after that date, except (1) in the case of any property or asset that does not constitute Collateral, Permitted Liens, and (2) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

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Section 4.14 [INTENTIONALLY LEFT BLANK]

Section 4.15 Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries

(a) The Company, UPC NL Holdco and an Affiliate Covenant Party shall not permit any Restricted Subsidiary to, directly or indirectly, guarantee or otherwise become obligated under any Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any other Guarantor in an amount in excess of €50 million unless such Restricted Subsidiary is or becomes a Guarantor on the date on which such other guarantee or Indebtedness is Incurred (or as soon as reasonably practicable thereafter); provided that:

(1) if such Restricted Subsidiary is not a Significant Subsidiary, such Restricted Subsidiary shall only be obligated to guarantee the payment of the Facilities if such Indebtedness is Indebtedness of the Company, UPC NL Holdco, or an Affiliate Covenant Party;

(2) if the Indebtedness is pari passu in right of payment to the Facilities, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall rank pari passu in right of payment to its guarantees of the Facilities;

(3) if the Indebtedness is subordinated in right of payment to the Facilities, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the guarantees of the Facilities substantially to the same extent as such Indebtedness is subordinated in right of payment to the Facilities;

(4) a Restricted Subsidiary’s guarantee may be limited in amount to the extent required by fraudulent conveyance, thin capitalization, corporate benefit, financial assistance or other similar laws (but, in such a case (a) each of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal limit and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant limit and (b) the relevant guarantee shall be given on an equal and ratable basis with the guarantee of any other Indebtedness giving rise to the obligation to guarantee the Facilities); and

(5) for so long as it is not permissible under applicable law for a Restricted Subsidiary to become a guarantor, such Restricted Subsidiary need not become a guarantor (but, in such a case, each of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal prohibition precluding the giving of the guarantee and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant legal prohibition, and shall give such guarantee at such time (and to the extent) that it thereafter becomes permissible).

(b) Section 4.15(a) shall not apply to: (1) the granting by such Restricted Subsidiary of a Permitted Lien under circumstances which do not otherwise constitute the guarantee of Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary; or (2) the guarantee by any Restricted Subsidiary of Indebtedness that refinances Indebtedness which benefited from a guarantee by any Restricted Subsidiary Incurred in compliance with this covenant immediately prior to such refinancing.

(c) Notwithstanding the foregoing, any guarantee of the Facilities created pursuant to the provisions described in Section 4.15(a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the occurrence of any events described in clauses (1) through (12) under Section 1.01 (Release of the Guarantees) of Schedule 23 (Post Fold-In Releases).

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Section 4.17 Impairment of Liens

(a) The Company, UPC NL Holdco and an Affiliate Covenant Party shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing any Lien in the Collateral granted under the Security Documents (it being understood, subject to the proviso below, that the Incurrence of

Permitted Collateral Liens shall under no circumstances be deemed to materially impair any Lien in the Collateral granted under the Security Documents) for the benefit of the Facility Agent, the Security Agent and the Lenders, and the Company, UPC NL Holdco and an Affiliate Covenant Party shall not permit any Restricted Subsidiary to, grant to any Person other than the Facility Agent, the Security Agent and the Lenders and the other beneficiaries described in the Security Documents and the Intercreditor Agreement, any interest in any of the Collateral, except that (1) the Company, UPC NL Holdco, or an Affiliate Covenant Party and the Restricted Subsidiaries may Incur Permitted Collateral Liens, (2) the Collateral may be discharged and released in accordance with the Facilities, this Agreement, the Security Documents and the Intercreditor Agreement, and (3) the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries may consummate any other transaction permitted under Section 5.01 provided, however, that, except with respect to any discharge or release of Collateral in accordance with the Facilities, this Agreement, the Security Documents or the Intercreditor Agreement, in connection with the Incurrence of Liens for the benefit of the Facility Agent, the Security Agent and the Lenders, or the release or replacement of any Collateral in compliance with the terms of this Agreement, no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, except that, without the consent of the Lenders, the Company, UPC NL Holdco, an Affiliate Covenant Party, the Security Agent and the other parties thereto may from time to time enter into one or more amendments to the Security Documents to: (a) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (b) provide for Permitted Collateral Liens; (c) make any change necessary or desirable, in the good faith determination of the Company in order to implement transactions permitted under Section 5.01; (d) provide for the release of any Lien on any properties and assets constituting Collateral from the Lien of the Security Documents, provided that such release is followed by the substantially concurrent re-taking of a Lien of at least equivalent priority over the same properties and assets securing the Facilities; and (e) make any other change that does not adversely affect the Finance Parties in any material respect, provided that, contemporaneously with any such action in clauses (b), (d) and (e), the Company delivers to the Facility Agent either (i) a solvency opinion, in form and substance reasonably satisfactory to the Facility Agent, from an Independent Financial Advisor confirming the solvency of the Company, UPC NL Holdco, an Affiliate Covenant Party and their Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (ii) a certificate from the responsible financial or accounting officer of the relevant grantor (acting in good faith) which confirms the solvency of the Person granting such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement or (iii) an Opinion of Counsel, in form and substance reasonably satisfactory to the Facility Agent, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Security Documents, as applicable, so amended, extended, renewed, restated, supplemented, modified or replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

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Section 4.23 Intercreditor Agreement; Additional Intercreditor Agreements

(a) At the request of the Company, UPC NL Holdco, or an Affiliate Covenant Party, in connection with the Incurrence by an Obligor of any Indebtedness that is permitted to share the Collateral pursuant to the definition of Permitted Collateral Lien, the Covenant Parties, the Lenders, the Facility Agent and the Security Agent shall enter into with the holders of such Indebtedness (or their duly authorized Representatives) a priority agreement, including a restatement, accession, amendment or other modification of an existing priority agreement (an “Additional Intercreditor Agreement”), on substantially the same terms as the Intercreditor Agreement(or terms not materially less favorable to the Lenders).

(b) At the direction of the Company, UPC NL Holdco, or an Affiliate Covenant Party and without the consent of the Lenders, the Facility Agent and the Security Agent will from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to: (i) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (ii) add other parties (such as representatives of new issuances of Indebtedness) thereto; (iii) further secure the Facilities; (iv) make provision for equal and ratable grants of Liens on the Collateral to secure Facilities or to implement any Permitted Collateral Liens; (v) make any other change to the Intercreditor Agreement or such Additional Intercreditor Agreement to provide for additional Indebtedness (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Facilities) or other obligations that are permitted by the terms of this Agreement to be Incurred and secured by a Lien on the Collateral on a senior, pari passu or junior basis with the Liens securing the Facilities, (vi) add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor Agreement, (vii) amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof or; (viii) make any change necessary or desirable, in the good faith determination of the Board of Directors or senior management of the Company, UPC NL Holdco, or an Affiliate Covenant Party, in order to implement any transaction that is subject to Section 5.01; (ix) implement any transaction in connection with the renewal, extension, refinancing, replacement or increase of any Indebtedness that is secured by the Collateral and that is not prohibited by this Agreement; or (x) make any other change thereto that does not adversely affect the rights of the Lenders in any material respect; provided that no such changes shall be permitted to the extent they affect the ranking of the Facilities, enforcement of Liens over the Collateral, the application of proceeds from the enforcement of the Collateral or the release of any Collateral in a manner that would adversely affect the rights of the Lenders in any material respect except as otherwise permitted by this Agreement, the Intercreditor Agreement or any Additional Intercreditor Agreement immediately prior to such change. The Company, UPC NL Holdco, and any Affiliate Covenant Party will not otherwise direct the Facility Agent or the Security Agent to enter into any amendment to the Intercreditor Agreement or, if applicable, any Additional Intercreditor Agreement, without the consent of the Instructing Group, except as described above or otherwise permitted by Clause 44 (Amendments)

(c) In relation to the Intercreditor Agreement or an Additional Intercreditor Agreement, Facility Agent shall consent on behalf of the Lenders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Facilities thereby; provided, however, that such transaction would comply with Section 4.07.

Section 4.24 [INTENTIONALLY LEFT BLANK]

Section 4.25 Suspension of Covenants on Achievement of Investment Grade Status

If, during any period after the Signing Date, the Facilities have achieved and continue to maintain Investment Grade Status and no Event of Default has occurred and is continuing (such period hereinafter referred to as an “Investment Grade Status Period”), then the Company, UPC NL Holdco, or an Affiliate Covenant Party will notify the Facility Agent of this fact and beginning on such date, the covenants in this Agreement described under Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Clause 14.1 and the provisions of Section 5.01(a)(3) and any related default provisions of this Agreement will be suspended and will not, during such Investment Grade Status Period, be applicable to the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries (or, with respect to Clause 14.1 (Change of Control), the Company, UPC NL Holdco, and an Affiliate Covenant Party). No action taken during an Investment Grade Status Period or prior to an Investment Grade Status Period in compliance with the covenants then applicable will require reversal or constitute a default under this Agreement in the event that suspended covenants are subsequently reinstated or suspended, as the case may be. An Investment Grade Status Period will terminate immediately upon the failure of the Facilities to maintain Investment Grade Status (the “Reinstatement Date”). The Company, UPC NL Holdco, an Affiliate Covenant Party will promptly notify the Facility Agent in writing of any failure of the Facilities to maintain Investment Grade Status and the Reinstatement Date.

Section 5.01 Merger and Consolidation

(a) No Borrower will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of their assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of any member of the state of the European Union that is a member of the European Union on the date of this Agreement, Bermuda, the Cayman Islands, or the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not such Borrower) will expressly assume all the obligations of such Borrower under the Finance Documents;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) either (a) immediately after giving effect to such transaction, the Company, UPC NL Holdco and an Affiliate Covenant Party, or such Successor Company, would be able to Incur at least an additional €1.00 of Indebtedness pursuant to Section 4.09(a) or (b) the Consolidated Net Leverage Ratio of the Company, UPC NL Holdco and an Affiliate Covenant Party, or such Successor Company, would be no greater than that of the Company, UPC NL Holdco and an Affiliate Covenant Party immediately prior to giving effect to such transaction; and

(4) the Company shall have delivered to the Facility Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the Accession Notice (if any) comply with this Agreement; provided that in giving such opinion, such counsel may rely on an Officers’ Certificate as to compliance with Section 5.01(a)(2) and Section 5.01(a)(3) above and as to any matters of fact.

(b) No Obligor (other than the Borrowers) will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of their assets to, any Person, other than an Obligor (other than in connection with a transaction that does not constitute an Asset Disposition or a transaction that is permitted under Section 4.10), unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(2) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger will expressly assume all the obligations of the Obligor under this Agreement; or

(B) the Net Cash Proceeds of such transaction are applied in accordance with the applicable provisions of this Agreement.

(c) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, one or more Subsidiaries of UPC NL Holdco, or one or more Subsidiaries of any Affiliate Covenant Party (as applicable), which properties and assets, if held by the Company, UPC NL Holdco, or an Affiliate Covenant Party (as applicable) instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company, UPC NL Holdco, or an Affiliate Covenant Party (as applicable) on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company, UPC NL Holdco, or an Affiliate Covenant Party (as applicable).

(d) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company, UPC NL Holdco, or an Affiliate Covenant Party (as applicable) under this Agreement, and upon such substitution, the predecessor Company will be released from its obligations under this Agreement, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Facilities.

(e) The provisions set forth in this Section 5.01 shall not restrict (and shall not apply to): (i) any merger, consolidation or transfer of assets reasonably required to effect or consummate any Related Transaction (provided that, for the purposes of this clause (i), Section 5.01(a)(1) shall apply to any such transaction), (ii) any Restricted Subsidiary (a “Merging Subsidiary”) from consolidating with, merging or liquidating into or transferring all or substantially all of its properties and assets to the Company, UPC NL Holdco, an Affiliate Covenant Party or any other Restricted Subsidiary provided that, for the purposes of this clause (ii), Section 5.01(a)(1) and Section 5.01(b)(2) shall apply to any Merging Subsidiary that is a Borrower or a Guarantor as applicable and (iii) the Company, UPC NL Holdco, or an Affiliate Covenant Party consolidating into or merging or combining with an Affiliate incorporated or organized for the purpose of changing the legal domicile of such entity, reincorporating such entity in another jurisdiction, or changing the legal form of such entity, provided that, for the purposes of this clause (iii), Section 5.01(a)(1), Section 5.01(a)(2), Section 5.04(a)(4), Section 5.01(b)(1) and Section 5.01(b)(2) shall apply to any such transaction.

SCHEDULE 23

POST FOLD-IN EVENTS OF DEFAULT

Save where specified to the contrary or where defined in Clause 1.1 (Definitions) of this Agreement, defined terms used in this Schedule 23 (Post Fold-In Events of Default) shall bear the meaning given to them in Schedule 25 (Post Fold-In Definitions). The provisions of this Schedule are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

Each of the following is an “Event of Default” under this Agreement:

(1)	default in any payment of interest or Additional Amounts on any Advance when due, which has continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any Advance when due at its Stated Maturity, upon optional redemption, upon required repurchase or otherwise;

(3)	failure by the Company, UPC NL Holdco, any Affiliate Covenant Party or any other Obligor, or any member of the Wider Group to comply for 60 days after notice specified in this Agreement with (i) its other agreements contained in the Finance Documents (other than as set out in Clause 23 (Financial Covenants)) or (ii) its material obligations under the Intercreditor Agreement and/or the Security Documents provided, however, that the Covenant Parties or the Company, as applicable, shall have 90 days after receipt of such notice to remedy, or receive a waiver for, any failure to comply with the obligations to file annual, quarterly and current reports, as applicable, in accordance with Section 4.03 so long as the Covenant Parties or the Company, as applicable, is attempting to cure such failure as promptly as reasonably practicable;

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Obligor or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company, UPC NL Holdco, an Affiliate Covenant Party, any Obligor or any of the Restricted Subsidiaries), other than Indebtedness owed to the Company, UPC NL Holdco, an Affiliate Covenant Party, any Obligor or any of the Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Signing Date, which default:

(a)	is caused by a failure to pay principal of such Indebtedness at its Stated Maturity after giving effect to any applicable grace period provided in such Indebtedness ; or

(b)	results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €75.0 million or more;

(5)	certain events of bankruptcy, insolvency or reorganization of the Company, UPC NL Holdco, or any Affiliate Covenant Party or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements delivered to the Lenders pursuant to Section 4.03 for the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries), would constitute a Significant Subsidiary have been commenced or have occurred;

(6)	failure by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements delivered to the Lenders pursuant to the covenant described under Section 4.03 for the Company, UPC NL Holdco, an Affiliate Covenant Party and its Restricted Subsidiaries, would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of €75.0 million (net of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	any Guarantee of a Significant Subsidiary ceases to be in full force and effect (except in accordance with the terms of this Agreement) or is declared invalid or unenforceable in a judicial proceeding; (ii) it is or becomes unlawful for any Obligor or “Intra Group Lender” (as defined in the Intercreditor Agreement) to perform any of its payment obligations or other material obligations under the Finance Documents to which it is a party; or (iii) any Obligor or “Intra Group Lender” (as defined in the Intercreditor Agreement) repudiates any Finance Document to which it is a party, and in each case, such Default continues for 30 days after the notice specified in this Agreement; or

(8)	any Lien in the Collateral created under Security Documents having a fair market value of in excess of €100.0 million, (a) at any time, ceases to be in full force and effect in any material respect for any reason other than as a result of its release in accordance with this Agreement and the Security Documents, as applicable, or (b) is declared invalid or unenforceable in a judicial proceeding and, in each case, and such Default continues for 60 days after the notice specified in this Agreement; or

(9)	(i) any Indebtedness of a member of the Bank Group is not paid when due or within any originally applicable grace period; (ii) any Indebtedness of a member of the Bank Group becomes prematurely due and payable or is placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Indebtedness; or (iii) any Indebtedness of a member of the Bank Group becomes capable of being declared prematurely due and payable or placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Indebtedness; provided that it shall not be an Event of Default under this clause (9) if:

(a)	where the principal amount (or, if the relevant Indebtedness relates to a Hedging Agreement, the amount or value (as applicable)) of the Indebtedness is less than €75,000,000 or the equivalent in other currencies;

(b)	if the circumstance which would otherwise have caused an Event of Default under this clause (9) is being contested in good faith by appropriate action;

(c)	if the Indebtedness is cash-collateralised and such cash is available for application in satisfaction of such Indebtedness;

(d)	if the Indebtedness relates to Hedging Agreements in respect of which a `termination event occurs as a result of the refinancing or redemption of any Indebtedness of the Bank Group or any Parent;

(e)	if such Indebtedness is owed by one member of the Bank Group to another member of the Bank Group;

(f)	in the case of the Corporate Acquisition of an entity which results in that entity becoming a member of the Bank Group, for a period of 180 days following completion of that Corporate Acquisition, by reason only of an event of default (however described) arising in relation to the Indebtedness of that acquired entity as a result only of the Corporate Acquisition of that acquired entity, provided that such Indebtedness is not placed on demand or becomes prematurely due and payable; or

(g)	that event of default (howsoever described) under the document relating to that Indebtedness is remedied or cured by the Company, UPC NL Holdco, an Affiliate Covenant Party or its Restricted Subsidiaries or waived by the holders of the relevant Indebtedness at any time up to the date that falls 20 days after the occurrence of that event of default (howsoever described);

(10)	a representation or warranty made or repeated by the Company, UPC NL Holdco and Affiliate Covenant Party or any Obligor in or in connection with any Finance Document or in any certificate or statement delivered by or on behalf of, the Company, UPC NL Holdco, any Affiliate Covenant Party or any Obligor under or in connection with any Finance Document is incorrect in any material respect when made or deemed to have been made or repeated and, in the event that any representation or warranty is capable of remedy, the misrepresentation is not remedied within 28 days of the earlier of the date on which (i) the Company or any Covenant Party has become aware of the misrepresentation or (ii) the Facility Agent gives notice to the Company requiring the same to be remedied;

(11)	any of the following occurs in respect of a US Borrower or a US Obligor that is a Material Subsidiary:

(a)	it makes a general assignment for the benefit of creditors;

(b)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;

(c)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 days after commencement of the case; or

(d)	an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law; or

(12)	the Company does not comply with, subject to the expiry of the cure period in Clause 23.5 (Cure Provisions), the requirements of Clause 23 (Financial Covenant).

(b) However, a default under clauses (3), (6), (7), (8) or (9) of paragraph (a) above will not constitute an Event of Default until the Facility Agent or the Instructing Group notify the Company of the default and the Company does not cure such default within the time specified in clauses (3), (6), (7) (8) or (9) of the immediately preceding paragraph after receipt of such notice.

SCHEDULE 24

POST FOLD-IN RELEASES

Save where specified to the contrary or where defined in Clause 1.1 (Definitions) of this Agreement, defined terms used in this Schedule 24 (Post Fold-In Releases) shall bear the meaning given to them in Schedule 25 (Post Fold-In Definitions). The provisions of this Schedule are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

Section 1.01 Release of the Guarantees

(a) The Company, UPC NL Holdco and an Affiliate Covenant Party will not cause or permit, directly or indirectly, any Guarantee to be released other than:

(1) upon the sale or other disposition of all or substantially all of the Capital Stock of the relevant Guarantor pursuant to an Enforcement Sale;

(2) upon the sale or other disposition (including through merger or consolidation but other than pursuant to an Enforcement Sale) in compliance with this Agreement of the Capital Stock of the relevant Guarantor (whether directly or through the disposition of a parent thereof), following which transaction such Guarantor is no longer a Restricted Subsidiary (other than a sale or other disposition to the Company, UPC NL Holdco, or any Affiliate Covenant Party or a Restricted Subsidiary);

(3) in the case of a Guarantor that is prohibited or restricted by applicable law from guaranteeing the Facilities (other than customary legal and contractual limitations on the Guarantee of such Guarantor substantially similar to those provided for in this Agreement in respect of the Guarantees), provided that such Guarantee will be released as a whole or in part to the extent it is necessary to achieve compliance with such prohibition or restriction;

(4) if any Restricted Subsidiary that is a Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 4.07;

(5) with respect to a Guarantee given under Section 4.15 upon release of the guarantee that gave rise to the requirement to issue such Guarantee so long as no Event of Default would arise as a result and no other Indebtedness that would give rise to an obligation to give a Guarantee is at that time guaranteed by the relevant Guarantor;

(6) as a result of a transaction permitted by, and in compliance with, the covenant entitled Section 5.01;

(7) in accordance with Clause 44.7 (Guarantees and Security);

(8) upon the full and final payment and performance of all obligations of the Company, UPC NL Holdco, any Affiliate Covenant Party and each Obligor under the Finance Document; and

(9) if at any time the Guarantors at the relevant time represent a percentage which is greater than that required to satisfy the 80% Security Test and the Company provides a certificate to the Facility Agent certifying that upon the release of one or more specified Guarantors from its Guarantee the 80% Security Test would continue to be satisfied; provided however that this clause 9 shall not permit any release of any guarantees of, or Security Interests over the shares in the Borrower for as long as such entity is a Borrower.

(b) Notwithstanding any of the foregoing, in all circumstances a Guarantee shall only be released if the relevant Guarantor has delivered to the Facility Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Agreement relating to such transaction have been complied with.

(c) The Facility Agent and the Security Agent shall take all necessary actions, including the granting of releases or waivers under the Intercreditor Agreement, to effectuate any release in accordance with these provisions, subject to customary protections and indemnifications to its satisfaction.

Section 1.02 Release of the Collateral

(a) The Collateral will be automatically and unconditionally released and discharged:

(1) in the event of a sale or disposition (including through merger or consolidation but other than pursuant to an Enforcement Sale) of assets included in the Collateral to a Person that is not (either before or after giving effect to such transaction) the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary, provided that such sale or disposition is in compliance with this Agreement, including the provisions described under Section 4.10 or in connection with any other release of a Guarantee permitted under this Agreement;

(2) if the Collateral is the Capital Stock of, or an asset of, a Guarantor or any of its Subsidiaries, in connection with any sale or disposition of Capital Stock of that Guarantor or Subsidiary to a Person that is not (either before or after giving effect to such transaction) the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary, provided that such sale or disposition is in compliance with this Agreement, including the provisions described under Section 4.10, or if the applicable Subsidiary of which such Capital Stock or assets are pledged is designated as an Unrestricted Subsidiary in compliance with Section 4.07;

(3) to release and/or re-take any Lien under the Security Documents to the extent otherwise permitted by the terms of this Agreement, the Security Documents or the Intercreditor Agreement;

(4) if the Collateral is owned by a Guarantor that is released from its Guarantee in accordance with the terms of this Agreement;

(5) upon the sale or other disposition of any Collateral pursuant to an Enforcement Sale;

(6) in accordance with Clause 44.7 (Guarantees and Security);

(7) in accordance with Clause 24.16 (Asset Security Release);

(8) in connection with any merger or other transaction permitted by, and in compliance with, Section 5.01; provided that any other Lien on such property or assets that secures any other Indebtedness (other than (a) any Indebtedness permitted to be incurred pursuant to clause (13) of Section 4.09(b) and (b) any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clause (a)) of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiaries is simultaneously released; and

(9) upon the full and final payment and performance of all obligations of the Company, UPC NL Holdco, any Affiliate Covenant Party and each Obligor under the Finance Documents.

(b) In addition, the Liens created by the Security Documents will be released in accordance with the Security Documents and the Intercreditor Agreement.

(c) Upon certification by the Company, the Facility Agent and the Security Agent shall take all necessary actions, including the granting of releases or waivers under the Intercreditor Agreement, to effectuate any release in accordance with these provisions, subject to customary protections and indemnifications. The Security Agent and/or Facility Agent (as applicable) will agree to any release of the Liens created by the Security Documents that is in accordance with this Agreement, the Security Documents and the Intercreditor Agreement without requiring any consent of the holders.

SCHEDULE 25

POST FOLD-IN DEFINITIONS

These definitions apply for the purposes of Schedule 22 (Post Fold-In Covenants), Schedule 23 (Post Fold-In Events of Default) and Schedule 24 (Post Fold-In Releases) are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

“Acquisition” means the acquisition by LGE Holdco VII B.V. of shares in Ziggo N.V. following a recommended public offer pursuant to a merger protocol agreement dated January 27, 2014.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Amounts” means any payment required to be made by an Obligor in accordance with Clause 19.2 (Tax Gross Up).

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary in a Related Business or are otherwise useful in a Related Business (it being understood that capital expenditure on property or assets already used in a Related Business or to replace any property or assets that are the subject of such Asset Disposition or any operating expenses Incurred in the day-to-day operations of a Related Business shall be deemed an Investment in Additional Assets);

(2)	the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Intercreditor Agreement” has the meaning given to that term in Section 4.23(a) of Schedule 21 (Post Fold-In Covenants).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, (other than an operating lease entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Company, UPC NL Holdco, an Affiliate Covenant Party or by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary (other than a Receivables Entity) to a Restricted Subsidiary;

(2)	the sale or disposition of cash, Cash Equivalents or Investment Grade Securities in the ordinary course of business;

(3)	a disposition of inventory, consumer equipment, trading stock, communications capacity or other assets in the ordinary course of business;

(4)	a sale, lease, transfer or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of obsolete, surplus, or worn out equipment or other equipment and assets that are no longer useful in the conduct of the business of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries;

(5)	transactions permitted under Section 5.01 of Schedule 21 (Post Fold-In Covenants) or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company, UPC NL Holdco, an any Affiliate Covenant Party or to another Restricted Subsidiary;

(7)	(a) for purposes of Section 4.10 of Schedule 21 (Post Fold-In Covenants) only, the making of a Permitted Investment or a disposition subject to Section 4.07 of Schedule 21 (Post Fold-In Covenants) and (b) solely for the purpose of Section 4.10(a)(3) of Schedule 21 (Post Fold-In Covenants), a disposition, the proceeds of which are used to make Restricted Payments permitted to be made under the covenant described under Section 4.07 of Schedule 21 (Post Fold-In Covenants) or Permitted Investments;

(8)	dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than the greater of €10.0 million and 1.0% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of €10.0 million and 1.0% of Total Assets of carried over amounts for any calendar year);

(9)	dispositions in connection with Permitted Liens;

(10)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, sublicenses, leases or subleases of other property;

(12)	foreclosure, condemnation or similar action with respect to any property or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(15)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(16)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(18)	(a) disposals of assets, rights or revenue not constituting part of the Distribution Business of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries, and (b) other disposals of non-core assets acquired in connection with any acquisition permitted under this Agreement;

(19)	any disposition of assets or Capital Stock which the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary is required by a regulatory authority or court of competent jurisdiction to dispose of;

(20)	any dispositions of other interests in other entities in an amount not to exceed €10.0 million;

(21)	any disposition of real property; provided that the fair market value of the real property disposed of in any calendar year does not exceed the greater of €50.0 million and 1.0% of Total Assets;

(22)	any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary to such Person; and

(23)	any other disposition of assets comprising in aggregate percentage value of 10% or less of Total Assets.

In the event that a transaction (or any portion thereof) meets the criteria of a disposition permitted under clauses (1) through (23) above and would also be a Restricted Payment permitted to be made under the covenant described under Section 4.07 of Schedule 21 (Post Fold-In Covenants) or a Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a disposition permitted under clauses (1) through (23) above and/or one or more of the types of Restricted Payments permitted to be made under the covenant described under Section 4.07 of Schedule 21 (Post Fold-In Covenants) or Permitted Investments.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof, or, in the case of the Company, its managing director; provided that (i) if and for so long as the Company, UPC NL Holdco, or an Affiliate Covenant Party is a Subsidiary of Liberty Global, any action required to be taken under this Agreement by the Board of Directors of the Company, UPC NL Holdco, or an Affiliate Covenant Party can, in the alternative, at the option of the Company, UPC NL Holdco, an Affiliate Covenant Party, be taken by the Board of Directors of Liberty Global and (ii) following consummation of a Spin-Off, any action required to be taken under this Agreement by the Board of Directors of the Company, UPC NL Holdco, or an Affiliate Covenant Party can, in the alternative, at the option of the Company, UPC NL Holdco, or an Affiliate Covenant Party, be taken by the Board of Directors of the Spin Parent.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in the Netherlands, New York, New York, or London, England are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States Government or a member state of the European Union as of January 1, 2004 (each a “Qualified Country”) or any agency or instrumentality thereof (provided that the full faith and credit of such Qualified Country is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)	marketable general obligations issued by any political subdivision of any Qualified Country or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the Qualified Country is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A2” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(3)	certificates of deposit, time deposits, eurodollar time deposits, bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender party to any Credit Facility or by any bank or trust company (x) the long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A-” or the equivalent thereof by Moody’s Investors Service, Inc. (or if at the time neither is issuing comparable ratings, then a comparable rating of another nationally recognized rating agency);

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by an internationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6)	interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1)	Parent Company (a) ceases to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of each of the Company, UPC NL Holdco and any Affiliate Covenant Party and (b) ceases, by virtue of any powers conferred by the articles of association or other documents regulating the Company, UPC NL Holdco and any Affiliate Covenant Party to, directly or indirectly, direct or cause the direction of management and policies of the Company, UPC NL Holdco and any Affiliate Covenant Party;

(2)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company, UPC NL Holdco and any Affiliate Covenant Party and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(3)	the adoption by the stockholders of the Company, UPC NL Holdco and any Affiliate Covenant Party of a plan or proposal for the liquidation or dissolution of the Company, UPC NL Holdco and any Affiliate Covenant Party, other than a transaction complying with the covenant described under Section 5.01 of Schedule 21 (Post Fold-In Covenants);

(4)	the Company ceases to be the beneficial owner (as defined in Rules 13d 3 and 13d 5 under the Exchange Act), directly of 100% of the total voting power of the Voting Stock of Torenspits II B.V.;

(5)	prior to the Existing Credit Agreement Termination Date, UPC Nederland I B.V. ceases to be the beneficial owner (as defined in Rules 13d 3 and 13d 5 under the Exchange Act), directly of 100% of the total voting power of the Voting Stock of UPC NL Holdco; or, on and from the Existing Credit Agreement Termination Date, UPC NL Holdco ceases to be the beneficial owner (as defined in rules 13d 3 and 13d 5 under the Exchange Act), directly of the total voting power of the Voting Stock of UPC Nederland III B.V.;

(6)	any immediate Parent (that is not a member of the Bank Group) of an Affiliate Covenant Party ceases to be the beneficial owner (as defined in Rules 13d 3 and 13d 5 under the Exchange Act), directly of 100% of the total voting power of the Voting Stock of any Affiliate Covenant Party;

(7)	the beneficial owner (as defined in Rules 13d 3 and 13d 5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of a Covenant Party is not either Torenspits II B.V., UPC NL Holdco or any Affiliate Covenant Party, UPC NL Holdco or, following the Existing Credit Agreement Termination Date, UPC Nederland III B.V.; and

(8)	following any transactions implemented pursuant to paragraph (A) or (B) below in accordance with the terms of the proviso below, a Successor Parent ceases (or in the case of more than one Successor Parent, the Successor Parents jointly cease) to be the beneficial owner (as defined in Rules 13d 3 and 13d 5 under the Exchange Act), directly of 100% of the total voting power of the Voting Stock of any Successor Company.

provided, however, that a Change of Control shall not be deemed to have occurred (x) pursuant to clause (1) of this definition upon the consummation of the Post-Closing Reorganization or a Spin-Off and (y) pursuant to clauses (1) to (9) of this definition upon the consummation of mergers, transfers, consolidations, accruals, execution of domination agreements and/or profit and loss pooling agreements or other similar transactions that are undertaken in good faith in order to facilitate (A) the transactions contemplated in the definition of Ziggo Group Combination or (B) in connection with preserving tax attributes in the holding company structure for the Reporting Entity, the Company, UPC NL Holdco, an Affiliate Covenant Party and each of their Subsidiaries provided that, in all cases, immediately following any such mergers, transfers, consolidations, accruals or other transactions mentioned above (i) equivalent security and guarantees (including a single point of enforcement for the Finance Parties and the company over 100% of whose Capital Stock such single point of enforcement is provided, being the “Successor Company”) is provided over such assets and property as was in place immediately prior to the completion of such transaction, (ii) the Successor Company and one or more direct shareholders (each a “Successor Parent”) of the Successor Company are companies incorporated, organized or formed in the Netherlands, (iii) each Successor Parent is a member of the Bank Group and accedes to this Agreement as an Acceding Guarantor, and (iv) any direct or indirect shareholder of the Successor Company which is a member of the Bank Group shall provide, and be subject to, the same undertakings as set out at Clause 24.18 (Holding Company) of this Agreement and (v) the resulting structure of the Reporting Entity and its Subsidiaries will not, in the reasonable opinion of the Board of Directors of the Company, have a material adverse effect on the ability of the Borrowers to perform their payment obligations under this Agreement.

“Collateral” means the assets in respect of which Security Interests have been created under the Security Documents.

“Commodity Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Signing Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, for any period, operating income (loss) determined on the basis of GAAP of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on Consolidated basis, plus the following (to the extent deducted from operating income (loss)):

(1)	Consolidated depreciation expense;

(2)	Consolidated amortization expense;

(3)	stock based compensation expense;

(4)	at the option of the Company, UPC NL Holdco, or an Affiliate Covenant Party, other non-cash charges reducing operating income (provided that if any such non-cash charge represents an accrual of or reserve for potential cash charges in any future period, the cash payment in respect thereof in such future period shall reduce operating income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) less other non-cash items of income increasing operating income (excluding any such non-cash item of income to the extent it represents (i) a receipt of cash payments in any future period, (ii) the reversal of an accrual or reserve for a potential cash item that reduced operating income in any prior period and (iii) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase operating income in such prior period);

(5)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or postretirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

(6)	at the option of the Company, UPC NL Holdco, or an Affiliate Covenant Party, effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s Consolidated financial statements pursuant to GAAP (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes;

(7)	any net gain (or loss) realized upon the sale, held for sale or other disposition of any asset or disposed operations of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or senior management of the Company);

(8)	the amount of Management Fees and other fees and related expenses paid in such period to the Permitted Holders to the extent permitted by the covenant described under Section 4.11 of Schedule 21 (Post Fold-In Covenants);

(9)	any reasonable expenses, charges or other costs related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Agreement, in each case, as determined in good faith by an Officer of the Company, UPC NL Holdco, or an Affiliate Covenant Party;

(10)	at the option of the Company, UPC NL Holdco, or an Affiliate Covenant Party, any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(11)	the amount of loss on sale of assets in connection with a Qualified Receivables Transaction; and

(12)	Specified Legal Expenses;

(13)

at the option of the Company, UPC NL Holdco, or an Affiliate Covenant Party, an amount equal to 100% of the up-front installation fees associated with commercial contract installations completed during the applicable reporting period, less any portion of such fees included in Consolidated Net Income for such period, provided that the amount of such fees, to the extent amortized over the life of the underlying service contract, shall not be included in Consolidated Net Income in any future period; and

(14)	at the option of the Company, UPC NL Holdco, or an Affiliate Covenant Party, any fees or other amounts charged or credited to the Company, UPC NL Holdco, or an Affiliate Covenant Party or any Restricted Subsidiary related to Intra-Group Services may be excluded form the calculation of Consolidated EBITDA to the extent such fees or other amounts (a) are not included in the externally reported operating cash flow or equivalent measure of the Reporting Entity (as defined in any earnings releases and other publicly disseminated information relating to the Reporting Entity) or (b) are deemed to be exceptional or unusual items.

“Consolidated Net Income” means, for any period, the net income (loss) determined on the basis of GAAP of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on a Consolidated basis; provided, however, that there will not be included in such Consolidated Net Income:

(1)	subject to the limitations contained in clause (2) below, any net income (loss) of any Person (other than the Company, UPC NL Holdco, or an Affiliate Covenant Party) if such Person is not a Restricted Subsidiary, except that (a) the Company’s, UPC NL Holdco’s, or an Affiliate Covenant Party’s equity in the net income (loss) of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below) and (b) the Company’s UPC NL Holdco’s, or an Affiliate Covenant Party’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary;

(2)

any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, UPC NL Holdco, or an Affiliate Covenant Party by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to this Agreement, (c) restrictions in effect on the Signing Date with respect to a Restricted Subsidiary (including pursuant to this Agreement, the Existing Credit Agreement, the Security Documents or the Intercreditor Agreement) and other restrictions with respect to any Restricted Subsidiary that, taken as a whole, are not materially less favorable to the holders than restrictions in effect on the Signing Date and (d) restrictions as in effect on the Signing Date specified in clause (8), or restrictions specified in clause (10), under Section 4.08(b) of Schedule 21 (Post Fold-In Covenants), except that the net income (loss) of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company, UPC NL Holdco, an Affiliate Covenant Party or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any net gain (or loss) realized upon the sale, held for sale or other disposition of any asset or disposed operations of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or senior management of the Company);

(4)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or postretirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

(5)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(6)	any stock-based compensation expense;

(7)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness and any net gain (loss), including financing costs that are expensed as incurred, from any extinguishment, modification, exchange or forgiveness of Indebtedness;

(8)	any unrealized gains or losses in respect of Hedging Obligations;

(9)	any goodwill, other intangible or tangible asset impairment charge or write-off;

(10)	the impact of capitalized interest on Subordinated Shareholder Loans;

(11)	any derivative instruments gains or losses, foreign exchange gains or losses, and gains or losses associated with fair value adjustment on financial instruments;

(12)

at the option of the Company, UPC NL Holdco, or an Affiliate Covenant Party, effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) pursuant to GAAP (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes;

(13)	accruals and reserves that are established or adjusted within twelve months after the closing date of any acquisition that are so required to be established or adjusted as a result of such acquisition that are so required to be established as a result of such acquisition in accordance with GAAP; and

(14)	any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period).

In addition, to the extent not already included in the Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Net Leverage Ratio”, as of any date of determination, means the ratio of:

(1)	(a) the outstanding Indebtedness (other than (i) Subordinated Shareholder Loans, (ii) Indebtedness up to a maximum amount equal to the Revolving Facility Excluded Amount (or its equivalent in other currencies) at the relevant time incurred under any Permitted Revolving Credit Facility, (iii) any Indebtedness which is a contingent obligation of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary, provided that for purposes of calculating the Consolidated Net Leverage Ratio for purposes of clause (13) of Section 4.09(b) of Schedule 21 (Post Fold-In Covenants) and clause (20) of Section 4.07(b) of Schedule 21 (Post Fold-In Covenants), any guarantee by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary of Indebtedness of a Parent shall be included in determining any such outstanding Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries, and (iv) any Indebtedness incurred pursuant to clause (17) of Section 4.09(b) of Schedule 21 (Post Fold-In Covenants) of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on a Consolidated basis) less (b) the aggregate amount of cash and Cash Equivalents of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on a Consolidated basis, to

(2)	the Pro forma EBITDA for the period of the most recent two consecutive fiscal quarters for which financial statements of the Reporting Entity have previously been furnished to the Lenders pursuant to Section 4.03 of Schedule 21 (Post Fold-In Covenants), multiplied by 2.0;

provided, however, that the pro forma calculation of the Consolidated Net Leverage Ratio shall not give effect to (a) any Indebtedness Incurred on the date of determination pursuant to Section 4.09(b) of Schedule 21 (Post Fold-In Covenants) or (b) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to the provisions described in Section 4.09(b) of Schedule 21 (Post Fold-In Covenants).

For the avoidance of doubt, in determining Consolidated Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Net Leverage Ratio is to be made.

“Consolidation” means the consolidation or combination of the accounts of each of the Restricted Subsidiaries with those of the Company, UPC NL Holdco and an Affiliate Covenant Party in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation or combination of the accounts of any Unrestricted Subsidiary, but the interest of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or hereinafter invented).

“Corporate Acquisition” means the acquisition, whether by one or a series of transactions, (including, without limitation, by purchase, subscription or otherwise) of all or any part of the share capital or equivalent of any company or other person (including, without limitation, any partnership or joint venture) or any asset or assets of any company or other person (including, without limitation, any partnership or joint venture) constituting a business or separate line of business of that company or other person.

“Credit Facility” means, one or more debt facilities or arrangements (including, without limitation, the facilities made available under the Existing Credit Agreement) or commercial paper facilities with banks or other institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions or investors and whether provided under the Existing Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract, derivative or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default, provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco, or an Affiliate Covenant Party) of non-cash consideration received by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under Section 4.10 of Schedule 21 (Post Fold-In Covenants).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the earlier of the date (a) of the Stated Maturity of the Facilities or (b) on which there are no Utilisations outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company, UPC NL Holdco, or an Affiliate Covenant Party to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company, UPC NL Holdco and an Affiliate Covenant Party may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company, UPC NL Holdco, or an Affiliate Covenant Party with the provisions of this Agreement described under Clause 14 (Mandatory Prepayment and Cancellation) and Section 4.10 of Schedule 21 (Post Fold-In Covenants) and such repurchase or redemption complies with Section 4.07 of Schedule 21 (Post Fold-In Covenants).

“Distribution Business” means: (1) the business of upgrading, constructing, creating, developing, acquiring, operating, owning, leasing and maintaining cable television networks (including for avoidance of doubt master antenna television, satellite master antenna television, single and multi-channel microwave single or multi-point distribution systems and direct-to-home satellite systems) for the transmission, reception and/or delivery of multi-channel television and radio programming, telephony and internet and/or data services to the residential markets; or (2) any business which is incidental to or related to such business.

“Enforcement Sale” means (1) any sale or disposition (including by way of public auction) of the Collateral pursuant to an enforcement action taken by the Security Agent in accordance with the provisions of the Intercreditor Agreement to the extent such sale or disposition is effected in compliance with the provisions of the Intercreditor Agreement, or (2) any sale or disposition of the Collateral pursuant to the enforcement of security in favor of other Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries which complies with the terms of an Additional Intercreditor Agreement (or if there is no such intercreditor agreement, would substantially comply with the requirements of clause (1) hereof).

“Equity Offering” means (1) the distribution of Capital Stock of the Spin Parent in connection with any Spin-Off, or (2) a sale of (a) Capital Stock of the Company, UPC NL Holdco, or an Affiliate Covenant Party (other than Disqualified Stock), or (b) Capital Stock the proceeds of which are contributed as equity share capital to the Company, UPC NL Holdco, or an Affiliate Covenant Party or as Subordinated Shareholder Loans, or (c) Subordinated Shareholder Loans.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“European Union” means the European Union, including member states as of May 1, 2004 but excluding any country which became or becomes a member of the European Union after May 1, 2004.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Company, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Board of Directors or senior management of the Company) on the date of such determination.

“European Government Obligations” means any security that is (1) a direct obligation of Ireland, Belgium, the Netherlands, France, The Federal Republic of Germany or any other country that is a member of the European Monetary Union on the Signing Date, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company, UPC NL Holdco, or an Affiliate Covenant Party as capital contributions or Subordinated Shareholder Loans to the Company, UPC NL Holdco, or an Affiliate Covenant Party after May 7, 2010 or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, UPC NL Holdco, or an Affiliate Covenant Party, in each case to the extent designated as an Excluded Contribution pursuant to an Officers’ Certificate of the Company.

“Existing Senior Secured Notes” means the €750 million 3 5⁄8% Senior Secured Notes due 2020 issued by Ziggo B.V.

“fair market value” unless otherwise specified, wherever such term is used in this Agreement (except as otherwise specifically provided in this Agreement), may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company, UPC NL Holdco, or an Affiliate Covenant Party setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Signing Date or, for purposes of the covenant described under Reports, as in effect from time to time; provided that at any date after the Signing Date the Company, UPC NL Holdco, or an Affiliate Covenant Party may make an irrevocable election to establish that “GAAP” shall mean GAAP as in effect on a date that is on or prior to the date of such election. Except as otherwise expressly provided below or in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in conformity with GAAP. At any time after the Signing Date, the Company, UPC NL Holdco, or an Affiliate Covenant Party may elect to apply for all purposes of this Agreement, in lieu of GAAP, IFRS and, upon such election, references to GAAP herein will be construed to mean IFRS as in effect on the Signing Date; provided that (1) all financial statements and reports to be provided, after such election, pursuant to this Agreement shall be prepared on the basis of IFRS as in effect from time to time (including that, upon first reporting its fiscal year results under IFRS, the financial statements of the Reporting Entity shall be restated on the basis of IFRS for the year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of IFRS), and (2) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Agreement shall, at the option of the Company, UPC NL Holdco, or an Affiliate Covenant Party, (a) continue to be computed in conformity with GAAP (provided that, following such election, the annual and quarterly information required by clauses (1) and (2) of Section 4.03 of Schedule 21 (Post Fold-In Covenants) shall include a reconciliation, either in the footnotes thereto or in a separate report delivered therewith, of such GAAP presentation to the corresponding IFRS presentation of such financial information), or (b) be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Signing Date. Thereafter, the Company, UPC NL Holdco, or an Affiliate Covenant Party may, at its option, elect to apply GAAP or IFRS and compute all ratios, computations and other determinations based on GAAP or IFRS, as applicable, all on the basis of the foregoing provisions of this definition of GAAP.

“Guarantees” means the guarantees and indemnities given by the Guarantors under Clause 31 (Guarantee and Indemnity).

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“guarantor” means the obligor under a guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Commodity Agreement or Currency Agreement.

“Holding Company” means, in relation to a Person, an entity of which that Person is a Subsidiary.

“IFRS” means the accounting standards issued by the International Accounting Standards Board and its predecessors.

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	money borrowed or raised and debit balances at banks;

(2)	any bond, note, loan stock, debenture or similar debt instrument;

(3)	acceptance or documentary credit facilities;

(4)	receivables sold or discounted (otherwise than on a non-recourse basis and other than in the normal course of business for collections);

(5)	any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or any of (2) to (4) above;

(6)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends); and

(7)	the principal component of Indebtedness of other Persons to the extent guaranteed by such Person to the extent not otherwise included in the Indebtedness of such Person,

provided that Indebtedness which has been cash collateralized shall not be included in any calculation of Indebtedness to the extent so cash collateralized.

Notwithstanding the foregoing, “Indebtedness” shall not include (a) any deposits or prepayments received by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary from a customer or subscriber for its service, (b) any obligations to make payments in relation to earn-outs, (c) Indebtedness which is in the nature of equity (other than redeemable shares), (d) Capitalized Lease Obligations, (e) any indebtedness in respect of Qualified Receivables Transactions, (f) pension obligations, (g) any “parallel debt” obligations to the extent such obligations mirror other Indebtedness and (h) any payments for assets acquired or services supplied deferred (including Trade Payables) in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Indenture” means any indenture in relation to Public Debt issued by any member of the Bank Group.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Board of Directors or senior management of the Company, UPC NL Holdco, or an Affiliate Covenant Party, qualified to perform the task for which it has been engaged.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of the Company, UPC NL Holdco, or an Affiliate Covenant Party, the Spin Parent or any direct or indirect parent company the Company, UPC NL Holdco, or an Affiliate Covenant Party (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of the common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Intra-Group Services” means any of the following (provided that the terms of each such transaction are not materially less favorable, taken as a whole, to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction in arm’s length dealings with a Person that is not an Affiliate):

(1)	the sale of programming or other content by Liberty Global, the Spin Parent or any of their respective Subsidiaries to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(2)	the lease or sublease of office space, other premises or equipment by t the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries to Liberty Global, the Spin Parent or any of their Subsidiaries or by Liberty Global, the Spin Parent or any of their Subsidiaries to the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries; and

(3)	the provision or receipt of other goods, services, facilities or other arrangements (in each case not constituting Indebtedness) in the ordinary course of business, by the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries to or from Liberty Global, the Spin Parent or any of their Subsidiaries, including, without limitation, (a) the employment of personnel, (b) provision of employee healthcare or other benefits, (c) acting as agent to buy or develop equipment, other assets or services or to trade with residential or business customers, and (d) the provision of treasury, audit, accounting, banking, strategy, branding, marketing, network, technology, research and development, telephony, office, administrative, compliance, payroll or other similar services; and

(4)

the extension, in the ordinary course of business and on terms not materially less favorable to the Company or the Restricted Subsidiaries than arm’s length terms, by or to the Company, UPC NL Holdco, an Affiliate Covenant Party or

the Restricted Subsidiaries to or by Liberty Global or any of their Subsidiaries of trade credit not constituting Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (1), (2) or (3) of this definition of Intra-Group Services.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company, UPC NL Holdco, or an Affiliate Covenant Party. Any Affiliate Covenant Party or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company, UPC NL Holdco, or an Affiliate Covenant Party.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 of Schedule 21 (Post Fold-In Covenants):

(1)	“Investment” will include the portion (proportionate to the Company, UPC NL Holdco, or an Affiliate Covenant Party’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company, UPC NL Holdco and an Affiliate Covenant Party at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company, UPC NL Holdco, or an Affiliate Covenant Party will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s, UPC NL Holdco’s, or an Affiliate Covenant Party’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s, UPC NL Holdco’s, or an Affiliate Covenant Party’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors or senior management of the Company, UPC NL Holdco, or an Affiliate Covenant Party in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or an Affiliate Covenant Party.

If the Company, UPC NL Holdco and an Affiliate Covenant Party or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of Voting Stock of a Restricted Subsidiary such that such Subsidiary is no longer a Restricted Subsidiary, then the Investment of the Company, UPC NL Holdco and an Affiliate Covenant Party in such Person shall be deemed to have been made as of the date of such transfer or other disposition in an amount equal to the fair market value (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco and an Affiliate Covenant Party).

“Investment Grade Securities” means:

(1)	securities issued by the U.S. government or by any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by the U.S. government and in each case with maturities not exceeding two years from the date of the acquisition;

(2)	securities issued by or a member of the European Union as of January 1, 2004, or any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by a member of the European Union as of January 1, 2004, and in each case with maturities not exceeding two years from the date of the acquisition;

(3)	debt securities or debt instruments with a rating of A or higher by Standard & Poor’s Ratings Services or A-2 or higher by Moody’s Investors Service, Inc. or the equivalent of such rating by such rating organization, or if no rating of Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. then exists, the equivalent of such rating by any other nationally recognized securities ratings agency, by excluding any debt securities or instruments constituting loans or advances among the Company, UPC NL Holdco and an Affiliate Covenant Party and their Subsidiaries;

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1) through (3) which fund may also hold immaterial amounts of cash and Cash Equivalents pending investment and/or distribution; and

(5)	corresponding instruments in countries other than those identified in clauses (1) and (2) above customarily utilized for high quality investments and, in each case, with maturities not exceeding two years from the date of the acquisition.

“Investment Grade Status” shall occur when Facilities receive both of the following:

(1)	a rating of “Baa3” (or the equivalent) or higher from Moody’s Investors Service, Inc. or any of its successors or assigns; and

(2)	a rating of “BBB—” (or the equivalent) or higher from Standard & Poor’s Ratings Services, or any of its successors or assigns,

in each case, with a “stable outlook” from such rating agency.

“IPO Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold or distributed in such Initial Public Offering.

“Liberty Global” means Liberty Global plc and any and all successors thereto.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Local GAAP” means generally accepted accounting principles of the jurisdiction of the Senior Notes Issuer as in effect from time to time.

“Management Fees” means any management, consultancy or other similar fees payable by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity on the date of the declaration of the relevant dividend, multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of the declaration of such dividend.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, Subordinated Shareholder Loans or other capital contributions, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New Holdco” means the direct Subsidiary of Liberty Global following the Post-Closing Reorganizations, or, if the distribution or other transfer pursuant to the Post-Closing Reorganizations is to a second-tier Subsidiary of Liberty Global, such second-tier Subsidiary.

“Officer” of any Person means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, any Managing Director, the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary or any authorized signatory of such Person.

“Officers’ Certificate” means a certificate signed by one or more Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Facility Agent. The counsel may be an employee of or counsel to the Company, UPC NL Holdco and an Affiliate Covenant Party or the Facility Agent.

“Parent” means Liberty Global, any Subsidiary of Liberty Global of which the Company, UPC NL Holdco or an Affiliate Covenant Party is a Subsidiary on the Signing Date and any other Person of which the Company, UPC NL Holdco or an Affiliate Covenant Party at any time is or becomes a Subsidiary after the Signing Date.

“Parent Company” means the Reporting Company; provided, however, that upon consummation of (i) the Post-Closing Reorganization, “Parent Company” will mean New Holdco and its successors, and (ii) a Spin-Off, “Parent Company” will mean the Spin Parent and its successors.

“Parent Expenses” means:

(1)	costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(2)	indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person with respect to its ownership of the Company, UPC NL Holdco or an Affiliate Covenant Party or the conduct of the business of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries;

(3)	obligations of any Parent in respect of director and officer insurance (including premiums therefor) with respect to its ownership of the Company, UPC NL Holdco and an Affiliate Covenant Party or the conduct of the business of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries;

(4)	general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent or Subsidiary of a Parent related to the ownership or operation of the business (including, but not limited to, Intra-Group Services) of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries, including acquisitions or dispositions by the Company, UPC NL Holdco, an Affiliate Covenant Party or the Subsidiaries permitted hereunder (whether or not successful) in each case, to the extent such costs, obligations and/or expenses are not paid by another Subsidiary of such Parent; and

(5)	fees and expenses payable by any Parent in connection with any Related Transaction.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of related business assets (including, without limitation, securities of a Related Business) or a combination of such assets, cash and Cash Equivalents between the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries and another Person.

“Permitted Business” means any business:

(1)	that consists of the upgrade, construction, creation, development, marketing, acquisition (to the extent permitted under this Agreement), operation, utilization and maintenance of networks that use existing or future technology for the transmission, reception and delivery of voice, video and/or other data (including networks that transmit, receive and/or deliver services such as multi channel television and radio, programming, telephony (including for the avoidance of doubt, mobile telephony), Internet services and content, high speed data transmission, video, multi media and related activities); or

(2)	engaged in by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries on the Signing Date;

(3)	or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries are engaged on the Signing Date, including, without limitation, all forms of television, telephony (including for the avoidance of doubt, mobile telephony) and internet services and any services relating to carriers, networks, broadcast or communications services, or Content; or

(4)	that comprises being a Holding Company of one or more Persons engaged in any such business.

“Permitted Collateral Liens” means:

(1)	Liens on the Collateral that are described in one or more of clauses (2), (3), (4), (5), (7) and (10) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Agent to enforce the Lien in the Collateral granted under the Security Documents; and

(2)	Liens on the Collateral to secure:

(a)	any Additional Facility;

(b)	Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries and, in the case of clause (7) of Section 4.09(b) of Schedule 21 (Post Fold-In Covenants) the Company, UPC NL Holdco, the Restricted Subsidiaries, any Subordinated Issuer that is permitted to be Incurred under Section 4.09(b) of Schedule 21 (Post Fold-In Covenants) or clauses (1), (3), (7), (12) (in the case of clause (12), to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens), (15) and (17) of Section 4.09(b) of Schedule 21 (Post Fold-In Covenants);

(c)	Indebtedness that is permitted to be Incurred under clause (6) of the Section 4.09(b) of Schedule 21 (Post Fold-In Covenants) and guarantees thereof; provided that, at the time of the acquisition or other transaction pursuant to which such Indebtedness was incurred and after giving effect to the Incurrence of such Indebtedness on a pro forma basis, (i) the Company, UPC NL Holdco and an Affiliate Covenant Party and the Restricted Subsidiaries would have been able to incur €1.00 of additional Indebtedness pursuant to Section 4.09(a) of Schedule 21 (Post Fold-In Covenants) or (ii) the Consolidated Net Leverage Ratio would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the Incurrence of such Indebtedness); and

(d)	any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clauses (a), (b) and (c);

provided, however, that (i) such Lien ranks equal or junior to all other Liens on the Collateral securing Senior Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party and a Guarantor, as applicable, if such Indebtedness is Senior Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or such Guarantor and (ii) holders of Indebtedness referred to in this clause (2) (or their duly authorized Representative) shall accede to the Intercreditor Agreement or enter into an Additional Intercreditor Agreement as permitted under Section 4.23 of Schedule 21 (Post Fold-In Covenants).

“Permitted Holders” means, collectively, (1) Liberty Global, (2) in the event of a Spin-Off, the Spin Parent and any Subsidiary of the Spin Parent, (3) any Affiliate or Related Person of a Permitted Holder described in clause (1) above, and any successor to such Permitted Holder, Affiliate, or Related Person, (4) any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of the Company, UPC NL Holdco and an Affiliate Covenant Party, acting in such capacity and (5) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) whose acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock or of all or substantially all of the assets of the Company and the Restricted Subsidiaries (taken as a whole) constitutes a Change of Control in respect of which the Company or UPC NL Holdco, has provided a notice to the Facility Agent under paragraph (a) of Clause 14.1 (Change of Control) and the Facility Agent has not, within sixty Business Days of receipt of such notice, provided a notice to the Company and UPC NL Holdco as applicable, under paragraph (b) of Clause 14.1 (Change of Control) cancelling the Facilities and/or declaring all outstanding Advances to be immediately due and payable.

“Permitted Investment” means an Investment by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in:

(1)	the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity);

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary (other than a Receivables Entity);

(3)	cash and Cash Equivalents or Investment Grade Securities;

(4)	receivables owing to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company, UPC NL Holdco, an Affiliate Covenant Party or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary;

(7)

Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, or as a

result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including without limitation an Asset Disposition, in each case, that was made in compliance with Section 4.01 of Schedule 21 (Post Fold-In Covenants) and other Investments resulting from the disposition of assets in transactions excluded from the definition of “Asset Disposition” pursuant to the exclusions from such definition;

(9)	any Investment existing on the Signing Date or made pursuant to binding commitments in effect on the Signing Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Signing Date or made in compliance with Section 4.07 of Schedule 21 (Post Fold-In Covenants); provided, that the amount of any such Investment or binding commitment may be increased (a) as required by the terms of such Investment or binding commitment as in existence on the Signing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(10)	Currency Agreements, Commodity Agreements and Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.07 of Schedule 21 (Post Fold-In Covenants);

(11)	Investments by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed the greater of €350.0 million and 5.0% of Total Assets at any one time; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to the covenant described under Section 4.07 of Schedule 21 (Post Fold-In Covenants), such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(12)	Investments by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(13)	guarantees issued in accordance with Section 4.09 of Schedule 21 (Post Fold-In Covenants) and other guarantees (and similar arrangements) of obligations not constituting Indebtedness;

(14)	pledges or deposits (a) with respect to leases or utilities provided to third parties in the ordinary course of business or (b) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under Section 4.12 of Schedule 21 (Post Fold-In Covenants);

(15)	the Existing Senior Secured Notes;

(16)	so long as no Default or Event of Default of the type specified in clause (1) or (2) of Schedule 22 (Post Fold-In Events of Default) has occurred and is continuing, (a) minority Investments in any Person engaged in a Permitted Business and (b) Investments in joint ventures that conduct a Permitted Business to the extent that, after giving pro forma effect to any such Investment, the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00;

(17)	any Investment to the extent made using as consideration Capital Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party (other than Disqualified Stock), Subordinated Shareholder Loans or Capital Stock of any Parent;

(18)	Investments acquired after the Signing Date as a result of the acquisition by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary, including by way of merger, amalgamation or consolidation with or into the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in a transaction that is not prohibited by the covenant described above under Section 5.01 of Schedule 21 (Post Fold-In Covenants) after the Signing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)	Investments resulting from the disposition of assets in transactions excluded from the definition of “Asset Disposition” pursuant to the exclusions from such definition;

(20)	any Person where such Investment was acquired by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; and

(21)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the Section 4.11(b) of Schedule 21 (Post Fold-In Covenants) (except those transactions described in clauses (1), (5), (9) and (19) of that paragraph).

“Permitted Liens” means:

(1)	Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ and other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries;

(7)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be incurred under this Agreement, secured by a Lien on the same property securing such Hedging Obligation

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries;

(9)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, Purchase Money Obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that such Liens do not encumber any other assets or property of the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto.

(11)	Liens arising solely by virtue of any statutory or common law provisions or customary business provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that such deposit account is not intended by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary to provide collateral to the depository institution;

(12)	Liens arising from United States Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on, or provided for under written arrangements existing on, the Signing Date;

(14)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property owned by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(15)	Liens on property at the time the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into any Restricted Subsidiary; provided, however, that such Liens may not extend to any other property owned by the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary;

(17)	Liens securing the Facilities and any Additional Facilities;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	Liens on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(21)	Liens in respect of the ownership interests in, or assets owned by, any joint ventures or similar arrangements securing obligations of such joint ventures or similar agreements;

(22)	Liens over rights under loan agreements relating to, or over notes or similar instruments evidencing, the on-loan of proceeds received by a Restricted Subsidiary from the issuance of Indebtedness Incurred by a Restricted Subsidiary, which Liens are created to secure payment of such Indebtedness;

(23)	Liens on assets or property of a Restricted Subsidiary that is not a Covenant Party securing Indebtedness of any Restricted Subsidiary that is not a Covenant Party permitted by Section 4.09 of Schedule 21 (Post Fold-In Covenants);

(24)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose;

(25)	Permitted Collateral Liens; and

(26)	Liens Incurred with respect to obligations that do not exceed the greater of (a) €250.0 million and (b) 5.0% of Total Assets at any time outstanding.

“Permitted Revolving Credit Facility” means, one or more debt facilities or arrangements that may be entered into by to the Company, UPC NL Holdco, an Affiliate Covenant Party or the Restricted Subsidiaries providing for revolving credit loans, letters of credit or other revolving indebtedness or other advances, in each case, Incurred in compliance with the covenant described under Section 4.09 of Schedule 21 (Post Fold-In Covenants).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Post-Closing Reorganizations” means a distribution or other transfer of Ziggo Group Holding B.V. or the Reporting Entity and their Subsidiaries to Liberty Global or a first-tier or second-tier Subsidiary of Liberty Global through one or more mergers, transfers, consolidations or other similar transactions, and/or (ii) the issuance by Ziggo Group Holding B.V. or the Reporting Entity of Capital Stock to Liberty Global or a first-tier or second-tier Subsidiary of Liberty Global and, as consideration therefor, the assignment or transfer by Liberty Global or such first-tier or second-tier Subsidiary of Liberty Global of assets to Ziggo Group Holding B.V. or the Reporting Entity.

“Preferred Stock”, as applied to the Capital Stock of any corporation, partnership, limited liability company or other entity, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such entity, over shares of Capital Stock of any other class of such entity.

“Pro forma EBITDA” means, for any period, the Consolidated EBITDA of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries, provided, however, that for the purposes of calculating Pro forma EBITDA for such period, if, as of such date of determination:

(1)	since the beginning of such period the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio is such a Sale, Pro forma EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)	since the beginning of such period the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquires any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”) including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)	since the beginning of such period any Person (that became a Restricted Subsidiary or was merged with or into the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition and the definition of Consolidated Net Leverage Ratio, (a) whenever pro forma effect is to be given to any transaction or calculation, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Company (including without limitation in respect of anticipated expense and cost reductions) including, without limitation, as a result of, or that would result from any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary including, without limitation, in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganization or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared), (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period and (c) interest on any Indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. The term “Public Debt”, for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under, the Existing Credit Agreement, a Permitted Revolving Credit Facility, commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering”.

“Public Market” means any time after an Equity Offering has been consummated, shares of common stock or other common equity interests of the IPO Entity having a market value in excess of €75 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include any offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“Public Offering Expenses” means expenses Incurred by any Parent in connection with any public offering of Capital Stock or Indebtedness (whether or not successful):

(1)	where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company, UPC NL Holdco, an Affiliate Covenant Party or a Restricted Subsidiary; or

(2)	in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned; or

(3)	otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company, UPC NL Holdco, an Affiliate Covenant Party or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed, in each case, to the extent such expenses are not paid by another Subsidiary of such Parent.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries pursuant to which the Company, UPC NL Holdco, an Affiliate Covenant Party or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a Lien in, any Receivables (whether now existing or arising in the future) of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which Liens are customarily granted, in connection with asset securitization involving Receivables.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company, UPC NL Holdco, an any Affiliate Covenant Party (or another Person in which t the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary makes an Investment and to which the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is guaranteed by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company, UPC NL Holdco, an Affiliate Covenant Party nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company, UPC NL Holdco, an Affiliate Covenant Party or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, UPC NL Holdco, an Affiliate Covenant Party, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which neither the Company, UPC NL Holdco, an Affiliate Covenant Party nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Facility Agent by promptly filing with the Facility Agent a certified copy of the resolution of the Board of Directors of the Company, UPC NL Holdco, or an Affiliate Covenant Party giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances”, and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Signing Date or Incurred in compliance with this Agreement (including Indebtedness of the Company, UPC NL Holdco, or an Affiliate Covenant Party that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary)

including Indebtedness that refinances Refinancing Indebtedness, including successive refinancings; provided, however, that:

(1)	if the Indebtedness being refinanced constitutes Subordinated Obligations, (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Facilities, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Facilities, the Refinancing Indebtedness has a Stated Maturity later than the Stated Maturity of the Facilities;

(2)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus an amount to pay any interest, fees and expenses, premiums and defeasance costs, Incurred in connection therewith; and

(3)	if the Indebtedness being refinanced constitutes Subordinated Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Facilities on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of all or any part of any such Credit Facility or other Indebtedness.

“Related Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on the Signing Date.

“Related Person” with respect to any Permitted Holder, means:

(1)	any controlling equity holder or majority (or more) owned Subsidiary of such Permitted Holder; or

(2)	in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)	any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein.

“Related Taxes” means:

(1)

any taxes, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar taxes (other than (x) taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid by any Parent by virtue of its:

(a)	being organized or incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Company’s, UPC NL Holdco’s or any Affiliate Covenant Party’s Subsidiaries), or

(b)	being a holding company parent of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Company’s, UPC NL Holdco’s or any Affiliate Covenant Party’s Subsidiaries, or

(c)	receiving dividends from or other distributions in respect of the Capital Stock of the Company, UPC NL Holdco, an Affiliate Covenant Party, or any of the Company’s, UPC NL Holdco’s or any Affiliate Covenant Party’s Subsidiaries, or

(d)	having guaranteed any obligations of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Subsidiary of the Company, UPC NL Holdco or any Affiliate Covenant Party, or

(e)	having made any payment in respect to any of the items for which the Company, UPC NL Holdco, or an Affiliate Covenant Party is permitted to make payments to any Parent pursuant to Section 4.07 of Schedule 21 (Post Fold-In Covenants),

in each case, to the extent such taxes are not paid by another Subsidiary or such Parent; and

(2)	any taxes measured by income for which any Parent is liable up to an amount not to exceed with respect to such taxes the amount of any such taxes that the Company, UPC NL Holdco, or an Affiliate Covenant Party and their Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company, UPC NL Holdco, or any Affiliate Covenant Party and their Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company, UPC NL Holdco, any Affiliate Covenant Party and their Subsidiaries and any taxes imposed by way of withholding on payments made by one Parent to another Parent on any financing that is provided, directly or indirectly in relation to the Company, UPC NL Holdco, any Affiliate Covenant Party and their Subsidiaries (reduced by any taxes measured by income actually paid by the Company, UPC NL Holdco, any Affiliate Covenant Party and their Subsidiaries).

“Related Transaction” means (1) any transactions to effect or consummate the Ziggo Group Combination, which may include the contribution of an Affiliate entity by a Parent (“Contributed Entity”) which Contributed Entity indirectly holds Share Capital in the Company, UPC NL Holdco, an Affiliate Covenant Party, (2) intercompany indebtedness (A) by the Company, UPC NL Holdco, an Affiliate Covenant Party, the Contributed Entity or a

Restricted Subsidiary to an Affiliate or (B) by an Affiliate to the Company, UPC NL Holdco, an Affiliate Covenant Party, the Contributed Entity or a Restricted Subsidiary, in each case, to effect or consummate the Ziggo Group Combination (3) the Post-Closing Reorganization and (4) payment of fees, costs and expenses in connection with the Reorganization Transactions, the Ziggo Group Combination and/or the Post-Closing Reorganization.

“Reorganizations Transactions” means the internal reorganization of Liberty Global’s broadband and wireless communications businesses in the Netherlands whereby, UPC Nederland B.V. and/or its successor company and its subsidiaries will become subsidiaries of UPC Nederland Holding I B.V.

“Reporting Entity” refers to (i) Ziggo Group Holding B.V., or (ii) following the accession of any Affiliate Covenant Party, Ziggo Group Holding B.V. or a common Parent of the Company, UPC NL Holdco and that Affiliate Covenant Party.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company, UPC NL Holdco, or an Affiliate Covenant Party other than an Unrestricted Subsidiary.

“Revolving Facility Excluded Amount” means the greater of (1) €400 million (or its equivalent in other currencies) and (2) 0.25 multiplied by the Pro Forma EBITDA of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries on a Consolidated basis for the period of the most recent two consecutive fiscal quarters for which financial statements have previously been furnished to the Lenders pursuant to the covenant described under Section 4.03 of Schedule 21 (Post Fold-In Covenants), multiplied by 2.0.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Agent” means ING Bank N.V. and any successor or replacement Security Agent, acting in such capacity.

“Senior Indebtedness” means, whether outstanding on the Signing Date or thereafter Incurred, all amounts payable by, under or in respect of all other Indebtedness of the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1)	any Indebtedness Incurred in violation of this Agreement;

(2)	any obligation of the Company, UPC NL Holdco, or an Affiliate Covenant Party to any Restricted Subsidiary;

(3)	any liability for taxes owed or owing by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(5)	any Indebtedness, guarantee or obligation of the Company, UPC NL Holdco, or an Affiliate Covenant Party that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation the Company, UPC NL Holdco, or an Affiliate Covenant Party, including, without limitation, any Subordinated Obligation; or

(6)	any Capital Stock.

“Senior Notes Issuer” means Ziggo Bond Finance B.V.

“Share Pledges” means the pledge agreements creating security over the Capital Stock of each Covenant Party (other than the Company and UPC NL).

“Significant Subsidiary” means any Restricted Subsidiary which, together with the Restricted Subsidiaries of such Restricted Subsidiary, accounted for more than 10% of Total Assets as of the end of the most recently completed fiscal year.

“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).

“Spin-Off” means a transaction by which all outstanding ordinary shares of the Parent Company or a Parent of the Parent Company directly or indirectly owned by Liberty Global are distributed to all of Liberty Global’s shareholders either directly or indirectly through the distribution of shares in a company holding the Parent Company’s shares or such Parent’s shares.

“Spin Parent” means the company the shares of which are distributed to the shareholders of Liberty Global pursuant to the Spin-Off.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company, UPC NL Holdco, an Affiliate Covenant Party or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions.

“Stated Maturity” means, with respect to any advance, loan or security, the date specified in such security as the fixed date on which the payment of principal of such advance, loan or security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Issuer” means (i) Ziggo Bond Company B.V., (ii) UPC Nederland Holding I B.V. and (iii) any other Parent of the Fold-In Issuer or any Affiliate Covenant Party that is not an Obligor which Incurs Indebtedness.

“Subordinated Obligation” means in the case of the Company and UPC NL Holdco, any Indebtedness that is expressly subordinate or junior in right of payment to the Facilities pursuant to a written agreement and, in the case of another Covenant Party, any Indebtedness that is expressly subordinate or junior in right of payment to the Guarantee of such Obligor pursuant to a written agreement.

“Subordinated Shareholder Loans” means Indebtedness of the Company, UPC NL Holdco, or an Affiliate Covenant Party (and any security, other than Capital Stock, is convertible or for which it is exchangeable at the option of the holder) issued to and held by any Affiliate (other than a Restricted Subsidiary) that (either pursuant to its terms or pursuant to an agreement with respect thereto):

(1)	does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of any Facilities (other than through conversion or exchange of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, UPC NL Holdco, or an Affiliate Covenant Party, as applicable, or any Indebtedness meeting the requirements of this definition);

(2)	does not require, prior to the first anniversary of the Stated Maturity of any Facilities, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(3)	contains no change of control or similar provisions that are effective, and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment prior to the first anniversary of the Stated Maturity of the Facilities;

(4)	does not provide for or require any Lien or encumbrance over any asset of the Company, UPC NL Holdco, an Affiliate Covenant Party or any of the Restricted Subsidiaries;

(5)	is subordinated in right of payment to the prior payment in full of the Facilities or the Guarantees, as applicable, in the event of (a) a total or partial liquidation, dissolution or winding up of the Company, UPC NL Holdco, or an Affiliate Covenant Party , as applicable, (b) a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or UPC NL Holdco or their property or any Affiliate Covenant Party or its property, as applicable, (c) an assignment for the benefit of creditors or (d) any marshalling of the assets and liabilities of the Company, UPC NL Holdco or any Affiliate Covenant Party, as applicable;

(6)	under which the Company, UPC NL Holdco, or an Affiliate Covenant Party, as applicable, may not make any payment or distribution of any kind or character with respect to any obligations on, or relating to, such Subordinated Shareholder Loans if (a) a payment Default on the Facilities occurs and is continuing or (b) any other Default under this Agreement occurs and is continuing that permits the Lenders to accelerate their maturity and the Company receives notice of such Default from the Facility Agent, until in each case the earliest of (i) the date on which such Default is cured or waived or (ii) 180 days from the date such Default occurs (and only once such notice may be given during any 360 day period); and

(7)	under which, if the holder of such Subordinated Shareholder Loans receives a payment or distribution with respect to such Subordinated Shareholder Loan (a) other than in accordance with this Agreement or as a result of a mandatory requirement of applicable law or (b) under circumstances described under clauses (5)(a) through (d) above, such holder will forthwith pay all such amounts to the Facility Agent to be held in trust for application in accordance with this Agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company, UPC NL Holdco, or an Affiliate Covenant Party.

“Total Assets” means the Consolidated total assets of the Company, UPC NL Holdco, an Affiliate Covenant Party and the Restricted Subsidiaries as shown on the most recent balance sheet (excluding the footnotes thereto) of the Reporting Entity (and, in the case of any determination relating to any Incurrence of Indebtedness or any Restricted Payment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Trade Payables” means, with respect to any Person, any accounts payable or any Indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company, UPC NL Holdco, or an Affiliate Covenant Party that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company, UPC NL Holdco, or an Affiliate Covenant Party may designate any Subsidiary of the Company, UPC NL Holdco, or an Affiliate Covenant Party (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(a)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company, UPC NL Holdco, or an Affiliate Covenant Party which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(b)	such designation and the Investment of the Company, UPC NL Holdco, or an Affiliate Covenant Party in such Subsidiary complies with Section 4.07 of Schedule 21 (Post Fold-In Covenants).

Any such designation by the Board of Directors of the Company, UPC NL Holdco, or an Affiliate Covenant Party shall be evidenced to the Facility Agent by promptly filing with the Facility Agent a resolution of the Board of Directors of the Company, UPC NL Holdco, or an Affiliate Covenant Party giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company, UPC NL Holdco, or an Affiliate Covenant Party may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (1) the Company, UPC NL Holdco, or an Affiliate Covenant Party and the Restricted Subsidiaries could Incur at least €1.00 of additional Indebtedness under Section 4.09(a) of Schedule 21 (Post Fold-In Covenants) or (2) the Consolidated Net Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means (1) in respect of any Person, a Person, all of the Capital Stock of which (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law or regulation or to ensure limited liability) is owned by that Person directly or (2) indirectly by a Person that satisfies the requirements of clause (1).

“Ziggo Group Combination” means the series of transactions whereby the Company and its Subsidiaries are combined with UPC NL Holdco and its Subsidiaries through one or more mergers, consolidations, contributions or similar transactions

SCHEDULE 26

SECURITY AGENT ACCESSION DEED

To:	The Bank of Nova Scotia as Facility Agent

From:	[●] as Security Agent

Date:	[●]

1.	This Deed is dated [●] and relates to the senior facilities agreement dated [●] 2015 (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) between, among others, The Bank of Nova Scotia as Facility Agent and Ziggo Secured Finance B.V. and Ziggo Secured Finance Partnership as Original Borrowers.

2.	Terms defined in the Facilities Agreement shall, subject to any contrary indication, have the same meanings in this Deed.

3.	This Deed is a Security Agent Accession Deed under and as defined in the Facilities Agreement.

4.	The Security Agent confirms that, as from the date that the Facility Agent countersigns this Deed, it will be party to the Facilities Agreement as the Security Agent, and undertakes to perform all the obligations expressed in the Facilities Agreement to be assumed by the Security Agent and agrees that it shall be bound by all the provisions of the Facilities Agreement, as if it had been an original party to the Facilities Agreement.

Security Agent

Signed for and on behalf of [●]

By:

Accepted:

The Facility Agent

Signed for and on behalf of [●]

By:

Date:

SIGNATURE PAGES

SPV BORROWER

ZIGGO SECURED FINANCE B.V.

By:
Name:
Title:

Signature page to SPV Umbrella Credit Agreement

US SPV BORROWER

ZIGGO SECURED FINANCE PARTNERSHIP

By:
Name:
Title:

Signature page to SPV Umbrella Credit Agreement

ORIGINAL GUARANTORS

ZIGGO SECURED FINANCE B.V.

By:
Name:
Title:

ZIGGO SECURED FINANCE PARTNERSHIP

By:
Name:
Title:

ZIGGO SECURED FINANCE II B.V.

By:
Name:
Title:

Signature page to SPV Umbrella Credit Agreement

GLOBAL COORDINATORS

CREDIT SUISSE AG, LONDON BRANCH

By:
Name:
Title:

DEUTSCHE BANK AG, LONDON BRANCH

By:
Name:
Title:

NOMURA INTERNATIONAL PLC

By:
Name:
Title:

Signature page to SPV Umbrella Credit Agreement

BOOKRUNNERS

CREDIT SUISSE AG, LONDON BRANCH

By:
Name:
Title:

DEUTSCHE BANK AG, LONDON BRANCH

By:
Name:
Title:

NOMURA INTERNATIONAL PLC

By:
Name:
Title:

Signature page to SPV Umbrella Credit Agreement

MANDATED LEAD ARRANGERS

CREDIT SUISSE AG, LONDON BRANCH

By:
Name:
Title:

DEUTSCHE BANK AG, LONDON BRANCH

By:
Name:
Title:

NOMURA INTERNATIONAL PLC

By:
Name:
Title:

Signature page to SPV Umbrella Credit Agreement

FACILITY AGENT

THE BANK OF NOVA SCOTIA

By:
Name:
Title:

Signature page to SPV Umbrella Credit Agreement

SPV SECURITY TRUSTEE

DEUTSCHE TRUSTEE COMPANY LIMITED

By:
Name:
Title:

Signature page to SPV Umbrella Credit Agreement

ORIGINAL LENDER

LIBERTY GLOBAL HOLDING B.V.

By:
Name:
Title:

Signature page to SPV Umbrella Credit Agreement